As filed with the Securities and Exchange Commission on April 13, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coinmach Service Corp.

(Exact name of registrant as specified in its charter)

Delaware	7215	20-0809839
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.) (Additional Registrants next page)

303 Sunnyside Blvd.

Suite 70
Plainview, New York 11803
(516) 349-8555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Doyle

Coinmach Service Corp.
303 Sunnyside Blvd.
Suite 70
Plainview, New York 11803
(516) 349-8555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald S. Brody, Esq. Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019 (212) 506-2500	William M. Hartnett, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee

Income Deposit Securities (IDSs)(2)

Shares of Class A common stock, par value $0.01 per share(3)

% Senior Secured Notes due 2024(4)(5)

Subsidiary Guarantees of the % Senior Secured Notes due 2024(6)

Total	$400,000,000	$50,680

(Footnotes on following page)

         Coinmach Corporation will issue an intercompany note to Coinmach Service Corp. that will be guaranteed by its subsidiaries listed in the Table of Additional Registrants.

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

COINMACH SERVICE CORP.

Table of Additional Registrants

		Primary
		Standard
	Jurisdiction	Industrial	IRS Employer
	of Incorporation	Classification	Identification
Name	or Organization	Number	Number

Coinmach Laundry Corporation	Delaware	7215	11-3258015
Coinmach Corporation	Delaware	7215	53-0188589
Super Laundry Equipment Corp.	New York	7215	11-3292320
Grand Wash & Dry Launderette, Inc.	New York	7215	11-3360790
Appliance Warehouse of America, Inc.	Delaware	7215	13-4213141
American Laundry Franchising Corp.	Delaware	7215	75-2993869

(Footnotes from previous page)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	The IDSs consist of shares of Class A common stock and $ million aggregate principal amount of % senior secured notes due 2024 of Coinmach Service Corp., including IDSs subject to the underwriters’ over-allotment option. Assuming the underwriters’ over-allotment option is exercised, IDSs will be sold to the public in connection with this initial public offering. Includes an indeterminate number of IDSs of the same series as the IDSs offered hereby that may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of a subsequent issuance of notes or IDSs.

(3)	Including shares of Coinmach Service Corp.’s Class A common stock subject to the underwriters’ over-allotment option. No separate fee is payable with respect to these securities because they underlie the IDSs being registered hereby.

(4)	Including $ aggregate principal amount of % senior secured notes due 2024 subject to the underwriters’ over-allotment option, and $ aggregate principal amount of % senior secured notes due 2024 that will be sold separate and apart from the IDSs in connection with this initial public offering. No separate fee is payable with respect to these securities to the extent they underlie the IDSs being registered hereby.

(5)	Includes an indeterminate principal amount of notes of the same series as the notes offered hereby that may be received by holders of notes in the future on one or more occasions in replacement of the notes offered hereby in the event of a subsequent issuance of notes or IDSs.

(6)	Coinmach Laundry Corporation will guarantee the notes being registered hereby. The other subsidiaries listed in the Table of Additional Registrants will guarantee the notes being registered hereby upon the occurrence of certain events. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 13, 2004

PROSPECTUS

Income Deposit Securities (IDSs)

$                                    % Senior Secured Notes due 2024

Coinmach Service Corp.

          This is Coinmach Service Corp.’s initial public offering of                             IDSs, consisting of                    shares of its Class A common stock and $          million aggregate principal amount of its     % senior secured notes due 2024. Each IDS consists of

•	one share of Class A common stock; and

•	a % senior secured note due 2024 in an initial principal amount of $ .

          We are also selling in a separate offering $          million aggregate principal amount of our     % senior secured notes due 2024 that are not in the form of IDSs, which we refer to as the “third party notes”. The completion of the third party notes offering is a condition to completion of our sale of the IDSs.

          Prior to 2008, we may redeem up to 35% of the notes from the proceeds of certain equity offerings at a specified redemption price. Prior to                   , 2009, we may redeem all or part of the notes upon payment of a make-whole premium. On or after                   , 2009, we may redeem all or part of the notes at specified redemption prices.

          The notes underlying the IDSs and the third party notes will be our senior obligations, secured by a first-priority perfected lien, subject to permitted liens, on substantially all our existing and future assets, including the common stock of Appliance Warehouse of America, Inc., the capital stock of Coinmach Laundry Corporation, an intercompany note issued to us by Coinmach Corporation, our indirect wholly owned subsidiary, and certain intercompany note guarantees. The notes will also be secured by a second priority perfected lien, subject to permitted liens, on the capital stock of Coinmach Corporation.

          Subject to certain limitations described in “Description of the IDSs — Voluntary Separation and Recombination,” holders of the IDSs will have the right to separate IDSs or combine shares of Class A common stock and notes into IDSs. All or a portion of the IDSs will automatically separate into shares of Class A common stock and notes under certain circumstances. See “Description of IDSs — Automatic Separation.”

          Upon a subsequent issuance of IDSs of the same series or notes of the same series that are not in the form of IDSs, a portion of the notes underlying your IDSs and any separate notes may be automatically exchanged for an identical principal amount of the notes issued in such subsequent issuance and, in that event, your IDSs and/or separate notes will be replaced with new IDSs and/or separate notes. See “Description of the Notes — Additional Notes” and “Material United States Federal Income Tax Considerations — Additional Issuances.”

          We anticipate that the public offering price will be between $         and $         per IDS and that the third party notes will be sold at     % of their principal amount. Currently, no public market exists for the IDSs, the Class A common stock or the notes, including the third party notes. We will apply to list the IDSs on                   under the trading symbol “         .” Under certain circumstances, we will apply to list the Class A common stock on                   under the trading symbol “         .”

          Investing in the IDSs, the underlying Class A common stock and notes and the third party notes involves risks, some of which are described in the “Risk Factors” section beginning on page 24 of this prospectus.

Per
Third
Party
	Per IDS	Total	Note	Total

Public offering price	$	$	%	$
Underwriting discount	$	$	%	$
Proceeds, before expenses, to Coinmach Service Corp.	$	$	%	$

          The underwriters named in this prospectus may purchase up to additional IDSs from us at the public offering price less the underwriting discount within 30 days from the date of this prospectus to cover over-allotments.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The IDSs and the third party notes will be ready for delivery in book entry form only through the Depository Trust Company on or about                   , 2004.

Merrill Lynch & Co.

The date of this prospectus is                   , 2004

[inside front cover artwork]

NOTICE TO PURCHASERS OF THIRD PARTY NOTES AND

ACKNOWLEDGEMENT OF PURCHASER INTENT

          None of the third party notes purchased in connection this offering may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) otherwise receiving IDSs or shares of Class B common stock in connection with the Transactions (as defined herein). Accordingly, each investor purchasing the third party notes in this offering must not purchase IDSs in this offering. In addition, each person receiving IDSs or shares of Class B common stock in connection with the Transactions must not purchase third party notes in this offering.

          Each investor in this offering assumes sole responsibility for ensuring that it complies with the restrictions above. Neither we nor the underwriters will assume any responsibility to ensure that any investor complies with these restrictions. If you are unsure whether the restrictions above would prohibit you from purchasing the third party notes or our IDSs in this offering, you should consult your own legal advisor with regard to the application of these restrictions to your individual circumstances.

          Furthermore, each person purchasing third party notes in this offering, by acquiring the third party notes, represents to us and the underwriters that:

(a) neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in this offering;

(b) neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities, which we refer to collectively as our Company equity); and

(c) such purchaser is not party to any plan or pre-arrangement whereby it would (1) acquire any IDSs or our Company equity or (2) transfer the third party notes to any holder of IDSs or our Company equity.

          For purposes of these representations, the “purchaser” shall be deemed to be (1) the person(s) who initially purchases the third party notes from the underwriters in this offering and (2) the person(s), if any, pursuant to whose instructions such purchase was made.

          Failure to comply with this representation may cause material adverse U.S. federal income tax consequences to Coinmach Service Corp.

i

          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

SUMMARY

          This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before purchasing the IDSs or third party notes. For a more complete understanding of the securities being offered hereby, we encourage you to read the entire prospectus and other documents to which we refer. You should consider, among other things, the information included in the financial statements and related notes and the “Risk Factors‘ section. Throughout this prospectus, we refer to Coinmach Service Corp., a Delaware corporation and the issuer of the IDSs and third party notes, as “CSC.” Unless otherwise stated or the context otherwise requires, references in this prospectus to “CSC,” “we,” “our” and “us” refer to Coinmach Service Corp. and its direct and indirect subsidiaries, including Coinmach Laundry Corporation, a Delaware corporation (“Laundry Corp.”), Appliance Warehouse of America, Inc., a Delaware corporation (“AWA”), and Coinmach Corporation, a Delaware corporation (“Coinmach Corp.”). References in this prospectus to “Holdings” refer to Coinmach Holdings, LLC, a Delaware limited liability company which will control approximately      % of the voting power of CSC immediately following consummation of the transactions described under the caption “The Transactions” (collectively, the “Transactions”).

          Unless otherwise stated or the context otherwise requires, (1) references herein to the outstanding number of IDSs and the number of shares of Class A common stock and principal amount of notes underlying the IDSs assumes the underwriters’ over-allotment option is not exercised, and (2) numbers reflected in this prospectus assume an initial offering price of $           per IDS.

Our Company

          We are the leading provider of outsourced laundry equipment services for multi-family housing properties in North America. Our core business (which we refer to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats. For the fiscal year ended March 31, 2003, our route business represented approximately 88% of our total revenues and approximately 95% of our total EBITDA.

          Our long-term contracts with our customers provide us with stable, recurring revenues and consistent cash flows. We estimate that approximately 90% of our locations are subject to long-term contracts with initial terms of five to ten years, most of which have automatic renewal or right of first refusal provisions. In each year since 1997, we have retained on average approximately 97% of our existing machine base.

          The existing customer base for our route business is comprised of owners of rental apartment buildings, property management companies, condominiums and cooperatives, universities and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as natural gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the quality of service we provide our customers.

          We have grown our route business through selective acquisitions in order to expand and geographically diversify our service territories. Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”), growing our washer and dryer machine base from approximately 55,000 machines in 5,000 locations to approximately 664,000 machines in approximately 70,000 locations as of December 31, 2003. As a result of this strategy, we have expanded our presence from the northeastern United States throughout North America. We also operate 164 retail laundromats with approximately 11,000 machines located in Texas and Arizona.

          In addition to our route business, we rent laundry machines and other household appliances to property owners, managers of multi-family housing properties, individuals and corporate entities through AWA. As of December 31, 2003, approximately 200,000 washers and dryers were installed with our rental customers through AWA. We also operate a laundry equipment distribution business through Super Laundry Equipment Corp., which we refer to as “Super Laundry”.

          We believe that our route business represents the industry-leading platform from which to continue the consolidation of the fragmented outsourced laundry equipment industry, as well as potentially develop and offer complementary services to other collections based route businesses such as independent payphone operators and parking meters. We intend to grow the route operation, as well as utilize our substantial sales, service, collections and security infrastructure throughout the United States to offer related services to businesses outside our existing laundry business. We also intend to continue our investment efforts in AWA in order to facilitate its ongoing growth, and we intend to manage Super Laundry and the retail laundromats to improve operating efficiencies, as well as realize cost efficiencies between these businesses and our route operations.

Our Industry

          The laundry equipment services industry is characterized by stable operating cash flows generated by long-term, renewable lease contracts with multi-family housing property owners and management companies. Based upon industry estimates, we believe there are approximately 3.5 million installed machines in multi-family properties throughout the United States, approximately 2.4 million of which have been outsourced to independent operators such as us and approximately 1.1 million of which continue to be operated by the owners of such locations, which we refer to as owner operators.

          We believe the industry’s consistent revenue and operating cash flows are primarily due to the long-term nature of location leases and the stable demand for laundry services. When new or renewal leases are signed, industry participants incur initial costs including the cost of washers and dryers, laundry room leasehold improvements and, at times, advance location payments. Property owners and landlords are typically responsible for utilities. Moreover, as the useful life of laundry equipment typically extends throughout the term of the contract pursuant to which it is installed, incremental capital requirements including working capital to service such contracts are not significant. Hence, the industry’s operating cash flows and capital requirements are predictable.

          Historically, the industry has been characterized by stable demand and has generally been resistant to changing market conditions and economic cycles. While the industry is affected by changes in occupancy rates of residential units, the effect of such changes is limited as laundry services are a necessity for tenants.

          The laundry equipment services industry remains highly fragmented, with many small, private and family-owned route businesses operating throughout all major metropolitan areas in the United States. According to information provided by the Multi-housing Laundry Association, the industry consists of over 280 independent operators. We believe that the highly fragmented nature of the industry, combined with the competitive advantages associated with economies of scale, will lead to further consolidation within the industry.

Our Competitive Strengths

          Market Leadership Position. As of December 31, 2003, our core business operated approximately 664,000 washers and dryers in 153,000 leased laundry rooms in approximately 70,000 locations. This makes us the industry’s leading provider, with 19% of the total installed machine base in North America. Our two largest competitors each represent less than 10% of such total installed machine base, and the remainder is highly fragmented. We believe that our national reputation for superior service, the structure of our contracts and the strength of our long-term customer relationships have allowed us to retain a large portion of our location leases and installed machine base over the years.

          Recurring Revenues and Stable Operating Cash Flows. We derived 88% of our revenues for the fiscal year ended March 31, 2003 from our route business, primarily under long-term contracts with property management companies, owners of rental apartment buildings, condominiums and cooperatives, universities and other multi-family housing properties. Our recurring revenue base, stable capital expenditure requirements and minimal working capital requirements allow us to maintain predictable and consistent operating cash flows.

          Diversified Customer Base. No one customer accounts for more than 2% of our total revenues, with our ten largest customers representing less than 5% of our total revenues in the aggregate. As a result, the loss of any existing customer would not have a material impact on our revenues or cash flows. In addition, our contract expirations are staggered, further mitigating the impact of any individual contract renewal or loss.

          Geographic Diversity. We believe that the scope of our operations throughout North America provides a competitive advantage to local and regional operators. In particular, our national platform positions us well to serve customers that own and operate residential units throughout the United States. Moreover, since our installed machine base is located in multiple regions, we are less susceptible than local and regional operators to the economic cycles which are oftentimes regional in nature.

          Regional Operations with National Leadership. Our operating structure allows us to operate in a decentralized manner while at the same time maintaining centralized policies and controls. This structure enables regional offices to provide tailored support to local customers, while benefiting from a central corporate structure capable of providing advanced computer systems and management support. In addition, our structure allows regional managers to adapt operations and financial decision making criteria to the unique cost structures attributable to each region. Each regional manager’s compensation is linked to the financial performance of their region.

          Significant Economies of Scale. We are able to leverage our infrastructure, including our sales, service, collections, security and corporate overhead, over a larger installed machine base than our competitors. Furthermore, we believe that we are able to purchase machines at a lower cost and on more favorable terms than those available to smaller industry participants. As a result of our size, scale and financial resources, we believe that we can offer more attractive lease terms (including advance locations payments, new equipment and capital improvements) than those offered by our competitors, while still meeting our cash flow and return on investment criteria.

          Advanced Management Information Systems. We believe that we have the most advanced management information systems in our industry. Our integrated computer systems provide real time operational and competitive data that, in conjunction with our multi-regional service capabilities, enhance our efficiencies throughout our operating regions and enable us to deliver superior customer service. These integrated computer systems also provide us the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security. We also believe that these computer systems will allow us to pursue opportunities outside of our route business.

          Secure System for Revenue Collection. We believe that we provide the highest level of security for revenue collection control in the outsourced laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. Security personnel monitor locations, conduct investigations and implement additional security procedures as necessary. Additionally, our security department performs trend and variance analyses of daily collections by location.

          Experienced Senior Management Team. We have a strong and experienced management team at the corporate and operating levels. Our senior management on average has been involved in the laundry equipment service industry and has been affiliated with us and our predecessors for over 20 years. We believe the skill and experience of our management team continue to provide significant benefits to us as we evaluate opportunities to enhance and expand our business.

Our Strategy

          Our business strategy is to maintain and enhance our market leadership position as the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Our growth strategy is to increase cash flow from operations and profitability through a combination of organic and external growth, the result of which, we expect to achieve additional economies of scale. We also intend to enter segments of our industry that complement our stable route business.

          Organic Growth. The principal factors contributing to our organic growth include:

•	New Customers and Locations. Our sales and marketing efforts focus on adding new customers as well as increasing the number of locations from our existing customers. We add new customers by marketing our products and services to building managers and property owners whose leases with other laundry equipment services providers are near expiration or who currently manage their own laundry facilities. According to information provided by the Multi-housing Laundry Association, there are approximately 1.1 million machines installed in locations that continue to be managed by owner-operators. Building owners or managers can eliminate cash outlays and equipment servicing costs by contracting with us to purchase, service and maintain laundry equipment. We offer a full range of services from the design, construction and installation of new laundry equipment facilities to the refurbishment of existing facilities which we believe provides us a competitive advantage in securing new customers.

•	Operating Efficiencies. We focus on improving our net contribution per machine by increasing operating efficiencies. Each additional location added to our existing base provides us the ability to further leverage our well-developed operating infrastructure and positions us to achieve higher returns on our established base.

•	Price Changes. We actively monitor our installed base to identify those locations in which to implement price changes. Pricing strategy is established at the corporate level, and implemented by the regional managers, at their discretion, as local competition and other factors unique to a local region are analyzed in determining the efficacy of price changes. Since our regional managers’ compensation is linked to the financial performance of their region, they are provided certain latitude to implement pricing changes and other operational policies to maximize the revenues and operating cash flow of their local business.

•	Disciplined Approach to Capital Expenditures. Whether a new contract or an acquisition, we are focused on the ability to generate the revenues and operating cash flow to validate any capital investment decision. As such, every new contract, renewal and/or acquisition undergoes a comprehensive financial analysis to ensure that our return criteria are met.

•	Continued Development of Integrated Computer Systems. While we believe that we have the most advanced management information systems in the industry, we are constantly working with our vendors to upgrade our integrated computer systems, given the rapid changes in technology. To that end, we initiated a comprehensive program through which we will improve communications among our regions and maximize cost savings, including programs related to field service management, sales force automation and business intelligence. We invested approximately $1.5 million in this program in the nine months ended December 31, 2003, with an additional $3.0 million budgeted for the subsequent fiscal year. We believe that the results of this investment program will result in improved financial performance through increased operational efficiency, quicker response time and reduced costs.

•	Expansion of Rental Opportunities. We believe that AWA is well-positioned for growth in both new and existing markets. As a result, we are continuing our investment efforts in AWA in laundry equipment, computer systems, and regional offices to improve customer service and reduce operating costs.

          External Growth. The principal factors contributing to our external growth include:

•	Growth Through Disciplined Acquisitions. While the number of significant acquisition opportunities has diminished due in part to our successful execution of our acquisition strategy, we have focused our efforts over the past several years on selectively acquiring smaller routes within our fragmented industry. We believe that there are numerous private, family-owned businesses that often lack the financial resources to compete effectively with larger independent operators such as us to secure new or existing contracts. Consequently, such independent operators, especially those that are undergoing generational ownership changes, continue to represent potential acquisition opportunities. Determination of attractive acquisition targets is based on many factors, including the size of the business (in terms of cash flow and ongoing machine base), existing contract terms and potential operating efficiencies and cost savings.

•	Develop Complementary Lines of Business. While we intend to focus on increasing our installed machine base, we believe that our leading market position and our access to over six million individual housing units provide us with additional growth and diversification opportunities both within and beyond our existing laundry business. We believe that our existing sales, service, collections and security infrastructure could potentially be extended into other collections or service-based route businesses that are unrelated to our existing laundry business. We regularly explore strategic alliances with other companies in an effort to develop these ancillary revenue streams, such as payphone and parking meter collection services.

The Transactions

          In connection with our offering of IDSs and $           million aggregate principal amount of third party notes, we will effect a series of corporate reorganization and other transactions described below:

•	Holdings will exchange certain shares of capital stock of Laundry Corp. and all of the shares of common stock of AWA for shares of our Class B common stock and an equal number of warrants to purchase CSC notes, which we refer to as “note warrants”;

•	we will use the proceeds from these offerings to make an intercompany loan to Coinmach Corp. evidenced by an intercompany note in an original principal amount of $ million to be guaranteed by certain of the subsidiaries of Coinmach Corp., and indirectly to make a $ million capital contribution to Coinmach Corp.;

•	Coinmach Corp. will use approximately $ million of the intercompany loan and contribution proceeds to redeem a portion of its outstanding 9% senior notes due 2010, which we refer to as the “Coinmach Corp. 9% notes,” and to pay certain transaction costs and expenses relating to the offering and the related transactions described herein;

•	Coinmach Corp. will use approximately $ million of the intercompany loan and contribution proceeds to repay a portion of the outstanding indebtedness under its existing senior secured credit facility. It is anticipated that Coinmach Corp. will amend its credit facility in connection with these offerings to, among other things, provide for a term loan facility of $ million and a revolving credit facility of $ million; and

•	Coinmach Corp. will distribute approximately $ million of the intercompany loan and contribution proceeds to Laundry Corp. to redeem $ million of its Class A preferred stock and $ million of its Class B preferred stock held by certain unitholders of Holdings.

          Immediately following the Transactions, Laundry Corp. will be our direct wholly owned subsidiary and AWA will be entirely owned by us and Coinmach Corp. In addition, Coinmach Corp. will continue to be a direct wholly owned subsidiary of Laundry Corp.

          For more information about these transactions, including the terms of the intercompany note and the sources and uses of funds related thereto, see “Use of Proceeds” and “Description of Certain Indebtedness.”

          We estimate that we will sell                     IDSs in this offering and receive net proceeds of approximately $           million after deducting underwriting discounts, commissions and other estimated offering expenses, assuming an offering price of $           per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. We also estimate that we will contemporaneously sell approximately $           million original principal amount of third party notes at an offering of      % of their principal amount. See “Description of Certain Indebtedness — The Third Party Notes” for more information about the offer and sale of the third party notes. We collectively refer to any notes issued under the indenture governing the notes offered hereby that, at any time, do not underlie IDSs as “separate notes.” The separate notes initially will only include the third party notes, but may include additional notes issued in the future or notes that become separated from the IDSs. We collectively refer to the separate notes and the notes underlying the IDSs as the “notes.”

          If the underwriters exercise their over-allotment option in full, we will use the additional net proceeds for general corporate purposes, including the prepayment of additional indebtedness under the Coinmach Corp. credit facility.

          The following chart reflects our capital structure immediately after giving effect to the Transactions:

Equity Investors of Holdings

          Each holder of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to three votes per share on all matters as to which a vote of the CSC stockholders is required. Upon consummation of the Transactions, Holdings will own all of our Class B common stock and therefore will control approximately      % of our total voting power. The equity investors of Holdings include GTCR-CLC, LLC (which we refer to as “GTCR”), certain other investors (which, along with GTCR, we refer to as the “equity investors”) and certain members of our management (which we refer to as the “management investors”).

          For more information with respect to the equity investors, the management investors and our relationship with Holdings, please see “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors” and “Description of Capital Stock.”

Our Corporate Information

          We were incorporated in December 2003 as a Delaware corporation and do not have any direct operations. Immediately following the Transactions, as the sole stockholder of Laundry Corp., we will have full ownership and control of Laundry Corp. and its direct and indirect subsidiaries, including Coinmach Corp. and Super Laundry. We will own 100% of the non-voting common stock of AWA, and Coinmach Corp. will own 100% of the voting preferred stock of AWA. We will indirectly have full ownership and control of AWA.

          Our principal office is located at 303 Sunnyside Boulevard, Suite 70, Plainview, New York 11803. Our telephone number is (516) 349-8555. We also maintain an executive office in Charlotte, North Carolina. We maintain a website at www.coinmach.com where general information about our business is available. The information contained in our website is not part of this prospectus.

Summary of the IDSs and Notes

Summary of the IDSs and Notes

          We are offering Income Deposit Securities (IDSs) to be sold at an initial public offering price of $           per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus, and $           million aggregate principal amount of third party notes at      % of their principal amount. As described below, assuming we make our scheduled interest payments and pay dividends in the amounts contemplated pursuant to the dividend policy our board of directors will adopt, an IDS holder will receive in the aggregate approximately $           per year in dividends and interest on the Class A common stock and note represented by each IDS and a third party note holder will receive approximately $           per year in interest on each third party note.

What are IDSs?

          IDSs are securities consisting of our Class A common stock and      % senior secured notes due 2024.

          Each IDS will initially consist of:

•	one share of our Class A common stock; and

•	a % senior secured note due 2024 in an initial principal amount of $ .

What payments can I expect to receive as a holder of IDSs or third party notes?

          Based upon the terms of the notes and the dividend policy we plan to adopt, a holder of IDSs should expect to receive in the aggregate approximately $           per year in interest on the notes and dividends on the Class A common stock underlying each IDS, which includes (i) quarterly interest payments at an annual rate of      % of the aggregate principal amount of the notes underlying the IDSs, or approximately $           per IDS, and (ii) quarterly dividend payments on our common stock based upon our initial annual dividend policy to be adopted by our board of directors of approximately $           per share. Holders of third party notes will receive quarterly interest payments equal to those payable under the notes underlying IDSs.

          Such payments will be subject to applicable law, the terms of our then outstanding indebtedness and, in the case of dividend payments, the discretion of our board of directors. Specifically, the indenture governing the notes will limit our ability to declare and pay dividends on our common stock as described under “Description of the Notes — Certain Covenants — Limitation on Restricted Payments” and “Dividend Policy and Restrictions,” and the dividend policy adopted by our board of directors may be modified or repealed at its discretion. As such, we cannot assure you that we will pay dividends at the anticipated annual amount of $           per share or at all. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — You may not receive the level of dividends provided for in the dividend policy that our board of directors is expected to adopt upon the closing of this offering or any dividends at all.”

          The cash used to make our interest and dividend payments is expected to be funded by dividends and other distributions to us from our subsidiaries and payments of interest and principal to us by Coinmach Corp. on the intercompany note described in “Description of Certain Indebtedness — The Intercompany Note.” However, both the Coinmach Corp. credit facility and the indenture governing the Coinmach Corp. 9% notes restrict the ability of Coinmach Corp. and its subsidiaries (including AWA) to make dividends and other distributions other than payments under the intercompany note, which in turn could prevent us from making anticipated levels of distributions on the IDSs or third party notes. Furthermore, declaration and payment of any distributions are subject to the discretion of our subsidiaries’ respective boards of directors. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Our subsidiaries will not guarantee the dividend payments on our Class A common stock at any time and will not guarantee our notes until the occurrence of certain events.”

Will my rights as a holder of IDSs be any different than the rights of a beneficial owner of separately held Class A common stock and notes?

          No. As a holder of IDSs, you are the beneficial owner of the Class A common stock and notes underlying your IDSs. As such, through your broker or other financial institution and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive dividends and interest, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices, as a beneficial owner of separately held Class A common stock and/or notes, as applicable, would have through its broker or other financial institution and DTC. Since Holdings will control approximately      % of our total voting power immediately following the Transactions, it will control the outcome of all matters presented to our stockholders for which a simple majority vote is required. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Voting control of us by Holdings may prevent you from receiving a premium in the event of a change of control and may create conflicts of interest.”

Will the IDSs be listed on an exchange?

          We will apply to list our IDSs on                     under the trading symbol “     .” Under certain circumstances the IDSs will be delisted from                     . See “Description of IDSs — Listing.”

Will the third party notes be the same as the notes underlying the IDSs?

          Yes. The third party notes that are not being sold in the form of IDSs will be identical to the notes underlying IDSs and will be part of the same series of notes and issued under the same indenture. Accordingly, holders of third party notes and holders of notes underlying IDSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which holders of notes are entitled to vote under the indenture governing the notes.

Will the notes and the shares of our Class A common stock be separately listed on an exchange?

          Neither the notes underlying the IDSs nor the third party notes will be listed on any exchange. If a sufficient number of our outstanding shares of Class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days and we otherwise meet the applicable listing requirements, we will apply to list our Class A common stock on under the trading symbol “          .” See “Description of IDSs — Listing.” The third party notes and the notes and shares of our Class A common stock underlying the IDSs will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless they are acquired by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

In what form will IDSs, the securities underlying the IDSs and the third party notes be issued?

          The IDSs and the underlying Class A common stock and notes, as well as the third party notes, will be issued in book-entry form only. This means that you will not be a registered holder of IDSs, the securities underlying the IDSs or the third party notes, as the case may be, and therefore you will not receive a certificate for any such securities. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of any such securities.

Can I separate my IDSs into shares of Class A common stock and notes?

          Yes. Each holder of IDSs will have the right, through its broker or other financial institution, to separate its IDSs into the underlying shares of Class A common stock and notes at any time after the earliest to occur of (1) 45 days from the original issue date of the IDSs, (2) the acceptance of a change of control repurchase offer or (3) the acceptance of an asset sale repurchase offer. The separation of IDSs, however, may result in the delisting of IDSs from                     by reducing the amount of IDSs outstanding to below the minimum required amount for listing on such exchange. Separation of IDSs may involve transaction fees charged by your broker and/or financial intermediary. See “Description of IDSs — Voluntary Separation and Recombination.”

Will my IDSs automatically separate into shares of Class A common stock and notes upon the occurrence of certain events?

          Yes. All outstanding IDSs will be automatically separated upon the 15th anniversary of the original issue date of the IDSs unless on such date the “Disproportionality Test” is met. The Disproportionality Test will be met on such date if either (1) at least      % of the then outstanding CSC common stock is held separate and apart from any other security, including IDSs (and not for the benefit of the same holder) and not as part of any unit, or (2) at least      % in aggregate principal amount of the then outstanding notes is held separate and apart from any other security, including IDSs (and not for the benefit of the same holder) and not as part of any unit. See “Description of IDSs.”

          Furthermore, all IDSs will automatically separate upon (1) the redemption of all of the notes underlying the IDSs or a redemption of a portion thereof on a non-pro rata basis; provided that in the case of a partial redemption on a non-pro rata basis, solely those IDSs associated with the notes redeemed shall separate, (2) the maturity of the notes, (3) the occurrence of certain defaults and events of default, (4) any date prior to the merger, if any, of both Laundry Corp. and Coinmach Corp. with and into CSC, or of both CSC and Laundry Corp. with and into Coinmach Corp., on which neither the Disproportionality Test nor the “Total Remaining Payments Tests” (as defined in “Description of the Notes”) are met, and (5) any failure to maintain a qualified securities depositary for the IDSs. See “Description of IDSs — Automatic Separation.”

Can I recombine shares of Class A common stock and notes to form IDSs?

          Yes. Any holder of shares of our Class A common stock and notes may, subject to certain “blackout” periods and other limitations, through his or her broker or other financial institution, recombine the applicable number of shares of Class A common stock and principal amount of notes to form IDSs. Recombination of IDSs may involve transaction fees charged by your broker and/or financial intermediary. See “Description of IDSs — Voluntary Separation and Recombination.”

What will be the U.S. federal income tax considerations in connection with an investment in the IDSs?

          The U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are not clear. We intend to treat the purchase of IDSs in this offering as the purchase of shares of our Class A common stock and notes, and by purchasing IDSs you will be deemed to have agreed to such treatment. You must allocate the purchase price of the IDSs between those shares of Class A common stock and notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each share of Class A common stock as $          and the initial fair market value of each $ aggregate principal amount of our notes as $          , and by purchasing IDSs you will be deemed to have agreed to such allocation. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock Underlying the IDSs — The allocation of the purchase price of the IDSs may not be respected.”

          We believe that the notes will be treated as debt for U.S. federal income tax purposes. However, this conclusion is not free from doubt. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes would generally be treated as a dividend, and interest on the notes would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow. In addition, if the notes were treated as equity rather than debt for U.S. federal income tax purposes, then payment on the notes made to holders who are not U.S. persons would generally be subject to United States withholding taxes at rates up to 30%. Payments to holders who are not United States persons would not be grossed up on account of any such taxes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock Underlying the IDSs — The United States federal income tax consequences of the purchase, ownership and disposition of IDSs are unclear.” If, for U.S. federal income tax purposes, we are not permitted to deduct from income the interest payable on the notes, we may, at our option, redeem all of the notes. See “Description of the Notes — Optional Redemption — Tax Redemption.”

          Dividends paid by us through 2008, to the extent paid out of our tax “earnings and profits” as determined for United States federal income tax purposes, will generally be taxable to you at the same rates that apply to long-term capital gains. Interest income on the notes will be taxable to you at ordinary income rates. See “Material United States Federal Income Tax Considerations.”

          Dividends paid by us to holders who are not United States persons, to the extent paid out of our tax “earnings and profits” (as determined for United States federal income tax purposes), will generally be subject to United States federal withholding tax at rates up to 30%. Such dividends would not be grossed up on account of any such taxes. See “Material United States Federal Income Tax Considerations.”

What will happen upon the issuance by CSC of notes or IDSs or sale by Holdings of additional IDSs of the same series in the future?

          We may conduct future financings by selling additional IDSs of the same series. These additional IDSs will have terms that are identical to those of the IDSs being sold in this offering. These additional IDSs will also consist of the same proportion of Class A common stock and notes that underlie the then outstanding IDSs. In addition, we will be required to issue additional notes in the future upon the exercise by Holdings of certain exchange rights and certain rights under the note warrants, which would enable Holdings to create new IDSs. Although the notes underlying such IDSs will have terms that are identical, except for the issuance date, to the notes being sold in this offering and will be part of the same series of notes for all purposes under the indenture governing the notes, it is possible that the new notes underlying such additional IDSs will be treated as having been sold with original issue discount, or OID, for United States federal income tax purposes. If such notes are treated as issued with OID, or are issued subsequent to an automatic exchange of notes described below or if we otherwise determine that such notes need to have a new CUSIP number, all holders of IDSs of the same series, including the IDSs being offered hereby, and of outstanding notes not held in IDSs will automatically exchange a ratable portion of their outstanding notes for a portion of the new notes, whether held directly or in the form of IDSs, and will thereafter hold a unit consisting of new notes and old notes with a new CUSIP number or a new IDS, consisting of such note unit and Class A common stock, with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the new notes being sold among all holders of notes on a pro rata basis, which may have adverse income tax effects for you. See “— What will be the U.S. federal income tax considerations in connection with a subsequent issuance of notes of the same series?” In addition, holders who hold any new notes issued with OID as a result of the automatic exchange described above may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or our bankruptcy prior to the maturity of the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Subsequent issuances of notes of the same series pursuant to an offering by us or following an exercise by Holdings of certain exchange rights and certain rights pursuant to the note warrants may cause you to recognize original issue discount and may have other adverse consequences.”

          Following any subsequent issuance of notes, we will file with the SEC in accordance with the Securities Exchange Act of 1934, as amended, a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your notes as a result of such subsequent issuance.

What will be the U.S. federal income tax considerations in connection with a subsequent issuance of notes of the same series?

          The U.S. federal income tax consequences to you of the subsequent issuance of notes with OID upon a subsequent sale of additional IDSs of the same series pursuant to an offering by us or upon an exercise by Holdings of certain exchange rights and certain rights pursuant to the note warrants are not entirely clear. The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes by us having terms identical (except for the issuance date) to the notes underlying the IDSs, and such subsequently issued notes are treated as issued with OID or are issued subsequent to an automatic exchange of notes described below or if we otherwise determine that such notes need to have a new CUSIP number, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder (and, for any such holder of IDSs, such inseparable unit composed of notes will be included in such holder’s IDSs). However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. Because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of IDSs or directly, the recombination of notes and shares of Class A common stock to form IDSs or the separation of IDSs should not affect your tax treatment. We intend to take the position that any subsequent issuance of notes that are treated as issued with OID or that are issued subsequent to an automatic exchange of notes described above or with respect to which we otherwise determine that a new CUSIP number is needed will not result in a taxable exchange of your notes for U.S. federal income tax purposes, but because of a lack of legal authority on point, (1) our counsel is unable to opine on this matter and (2) there can be no assurance that the Internal Revenue Service, or IRS, will not assert that such a subsequent issuance of notes should be treated as a taxable exchange of a portion of your notes, whether held separately or in the form of IDSs, for a portion of the notes subsequently issued. In such case, the deemed exchange would be taxable, any loss realized could be disallowed. Your initial tax basis in the notes deemed to have been received in such a taxable exchange would be the fair market value of such notes on the date of the deemed exchange (adjusted to reflect any disallowed loss), and your holding period for such notes would begin on the day after the deemed exchange. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Subsequent issuances of notes of the same series pursuant to an offering by us or following an exercise by Holdings of certain exchange rights pursuant to the note warrants may cause you to recognize original issue discount and may have other adverse consequences.”

          Following the subsequent issuance and exchange of notes, we and our agents will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes or IDSs will, by purchasing or holding notes or IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of notes or IDSs and could adversely affect the market for IDSs and notes.

          Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material United States Federal Income Tax Considerations.”

Summary of the Common Stock

Issuer	Coinmach Service Corp.

Common stock to be outstanding immediately following the Transactions:

Class A common stock underlying IDSs	shares, or shares assuming the underwriters’ over-allotment option is exercised in full.

Class B common stock	shares, all of which will be initially owned by Holdings.

Voting rights	Following the Transactions, holders of Class A common stock will control approximately % of our total voting power. Holdings, which will own all of our Class B common stock, will control approximately % of our total voting power and will own approximately 49% of our total outstanding common stock.

As to any matter for which a vote of CSC stockholders is required, the holders of Class A common stock will be entitled to one vote per share and the holders of Class B common stock will be entitled to three votes per share. However, if at any time Holdings or Holdings’ unitholders or their respective “affiliates” (as such term is defined in Rule 144 under the Securities Act) (collectively, the “Permitted Transferees”) collectively own less than 25% in the aggregate of our then outstanding Class A and Class B common stock (subject to certain antidilution adjustments), then at such time and at all times thereafter, the holders of Class B common stock will only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. The exchange rights, redemption rights and dividend rights of Class B stockholders, and their exclusive right to vote on the amendment of certain provisions of our certificate of incorporation (all as described below) will not be affected by such event.

Unless otherwise required by applicable Delaware law, holders of common stock will vote together as a single class on all matters presented to our stockholders for a vote, including the election of directors to our board of directors, except that only holders of Class B common stock may vote to amend provisions of our certificate of incorporation relating to a change in the number of authorized shares of Class B common stock or in the dividend, voting, exchange or redemption rights specific to the Class B common stock.

Listing	The shares of Class A common stock underlying the IDSs will be freely tradable without restriction or further registration under the Securities Act, unless they are acquired by “affiliates” as that term is defined in Rule 144 under the Securities Act. Under certain circumstances we will apply to list our Class A common stock on under the trading symbol “ .” See “Description of IDSs — Listing.” The shares of Class B common stock will be “restricted securities” as that term is defined in

Rule 144 under the Securities Act, and will not be listed for trading on any exchange.

Dividends	Quarterly dividends will generally be payable on the shares of our common stock if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness.

Upon the closing of this offering, our board of directors is expected to adopt a dividend policy that, subject to applicable law and the terms of our then existing indebtedness, initial quarterly dividends will be approximately $ per share on both our Class A and Class B common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all. See “Description of Capital Stock” and “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering or any dividends at all.”

Our certificate of incorporation will provide for the issuance of three classes of common stock: (i) the Class A common stock, (ii) the Class B priority common stock, and (iii) the Class B subordinated common stock. We will initially issue to Holdings an equal number of shares of Class B priority common stock and Class B subordinated common stock, and such classes will have identical rights under our certificate of incorporation, except with respect to the receipt of dividend payments. Prior to a “Merger Event” (as defined in “Description of the Notes”) we may not pay any dividends on the Class B subordinated common stock for any quarterly period unless and until dividends have been declared and paid in full on the Class A common stock and the Class B priority common stock in an amount at least equal to the initial rate set forth above. Subsequent to a Merger Event, we will pay dividends equally on all our outstanding common stock, including the Class B subordinated common stock, and, to the extent we have remaining amounts available, our board of directors will be permitted to declare an additional dividend in a specified amount on the Class B subordinated common stock.

The indenture governing the notes will restrict our ability to declare and pay dividends on our common stock. See “Dividend Policy and Restrictions.”

Dividend payment dates	If declared, dividends will be paid quarterly on , , and to holders of record on , , and , respectively.

Exchange rights; redemption rights	Subject to certain limitations, holders of Class B common stock will have the right to exchange their shares of Class B common stock for IDSs or shares of Class A common stock on a one-for-one basis. Under certain circumstances, holders of Class B common stock will also have the right to have their shares redeemed with the proceeds of a primary offering of IDSs, Class A common stock not in the form of IDSs, or any combination thereof. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors” and “Description of the Notes — Certain Covenants — Exercise of Exchange Rights.” Holders of Class A common stock will not be entitled to any exchange or redemption rights.

Transfer restrictions	Any sale or transfer of Class B common stock to any person other than a Permitted Transferee will cause such shares to automatically convert into shares of Class A common stock. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — Transfer Restrictions on Class B Common Stock.”

Registration rights	Subject to certain limitations, Holdings or a Permitted Transferee will have the right to cause us to register and sell (i) shares of Class A common stock held by it or any Permitted Transferee, or (ii) IDSs (and the underlying notes and Class A common stock) then held by it or any Permitted Transferee or to be received by it or any Permitted Transferee upon the exchange of Class B common stock for Class A common stock and the simultaneous exercise of note warrants. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — Registration Rights Agreement.”

Summary of the Notes

Issuer	Coinmach Service Corp.

Notes offered	% senior secured notes due 2024.

Notes to be outstanding following the offering	$ million aggregate principal amount, or $ million aggregate principal amount if the underwriters’ over-allotment option is exercised in full.

Third Party Notes	Included in the $ million aggregate principal amount of notes outstanding after the offering will be $ million of notes issued separate and apart from the IDSs. These third party notes will be of the same series as the notes underlying the IDSs. The third party notes will be issued under the same indenture governing the notes underlying the IDSs, and therefore will be entitled to the same rights (unless stated otherwise therein). See “Description of Certain Indebtedness — The Third Party Notes.”

Interest rate	% per year.

Interest payment dates	Interest on the notes will be payable quarterly in arrears on , , and , commencing on , 2004. We will make each interest payment to holders of record on the immediately preceding , , and .

Ranking	The notes will:

• be our senior secured obligations;

• rank equally in right of payment with all our existing and future senior indebtedness; and

• rank senior in right of payment to all our existing and future indebtedness that expressly provides for its subordination to the notes.

Security	The notes will be secured by a first-priority perfected lien, subject to permitted liens, on substantially all our existing and future assets, including the common stock of AWA, the capital stock of Laundry Corp., the intercompany note and the intercompany note guarantees. The guarantee by Laundry Corp. of the notes will be a senior secured obligation of Laundry Corp. and will be secured by a first-priority perfected lien, subject to permitted liens, on substantially all the existing and future assets of Laundry Corp. other than the capital stock of Coinmach Corp., as to which such guarantee will be secured by a second-priority perfected lien. The security interest of the notes in such capital stock will be contractually subordinated to the first- priority lien held by the lenders under the Coinmach Corp. credit facility pursuant to an intercreditor agreement that we will enter into with the lenders under such credit facility and the collateral agent for the holders of the notes. The intercreditor agreement will, among other things, limit the ability of the collateral agent to exercise any remedies with respect to such capital stock. Guarantees on the notes will be effectively subordinated to any secured indebtedness permitted to be incurred under the indenture governing the notes to the extent of the assets securing such indebtedness. The security interest of the holders of the notes will be subject to important limitations and exceptions described under “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs” and “Description of the Notes.”

Guarantees	The notes will be guaranteed by Laundry Corp. on a senior secured basis. The notes initially will not be guaranteed by our subsidiaries other than Laundry Corp. and will only be guaranteed by other subsidiaries that are restricted subsidiaries on a senior unsecured basis upon the occurrence of certain events. Until such events occur, holders of notes will have no direct recourse against such subsidiaries other than through enforcement of the security interest in the intercompany note issued to us by Coinmach Corp. and our rights under the guarantees made by certain of Coinmach Corp.’s subsidiaries in respect of such intercompany note.

Each of Coinmach Corp. and our other domestic restricted subsidiaries is required to guarantee the notes on a senior unsecured basis on the first day that it can guarantee the aggregate principal amount of notes then outstanding under the terms of its indebtedness outstanding from time to time. See “Description of the Notes — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

As of December 31, 2003, on a pro forma basis after giving effect to the Transactions, our subsidiaries other than Laundry Corp. would have had $ million of outstanding liabilities, including trade payables but excluding intercompany liabilities, to which the notes would have been effectively subordinated other than to the extent of the intercompany note and the intercompany note guarantees. Furthermore, as of December 31, 2003, on a pro forma basis after giving effect to the Transactions, the notes would have been effectively subordinated to $ million of indebtedness outstanding under the Coinmach Corp. credit facility and other secured financings to the extent of the value of the assets securing such indebtedness because the intercompany note and the intercompany note guarantees are unsecured and the lien of the collateral agent in the capital stock of Coinmach Corp. is subordinated to the lien securing the Coinmach Corp. credit facility.

Optional redemption	Prior to , 2008, we may redeem up to 35% of the notes from the proceeds of certain equity offerings. Prior to , 2009, we may redeem all or part of the notes upon payment of a make-whole premium. After , 2009, we may redeem all or a pro rata portion of the notes at specified redemption prices set forth under “Description of the Notes — Optional Redemption.” At any time on or after the date that is 120 days prior to the 15th anniversary of the original issue date of the IDSs, we may redeem, at a price equal to 100% of their principal amount, the amount of notes required to meet the “Disproportionality Test” (as defined in “Description of the Notes”); provided that such redemption shall be made by lot and not pro rata. If at any time we are not permitted, for U.S. federal income tax purposes, to deduct from income the interest payable on the notes, we may redeem the notes at a price equal to 100% of their principal amount.

Change of control	Upon the occurrence of a “change of control,” as defined under “Description of the Notes — Change of Control,” each holder of the notes will have the right to require us to offer to repurchase that holder’s notes at a price equal to 101% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to the date of repurchase. In order to exercise this right, an IDS holder must separate the notes and Class A common stock underlying such holder’s IDSs.

Procedures relating to subsequent issuances	If we satisfy certain debt incurrence limitations, the indenture governing the notes will permit the issuance of additional notes.

The indenture governing the notes will provide that, under certain circumstances, in the event there is a subsequent issuance of notes by us, and such subsequently issued notes are treated as issued with OID or if such notes are issued subsequent to an automatic exchange of notes described below or otherwise have a new CUSIP number, each holder of notes or IDSs, as the case may be, will be required to automatically exchange a portion of its notes for a portion of such subsequently issued notes. Immediately following each such subsequent issuance and automatic exchange, without any action by such holder, each holder of notes or IDSs, as the case may be, will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder.

Any issuance of additional notes by us may affect the U.S. federal income tax treatment and other rights of the holders of notes and IDSs. See “Material United States Federal Income Tax Considerations — Notes — Additional Issuances” and “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Subsequent issuances of notes of the same series pursuant to an offering by us or following an exercise by Holdings of certain exchange rights and certain rights pursuant to the note warrants may cause you to recognize original issue discount and may have other adverse consequences.”

Restrictive covenants	The indenture governing the notes will contain covenants that will restrict our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or, in the case of our restricted subsidiaries,

issue preferred stock or guarantees;

• create liens;

• pay dividends or make other restricted payments;

• make certain investments;

• sell or make certain dispositions of assets;

• engage in transactions with affiliates;

• place restrictions on the ability of restricted subsidiaries to pay dividends, or make other payments, to us;

• permit the exercise of exchange rights; and

• engage in mergers or consolidations and transfers of all or substantially all of our assets.

These covenants will be subject to important exceptions and qualifications, as described under “Description of the Notes.”

Risk Factors

          You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the third party notes, the IDSs and the underlying shares of Class A common stock and notes.

Market and Industry Data

          Market data used throughout this prospectus was obtained from our internal surveys and industry surveys and publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the information. We have not independently verified the market data. Similarly, our internal surveys, while believed to be reliable, have not been verified by any independent sources.

Summary Consolidated Historical Financial Data

          The following table displays the summary consolidated historical financial data for the periods ended or as of the dates indicated of Laundry Corp., which data is expected to be similar in all material respects to our consolidated historical financial data after the offerings contemplated hereby. We derived certain of the historical data for the three month period from April 1, 2000 to June 30, 2000 and the nine month period from July 1, 2000 to March 31, 2001, and for the fiscal years ended March 31, 2002 and 2003 from our consolidated financial statements audited by Ernst & Young LLP. We derived certain of the historical data as of and for the twelve months ended December 31, 2003 from our unaudited condensed consolidated financial statements, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for this period. The historical data for the results of operations for the twelve months ended December 31, 2003 represents the combined results of operations for the nine months ended December 31, 2003 and the three months ended March 31, 2003. The historical data for the results of operations for the twelve months ended December 31, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending March 31, 2004. The summary financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto appearing elsewhere in this prospectus.

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to	Fiscal Year Ended		Twelve Months
	June 30, 2000	March 31, 2001			Ended
	Pre-Going Private	Post-Going Private	March 31,	March 31,	December 31,
	Transaction(6)	Transaction(7)	2002	2003	2003

	(Dollars in thousands)
Operations Data:
Revenues	$134,042	$393,608	$538,895	$535,179	$530,299
Other items, net(1)	—	—	—	(454)	2,149
Operating income	10,597	17,528	36,270	55,348	44,186
Net loss	(4,759)	(29,063)	(42,335)	(3,200)	(28,315)
Balance Sheet Data (at end of period):
Cash and cash equivalents		$25,859	$27,820	$27,428	$37,511
Property and equipment, net		276,004	284,413	286,686	287,168
Contract rights, net		373,352	348,462	335,327	326,306
Advance location payments		74,233	69,257	70,911	73,274
Total assets		1,017,012	992,075	976,163	974,246
Total long-term debt(2)		698,719	737,555	718,112	719,409
Redeemable preferred stock		200,065	220,362	241,200	259,523
Stockholders’ deficit		(51,543)	(113,743)	(138,460)	(161,069)
Financial Information and Other Data:
Cash flow provided by operating activities	$17,314	$68,014	$77,799	$103,900	$96,255
Cash flow used in investing activities	(24,273)	(66,202)	(82,255)	(81,330)	(87,985)
footnotes on following page

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to	Fiscal Year Ended		Twelve Months
	June 30, 2000	March 31, 2001			Ended
	Pre-Going Private	Post-Going Private	March 31,	March 31,	December 31,
	Transaction(6)	Transaction(7)	2002	2003	2003

	(Dollars in thousands)
Cash flow provided by (used in) financing activities	8,362	(530)	6,417	(22,962)	(3,478)
EBITDA(3)	$42,154	$120,670	$165,967	$159,072	$153,533
EBITDA margin(4)	31.45%	30.66%	30.80%	29.72%	28.95%
Capital expenditures:(5)
Capital expenditures	$24,273	$60,620	$79,464	$86,685	$85,802
Acquisition capital expenditures	—	5,582	3,723	1,976	3,558

(1)	Other items, net, for the fiscal year ended March 31, 2003 consists of a gain from the sale of an investment offset by various expenses relating to (i) the AWA Transactions, (ii) the formation of American Laundry Franchise Corp., or ALFC, a wholly owned subsidiary of Super Laundry, and (iii) the consolidation of certain Super Laundry offices. Other items, net, for the twelve months ended December 31, 2003 consists of a gain from the sale of an investment offset by various expenses relating to the consolidation of certain Super Laundry offices. For more information regarding the AWA Transactions, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Operating and Investing Activities — The AWA Transactions.”

(2)	Total long-term debt at March 31, 2001 does not include the unamortized premium of $5,555 recorded as a result of the issuance by Coinmach Corp. of $100 million aggregate principal amount of 11 3/4% Series C Senior Notes due 2005 in October 1997. The 11 3/4% Series C Senior Notes were redeemed in their entirety by Coinmach Corp. on February 25, 2002 and the unamortized premium on such date was included in the determination of the loss on extinguishment of debt.

(3)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization, other items, net, loss on extinguishment of debt and transaction fees and expenses. Management believes that EBITDA is useful as a means to evaluate CSC’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. Additionally, because CSC has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles CSC’s EBITDA to net loss of each period presented (in thousands).

footnotes continued on following page

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to	Fiscal Year Ended		Twelve Months
	June 30, 2000	March 31, 2001			Ended
	Pre-Going Private	Post-Going Private	March 31,	March 31,	December 31,
	Transaction	Transaction	2002	2003	2003

Net loss	$(4,759)	$(29,063)	$(42,335)	$(3,200)	$(28,315)
Depreciation and amortization	31,557	103,142	129,697	104,178	107,198
Other items, net	—	—	—	(454)	2,149
Loss on extinguishment of debt(i)	—	—	11,402	—	—
Transaction fees and expenses(ii)	—	2,750	—	—	—
Interest expense	16,685	52,461	73,036	58,167	57,634
Interest expense — preferred stock dividend	—	—	—	—	18,324
(Benefit) provision for income taxes	(1,329)	(8,620)	(5,833)	381	(3,457)

EBITDA	$42,154	$120,670	$165,967	$159,072	$153,533

(i)	Loss on extinguishment of debt for the fiscal year ended March 31, 2002 consists of costs incurred in connection with Coinmach Corp.’s refinancing on January 25, 2002.

(ii)	Transaction fees and expenses for the nine month period from July 1, 2000 to March 31, 2001 consist of costs related to the Going Private Transaction. For more information regarding the Going Private Transaction, please see “Business — General Development of Business.”

(4)	EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate CSC’s performance over various sales levels. EBITDA margin should not be considered as an alternative to measurements determined in accordance with accounting principles generally accepted in the United States.

(5)	Capital expenditures represent amounts expended for property as well as equipment and for advance location payments to location owners. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multi-regional route operators.

(6)	As a result of the Going Private Transaction that was accounted for using the purchase method of accounting and, due to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date of which control was effective), Laundry Corp. adjusted its consolidated assets and liabilities to their estimated fair values, based on valuations, estimations and other studies. Therefore, the financial statements presented for the “Post-Going Private Transaction” period are not comparable to the financial statements presented for the “Pre-Going Private Transaction” period. Had the Going Private Transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the “Pre-Going Private Transaction” period ended June 30, 2000. This includes the results of operations for the period April 1, 2000 to June 30, 2000, representing the results prior to the Going Private Transaction. For more information regarding the Going Private Transaction, please see “Business — General Development of Business.”

(7)	Includes the results of operations for the nine month period July 1, 2000 to March 31, 2001, representing the results subsequent to the Going Private Transaction.

RISK FACTORS

          An investment in the third party notes or the IDSs and the underlying shares of Class A common stock and notes, involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following risk factors.

Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs

We have substantial indebtedness which could restrict our ability to pay interest and principal on the notes and to pay dividends with respect to the shares of our Class A common stock underlying the IDSs and could adversely affect our financing options and liquidity position.

          We have now and, following the Transactions, will continue to have a substantial amount of indebtedness. As of December 31, 2003, on a pro forma basis after giving effect to the Transactions, including the sale of the notes underlying the IDSs and the sale of the third party notes, we would have had total indebtedness of $           million, and an additional $           million would have been available for borrowing under the Coinmach Corp. credit facility. For the twelve months ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, our ratio of total indebtedness to EBITDA would have been                     x.

          Our substantial indebtedness could have important consequences for you as a holder of IDSs or separate notes or Class A common stock. For example, our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness and/or pay dividends on our common stock;

•	limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, future business opportunities, including strategic acquisitions, and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

•	limit our ability to issue new IDSs;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	limit our ability to refinance our indebtedness.

Holders of Class B common stock may require us under certain circumstances to incur indebtedness as part of IDSs, limiting our ability to incur indebtedness in the future.

          Because of the restrictions in the indenture governing the notes and the restrictions in the other agreements governing our indebtedness, we may be prevented from issuing additional IDSs or separate notes in the future. In particular, we may only issue additional IDSs or separate notes if we satisfy certain debt incurrence tests under the indenture governing the notes. Furthermore, subject to the satisfaction of such tests, holders of Class B common stock will have the right to cause us to issue up to $ aggregate amount of additional notes underlying IDSs pursuant to exercise of the note warrants and certain exchange rights. The issuance of any such additional notes would increase our level of indebtedness, and consequently limit our ability to incur indebtedness, including by way of an issuance of additional separate notes or IDSs.

Our capital structure after consummation of this offering may limit our ability to enter into additional debt-only financing or equity-only financing.

          If we are unable to issue additional IDSs, we may be forced to rely on the sale of debt-only or equity-only securities as an additional source of capital. However, the absence of a liquid market for separate notes or shares of our Class A common stock may make the issuance by us of separate notes or Class A common stock relatively less attractive, limiting our ability to obtain debt-only or equity-only financing. Therefore, we cannot assure you that we will be able to issue debt-only or equity-only securities on commercially reasonable terms, or at all.

We may be able to incur substantially more indebtedness, which would increase the risks described above associated with our existing indebtedness.

          We may be able to incur substantial amounts of additional indebtedness in the future, including indebtedness resulting from issuances of additional separate notes or IDSs. While the indenture governing the notes will limit our ability to incur additional indebtedness, it will not prohibit us from incurring substantial amounts of additional indebtedness for specific purposes or under certain circumstances. Any additional indebtedness incurred by us could increase the risks associated with our substantial indebtedness.

We are a holding company and, therefore, our ability to make payments under the notes depends on cash flow from our subsidiaries.

          We are a holding company with no operations. Our only material assets, following the Transactions, will be all of the capital stock of Laundry Corp., the common stock of AWA, the intercompany note issued to us by Coinmach Corp. and the guarantees of certain of Coinmach Corp.’s subsidiaries in respect thereof. Consequently, we will depend on distributions or other intercompany transfers from our subsidiaries (including payments under the intercompany note from Coinmach Corp.) to make interest and principal payments on the notes. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in our and their debt agreements, including the Coinmach Corp. credit facility, the indenture governing the Coinmach Corp. 9% notes and the indenture governing the notes;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law, including laws regarding the payment of dividends and distributions.

          We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the notes or our other indebtedness.

Our subsidiaries will not guarantee the dividend payments on our Class A common stock at any time and, other than Laundry Corp., will not guarantee our notes until the occurrence of certain events.

          A number of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends, including the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility, and the guarantees of Coinmach Corp.’s subsidiaries (including AWA) thereon. Such subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. Until guarantees are made by certain of our subsidiaries, the notes will be solely the obligations of CSC and Laundry Corp. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

          We may be unable to access the cash flow of our subsidiaries. Until the subsidiary guarantees of the notes are effective, the notes will be effectively subordinated to all indebtedness of our subsidiaries (other than Laundry Corp.), other than through enforcement by the collateral agent on behalf of the noteholders of its security interest in the intercompany note and the guarantees in respect thereof. Therefore the assets of our subsidiaries (other than Laundry Corp.) will be subject to the prior claims of all creditors, including trade creditors, of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of our subsidiaries (other than Laundry Corp.) prior to the effectiveness of such guarantees, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from assets of those subsidiaries before any assets are made available for distribution to us as an equity holder.

          Although we will be an unsecured creditor of Coinmach Corp. and certain of its subsidiaries to the extent of our claims under the intercompany note and the guarantees made in respect thereof (which will be pledged by Laundry Corp. as security for its guarantee obligations under the notes), such claims alone would not be sufficient to repay the notes in full at the time of the offering and there is no assurance that such claims would ever be sufficient to repay the notes in full.

          Each of Coinmach Corp. and our other domestic restricted subsidiaries is required to guarantee the notes on a senior unsecured basis on the first day that it can guarantee the aggregate principal amount of notes then outstanding under the terms of its indebtedness outstanding from time to time. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

          Each subsidiary guarantee that is made will be effectively subordinated to the prior claims of secured creditors of the applicable subsidiary to the extent of the value of the assets securing such claim, and claims of the noteholders pursuant to such guarantees will rank equally with the claims of all other unsecured senior creditors of such subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any subsidiary guarantor, secured creditors of such subsidiaries will generally be entitled to payment of their claims from the proceeds of the sale of the assets securing their indebtedness before any assets are made available for distribution to the noteholders. The noteholders and other unsecured senior creditors will be equally entitled to the proceeds from the sale of such remaining assets.

          As of December 31, 2003, on a pro forma basis after giving effect to the Transactions, our subsidiaries other than Laundry Corp. would have had approximately $           million of outstanding liabilities, including trade payables. The terms of the notes will permit our subsidiaries to incur additional indebtedness for specific purposes or under certain circumstances.

          Future agreements governing the terms of our subsidiaries’ indebtedness may also restrict our subsidiaries’ ability to pay dividends. In addition, the ability of our subsidiaries to pay dividends or make other payments or distributions will depend on their respective operating results and may be subject to further restrictions under, among other things, the laws of their jurisdiction of organization.

          As a result of the foregoing, we may be unable to receive cash through dividends, distributions or other payments from our subsidiaries in sufficient amounts to pay principal of and interest on the notes or dividends on our Class A common stock.

The rights of our noteholders to receive payments on the notes will be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis. The proceeds from the liquidation of the collateral securing our notes may not be sufficient to pay all amounts owed under our notes.

          Immediately following the Transactions, the notes will be secured by substantially all of our existing and future assets, subject to permitted liens, which will include a first-priority perfected lien on the common stock of AWA, the capital stock of Laundry Corp. and the intercompany note and the guarantees thereof. The guarantee by Laundry Corp. of the notes will be secured by a first-priority perfected lien, subject to permitted liens, on substantially all the existing and future assets of Laundry Corp. other than the capital stock of Coinmach Corp., as to which such guarantee will be secured by a second-priority perfected lien. Such second-priority lien will be expressly subordinated to the lien of the administrative agent under the Coinmach Corp. credit facility pursuant to an intercreditor agreement to be entered into among CSC, the administrative agent and collateral agent, on behalf of itself, the trustee and the holders of the notes. The intercreditor agreement will, among other things, limit the ability of the collateral agent to exercise any remedies with respect to the capital stock of Coinmach Corp. Although the notes will rank pari passu in right of payment with all of our other senior indebtedness, the notes will be effectively subordinated to any such indebtedness that is secured by our assets that do not constitute collateral or that is secured by a prior-ranking lien on the collateral securing the notes, in each case, to the extent of the value of such assets securing that indebtedness.

          Pursuant to the intercreditor agreement, the administrative agent under the Coinmach Corp. credit facility will generally be able to take certain actions in respect of the Coinmach Corp. capital stock, including the ability to cause the commencement of enforcement proceedings against the Coinmach Corp. capital stock and to control the conduct of such proceedings, and approve amendments to, and waivers of past default under, the collateral documents. The collateral agent, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected.

          Any proceeds from the sale of collateral securing the notes must be shared pro rata among the holders of all notes issued pursuant to the indenture governing the notes, including any notes issued subsequent to this offering. However, the lenders under the Coinmach Corp. credit facility will be entitled to the proceeds from any foreclosure on the Coinmach Corp. capital stock prior to any holder of any note.

          Furthermore, although the notes will be secured by a first-priority perfected lien on the common stock of AWA, AWA is a guarantor on a senior unsecured basis of the Coinmach Corp. 9% notes and a guarantor on a senior secured basis of the Coinmach Corp. credit facility. Therefore, the lenders under such credit facility will be entitled to the proceeds from the sale of the assets of AWA prior to any holder of any note. The holders of the Coinmach Corp. 9% notes will also be entitled to such proceeds prior to any holder of any note except that the holders of the notes may enforce their security interest in the intercompany note and AWA’s senior unsecured guarantee thereof, in which case such holders will not be entitled to proceeds in excess of the indebtedness represented by the intercompany note. Following the effectiveness of any guarantee by AWA of our obligations in respect of the notes, the holders of the notes and the holders of the Coinmach Corp. 9% notes will be equally entitled to such proceeds through enforcement of their guarantees.

          Consequently, there can be no assurance that the liquidation of the collateral securing the notes would produce proceeds in an amount sufficient to pay the principal of, or premium, if any, and accrued interest on all the outstanding notes after also satisfying the obligations to pay any other secured creditors with a priority interest in such collateral, even if the fair market value of the collateral would otherwise be sufficient to pay the amounts owed under the notes. Furthermore, there can be no assurance that the proceeds from the sale of the collateral securing the notes would be sufficient to pay the amounts due under the notes, even absent other secured indebtedness.

The ability of the collateral agent to foreclose on the collateral may be limited.

          The right of the collateral agent for the holders of the notes to foreclose upon and sell all or any part of the collateral upon the occurrence of an event of default could be subject to certain limitations under applicable federal bankruptcy laws if we become the subject of a case under the United States Bankruptcy Code (which we refer to as the “Bankruptcy Code”). Various provisions of the Bankruptcy Code could prevent the collateral agent from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy case is commenced by or against us before the collateral agent repossesses and disposes of the collateral. Under the Bankruptcy Code, secured creditors such as the holders of the notes may be prohibited from repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without prior bankruptcy court approval. Furthermore, other provisions of the Bankruptcy Code permit a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral, or whether or to what extent holders of the secured notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

The rights of our noteholders in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

          The security interest in the collateral securing the notes includes our assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the notes does not have any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

          As of December 31, 2003, our assets included intangible assets in the amount of $531.4 million, representing approximately 54.6% of our total consolidated assets. The value of these intangible assets depends significantly upon the success of our business as a going concern and our ability to manage the operations of businesses we acquire. If we are unable to manage our business successfully and integrate future acquisitions, the realizable value of these intangible assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

Any guarantee of the notes or the intercompany note by certain of our subsidiaries may not be enforceable because of fraudulent conveyance laws.

          The incurrence of the guarantee of the notes by Laundry Corp., any guarantee of the notes by any other subsidiary and the guarantees by the subsidiaries of Coinmach Corp. of the intercompany note may be subject to review under United States federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors’ unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred any such guarantee, such guarantor:

•	incurred such guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring such guarantee and such guarantor:

•	was insolvent or was rendered insolvent;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid such guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor’s presently existing or future debt or take other actions detrimental to you.

          It may be asserted that the guarantors incurred or will incur their guarantees for our benefit and they incurred or will incur their obligations under their guarantees for less than reasonably equivalent value or fair consideration.

          The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

          If any such guarantee is avoided as a fraudulent conveyance, or found to be unenforceable for any other reason, you will not have a claim against the applicable subsidiary and will only be a creditor of us or any guarantor whose obligation was not set aside or found to be unenforceable.

We are subject to restrictive debt covenants and other requirements related to our indebtedness that limit our business flexibility by imposing restrictions on our operations.

          The indenture governing the Coinmach Corp. 9% notes contains, and the indenture governing the notes will contain, covenants that will restrict the ability of Coinmach Corp. and CSC, respectively, as well as the ability of their respective restricted subsidiaries to:

•	incur additional indebtedness or, in the case of our restricted subsidiaries, issue preferred stock;

•	create liens;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	sell or make certain dispositions of assets;

•	engage in sale and leaseback transactions;

•	engage in transactions with affiliates;

•	place restrictions on the ability of their respective restricted subsidiaries to pay dividends, or make other payments, to CSC or Coinmach Corp.; and

•	engage in mergers or consolidations and transfers of all, or substantially all of the assets of CSC or Coinmach Corp., respectively.

          In addition, the Coinmach Corp. credit facility, as amended, will contain, and the terms of any other indebtedness that we or our subsidiaries may enter into may contain, other and more restrictive covenants that limit our and our subsidiaries’ ability to incur indebtedness and make capital expenditures and limit our subsidiaries’ ability to make distributions or pay dividends to us. These covenants may also require us to meet or maintain specified financial ratios and tests.

          These restrictions could limit our ability to issue additional IDSs or separate notes, obtain future financings, make acquisitions or needed capital expenditures, withstand downturns in our business or take advantage of business opportunities. Furthermore, our ability to comply with the ratios and tests under these covenants may be affected by events beyond our control, including prevailing economic, financial, regulatory or industry conditions. A breach of any of such covenants, ratios or tests could result in a default under the terms of such indebtedness.

          Moreover, a breach of any of the covenants, ratios or tests could result in a default under the Coinmach Corp. credit facility, the indenture governing the Coinmach Corp. 9% notes and/or the indenture governing the notes. We expect that certain events of default under the Coinmach Corp. credit facility would prohibit Coinmach Corp. and its subsidiaries (including AWA, as a guarantor under such credit facility) from making distributions in respect of its capital stock. In addition, upon the occurrence of an event of default under the Coinmach Corp. credit facility or the indenture governing the Coinmach Corp. 9% notes, the lenders or noteholders, respectively, could elect to declare all amounts outstanding under the Coinmach Corp. credit facility or the indenture governing the Coinmach Corp. 9% notes, as applicable, to be immediately due and payable. If we were unable to repay those amounts, the lenders or noteholders, as applicable, could proceed against the security granted to them to secure that indebtedness. If the lenders or noteholders accelerated the payment of their indebtedness, our assets may not be sufficient to repay in full our indebtedness, including indebtedness under the notes.

We will require a significant amount of cash, which may not be available to us, to service our debt, including the notes, and to fund our liquidity needs.

          Our ability to make payments on, or to refinance or repay our debt, including the separate notes and the notes underlying the IDSs, to fund planned capital expenditures and expand our business, will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate enough cash flow in an amount sufficient to enable us to pay our outstanding debt or fund our other liquidity and capital needs. If we are unable to generate sufficient cash to service our debt requirements, we will be required to refinance our existing indebtedness. We cannot assure you that we will be able to refinance any of our debt under such circumstances on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we will have to consider other options, including:

•	sales of certain assets to meet our debt service requirements;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

You may not receive the level of dividends provided for in the dividend policy that our board of directors is expected to adopt upon the closing of this offering or any dividends at all.

          Following completion of this offering, to the extent that we have cash available for distributions and subject to applicable law, we intend to pay quarterly dividends of approximately $           per share. However, our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in the dividend policy or entirely discontinue the payment of dividends. Future dividends, if any, with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. In addition, upon a “Merger Event”, the limitation on payment of any dividends on the Class B subordinated common stock will automatically terminate, and all shares of

Class A and Class B common stock will be equally entitled to dividend payments. See “Dividend Policy and Restrictions.” Furthermore, the indenture governing the notes will contain limitations on our ability to pay dividends. See “Description of the Notes — Certain Covenants — Limitation on Restricted Payments.” You may not receive the level of dividends provided for in our dividend policy or any dividends at all.

          In addition, Delaware law restricts our ability to pay dividends. Under Delaware law, our board of directors and the board of directors for our corporate subsidiaries, may declare dividends only to the extent of our “surplus,” which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or if there is no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

          Additionally, our after-tax cash flow available for dividend and interest payments would be reduced if the notes were treated as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the notes could be treated as a dividend, and interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability.

          Any reduction or elimination of dividends or restrictions on the payment thereof may negatively affect the market price of the IDSs or the Class A common stock underlying the IDSs.

We may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control. This would place us in default under the indenture governing the notes.

          Under the indenture governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control could require us to repay borrowings under the Coinmach Corp. credit facility or to make an offer to repurchase the Coinmach Corp. 9% notes. Because the notes are effectively subordinated to the Coinmach Corp. credit facility to the extent of the value of the assets securing such indebtedness, such indebtedness would have to be repaid or repurchased before the assets of such subsidiaries could be available to us to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indenture governing the notes.

You will be immediately diluted by $           per share of Class A common stock if you purchase IDSs in this offering.

          If you purchase IDSs in this offering, you will experience an immediate dilution of $           per share of Class A common stock underlying the IDSs. This dilution per share is attributable to our tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of December 31, 2003, on a pro forma basis after giving effect to the Transactions, would have been approximately $           million, or $           per share of Class A common stock.

Voting control of us by Holdings may prevent you from receiving a premium in the event of a change of control and may create conflicts of interest.

          Following the Transactions, Holdings will control approximately      % of our voting power. Such voting control could have the effect of delaying, deferring or preventing a change in control, merger or tender offer of us, which would deprive you of an opportunity to receive a premium for your third party notes, IDSs or the underlying notes or Class A common stock and may negatively affect the market price of the third party notes, the IDSs or the underlying notes or Class A common stock. Moreover, Holdings could effectively receive a premium for transferring ownership to third parties that would not inure to your benefit.

          The interests of the equity investors and the management investors may conflict with the interests of holders of IDSs, separate notes or other holders of common stock. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of these parties as indirect holders of equity might conflict with the interests of a holder of the notes. These parties also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

The United States federal income tax consequences of the purchase, ownership and disposition of IDSs are unclear.

          No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of IDSs are not clear. We believe an IDS will be treated as a unit representing a share of Class A common stock and $          principal amount of notes, which notes are treated as indebtedness for United States tax purposes. However, the IRS may assert the position that the notes are equity for United States tax purposes, which if sustained by the courts could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IDSs, and materially increase our taxable income and, thus, our United States federal and applicable state income tax liability. This would reduce our after-tax cash flow and materially and adversely affect our ability to make interest payments on the notes and to distribute dividends on the Class A common stock. This would also result in holders who are not United States persons being subject to withholding and estate taxes with regard to the notes in the same manner as they will be with regard to the Class A common stock. Payments to holders that are not United States persons would not be grossed up for any such taxes. For discussion of these tax-related risks, see “Material United States Federal Income Tax Considerations.”

The allocation of the purchase price of the IDSs may not be respected.

          The purchase price of each IDS must be allocated between the share of Class A common stock and $          principal amount of notes in proportion to their respective fair market values at the time of purchase. If our allocation is not respected, it is possible that the notes will be treated as having been issued with OID (if the allocation to the notes were determined to be too high) or amortizable bond premium (if the allocation to the notes were determined to be too low). You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the notes.

Subsequent issuances of notes of the same series pursuant to an offering by us or following an exercise by Holdings of certain exchange rights and certain rights pursuant to the note warrants may cause you to recognize original issue discount and may have other adverse consequences.

          The indenture governing the notes and the related agreements with DTC will provide that, in the event there is a subsequent issuance by us of notes of the same series having terms identical (except for the issuance date) to the separate notes and notes underlying the IDSs, and such subsequently issued notes are treated as issued with OID or are issued subsequent to an automatic exchange of notes described below or if we otherwise determine that such notes need to have a new CUSIP number, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an inseparable unit comprised of a proportionate percentage of both the old notes and the newly issued notes, but the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. Therefore, subsequent issuances of notes with OID pursuant to an IDS offering by us or pursuant to the exercise by Holdings of exchange rights or rights under the note warrants may adversely affect your tax treatment by creating OID or increasing the OID, if any, that you were previously accruing with respect to the notes underlying your IDSs. However, because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of IDSs or separately, the combination of notes and shares of Class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment. Because any newly issued notes may be issued with OID in amounts different from the notes underlying the already existing IDSs, the IRS may assert that you have exchanged a portion of your notes, whether held as part of IDSs or separately, for the newly issued notes in a taxable exchange for United States federal income tax purposes. If such assertion were sustained, although the deemed exchange would be taxable, any loss realized could be disallowed. We intend to take the position that any subsequent issuance and exchange of notes, as described above, will not result in a taxable exchange of your notes for U.S. federal income tax purposes, but because of a lack of legal authority on point, our counsel is unable to opine on this matter.

          Following any subsequent issuance and exchange of notes described above, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes and IDSs will, by purchasing or holding notes or IDSs, agree to report OID in a manner consistent with this approach. However, there can be no assurance that the IRS will not assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or transferee thereof), all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

          Holders of subsequently issued notes having OID may not be able under New York and federal bankruptcy law to collect the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of CSC prior to the notes’ maturity date. As a result, an automatic exchange that results in a holder receiving an OID note could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

The separation of IDSs into shares of Class A common stock and notes may diminish the value of your investment in IDSs.

          Under certain circumstances, the IDSs will automatically separate into shares of Class A common stock and notes. In addition, a holder of IDSs may elect to separate its IDSs on and after the 45th day after the original issue date of the IDSs. See “Description of IDSs — Voluntary Separation and Recombination” and “— Automatic Separation.” Prior to this offering, there was no public market for the Class A common stock or the notes, and we cannot assure you that an active trading market will develop for these securities as separate securities. If no active trading market develops, the value of any separately held Class A common stock or notes may be diminished, and the value of your investment in the separately held components may be reduced below that of the equivalent amount of IDSs. We also cannot predict what effect a separate trading market in such underlying securities and/or the third party notes would have on the value of the IDSs.

If we subsequently issue notes with significant original issue discount, we may not be able to deduct all of the interest on those notes.

          It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations.” If any such notes were so treated, a portion of the OID on such notes may be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Before this offering, there has not been a public market for the IDSs, the shares of Class A common stock or the notes. Fluctuations in the price of the IDSs, the shares of Class A common stock or the notes could negatively affect the value of your investment.

          None of the IDSs, the shares of our Class A common stock or the notes (including the third party notes) has a public market history. In addition, there has not been an active market in the United States for securities similar to the IDSs. Although we intend to apply to list the IDSs on                , we

cannot assure you that an active trading market for the IDSs will develop in the future, if at all. We do not intend to initially list our Class A common stock on any exchange. See “Description of Capital Stock — Listing.” If the notes underlying your IDSs are redeemed or mature or there is an occurrence of certain bankruptcy events, the IDSs will automatically separate and you will then hold the shares of our Class A common stock, for which there may not be an active public market. Furthermore, we do not intend to list the notes, at any time, on any securities exchange. As a result of these factors and others, an active trading market may not develop for the third party notes, the IDSs, or the underlying Class A common stock and notes, in which case their liquidity and the market price may be adversely affected.

          The initial public offering price of the third party notes and the IDSs will be determined by negotiations among us, the equity investors, the management investors and the representatives of the underwriters and may not be indicative of the market price of the third party notes or the IDSs after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us and our customers, general interest rate levels and general market volatility could cause the market price of the third party notes and the IDSs to fluctuate significantly.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our Class A common stock or our notes may depress the price of the IDSs and the shares of our Class A common stock.

          Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our Class A common stock and could impair our ability to raise capital through future sales of our securities.

          We may issue shares of our Class A common stock and notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our Class A common stock, our notes or other securities in connection with any such acquisitions and investments.

          In addition, a holder of Class B common stock may exchange such shares, on a one-for-one basis, for shares of our Class A common stock or, subject to certain limitations, new IDSs. If these rights are exercised in full, holders of Class B common stock will collectively be able to acquire                     new IDSs or an equal number of shares of Class A common stock, or any combination thereof that equals such number. Furthermore, Class B stockholders will have the right to require us, under certain circumstances, to register their Class A common stock and/or IDSs and the underlying Class A common stock and notes, under the United States securities laws for sale in the public market. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — Registration Rights Agreement.” Any sales or distributions of IDSs or shares of our Class A common stock or notes could adversely affect the prevailing market price of the IDSs and the shares of our Class A common stock.

Risks Relating to Our Business

We have a history of net losses.

          In the past, we have experienced net losses. We incurred net losses of approximately $28.3 million and $23.3 million for the twelve months and the nine months ended December 31, 2003, respectively. These losses have resulted from a variety of costs including, but not limited to, debt financing costs resulting from our growth strategy and non-cash charges such as depreciation and amortization of intangible assets. No assurance can be given that net losses will not occur in future periods.

We are dependent upon lease renewals.

          Our business is highly dependent upon the renewal of our lease contracts with property owners and management companies. We have historically focused on obtaining long-term, renewable lease contracts, and management estimates that approximately 90% of our locations are subject to long-term leases with initial terms of five to ten years. There can be no assurance that (i) we will be able to secure long-term exclusive leases as they expire, (ii) our new leases will contain the same renewal and related material terms or (iii) we will not experience a loss of business if property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels. See “Business — Our Strategy — Description of Principal Operations — Location Leasing.”

We may not be able to successfully locate, acquire and integrate “tuck-in” acquisitions.

          We evaluate from time to time opportunities to acquire local, regional and multi-regional route businesses. There can be no assurance that we will find attractive acquisition candidates or effectively manage the integration of acquired businesses into our existing business. If the expected operating efficiencies from such transactions do not materialize, if we fail to integrate new businesses into our existing business, or if the costs of such integration exceed expectations, our operating results and financial condition could be adversely affected. Future acquisitions could result in the incurrence of debt and the assumption of contingent liabilities and amortization expenses related to other intangible assets, any of which could adversely affect our operating results and financial condition.

We have significant capital requirements.

          We must continue to make capital expenditures relating to our route business to maintain our operating base, including investments in equipment, advance location payments and laundry room improvements. Capital expenditures in connection with maintaining and expanding our machine base for the twelve months and nine months ended December 31, 2003, respectively, was approximately $85.8 million (excluding approximately $3.6 million relating to acquisitions and $4.0 million related to capital lease payments) and approximately $66.5 million (excluding approximately $3.4 million relating to acquisitions and $3.1 million relating to capital lease payments). There can be no assurance that we will not have unanticipated capital expenditure requirements in the future. While we estimate that we will generate sufficient cash flow from operations to finance anticipated capital expenditures, there can be no assurance that we will be able to do so.

Reduced occupancy levels could adversely affect us.

          Extended periods of reduced occupancy can adversely affect our operations. In a period of occupancy decline, we could be faced with reductions in revenues and cash flow from operations in certain areas. In past periods of occupancy decline, we designed incentive programs that were successful in maintaining stable profit margins by offering owners and management companies financial incentives relating to increased occupancy levels in exchange for certain guaranteed minimum periodic payments. Although we are geographically diversified and our revenue is derived from a large customer base, there can be no assurance that we will maintain our revenue levels or cash flow from operations in periods of low occupancy.

We are dependent on key personnel.

          Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees, all of whom have employment agreements. We do not maintain insurance policies with respect to such employees, and our operations could be affected adversely if, for any reason, such officers or key employees do not remain with us. See “Management.”

Our industry is highly competitive.

          The laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. The industry is fragmented nationally, with many small, private and family-owned businesses operating throughout all major metropolitan areas. Notwithstanding the fragmentation of the industry, there are currently three companies, including us, with significant operations in multiple regions throughout the United States. Some of our competitors may possess greater financial and other resources. Furthermore, current and potential competitors may make acquisitions or may establish relationships among themselves or with third parties to increase their ability to compete within the industry. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. If this were to occur, our business, operating results, financial condition and cash flows could be materially adversely affected.

We have significant intangible assets.

          As of December 31, 2003, approximately $531.4 million, or 54.6%, of our total assets were intangible assets, consisting primarily of contract rights and goodwill. In the event of a sale or liquidation, there can be no assurance that the value of our intangible assets would be realized.

We face risks associated with environmental regulation.

          Our business and operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. To the best of management’s knowledge, there are no existing or potential environmental claims against us, nor have we received any notification of responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release of any hazardous material, substance or waste generated by us that is likely to have a material adverse effect on our business or financial condition. However, we cannot predict with any certainty that we will not in the future incur any liability under environmental laws and regulations that could have a material adverse effect on our business or financial condition.

Current California and Maryland state law and proposed legislation in other states imposing heightened energy and water efficiency standards on commercial clothes washers could require a significant increase in our capital expenditures and consequently reduce our profit margins.

          Under current federal Department of Energy (referred to as the DOE) regulations, residential washers are subject to certain federal energy efficiency standards. States are explicitly preempted from regulating the energy efficiency of any products, including residential washers, covered by such federal regulations. However, the DOE does not consider “commercial” washers, including those similar to residential washers in all respects except for the addition of a coin slot or other device to accept payment, to be covered by its regulations. As a result, California and Maryland were able to adopt statewide regulations for commercial washers. Such regulations either heightened the federal DOE energy efficiency standards applicable to residential washers, or accelerated the effective date of certain federal standards scheduled to be implemented.

          If the DOE does not amend the interpretation of its existing regulations to include commercial washers and thereby preclude the implementation of the California and Maryland laws and the proposed legislation in other states, and if other states adopt standards similar to California’s and Maryland’s, our capital expenditures, as well as those of other industry participants, will significantly increase in order to comply with such standards. If we are unable to mitigate such increased capital through price increases, we may be unable to recover such costs and our cash flows would be materially adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management’s current beliefs or estimates of future results or trends and are subject to certain risks, uncertainties and assumptions relating to our operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties that may be beyond our control. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Other risks and uncertainties also include changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including our stockholders, customers, suppliers, competitors, legislative, regulatory, judicial and other governmental authorities. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our future performance and actual results of operations may vary significantly from those anticipated, projected, believed, estimated, expected, intended or planned.

          You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

USE OF PROCEEDS

          The table below sets forth our estimates of the aggregate proceeds from our offering of IDSs and third party notes and the use of the proceeds to effect the Transactions. The estimates below (i) assume an initial public offering price of $           per IDS, and (ii) do not take into account the exercise by the underwriters of their over-allotment option. Actual amounts will vary from the amounts shown below.

          We will distribute the aggregate of the proceeds from the offering, net of underwriting discounts and our fees and expenses, as follows: (i) we will lend approximately $           million to Coinmach Corp. in exchange for the intercompany note and (ii) we will make a capital contribution to Coinmach Corp., through Laundry Corp., of approximately $           million.

          Coinmach Corp. will use part of the proceeds received by it to redeem a portion of the Coinmach Corp. 9% notes in the aggregate principal amount of $           million plus $           million of accrued interest and related redemption premium, and to repay $           million of outstanding indebtedness under the Coinmach Corp. credit facility.

          Coinmach Corp. will distribute approximately $           million of the proceeds to Laundry Corp., which will use such amounts to redeem all of its outstanding Class A preferred stock and approximately $           million of its outstanding Class B preferred stock. See “The Transactions” for a detailed description of the Transactions.

Sources

(in millions)

IDSs offered hereby	$
Third party notes

Total	$

Uses
(in millions)

Redeem Laundry Corp. Class A Preferred Stock	$
Redeem Laundry Corp. Class B Preferred Stock
Redeem Coinmach Corp. 9% Notes
Redemption premium
Accrued interest(1)
Repay Coinmach Corp. Credit Facility(2)
Fees and expenses(3)

Total	$

(1)	Represents accrued interest through , the anticipated date of redemption of the portion of Coinmach Corp. 9% notes.

(2)	The Coinmach Corp. credit facility consists of (i) term loans in an aggregate principal amount of $ million and $ million which accrue interest at a rate of 3.94% to 4.88% and mature on January 25, 2008 and July 25, 2009, respectively, and (ii) an undrawn $ million revolving credit facility scheduled to expire in January 2008. Includes accrued interest through , the anticipated date of the repayment of amounts outstanding under the Coinmach Corp. credit facility.

(3)	Amount includes an estimated $ million underwriting discount in connection with our initial public offering of IDSs and third party notes and approximately $ million in estimated costs and expenses incurred by us and Coinmach Corp. in connection with the Transactions.

DIVIDEND POLICY AND RESTRICTIONS

          Upon completion of this offering, our board of directors will adopt a dividend policy pursuant to which, in the event and to the extent we have available cash for distribution to the holders of shares of our common stock as of the end of any quarter, and subject to applicable law, the terms of the indenture governing the notes and any of our other then outstanding indebtedness, our board of directors will declare cash dividends on our common stock as described below. The initial dividend rate is expected to be equal to $           per share per annum, subject to adjustment. We will pay those dividends quarterly. In addition, to the extent that our subsidiaries have available cash for distribution, and subject to applicable law and the terms of their indebtedness, we will also cause our subsidiaries to distribute funds to us in respect of their equity interests sufficient to permit us to make the distribution described in the preceding sentence. Coinmach Corp. will also be obligated to pay interest to us under the intercompany note.

Classes of Common Stock

          Our certificate of incorporation will provide for the issuance of three classes of common stock: (i) the Class A common stock, (ii) the Class B priority common stock, and (iii) the Class B subordinated common stock. We will initially issue to Holdings an equal number of shares of Class B priority common stock and Class B subordinated common stock, and these classes will have identical rights under our certificate of incorporation, except with respect to the receipt of dividend payments. All references in this prospectus to the “Class B common stock” refer collectively to the Class B priority common stock and the Class B subordinated common stock.

          Our certificate of incorporation will provide that, at all times prior to a “Merger Event” (as defined in “Description of the Notes”), our board of directors may not declare any dividends on the Class B subordinated common stock for any quarterly period unless and until dividends have been declared and paid in full on the Class A common stock and the Class B priority common stock in an amount at least equal to the initial rate set forth above. With respect to any dividend declared at any time in the period subsequent to a Merger Event (which we refer to as the “post-merger period”), such dividend will be paid ratably among all then outstanding shares of Class A common stock, Class B priority common stock and Class B subordinated common stock.

          In addition, if in the post-merger period our board of directors declares any dividend on all shares of our common stock, subject to applicable law, the terms of the indenture governing the notes and any of our other then outstanding indebtedness, our board may also declare and pay additional dividends on the then outstanding shares of Class B subordinated common stock. Any additional dividend per share of Class B subordinated stock may not exceed the aggregate dividend payments made on one share of Class A common stock prior to a Merger Event, minus the aggregate dividend payments made on one share of Class B subordinated common stock during the same period (which we refer to as the “additional dividend amount”), minus any additional dividends already declared and paid on one share of Class B subordinated common stock during the post-merger period. A share of Class B subordinated common stock will not be entitled to any additional dividend payments upon payment in full of such additional dividend amount.

          Upon any redemption of Class B common stock or any exchange or conversion of Class B common stock for Class A common stock, any rights associated with such Class B common stock, including rights with respect to any dividend payments, will immediately expire (except in the event such redemption, exchange or conversion occurs subsequent to a record date for a dividend payment and prior to the corresponding dividend payment date, in which case the holder of such Class B common stock will be entitled to such corresponding dividend payment).

          Our board of directors may, in its discretion, amend or repeal our dividend policy. However, pursuant to our certificate of incorporation, the board of directors may not amend or repeal the dividend policy with respect to the Class B subordinated common stock or decrease the level of or discontinue payment of dividends on the shares of the Class B subordinated common stock without the consent of holders of a majority of our Class B common stock then outstanding.

Limitations on Our Ability to Pay Dividends

General

          Future dividends with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits, if any, for the then current and/or immediately preceding fiscal years. Our board of directors may decrease the level of dividends provided for in our existing dividend policy or discontinue entirely the payment of dividends.

Indenture; Other Restrictions

          If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide whether to use that cash to fund capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes.

          The indenture governing the notes will restrict our ability to declare and pay dividends on our common stock as described under “Description of the Notes — Certain Covenants — Limitation on Restricted Payments.” To the extent any dividend payment would constitute a “restricted payment,” such payments will be prohibited if:

(i) there is an existing or resulting default or an event of default under such indenture;

(ii) prior to or as a result of such dividend payments we are not in compliance with the consolidated fixed charge coverage ratio then in effect, as described under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness;” or

(iii) the aggregate amount of the dividend payments exceeds the amounts then available under the “earnings/equity” basket as set forth under such restricted payments covenant.

          We may also pay quarterly dividends in an amount up to      % of our “Distributable Cash Flow” for such quarter, minus our “Consolidated Interest Expense” for the most recent quarter for which financial statements are then available (as each of such terms are defined in “Description of the Notes”). Furthermore, to the extent that in any quarter we pay an amount of dividends less than the amount available under such formula, the difference between the amount paid and the amount available will be added to the determination of amounts available for the next quarterly dividend payment.

          Our ability to pay dividends in any quarter under the foregoing formula will be subject to certain conditions:

(i) there may not be a default or event of default under such indenture;

(ii) Consolidated Interest Expense must be less than % of Distributable Cash Flow; and

(iii) we must determine in good faith that, notwithstanding such dividend payments, we will be able to satisfy liquidity needs specified in the indenture.

          To the extent dividend payments are made in compliance with the formula and conditions described above, such payments will not constitute “restricted payments” under the indenture governing the notes.

          The cash used to make dividend payments is expected to be funded by dividends and other distributions to us from our subsidiaries and payments of interest and principal to us by Coinmach Corp on the intercompany note. However, dividends and distributions from our subsidiaries will be subject to the discretion of their respective boards of directors and limited by the terms of each of their existing indebtedness. Specifically, with respect to dividend payments from Coinmach Corp., the indenture governing the Coinmach Corp. 9% notes restricts the ability of Coinmach Corp. and its restricted subsidiaries (including AWA) to declare and pay dividends on its capital stock (other than with respect to such subsidiaries, dividends to Coinmach Corp.) if:

(i) there is an existing or resulting default or an event of default under such indenture;

(ii) prior to or as a result of such dividends Coinmach Corp. is not in compliance with the consolidated fixed charge coverage ratio then in effect under the limitation on incurrence of additional debt covenant contained in such indenture; or

(iii) the aggregate amount of dividends exceeds the amounts then available under the “earnings/equity” basket as set forth under the restricted payments covenant contained in such indenture.

          In addition, we expect the Coinmach Corp. credit facility, as amended, to contain similar and additional limitations on the ability of Coinmach Corp. and its subsidiaries (including AWA) to pay cash dividends. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Our subsidiaries will not guarantee the dividend payments on our Class A common stock at any time and, other than Laundry Corp., will not guarantee our notes until the occurrence of certain events.”

          With respect to principal and interest payments from Coinmach Corp., the intercompany note and the guarantees thereon are senior unsecured obligations of Coinmach Corp. and its subsidiaries, respectively. Accordingly, our rights to payment thereon are effectively subordinated to all secured indebtedness of Coinmach Corp. to the extent of the collateral securing such indebtedness. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The rights of our noteholders to receive payments on the notes will be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis. The proceeds from the liquidation of the collateral securing our notes may not be sufficient to pay all amounts owed under our notes.”

          For the reasons stated above, we cannot assure you that any of our subsidiaries will be able to make dividends or distributions or that Coinmach Corp. or its subsidiaries will be able to make payments under the intercompany note and the intercompany note guarantees in amounts sufficient to allow us to declare or pay dividends to you as the holders of our Class A common stock.

CAPITALIZATION

          The following table sets forth the cash and cash equivalents and capitalization of (i) Laundry Corp., on a historical basis and (ii) CSC, as adjusted to give effect to the Transactions, including (a) the IDS offering of $           million and the application of the net proceeds therefrom and (b) the offering of $           million aggregate principal amount of the third party notes and the application of the net proceeds therefrom. This table should be read in conjunction with the unaudited pro forma financial data of CSC and the combined and consolidated financial statements of Laundry Corp. and the notes thereto included elsewhere in this prospectus.

December 31, 2003

	Actual	As Adjusted

(in thousands)
Cash and cash equivalents	$	$

Debt:
Credit facility indebtedness(1)	$	$
9% Senior Notes due 2010
Notes offered hereby(2)
Other long-term debt

Total debt
Redeemable preferred stock

Stockholders’ (deficit) equity
Common Stock — $ par value, shares authorized; shares issued and outstanding actual
Class A Common Stock — $ par value, shares authorized; shares issued and outstanding as adjusted
Class B Common Stock — $ par value, shares authorized; shares issued and outstanding as adjusted
Capital in excess of par value
Carryover basis adjustment
Accumulated other comprehensive loss, net of tax
Accumulated deficit
Deferred Compensation
Total stockholders’ (deficit) equity

Total Capitalization	$	$

(1)	Does not include $ million available to be drawn under the Coinmach Corp. credit facility. Coinmach Corp.’s indebtedness under its credit facility is secured by substantially all of the assets of Coinmach Corp. and its domestic subsidiaries. See “Description of Certain Indebtedness.”

(2)	Includes notes underlying IDSs and third party notes.

DILUTION

          Dilution is the amount by which the portion of the price paid by purchasers of IDSs in the offering that is allocated to our shares of common stock exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

          For purposes of calculating dilution below, we have assumed that as of December 31, 2003, all Class B common stock owned by Holdings had been exchanged for IDSs simultaneously with the closing of this offering and that                      shares of our Class A common stock are outstanding.

          After giving pro forma effect to the Transactions and the application of the net proceeds therefrom as described under “Use of Proceeds,” our pro forma as adjusted net tangible book deficiency as of December 31, 2003 would have been approximately $           million, or $           per share. This represents an immediate increase in net tangible book value of $           per share of Class B common stock to Holdings and an immediate dilution of $           per share of Class A common stock to new investors purchasing IDSs in this offering.

          The following table illustrates this substantial and immediate dilution to new investors:

Per Share of
Class A
Common Stock

Assumed initial public offering price of Class A common stock underlying the IDSs	$
Net tangible book value per share as of December 31, 2003 ( shares)
Increase per share attributable to cash payments made by investors in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution in net tangible book value per share to new investors	$

The following table summarizes on a pro forma basis as of December 31, 2003 (assuming consummation of the Transactions and that all Class B common stock owned by Holdings had been exchanged for IDSs as of such date):

•	the total shares of our Class A common stock held by IDS holders and Holdings;

•	the total consideration paid to us (in cash or other property) by Holdings and new investors, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering; and

•	the average price per share of Class A common stock paid (in cash or other property) by new investors and Holdings:

Shares of
Common Stock
Purchased
Average Price Per
	Purchased		Total	Share of Class A
	Number	Percent	Consideration	Common Stock

Holdings		%	$(1)	$
New investors

Total		%	$	$

(1)	Represents the fair market value of the shares of Laundry Corp. capital stock and AWA common stock exchanged by Holdings in return for the shares of CSC Class B common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

          The following tables display the selected consolidated historical financial data of Laundry Corp. which is expected to be similar in all material respects to our consolidated historical financial data after the offering contemplated hereby for the periods ended and as of the dates indicated. We derived certain of the historical data for the fiscal years ended March 31, 1999 and March 31, 2000, for the three month period from April 1, 2000 to June 30, 2000 and the nine month period from July 1, 2000 to March 31, 2001 and for the fiscal years ended March 31, 2002 and March 31, 2003 from our audited consolidated financial statements and for the nine months ended December 31, 2002 and December 31, 2003 from our unaudited condensed consolidated financial statements. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. However, the historical data for the results of operations for the nine months ended December 31, 2002 and December 31, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending March 31, 2004. The following selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto appearing elsewhere in this prospectus.

			Three Months	Nine Months
			April 1, 2000	July 1, 2000 to
			to June 30,	March 31,
	Fiscal Year Ended		2000	2001	Fiscal Year Ended		Nine Months Ended

			Pre-Going	Post-Going
	March 31,	March 31,	Private	Private	March 31,	March 31,	December 31,	December 31,
	1999	2000	Transaction(7)	Transaction(8)	2002	2003	2002	2003

	(Dollars in thousands)
Operations Data:
Revenues	$505,323	$527,079	$134,042	$393,608	$538,895	$535,179	$403,088	$398,208
Other items, net(1)	—	—			—	(454)	(2,507)	96
Operating income	50,942	44,928	10,597	17,528	36,270	55,348	47,272	36,110
Net (loss) income	(11,974)	(16,589)	(4,759)	(29,063)	(42,335)	(3,200)	1,839	(23,276)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$26,515	$23,174		$25,859	$27,820	$27,428	$32,719	$37,511
Property and equipment, net	233,610	237,160		276,004	284,413	286,686	287,863	287,168
Contract rights, net	409,009	380,964		373,352	348,462	335,327	338,591	326,306
Advance location payments	79,705	77,212		74,233	69,257	70,911	71,227	73,274
Total assets	901,296	876,173		1,017,012	992,075	976,163	990,081	974,246
Total long-term debt(2)	687,491	685,069		698,719	737,555	718,112	718,504	719,409
Preferred stock	—	—		200,065	220,362	241,200	235,508	259,523
Stockholders’ equity (deficit)	48,040	32,321		(51,543)	(113,743)	(138,460)	(128,262)	(161,069)

footnotes on following page

			Three Months	Nine Months
			April 1, 2000	July 1, 2000 to
			to June 30,	March 31,
	Fiscal Year Ended		2000	2001	Fiscal Year Ended		Nine Months Ended

			Pre-Going	Post-Going
	March 31,	March 31,	Private	Private	March 31,	March 31,	December 31,	December 31,
	1999	2000	Transaction(7)	Transaction(8)	2002	2003	2002	2003

	(Dollars in thousands)
Financial Information and Other Data:
Cash flow provided by operating activities	$102,951	$90,258	$17,314	$68,014	$77,799	$103,900	$88,872	$81,227
Cash flow used in investing activities	(181,665)	(88,404)	(24,273)	(66,202)	(82,255)	(81,330)	(61,946)	(68,601)
Cash flow provided by (used in) financing activities	82,773	(5,195)	8,362	(530)	6,417	(22,962)	(22,027)	(2,543)
EBITDA(3)	$164,390	$167,930	$42,154	$120,670	$165,967	$159,072	$122,615	$117,076
EBITDA margin(4)	32.53%	31.86%	31.45%	30.66%	30.80%	29.72%	30.42%	29.40%
Capital expenditures:(5)
Capital expenditures	$84,134	$88,404	$24,273	$60,620	$79,464	$86,685	$67,417	$66,534
Acquisition capital expenditures	97,531	—	—	5,582	3,723	1,976	1,841	3,423
Ratio of earnings to fixed charges(6)	—	—	—	—	—	—	1.04	—

(1)	Other items, net, for the fiscal year ended March 31, 2003 consists of a gain from the sale of an investment offset by various expenses relating to (i) the AWA Transactions, (ii) the formation of ALFC, a wholly owned subsidiary of Super Laundry and (iii) the consolidation of certain Super Laundry offices. Other items, net, for the nine months and the twelve months ended December 31, 2003, consists of a gain from the sale of an investment offset by various expenses relating to the consolidation of certain Super Laundry offices. For more information regarding the AWA Transactions, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Operating and Investing Activities — The AWA Transactions.”

(2)	Total long-term debt at March 31, 2001, March 31, 2000 and March 31, 1999 does not include the unamortized premium of $5,555, $6,789 and $8,023, respectively, recorded as a result of the issuance by Coinmach Corp. of $100 million aggregate principal amount of 11 3/4% Series C Senior Notes due 2005 in October 1997. The 11 3/4% Series C Senior Notes were redeemed in their entirety by Coinmach Corp. on February 25, 2002 and the unamortized premium on such date was included in the determination of the loss on extinguishment of debt.

(3)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization, and other items, net, loss on extinguishment of debt and transaction fees and expenses. Management believes that EBITDA is useful as a means to evaluate CSC’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. Additionally, because CSC has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to footnotes continued on following page

other similarly titled measures of other companies. The following table reconciles CSC’s EBITDA to net loss of each period presented (in thousands).

				Nine
			Three Months	Months
			April 1, 2000	July 1, 2000
			to June 30,	to March 31,
	Fiscal Year Ended		2000	2001	Fiscal Year Ended		Nine Months Ended

			Pre-Going	Post-Going
	March 31,	March 31,	Private	Private	March 31,	March 31,	December 31,	December 31,
	1999	2000	Transaction	Transaction	2002	2003	2002	2003

Net (loss) income	$(11,974)	$(16,589)	$(4,759)	$(29,063)	$(42,335)	$(3,200)	$1,839	$(23,276)
Depreciation and amortization	113,448	123,002	31,557	103,142	129,697	104,178	77,850	80,870
Other items, net	—	—	—	—	—	(454)	(2,507)	96
Loss on extinguishment of debt(i)	—	—	—	—	11,402	—	—	—
Transaction fees and expenses(ii)	—	—	—	2,750	—	—	—	—
Interest expense	65,995	67,326	16,685	52,461	73,036	58,167	43,665	43,132
Interest expense — preferred stock dividend	—	—	—	—	—	—	—	18,324
(Benefit) provision for income taxes	(3,079)	(5,809)	(1,329)	(8,620)	(5,833)	381	1,768	(2,070)

EBITDA	$164,390	$167,930	$42,154	$120,670	$165,967	$159,072	$122,615	$117,076

(i)	Loss on extinguishment of debt for the fiscal year ended March 31, 2002 consists of costs incurred in connection with Coinmach Corp.’s refinancing on January 25, 2002.

(ii)	Transaction fees and expenses for the nine month period from July 1, 2000 to March 31, 2001 consist of costs related to the Going Private Transaction. For more information regarding the Going Private Transaction, please see “Business — General Development of Business.”

(4)	EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate CSC’s performance over various sales levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with accounting principles generally accepted in the United States.

(5)	Capital expenditures represent amounts expended for property and equipment as well as for advance location payments to location owners. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multi-regional route operators.

(6)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (losses) from continuing operations before income taxes and fixed charges. Fixed charges include interest expense on indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. We had a deficiency to cover fixed charges of $15,052, $22,398, $6,088, $37,683, $48,168 and $2,819 for the fiscal years ended March 31, 1999 and March 31, 2000, for the three month period from April 1, 2000 to June 30, 2000 and the nine month period from July 1, 2000 to March 31, 2001 and for the fiscal years ended March 31, 2002 and March 31, 2003, respectively. We had a deficiency to cover fixed charges of $25,346 for the nine months ended December 31, 2003.

(7)	As a result of the Going Private Transaction that was accounted for using the purchase method of accounting and, due to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date of which control was effective), Laundry Corp. adjusted its consolidated assets and liabilities to their estimated fair values, based on valuations, estimations and other studies. Therefore, the financial statements presented for the “Post-Going Private Transaction” period are not comparable to the financial statements presented for the “Pre-

footnotes continued on following page

Going Private Transaction” period. Had the Going Private Transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the “Pre-Going Private Transaction” period ended June 30, 2000. This includes the results of operations for the three month period April 1, 2000 to June 30, 2000, representing the results prior to the Going Private Transaction. For more information regarding the Going Private Transaction, please see “Business — General Development of Business.”

(8)	Includes the results of operations for the nine month period July 1, 2000 to March 31, 2001, representing the results subsequent to the Going Private Transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

          The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations data for the year ended March 31, 2003 and the nine months ended December 31, 2003 gives effect to the Transactions as if the Transactions occurred on April 1, 2002. The unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 gives effect to the Transactions as if the Transactions occurred on December 31, 2003. These estimates are preliminary and the final valuation could differ from these estimates.

          Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Transactions; however, the unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations data as of any future date or for any future period.

          The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2003 and the nine months ended December 31, 2003 do not include one time costs or charges related to the Transactions, including (i) the payment of the redemption premium relating to the redemption of Coinmach Corp. 9% notes of approximately $           million, (ii) the transaction fees and expenses, anticipated to be approximately $           million, related to the redemption of the Laundry Corp. preferred stock, the Coinmach Corp. 9% notes, and the repayment of a portion of the Coinmach Corp. credit facility and (iii) the write-off of the proportionate unamortized balance of deferred borrowing costs, approximately $           million and $           million for the year ended March 31, 2003 and the nine months ended December 31, 2003, respectively, relating to the Coinmach Corp. 9% notes that will be redeemed and the portion of the Coinmach Corp. credit facility that will be repaid. These costs are excluded from the unaudited pro forma condensed consolidated statement of operations since we do not expect these costs to have any effect on future periods. The Transactions were not accounted for under purchase accounting since there was no change of control.

          The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

COINMACH SERVICE CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003
(in thousands of dollars)

	Laundry	Transactions
	Corp.	Pro Forma		Pro Forma
	Historical	Adjustments		As Adjusted

ASSETS:
Cash and cash equivalents	$37,511	$		$
Receivables, net	6,565
Inventories and prepaid expenses	19,511
Advance location payments	73,274
Land, property and equipment, net	287,168
Contract rights, net	326,306
Goodwill	205,108
Other assets	18,803		(1)
			(2)
			(2)

Total assets	$974,246	$		$

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and accrued liabilities	$28,503	$		$
Accrued rental payments	31,857
Accrued interest	17,733		(3)
Interest rate swap liabilities	2,730
Deferred income taxes	75,560
9% Senior Notes due 2010	450,000		(3)
Credit Facility indebtedness	261,250		(4)
Other long-term debt	8,159
IDS debt	—		(5)
Third party notes	—		(7)
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $259,523)	259,523		(8)
			(10)

	1,135,315
Stockholders’ (deficit) equity:
Class A and Class B common stock and capital in excess of par value	5,194		(6)
			(10)
			(1)
Carryover basis adjustment	(7,988)
Accumulated other comprehensive loss, net of tax	(1,493)
Deferred compensation	(109)
Accumulated deficit	(156,673)		(9)
			(9)
			(3)
			(2)

Total stockholders’ (deficit) equity	(161,069)

Total liabilities and stockholders’ (deficit) equity	$974,246	$		$

See “Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet”

COINMACH SERVICE CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003

(1)	Reflects anticipated transaction fees and expenses applicable to the senior secured notes and common stock underlying the IDSs.

(2)	Reflects the write-off of the proportionate unamortized balance of deferred financing costs relating to the Coinmach Corp. 9% notes that will be redeemed and the Coinmach Corp. credit facility that will be repaid.

(3)	Reflects amounts associated with the redemption of a portion of the Coinmach Corp. 9% notes, including the principal amount redeemed, the payment of accrued interest thereon and the redemption premium relating to such redemption.

(4)	Reflects the amount of the Coinmach Corp. credit facility that will be repaid.

(5)	Reflects the amount of senior secured notes underlying the IDSs.

(6)	Reflects the amount of common stock underlying the IDSs.

(7)	Reflects the amount of third party notes offered separate and apart from the IDSs.

(8)	Reflects the amount of Laundry Corp. preferred stock that will be redeemed and dividends thereon.

(9)	Reflects the anticipated transaction fees and expenses applicable to the redemption of a portion of the Laundry Corp. preferred stock and a portion of the Coinmach Corp. 9% notes, as well as the repayment of a portion of the outstanding indebtedness under the Coinmach Corp. credit facility.

(10)	Reflects the anticipated exchange of Laundry Corp. preferred stock and dividends thereon for Class B common stock.

COINMACH SERVICE CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Fiscal Year Ended March 31, 2003
(in thousands of dollars)

	Laundry	Transactions
	Corp.	Pro Forma	Pro Forma
	Historical	Adjustments	As Adjusted

REVENUES:	$535,179	$	$
COSTS AND EXPENSES:
Operating, general and administrative expense	376,107
Depreciation and amortization	104,178
Other items, net	(454)

	479,831

Operating income	55,348
Interest expense	58,167	(1)

Loss before income taxes	(2,819)
Provision (benefit) for income taxes	381	(2)

Net loss	(3,200)
Preferred stock dividends	(20,838)	(3)
		(4)

Net loss attributable to common stockholders	$(24,038)	$	$

See “Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations”

COINMACH SERVICE CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended December 31, 2003
(in thousands of dollars)

	Laundry	Transactions
	Corp.	Pro Forma	Pro Forma
	Historical	Adjustments	As Adjusted

REVENUES:	$398,208	$	$
COSTS AND EXPENSES:
Operating, general and administrative expense	281,132
Depreciation and amortization	80,870
Other items, net	96

	362,098

Operating income	36,110
Interest expense	43,132	(1)
Interest expense — preferred stock dividend	18,324	(3)
		(4)

Total interest expense	61,456

Loss before income taxes	(25,346)
Benefit for income taxes	(2,070)	(2)

Net loss	$(23,276)	$	$

See “Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations”

COINMACH SERVICE CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

          (1) The following table represents a reconciliation of pro forma interest expense (in thousands of dollars):

Nine Months
	Year Ended			Ended
	March 31, 2003			December 31, 2003

Historical interest expense		$58,167		$43,132
Add:
Interest on senior notes underlying IDSs
Principal amount	$
Interest rate			%
Interest on new third party debt
Principal amount	$
Interest rate			%
Amortization of deferred financing costs ($ million over 20 years)
Deduct:
Interest on Coinmach Corp. 9% notes redeemed
Principal amount	$
Interest rate			%

Interest on existing credit facility repaid
Principal amount	$
Interest rate (4.86% and 4.15%, respectively)
Amortization of deferred financing costs relating to Coinmach Corp. 9% notes redeemed
Amortization of deferred financing costs on existing credit facility repaid

Pro forma adjustment

Pro forma interest expense	$			$

          (2) Represents the income tax effect of the pro forma adjustments at the statutory tax rate.

          (3) Represents the amount of dividends related to the Laundry Corp. preferred stock that is to be redeemed.

          (4) Represents the amount of dividends related to the Laundry Corp. preferred stock that is to be exchanged for Class B common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis pertains to our results of operations and financial position, of Laundry Corp. which is expected to be similar in all material respects to our consolidated historical financial data after the offering contemplated hereby for the years ended March 31, 2003 (our 2003 fiscal year), March 31, 2002 (our 2002 fiscal year), and the period from April 1, 2000 to March 31, 2001 (2001 12-month period) and the nine-month periods ended December 31, 2003 and 2002 and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. The 2001 12-Month Period is comprised of the historical results combined from the period from April 1, 2000 to June 30, 2000 with the period from July 1, 2000 to March 31, 2001. The 2001 12-Month Period is not necessarily indicative of what the results for the periods would have been had the Going Private Transaction not occurred and is not adjusted for the pro-forma effect that additional depreciation and amortization would have on such period had the Going Private Transaction occurred at the beginning of such period. For more information regarding the Going Private Transaction please see “Business — General Development of Business.”

          Except for the historical information contained herein, certain matters discussed in this document are forward-looking statements based on the beliefs of our management and are subject to certain risks and uncertainties, including the risks and uncertainties discussed below, and the other risks set forth in “Risk Factors.” Should any of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our future performance and actual results of operations may differ materially from those expected or intended.

Overview

          We are principally engaged in the business of supplying laundry equipment services to multi-family housing properties. Our most significant revenue source is our route business, which over the last three fiscal years has accounted for approximately 89% of our revenue. Through our route operations, we provide laundry equipment services to locations by leasing laundry rooms from building owners and property management companies, typically on a long-term, renewable basis. In return for the exclusive right to provide these services, most of our contracts provide for commission payments to the location owners. Commission expense (also referred to as rent expense), our single largest expense item, is included in laundry operating expenses and represents payments to location owners. Commissions may be fixed amounts or percentages of revenues and are generally paid monthly. In addition to commission payments, many of our leases require us to make advance location payments to location owners, which are capitalized and amortized over the life of the applicable leases. At December 31, 2003, we owned and operated approximately 675,000 washers and dryers in approximately 70,000 locations throughout North America, including 164 retail laundromats located in Texas and Arizona.

          The operation of retail laundromats involves leasing store locations in desirable geographic areas, maintaining an appropriate mix of washers and dryers at each store location and servicing the washers and dryers at such locations.

          We also operate an equipment rental business through AWA. AWA leases laundry equipment and other household appliances and electronic items to property owners, managers of multi-family housing properties, and, to a lesser extent, individuals and corporate entities. At December 31, 2003, approximately 200,000 washers and dryers were installed with our rental customers through AWA.

          We also operate an equipment distribution business through Super Laundry. Super Laundry’s business consists of constructing and designing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts. In addition, Super Laundry, through its wholly owned subsidiary, American Laundry Franchising Corp. or ALFC, builds and develops laundromat facilities for sale as franchise locations. For each franchise laundromat facility, ALFC enters into a purchase agreement and a license agreement with the buyer whereby the buyer may use certain systems created by ALFC to operate such facility. ALFC receives revenue primarily from the sale price of the laundromat facility and, to a lesser extent, from an initial franchise fee and certain other fees based on the sales from such facility.

          Laundry operating expenses include, in addition to commission payments, (i) the cost of machine maintenance and revenue collection in the route and retail laundromat business, including payroll, parts, insurance and other related expenses, (ii) costs and expenses incurred in maintaining our retail laundromats, including utilities and related expenses, (iii) the cost of sales associated with the equipment distribution business and (iv) certain expenses related to the operation of our rental business.

          Our primary financial objective is to increase our cash flow from operations. Cash flow from operations represents a source of funds available to service indebtedness and pay dividends and for investment in both organic growth and growth through acquisitions. We have experienced net losses during the past three fiscal years. Such net losses are attributable in part to significant non-cash charges associated with our acquisitions and the related amortization of contract rights (for all three fiscal years) and goodwill (for our 2001 12-month period and our 2002 fiscal year) accounted for under the purchase method of accounting.

Critical Accounting Policies

          Our financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

          Revenue and cash and cash equivalents include an estimate of cash and coin not yet collected at the end of a reporting period which remain at laundry room locations.

          We are required to estimate the collectibility of our receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Allowance for doubtful accounts at December 31, 2003 was approximately $2.5 million.

          We currently have significant deferred tax assets, which are subject to periodic recoverability assessments. Realization of our deferred tax assets is principally dependent upon our achievement of projected future taxable income. Management’s judgments regarding future profitability may change due to future market conditions and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.

          We have significant intangible assets related to goodwill and other acquired intangibles. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments. Changes in strategy and/or market conditions, including estimated future cash flows, could significantly impact these judgments and require adjustments to recorded asset balances.

Results of Operations

          The following table sets forth for the periods indicated, selected statement of operations data and EBITDA, as percentages of revenue:

	April 1, 2000 to	July 1, 2000 to	Fiscal Year Ended	Fiscal Year Ended
	June 30, 2000	March 31, 2001	March 31, 2002	March 31, 2003

	(Pre-Going Private	(Post-Going Private
	Transaction)	Transaction)
Revenues	100.0%	100.0%	100.0%	100.0%
Laundry operating expenses	66.9	67.2	67.4	68.5
General and administrative expenses	1.7	2.1	1.8	1.8
Depreciation and amortization	23.5	26.2	24.1	19.5
Other items, net	—	—	—	(0.1)
Operating income	7.9	4.4	6.7	10.3
Loss on extinguishment of debt	—	—	2.1	—
Transaction fees and expenses	—	0.7	—	—
Interest expense, net	12.4	13.3	13.6	10.9
Net loss	(3.6)	(7.4)	(7.9)	(0.6)
EBITDA margin(1)	31.4	30.7	30.8	29.7

(1)	See footnote 3 of the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of EBITDA to net loss for the periods indicated in the table immediately above.

          EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization and other items, net. Management believes that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. Additionally, because we have historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. See footnote (3) of the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of EBITDA to net loss for the periods indicated in the table immediately above.

Nine Months Ended December 31, 2003 Compared to the Nine Months Ended December 31, 2002

          The following table sets forth our revenues for the nine months ended December 31, 2002 and 2003:

	Nine Months Ended
	December 31,

	2003	2002	Change

	(dollars in millions)
Route	$351.5	$354.7	$(3.2)
Distribution	22.7	27.2	(4.5)
Rental	24.0	21.2	2.8

Total	$398.2	$403.1	$(4.9)

          Revenue decreased by approximately $4.9 million or 1% for the nine-month period ended December 31, 2003, as compared to the prior year’s corresponding period.

          Route revenue for the nine months ended December 31, 2003 decreased by approximately $3.2 million or less than 1% from the prior year’s corresponding period. We believe that the decrease was primarily the result of increased vacancies, which management believes became apparent during the quarter ended September 30, 2002, related to locations in certain regions, principally in the Southeast and Texas, as well as, to a lesser extent, a transfer of approximately 9,000 rental machines to AWA in the prior year’s corresponding periods. This decrease was slightly offset by an improvement in revenue due to the timing of price increases and internal growth in machine count during the prior and current year. Management believes that to the extent vacancy rates in these regions increase in the future, route revenue in such regions may continue to decrease. Any such decrease, however, may be mitigated by our geographic diversity.

          Distribution revenue for the nine months ended December 31, 2003 decreased by approximately $4.5 million or 17% from the prior year’s corresponding period. Sales from the distribution business unit are sensitive to general market economic conditions and as a result have experienced downward pressure.

          Rental revenue for the nine months ended December 31, 2003 increased by approximately $2.8 million or 13% over the prior year’s corresponding period. This increase was primarily the result of internal growth of the machine base in existing areas of operations, as well as, to a lesser extent, the transfer of approximately 9,000 rental machines from the route business to AWA during the prior year’s corresponding period.

          Laundry operating expenses increased by approximately $0.7 million or less than 1% for the nine months ended December 31, 2003, as compared to the prior year’s corresponding period. This increase in laundry operating expenses was due primarily to increased insurance premium costs related to both medical and general business insurance coverage, costs associated with expansion into four new markets in the rental business and increased utility costs in our retail laundromats offset by a reduction in cost of sales related to the decreased revenue experienced in the distribution business, as discussed above. As a percentage of revenues, laundry operating expenses were approximately 69% for the nine-month period ended December 31, 2003, as compared to 68% for the nine-month period ended December 31, 2002.

          General and administrative expenses decreased by approximately 1% for the nine-month period ended December 31, 2003, as compared to the prior year’s corresponding period. As a percentage of revenues, general and administrative expenses were approximately 1.7% for both the nine-month periods ended December 31, 2003 and December 31, 2002.

          Other items, net, for the nine-month period ended December 31, 2002 is comprised of a gain of approximately $2.5 million. In October 2002, Laundry Corp. contributed its ownership interest in Resident Data, Inc. (which we refer to as “RDI”), valued at approximately $2.7 million, to Coinmach Corp. Subsequently, Coinmach Corp. sold the interest in RDI pursuant to an agreement and plan of merger between RDI and unrelated third parties for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million (which sale we refer to as the “RDI sale”). Offsetting this gain was approximately $0.8 million of various expenses related to (i) professional fees incurred in connection with the AWA Transactions, including the transfer of the Appliance Warehouse division of Coinmach Corp. to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of several actions taken by Coinmach Corp. to reduce operating costs in Super Laundry. These actions included, among other things, the closing of operations in California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances, none of which were material individually, which Coinmach Corp. chose not to pursue.

          Other items, net, for the nine-month period ended December 31, 2003 is comprised of a loss of approximately $0.1 million. In connection with the RDI sale, and in addition to the cash proceeds received therefrom, we and the other sellers are entitled to their pro rata share (as determined by each seller’s previous ownership percentage of RDI) of (i) $5.0 million placed in escrow by the purchaser, subject to, among other things, the satisfaction of certain working capital adjustments and customary indemnification obligations (which is referred to as the escrow fund), and (ii) approximately $1.8 million, subject to the continued employment by RDI of certain members of its management (which is referred to as the contingent fund). The portion of such amounts to be paid to us is based on its previous ownership percentage of RDI, which was approximately 32%, and is scheduled to be paid in two equal installments in October 2003 and October 2004.

          Amounts to be received from the escrow fund and the contingent fund are recorded as income upon the determination by us that it is likely to receive such amounts and such amounts can be reasonably estimated. Despite our best determinations, however, there can be no assurance that it will receive such amounts. In October 2003, we received approximately $0.7 million related to our share of the escrow fund and approximately $0.3 million related to our share of the contingent fund. Based on the receipt of this first installment and certain other positive indicators, we have determined that it is highly likely that we will receive our portion of the escrow fund due in October 2004 of approximately $0.7 million. Accordingly, we recorded income of approximately $1.7 million for the quarter ended December 31, 2003. We remain uncertain as to whether it will receive its portion of the contingent fund due in October 2004 of approximately $0.3 million.

          Offsetting the additional income related to the RDI sale for the nine months ended December 31, 2003 was approximately $1.8 million of various expenses related to certain costs associated with the consolidation of certain offices of Super Laundry. This consolidation was the result of several actions taken by Coinmach Corp. to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of various responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.

          Depreciation and amortization expense increased by approximately 4% for the nine-month period ended December 31, 2003, as compared to the prior year’s corresponding period. The increase in depreciation and amortization expense was primarily due to depreciation expense relating to capital expenditures required by historical increases in our installed base of machines.

          Operating income margins were approximately 9.1% for the nine-month period ended December 31, 2003, as compared to approximately 11.7% for the prior year’s corresponding period. The decrease in operating income margin was primarily due to the decreased revenue in the distribution business as discussed above, as well as the gain realized on the RDI sale recorded in the quarter ended December 31, 2002.

          Interest expense increased by approximately 41% for the nine-month period ended December 31, 2003, as compared to the prior year’s corresponding period. The increase was a result of the change in the accounting treatment of redeemable preferred stock dividends. This was offset slightly by a decrease in interest expense primarily due to decreased borrowing levels under the Coinmach Corp. credit facility, a decrease in variable interest rates payable under such facility resulting from a market decline in interest rates, offset by an increase in interest expense resulting from interest rate swap agreements entered into by Coinmach Corp. in September 2002 that are at a slightly higher fixed rate compared to variable rates.

          The benefit for income taxes for the nine-month period ended December 31, 2003 was approximately $2.1 million as compared to a provision for income taxes of approximately $1.8 million for the prior year’s corresponding period. The change for the nine-month period is due to the pretax loss of approximately $25.3 million for the nine-month period ended December 31, 2003 as compared to a pretax income of approximately $3.6 million for the nine-month period ended December 31, 2002. The effective tax rate for the nine-month period ended December 31, 2003 was 8% as compared to 49% for the prior year’s corresponding period. The effective tax rate for the nine-month period ended December 31, 2003 reflects the treatment of redeemable preferred stock dividends as interest expense.

          Net loss was approximately $23.3 million for the nine-month period ended December 31, 2003, as compared to net income of approximately $1.8 million for the prior year’s corresponding period. The increase in net loss was primarily the result of decreased revenue, as discussed above as well as the treatment of redeemable preferred stock dividends as interest expense and the gain recognized from the RDI sale in the quarter ended December 31, 2002.

          The following table sets forth EBITDA (before deducting general and administrative expenses) for each of the route, distribution and rental divisions for the years indicated:

	Nine Months Ended
	December 31,

	2003	2002	Change

	(dollars in millions)
Route	$115.9	$120.9	$(5.0)
Distribution	(1.1)	0.4	(1.5)
Rental	9.2	8.3	0.9
General and administrative expenses	(6.9)	(7.0)	0.1

EBITDA	$117.1	$122.6	$(5.5)

          EBITDA was approximately $117.1 million for the nine months ended December 31, 2003, as compared to approximately $122.6 million for the prior year’s corresponding period. EBITDA margins declined to approximately 29.4% for the nine months ended December 31, 2003, as compared to approximately 30.4% for the prior year’s corresponding period. This decrease was primarily the result of decreased revenues in the route business, increased insurance premium costs related to both medical and general business insurance coverage, costs associated with expansion into new markets in the rental business and increased utility costs, as previously discussed.

Fiscal Year Ended March 31, 2003 Compared to the Fiscal Year Ended March 31, 2002

          The following table sets forth our revenues for the years indicated:

	Fiscal Year Ended March 31,

	2003	2002	Change

	(dollars in millions)
Route	$471.5	$478.1	$(6.6)
Distribution	35.0	38.4	(3.4)
Rental	28.7	22.4	6.3

Total	$535.2	$538.9	$(3.7)

          Revenue decreased by approximately $3.7 million or less than 1% for the 2003 Fiscal Year as compared to the 2002 Fiscal Year.

          Route revenue for the 2003 Fiscal Year decreased by approximately $6.6 million, or 1%, as compared to the prior year. We believe that the decline in route revenue for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year, was primarily the result of increased vacancies related to locations in certain regions as well as, to a lesser extent, a transfer of approximately 9,000 rental machines to AWA during the 2003 Fiscal Year. This decrease was slightly offset by an improvement in revenue from the timing of price changes and internal growth in machine count during the prior and current year. We believe that to the extent vacancy rates in certain of our operating regions, principally in the Southeast and Texas, increase in the future, route revenue in these regions may continue to decrease. Any such decrease, however, may be mitigated by our geographic diversity.

          Distribution revenue for the 2003 Fiscal Year decreased by approximately $3.4 million, or 9%, as compared to the 2002 Fiscal Year. Sales from the distribution business unit are sensitive to general market and economic conditions and as a result have experienced fluctuations during such periods.

          Rental revenue for the 2003 Fiscal Year increased by approximately $6.3 million, or 28%, over the 2002 Fiscal Year. The increase was primarily the result of the internal growth of the machine base in existing areas of operations and expansion into new territories, as well as, to a lesser extent, the transfer of approximately 9,000 rental machines from the route business to AWA during the 2003 Fiscal Year.

          Laundry operating expenses increased by approximately $3.4 million, or less than 1%, for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year. This increase in laundry operating expenses was due primarily to (i) costs associated with expansion into new markets in the rental business and (ii) increased insurance premium costs related to both medical and general business insurance coverage. As a percentage of revenues, laundry operating expenses were approximately 68% and 67% for the 2003 Fiscal Year and the 2002 Fiscal Year, respectively.

          General and administrative expenses decreased by approximately 2% for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year. The decrease in general and administrative expenses was primarily due to a slight reduction in various costs and expenses related to administrative functions. As a percentage of revenues, general and administrative expenses were approximately 1.8% for both the 2003 Fiscal Year and the 2002 Fiscal Year.

          Depreciation and amortization expense decreased by approximately 20% for the 2003 Fiscal Year as compared to the 2002 Fiscal Year. This decrease was primarily due to the elimination of amortization expense on goodwill of approximately $15.5 million and the reduction of amortization expense on contract rights of approximately $12.3 million as a result of the application of Statements of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. This decrease was offset slightly by depreciation expense relating to capital expenditures required by historical increases in our installed base of machines.

          Other items, net, for the 2003 Fiscal Year is a gain of approximately $0.5 million. In October 2002, Laundry Corp. contributed its ownership interest valued at approximately $2.7 million in RDI to Coinmach Corp. Subsequently, Coinmach Corp. sold its interest in RDI pursuant to an agreement and plan of merger between RDI and unrelated third parties, for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale resulting in a gain of approximately $3.3 million. Offsetting this gain was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the AWA Transactions, including the transfer of the Appliance Warehouse division of Coinmach Corp. to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry, which was the result of several actions taken by Coinmach Corp. to reduce operating costs in Super Laundry. These actions included, among other things, the closing of operations in California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances, none of which are material individually, which Coinmach Corp. chose not to pursue. For more information regarding the AWA Transactions, please see “— Operating and Investing Activities — The AWA Transactions”.

          Operating income margins were approximately 10.3% for the 2003 Fiscal Year, as compared to approximately 6.7% for the 2002 Fiscal Year. The increase in operating income margin for the 2003 Fiscal Year was primarily due to the decrease in amortization expenses.

          Interest expense decreased by approximately 20% for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year. On January 25, 2002, Coinmach Corp. issued $450 million of its 9% notes and entered into the Coinmach Corp. credit facility. The decrease in interest expense was primarily due to decreased borrowing levels under the Coinmach Corp. credit facility, a decrease in variable interest rates payable under such facility, as well as a decrease in the fixed rate on interest rate swap agreements, resulting from a market decline in interest rates. In addition, in the 2002 Fiscal Year, interest expense included approximately $4.2 million relating to cost of terminating the interest rate swap agreements that were entered into in connection with the new senior secured credit facility, which was partially offset by a reduction in interest expense relating to the amortization of the premium on Coinmach Corp.’s 11 3/4% senior notes due 2005. This decrease was partially offset by an increase in interest expense as the result of increased indebtedness outstanding under the Coinmach Corp. 9% notes of $450 million as compared to approximately $296.7 million principal amount of Coinmach Corp.’s 11 3/4% notes. Coinmach Corp.’s 11 3/4% notes were redeemed in their entirety on February 25, 2002.

          Net loss was approximately $3.2 million for the 2003 Fiscal Year, as compared to approximately $42.3 million for the 2002 Fiscal Year. The decrease in net loss was primarily the result of decreased depreciation and amortization expense as well as decreased interest expense, as discussed above. In addition, in the 2002 Fiscal Year we recognized a loss on the early extinguishments of debt of approximately $11.4 million.

          The following table sets forth our EBITDA (before deducting general and administrative expenses) for each of the route, distribution and rental divisions for the years indicated:

	Fiscal Year Ended March 31,

	2003	2002	Change

	(dollars in millions)
Route	$158.9	$166.0	$(7.1)
Distribution	(1.6)	1.1	(2.7)
Rental	11.4	8.7	2.7
General and administrative expenses	(9.6)	(9.8)	0.2

EBITDA	$159.1	$166.0	$(6.9)

          EBITDA was approximately $159.1 million for the 2003 Fiscal Year, as compared to approximately $166.0 million for the 2002 Fiscal Year, representing a decrease of approximately 4%. EBITDA margins declined slightly to approximately 29.7% for the 2003 Fiscal Year, as compared to approximately 30.8% for the 2002 Fiscal Year. The decrease in EBITDA was primarily the result of decreased revenues in the route and distribution businesses, as discussed above, as well as increased insurance premium costs related to both medical and general business insurance coverage. See footnote (3) of the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of EBITDA to net (loss) income for the periods indicated in the table immediately above.

Fiscal Year Ended March 31, 2002 Compared to 2001 12-Month Period

The following table sets forth our revenues for the years indicated:

	Fiscal Year Ended March 31,

	2002	2001	Change

	(dollars in millions)
Route	$478.1	$471.0	$7.1
Distribution	38.4	38.3	0.1
Rental	22.4	18.3	4.1

Total	$538.9	$527.6	$11.3

          Revenue increased by approximately $11.3 million, or 2%, for the 2002 Fiscal Year as compared to the 2001 12-Month Period.

          Route revenue for the 2002 Fiscal Year increased by approximately $7.1 million, or 2%, over the prior year. We believe that the improvement in route revenue for the 2002 Fiscal Year as compared to the 2001 12-Month Period was the result of a combination of (i) increased revenue from the existing machine base due primarily to price changes and machine installations, (ii) the timing of price changes and internal growth in machine count during the 2002 Fiscal Year and the 2001 12-Month Period and (iii) greater same store revenues due primarily to pricing strategies implemented to address increased competition in retail laundromats.

          Distribution revenue for the 2002 Fiscal Year increased slightly as compared to the 2001 12-Month Period. Sales from the distribution business unit are sensitive to general market and economic conditions and as a result have experienced fluctuations during such periods.

          Rental revenue for the 2002 Fiscal Year increased by approximately $4.1 million, or 22%, over the 2001 12-Month Period. The increase was primarily the result of the internal growth of the machine base in existing areas of operations and expansion into new territories.

          Laundry operating expenses increased by approximately $8.9 million, or 3%, for the 2002 Fiscal Year, as compared to the 2001 12-Month Period. This increase in laundry operating expenses was due primarily to (i) an increase in commission expense related to increased route revenue, and (ii) costs associated with expansion into new markets in the rental and distribution businesses. As a percentage of revenues, laundry operating expenses were approximately 67% for both the 2002 Fiscal Year and the 2001 12-Month Period.

          General and administrative expenses decreased by approximately 8% for the 2002 Fiscal Year, as compared to the 2001 12-Month Period. The decrease in general and administrative expenses was primarily due to a slight reduction in various costs and expenses related to administrative functions associated with our growth. As a percentage of revenues, general and administrative expenses were approximately 1.8% and 2.0% for the 2002 Fiscal Year and the 2001 12-Month Period, respectively.

          Depreciation and amortization expense decreased by approximately 4% for the 2002 Fiscal Year as compared to the 2001 12-Month Period. This decrease was due primarily to a write-off of contract rights values relating to certain locations not renewed of approximately $5.9 million during the 2001 12-Month Period.

          Operating income margins were approximately 7% for the 2002 Fiscal Year, as compared to approximately 5% for the 2001 12-Month Period. The increase in operating income margin for the 2002 Fiscal Year was primarily due to increased revenue in the route and rental businesses, as well as decreased depreciation and amortization expense, which were partially offset by increased commission expense and costs associated with the expansion into new rental and distribution markets.

          Interest expense increased by approximately 6% for the 2002 Fiscal Year, as compared to the 2001 12-Month Period. The increase was primarily due to (i) the cost of the termination of the interest rate swap agreements in the amount of approximately $4.2 million, (ii) the combination of interest paid on Coinmach Corp.’s 11 3/4% notes from January 25 to February 25, 2002 with the interest expense on the Coinmach Corp. 9% notes for the same period and (iii) an increase in amortization of deferred financing costs relating to the issuance of the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility.

          Net loss was approximately $42.3 million for the 2002 Fiscal Year, as compared to approximately $33.8 million for the 2001 12-Month Period. The increase in net loss was primarily the result of a decrease in the benefit from taxes due to net operating loss carryforwards expiring and a decrease in net taxable loss, as well as a loss on early extinguishments of debt recognized in the 2002 Fiscal Year, which also resulted in an increase in interest expense in the 2002 Fiscal Year.

          The following table sets forth our EBITDA (before deducting general and administrative expenses) for each of the route, distribution and rental divisions for the years indicated:

	Fiscal Year Ended March 31,

	2002	2001	Change

	(dollars in millions)
Route	$166.0	$164.4	$1.6
Distribution	1.1	1.8	(0.7)
Rental	8.7	7.2	1.5
General and administrative expenses	(9.8)	(10.6)	0.8

EBITDA	$166.0	$162.8	$3.2

          EBITDA was approximately $166.0 million for the 2002 Fiscal Year, as compared to approximately $162.8 million for the 2001 12-Month Period, representing an increase of approximately 2%. EBITDA margins declined slightly to approximately 30.8% for the 2002 Fiscal Year, as compared to approximately 30.9% for the 2001 12-Month Period. The increase in EBITDA was primarily the result of increased revenues in the route and rental businesses offset partially by the increase in commission expense related to increased route revenue, as well as an increase in the costs associated with the expansion into new rental and distribution markets in the rental and distribution businesses. See footnote 3 of the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of EBITDA to net (loss) income for the periods indicated in the table immediately above.

Liquidity and Capital Resources

          We have substantial indebtedness and debt service requirements. At December 31, 2003, we had outstanding long-term debt of approximately $719.4 million, which included $450.0 million of the Coinmach Corp. 9% notes and approximately $261.3 million of borrowings under the Coinmach Corp. credit facility. Our stockholders’ deficit was approximately $(161.1) million as of December 31, 2003.

          Our liquidity requirements arise from capital expenditures, interest expense and, to a lesser extent, principal payments on our indebtedness and working capital requirements. We have met these requirements in each fiscal year since 1995 primarily from cash flow generated from operations. Our primary source of liquidity as of December 31, 2003 consisted of cash and cash equivalents of approximately $37.5 million and available borrowings under the Coinmach Corp. credit facility of approximately $71.2 million.

Financing Activities

     The Note Warrants

          As part of the Transactions, we will issue to Holdings, in its capacity as owner of the Class B common stock, note warrants to purchase in the aggregate $        million principal amount of our notes, subject to adjustment in the event of any split, reclassification or combination of the Class B common stock. Subject to certain specified limitations described below, each note warrant will be exercisable at any time into $          principal amount of our notes at an exercise price equal to $          . The notes issued upon

the exercise of the note warrants will be issued under the indenture governing our notes and will be of the same series as the notes underlying the IDSs. The note warrants will expire in                     , 2024. The note warrants may be exercised at any time prior to the date of their expiration.

          The right of holders of note warrants to exercise note warrants will be subject to certain limitations contained in the indenture governing our notes. In particular, note warrants will not be exercisable if (1) the incurrence of indebtedness upon exercise of the note warrants is not permitted under the covenant “Limitation on Incurrence of Indebtedness” under the indenture, provided that in certain circumstances, as a result of the issuance of notes upon exercise of note warrants, we must also have enough distributable cash flow to service our debt obligations under such notes, or (2) any such issuance of notes upon exercise of note warrants would result in a default under our existing agreements, including the indenture governing our notes. See “Description of the Notes.”

          A note warrant may not be exercised except in connection with an exchange of Class B common stock for Class A common stock. If a holder of note warrants exercises such note warrants in connection with (i) the exchange by such holder of Class B common stock for Class A common stock, (ii) the subsequent combination of the notes issued upon exercise with the requisite number of shares of Class A common stock in order to create new IDSs, and (iii) the sale of such new IDSs to the public in a secondary offering, the holder would be entitled to the proceeds from the sale of the new IDSs to the public less the aggregate exercise price of the note warrants (which exercise price will be delivered to CSC pursuant to the exercise of such note warrants).

          None of the note warrants may be sold or transferred to any person other than a Permitted Transferee and then only in connection with a sale or transfer of an equal number of shares of Class B common stock. In the event a share of Class B common stock is sold or transferred to a Permitted Transferee without its associated note warrant, such note warrant shall automatically expire. In the event any share of Class B common stock is exchanged for Class A common stock, its associated note warrant shall automatically expire unless such warrants are to be contemporaneously exercised and the subsequently issued notes are to be combined with the newly issued shares of Class A common stock in order to create IDSs for sale to the public in a secondary offering.

          If any note warrants are so exercised, the additional notes issued in connection therewith will be secured by the collateral that secures the notes on an equal and ratable basis. As a result, the issuance thereof will have the effect of diluting the collateral (other than the intercompany note to the extent the proceeds from the issuance is lent to Coinmach Corp. and thus increases the outstanding indebtedness under the intercompany note) that secures the notes.

The Third Party Notes

          The third party notes issued in connection with the Transactions will be in an aggregate principal amount of $           million and will be of the same series as the notes underlying the IDSs. The third party notes will be issued under the same indenture governing the notes underlying the IDSs, and therefore will be entitled to the same rights.

          Following the Transactions, the third party notes will represent approximately      % of the aggregate principal amount of the outstanding notes, and the notes underlying the IDSs will represent approximately      % of the aggregate principal amount of the outstanding notes.

          The third party notes and the notes underlying the IDSs are notes of the same series that will be equally and ratably secured by substantially all of the existing and future assets of CSC, subject to permitted liens, including a first-priority security interest in the common stock of AWA, the capital stock of Laundry Corp., the intercompany note and the guarantees thereon. The third party notes (as well as all separate notes) may be redeemed or repurchased only in connection with a full or pro rata redemption of all the notes issued under the indenture or pursuant to an offer to repurchase made to all holders of notes. The guarantee by Laundry Corp. of the third party notes and the notes underlying the IDSs (and of any other separate notes) will also be secured by a first-priority perfected lien, subject to permitted liens, on substantially all the existing and future assets of Laundry Corp. other than the capital stock of Coinmach Corp., as to which such guarantee will be secured by a second-priority perfected lien.

          Each of Coinmach Corp. and our other domestic restricted subsidiaries (other than Laundry Corp.) is required to guarantee the notes on a senior unsecured basis on the first day that it can guarantee the aggregate principal amount of notes then outstanding under the terms of its indebtedness outstanding from time to time. See “Description of the Notes — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

The Coinmach Corp. 9% Notes

          On January 25, 2002, Coinmach Corp. issued $450 million of its 9% senior notes and entered into the Coinmach Corp. credit facility. Coinmach Corp. used the net proceeds from its sale of such 9% senior notes, together with borrowings under the Coinmach Corp. credit facility, to (i) redeem all of its outstanding 11 3/4% notes (including accrued interest and the resulting call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. Coinmach Corp.’s 11 3/4% notes were redeemed in their entirety on February 25, 2002. As of March 31, 2002, we recognized an extraordinary loss, net of income tax, of approximately $6.7 million as a result of the early extinguishment of debt relating to the redemption of Coinmach Corp.’s 11 3/4% notes and the refinancing of its prior senior credit facility in accordance with Statement of Financial Accounting Standards No. 145. See Recently Issued Accounting Pronouncements. Coinmach Corp. also used a portion of the net proceeds and borrowings to terminate interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million and was recorded as interest expense in the 2002 fiscal year.

          The Coinmach Corp. 9% notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach Corp. and are redeemable, at Coinmach Corp.’s option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth in the indenture governing the Coinmach Corp. 9% notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. In addition, Coinmach Corp. has the option to redeem, on or before February 1, 2005, up to 35% of its 9% notes with money that it raises in one or more equity offerings, provided that certain requirements set forth in the indenture governing the Coinmach Corp. 9% notes are satisfied. Coinmach Corp. intends to exercise such option and redeem approximately $ aggregate principal amount of its 9% notes with the equity contribution from Laundry Corp. to be made pursuant to the Transactions. See “Use of Proceeds.” The Coinmach Corp. 9% notes are guaranteed on an unsecured senior basis by Coinmach Corp.’s domestic subsidiaries.

          The indenture governing the Coinmach Corp. 9% notes contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of Coinmach Corp., the purchase, redemption or other acquisition of any capital stock of Coinmach Corp., the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the indenture governing the Coinmach Corp. 9% notes) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of the assets of Coinmach Corp.

          The events of default under the indenture governing the Coinmach Corp. 9% notes include provisions that are typical of senior unsecured debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding Coinmach Corp. 9% notes may declare all unpaid principal and accrued interest on all of Coinmach Corp.’s 9% notes to be immediately due and payable.

          Upon the occurrence of a Change of Control (as defined in the indenture governing the Coinmach Corp. 9% notes), each holder of the Coinmach Corp. 9% notes will have the right to require that Coinmach Corp. purchase all or a portion of such holder’s Coinmach Corp. 9% notes pursuant to the offer described in the indenture governing the Coinmach Corp. 9% notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

          Coinmach Corp. is in compliance with all covenants under the indenture governing its 9% notes and is not aware of any events of default pursuant to the terms of such indebtedness.

The Coinmach Corp. Credit Facility

          The Coinmach Corp. credit facility is comprised of an aggregate of $355 million of secured financing consisting of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The Coinmach Corp. credit facility includes up to $10.0 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. Coinmach Corp.’s indebtedness under such credit facility is secured by a first priority security interest in all of Coinmach Corp.’s real and personal property and is guaranteed by each of Coinmach Corp.’s domestic subsidiaries. Under the Coinmach Corp. credit facility, Laundry Corp. and Coinmach Corp. pledged to Deutsche Bank Trust Company Americas, as collateral agent, their interests in all of the issued and outstanding shares of capital stock of Coinmach Corp. and Coinmach Corp.’s domestic subsidiaries, respectively. As of December 31, 2003, there was approximately $261.3 million of outstanding indebtedness under the Coinmach Corp. credit facility. We expect to cause Coinmach Corp. to repay a portion of the outstanding indebtedness under the Coinmach Corp. credit facility with the proceeds of this offering. See “Use of Proceeds.”

          On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Coinmach Corp. credit facility to a fixed rate basis, thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. We recognized an accumulated other comprehensive loss in the stockholders’ deficit section included in the condensed consolidated balance sheet at December 31, 2003 of approximately $1.5 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges.

          Coinmach Corp. is in compliance with all covenants under the Coinmach Corp. credit facility and is not aware of any events of default pursuant to the terms of such indebtedness.

          Coinmach Corp. expects to amend the Coinmach Corp. credit facility prior to or contemporaneously with the consummation of this offering.

Operating and Investing Activities

          Our level of indebtedness will have several important effects on our future operations including, but not limited to, the following: (i) a significant portion of our cash flow from operations will be required to pay interest on our indebtedness; (ii) the financial covenants contained in certain of the agreements governing our indebtedness will require us to meet certain financial tests and may limit our ability to borrow additional funds or to dispose of assets; (iii) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; and

(iv) our ability to adapt to changes in the laundry equipment services industry and to economic conditions in general could be limited.

          As we have focused on increasing our cash flow from operating activities, we have made significant capital investments, primarily consisting of capital expenditures related to acquisitions, renewals and growth. We anticipate that we will continue to utilize cash flows from operations to finance our capital expenditures and working capital needs, including interest payments on our outstanding indebtedness. Capital expenditures consists of expenditures (i) on our installed machine base and (ii) for other general corporate purposes.

          Capital expenditures for the 2003 Fiscal Year were approximately $86.7 million (excluding payments of approximately $4.0 million relating to capital lease obligations and approximately $2.0 million relating to acquisition capital expenditures). The primary components of our capital expenditures are (i) machine expenditures, (ii) advance location payments, and (iii) laundry room improvements. The growth in the installed base of machines for the route business was approximately 3,000 machines for the 2003 Fiscal Year, and the growth in the rental business machine base was approximately 26,800 machines for the 2003 Fiscal Year. The full impact on revenues and cash flow generated from capital expended on the net increase in the installed base of machines are not expected to be reflected in our financial results until subsequent reporting periods, depending on certain factors, including the timing of the capital expended. While we estimate that we will generate sufficient cash flows from operations to finance anticipated capital expenditures, there can be no assurances that we will be able to do so.

          The following table sets forth our capital expenditures (excluding payments for capital lease obligations and business acquisitions) for the years indicated:

	Fiscal Year Ended
	March 31,

	2003	2002	Change

	(dollars in millions)
Route	$77.2	$71.0	$6.2
Distribution	0.1	—	0.1
Rental	9.4	8.5	0.9

Total	$86.7	$79.5	$7.2

          Our working capital requirements are, and are expected to continue to be, minimal since a significant portion of our operating expenses are not paid until after cash is collected from the installed machines.

          We believe that our future operating activities will generate sufficient cash flow to repay indebtedness outstanding pursuant to the IDSs and under the Coinmach Corp. 9% notes and borrowings under the Coinmach Corp. credit facility or to permit any necessary refinancings thereof. Our inability, however, to comply with covenants or other conditions contained in the indenture governing the notes, the indenture governing the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility could result in an acceleration of all amounts thereunder. If we are unable to meet debt service obligations, we could be required to take certain actions such as reducing or delaying capital expenditures, selling assets, refinancing or restructuring our indebtedness, selling additional equity capital or other actions. There is no assurance that any of such actions could be effected on commercially reasonable terms or on terms permitted under the indenture governing the notes, the indenture governing the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility.

The AWA Transactions

          On November 29, 2002, Coinmach Corp. transferred all of the assets of the Appliance Warehouse division of Coinmach Corp. to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was $34.7 million. In exchange for the transfer of such assets, AWA issued to Coinmach Corp. (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of AWA preferred stock, with a liquidation value of $14.6 million, and (iii) 10,000 shares of AWA common stock. In March 2003, through a series of restructuring transactions, which we refer to herein as the “AWA Transactions,” all of the AWA common stock and all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for equity interests (in the form of common and preferred membership units) in Holdings. As a result of the AWA Transactions, (i) Holdings became the sole holder of all of the outstanding AWA common stock, (ii) Coinmach Corp. became the sole holder of all of the outstanding AWA preferred stock, (iii) Laundry Corp. became a wholly owned subsidiary of Holdings, (iv) the former stockholders of Laundry Corp. became unitholders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. Upon consummation of the Transactions, all of the AWA non-voting common stock will be held by CSC and all of the AWA voting preferred stock will be held by Coinmach Corp.

The Intercompany Note

          As part of the Transactions, we will use a portion of the proceeds from the sale of IDSs in this offering to make an intercompany loan to Coinmach Corp. in an original principal amount of $           million, which loan will be evidenced by an intercompany note. Interest under the intercompany note will accrue at an annual rate of      % and will be payable quarterly on                     ,                     ,                     , and                     of each year and will be due and payable in full on                     , 2024. The intercompany note will be a senior unsecured obligation of Coinmach Corp., will rank equally in right of payment with all existing and future senior indebtedness of Coinmach Corp. and will rank senior in right of payment to all existing and future subordinated indebtedness of Coinmach Corp. Certain of Coinmach Corp.’s subsidiaries will guarantee the intercompany note on a senior unsecured basis. The intercompany note will contain covenants that are substantially the same as those provided in the terms of the Coinmach Corp. 9% notes (as such covenants may be modified in the future pursuant to the terms of the Coinmach Corp. 9% notes); provided, however, that on the redemption or repayment in full of the Coinmach Corp. 9% notes, the covenants contained in the intercompany note will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the Coinmach Corp. 9% notes or, in the absence thereof, the notes. The intercompany note will be pledged by us to secure the repayment of the notes.

          Under the terms of the intercompany note, each of the following will be an “event of default:”

•	default for 30 consecutive days in the payment when due of interest on the intercompany note;

•	a default in the observance or performance of any of the covenants relating to limitation on asset sales, conduct of business and reports to holders contained in the intercompany note which default continues for a period of 60 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the intercompany note;

•	a default in the observance or performance of any other covenant or agreement contained in the intercompany note which default continues for a period of 30 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note (except in the case of a default with respect to the covenant relating to mergers and consolidations, which will constitute an event of default under the intercompany note with such notice requirement but without such passage of time requirement);

•	except as permitted by the intercompany note, any guarantee of a “significant subsidiary” of Coinmach Corp. (as such term is defined in the Securities Act) of the obligations under the intercompany note ceases following the delivery thereof to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any such guarantor denies its liability under its guarantee (other than by reason of release of such guarantor in accordance with the terms of the intercompany note);

•	one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against Coinmach Corp. or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	certain events of bankruptcy affecting Coinmach Corp. or any of its significant subsidiaries; and

•	the failure to pay at final maturity the principal amount of any other indebtedness of Coinmach Corp., or the acceleration of the final stated maturity of such indebtedness, including the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility (which acceleration is not rescinded, annulled or otherwise cured within 20 days), if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been similarly accelerated aggregates $10.0 million or more at any time.

          If an event of default occurs and is continuing, we will have the right to declare all obligations under the intercompany note immediately due and payable; provided that if Coinmach Corp. shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the intercompany note and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the notes that causes a default or an event of default under the intercompany note shall also be a waiver of such default or event of default under the intercompany note without further action or notice.

          Neither we nor Coinmach Corp. may amend, modify or supplement the intercompany note other than:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations of Coinmach Corp. (or a guarantor of the obligations under the intercompany note) to us in the case of a merger or consolidation of Coinmach Corp. or sale of all or substantially all of Coinmach Corp.’s assets or such guarantor’s assets, as applicable;

•	to make any change that would provide any additional rights or benefits to us or, indirectly, to the holders of the notes, or that does not adversely affect our legal rights under the intercompany note;

•	to conform to the text of the terms of the intercompany note to any provision of this prospectus to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the intercompany note; and

•	to evidence the release of any guarantor of the obligations under the intercompany note permitted to be released under the terms of the intercompany note or to allow any subsidiary of Coinmach Corp. to become a guarantor of the obligations under the intercompany note.

Summary of Contractual Obligations

          The following table sets forth information with regard to disclosures about our contractual obligations and commitments as of March 31, 2003:

		Payments Due in Fiscal Year

	Total	2004	2005	2006	2007	2008	After

Long-Term Debt Obligations	$711.3	$0.9	$6.1	$6.6	$8.0	$16.5	$673.2
Capital Lease Obligations	6.8	2.6	2.3	1.5	0.4	0.0	0.0
Operating Lease Obligations	34.0	8.2	7.0	6.1	4.6	3.0	5.1

	$752.1	$11.7	$15.4	$14.2	$13.0	$19.5	$678.3

Certain Accounting Treatment

          Our depreciation and amortization expense, which aggregated approximately $104.2 million for the 2003 Fiscal Year, and approximately $80.9 million for the nine months ended December 31, 2003, reduces our net income, but not our cash flow from operations. In accordance with accounting principles generally accepted in the United States, a significant amount of the purchase price representing the value of location contracts arising from businesses acquired by us is allocated to “contract rights.” Management evaluates the realizability of contract rights balances (if there are indicators of impairment) based upon our forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, we believe that no impairment of contract rights has occurred.

Inflation and Seasonality

          In general, our laundry operating expenses and general and administrative expenses are affected by inflation and the effects of inflation that may be experienced by us in future periods. We believe that such effects will not be material. Our business generally is not seasonal.

Recently Issued Accounting Pronouncements

          In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective April 1, 2003. This standard addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. We have determined that the implementation of this standard will not have a material effect on our financial statements.

          In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. We are required to adopt this statement on April 1, 2003. As a result of adopting SFAS No. 145, in future financial statement presentations we will classify the extraordinary loss taken in January 2002 to continuing operations resulting in total pre-tax loss of approximately $46.9 million for the fiscal year ended March 31, 2002.

          In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires costs associated with exit or disposal activities to be recognized when they are incurred. The requirements of SFAS No. 146 apply prospectively to activities that are initiated after December 31, 2002, and as such, we cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

          In November 2002, the FASB issued Interpretation No. 45, or FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others, which clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for certain guarantees. It also will require certain guarantees that are issued or modified after December 31, 2002, including certain third-party guarantees, to be initially recorded on the balance sheet at fair value. For guarantees issued on or before December 31, 2002, liabilities are recorded when and if payments become probable and estimable. The financial statement recognition provisions are effective prospectively, and we cannot reasonably estimate the impact of adopting FIN 45 until guarantees are issued or modified in future periods, at which time their results will be initially reported in the financial statements.

          In January 2003, the FASB issued Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, relating to consolidation of certain entities. First, FIN 46 will require identification of our participation in variable interests entities, or VIE, which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit them to operate on a standalone basis, or whose equity holders lack certain characteristics of a controlling financial interest. Then, for entities identified as VIE, FIN 46 sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46 also sets forth certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. We have determined that the implementation of this standard will not have a material effect on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

          Our principal exposure to market risk relates to changes in interest rates on our long-term borrowings. Our operating results and cash flow would be adversely affected by an increase in interest rates. As of December 31, 2003, we had approximately $111.3 million outstanding relating to our variable rate debt portfolio.

          Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market rates. Market risk is the risk of loss from adverse changes in market prices and interest rates. If market rates of interest on our variable interest rate debt increased by 2.0% (or 200 basis points), our annual interest expense on such variable interest rate debt would increase by approximately $2.2 million, assuming the total amount of variable interest rate debt outstanding was $111.3 million, the balance as of December 31, 2003.

          We enter into interest rate swap agreements from time to time to mitigate our exposure to adverse interest rate fluctuations. On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Coinmach Corp. credit facility to a fixed rate basis, thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges.

          Our fixed debt instruments are not generally affected by a change in the market rates of interest, and therefore, such instruments generally do not have an impact on future earnings. However, as fixed rate debt matures, future earnings and cash flows may be impacted by changes in interest rates related to debt acquired to fund repayments under maturing facilities.

          We do not use derivative financial instruments for trading purposes and are not exposed to foreign currency exchange risk.

BUSINESS

          We are the leading provider of outsourced laundry equipment services for multi-family housing properties in North America. Our core business (which we refer to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats. For the fiscal year ended March 31, 2003, our route business represented approximately 88% of our total revenues and approximately 95% of our total EBITDA.

          Our long-term contracts with our customers provide us with stable, recurring revenues and consistent cash flows. We estimate that approximately 90% of our locations are subject to long-term contracts with initial terms of five to ten years, most of which have automatic renewal or right of first refusal provisions. In each year since 1997, we have retained on average approximately 97% of our existing machine base.

          The existing customer base for our route business is comprised of owners of rental apartment buildings, property management companies, condominiums and cooperatives, universities and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as natural gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the quality of service we provide our customers.

          We have grown our route business through selective acquisitions in order to expand and geographically diversify our service territories. Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”), growing our washer and dryer machine base from approximately 55,000 machines in 5,000 locations to approximately 664,000 machines in approximately 70,000 locations as of December 31, 2003. As a result of this strategy, we have expanded our presence from the northeastern United States throughout North America. We also operate 164 retail laundromats with approximately 11,000 machines located in Texas and Arizona.

          In addition to our route business, we rent laundry machines and other household appliances to property owners, managers of multi-family housing properties, individuals and corporate entities through AWA. As of December 31, 2003, approximately 200,000 washers and dryers were installed with our rental customers through AWA. We also operate a laundry equipment distribution business through Super Laundry.

          We believe that our route business represents the industry-leading platform from which to continue the consolidation of the fragmented outsourced laundry equipment industry, as well as potentially develop and offer complementary services to other collections based route businesses such as independent payphone operators and parking meters. We intend to grow the route operation, as well as utilize our substantial sales, service, collections and security infrastructure throughout the United States to offer related services to businesses outside our existing laundry business. We also intend to continue our investment efforts in AWA in order to facilitate its ongoing growth, and we intend to manage Super Laundry and the retail laundromats to improve operating efficiencies, as well as realize cost efficiencies between these businesses and our route operations.

Our Industry

          The laundry equipment services industry is characterized by stable operating cash flows generated by long-term, renewable lease contracts with multi-family housing property owners and management companies. Based upon industry estimates, we believe there are approximately 3.5 million installed machines in multi-family properties throughout the United States, approximately 2.4 million of which have been outsourced to independent operators such as us and approximately 1.1 million of which continue to be operated by the owners of such locations, which we refer to as owner operators.

          We believe the industry’s consistent revenue and operating cash flows are primarily due to the long-term nature of location leases and the stable demand for laundry services. When new or renewal leases are signed, industry participants incur initial costs including the cost of washers and dryers, laundry room leasehold improvements and, at times, advance location payments. Property owners and landlords are typically responsible for utilities. Moreover, as the useful life of laundry equipment typically extends throughout the term of the contract pursuant to which it is installed, incremental capital requirements including working capital to service such contracts are not significant. Hence, the industry’s operating cash flows and capital requirements are predictable.

          Historically, the industry has been characterized by stable demand and has generally been resistant to changing market conditions and economic cycles. While the industry is affected by changes in occupancy rates of residential units, the effect of such changes is limited as laundry services are a necessity for tenants.

          The laundry equipment services industry remains highly fragmented, with many small, private and family-owned route businesses operating throughout all major metropolitan areas in the United States. According to information provided by the Multi-housing Laundry Association, the industry consists of over 280 independent operators. We believe that the highly fragmented nature of the industry, combined with the competitive advantages associated with economies of scale, will lead to further consolidation within the industry.

Our Competitive Strengths

          Market Leadership Position. As of December 31, 2003, our core business operated approximately 664,000 washers and dryers in 153,000 leased laundry rooms in approximately 70,000 locations. This makes us the industry’s leading provider, with 19% of the total installed machine base in North America. Our two largest competitors each represent less than 10% of such total installed machine base, and the remainder is highly fragmented. We believe that our national reputation for superior service, the structure of our contracts and the strength of our long-term customer relationships have allowed us to retain a large portion of our location leases and installed machine base over the years.

          Recurring Revenues and Stable Operating Cash Flows. We derived 88% of our revenues for the fiscal year ended March 31, 2003 from our route business, primarily under long-term contracts with property management companies, owners of rental apartment buildings, condominiums and cooperatives, universities and other multi-family housing properties. Our recurring revenue base, stable capital expenditure requirements and minimal working capital requirements allow us to maintain predictable and consistent operating cash flows.

          Diversified Customer Base. No one customer accounts for more than 2% of our total revenues, with our ten largest customers representing less than 5% of our total revenues in the aggregate. As a result, the loss of any existing customer would not have a material impact on our revenues or cash flows. In addition, our contract expirations are staggered, further mitigating the impact of any individual contract renewal or loss.

          Geographic Diversity. We believe that the scope of our operations throughout North America provides a competitive advantage to local and regional operators. In particular, our national platform positions us well to serve customers that own and operate residential units throughout the United States. Moreover, since our installed machine base is located in multiple regions, we are less susceptible than local and regional operators to the economic cycles which are oftentimes regional in nature.

          Regional Operations with National Leadership. Our operating structure allows us to operate in a decentralized manner while at the same time maintaining centralized policies and controls. This structure enables regional offices to provide tailored support to local customers, while benefiting from a central corporate structure capable of providing advanced computer systems and management support. In addition, our structure allows regional managers to adapt operations and financial decision making criteria to the unique cost structures attributable to each region. Each regional manager’s compensation is linked to the financial performance of their region.

          Significant Economies of Scale. We are able to leverage our infrastructure, including our sales, service, collections, security and corporate overhead, over a larger installed machine base than our competitors. Furthermore, we believe that we are able to purchase machines at a lower cost and on more favorable terms than those available to smaller industry participants. As a result of our size, scale and financial resources, we believe that we can offer more attractive lease terms (including advance locations payments, new equipment and capital improvements) than those offered by our competitors, while still meeting our cash flow and return on investment criteria.

          Advanced Management Information Systems. We believe that we have the most advanced management information systems in our industry. Our integrated computer systems provide real time operational and competitive data that, in conjunction with our multi-regional service capabilities, enhance our efficiencies throughout our operating regions and enable us to deliver superior customer service. These integrated computer systems also provide us the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security. We also believe that these computer systems will allow us to pursue opportunities outside of our route business.

          Secure System for Revenue Collection. We believe that we provide the highest level of security for revenue collection control in the outsourced laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. Security personnel monitor locations, conduct investigations and implement additional security procedures as necessary. Additionally, our security department performs trend and variance analyses of daily collections by location.

          Experienced Senior Management Team. We have a strong and experienced management team at the corporate and operating levels. Our senior management on average has been involved in the laundry equipment service industry and has been affiliated with us and our predecessors for over 20 years. We believe the skill and experience of our management team continue to provide significant benefits to us as we evaluate opportunities to enhance and expand our business.

Our Strategy

          Our business strategy is to maintain and enhance our market leadership position as the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Our growth strategy is to increase cash flow from operations and profitability through a combination of organic and external growth, the result of which, we expect to achieve additional economies of scale. We also intend to enter segments of our industry that complement our stable route business.

          Organic Growth. The principal factors contributing to our organic growth include:

•	New Customers and Locations. Our sales and marketing efforts focus on adding new customers as well as increasing the number of locations from our existing customers. We add new customers by marketing our products and services to building managers and property owners whose leases with other laundry equipment services providers are near expiration or who currently manage their own laundry facilities. According to information provided by the Multi-housing Laundry Association, there are approximately 1.1 million machines installed in locations that continue to be managed by owner-operators. Building owners or managers can eliminate cash outlays and equipment servicing costs by contracting with us to purchase, service and maintain laundry equipment. We offer a full range of services from the design, construction and installation of new laundry equipment facilities to the refurbishment of existing facilities which we believe provides us a competitive advantage in securing new customers.

•	Operating Efficiencies. We focus on improving our net contribution per machine by increasing operating efficiencies. Each additional location added to our existing base provides us the ability to further leverage our well-developed operating infrastructure and positions us to achieve higher returns on our established base.

•	Price Changes. We actively monitor our installed base to identify those locations in which to implement price changes. Pricing strategy is established at the corporate level, and implemented by the regional managers, at their discretion, as local competition and other factors unique to a local region are analyzed in determining the efficacy of price changes. Since our regional managers’ compensation is linked to the financial performance of their region, they are provided certain latitude to implement pricing changes and other operational policies to maximize the revenues and operating cash flow of their local business.

•	Disciplined Approach to Capital Expenditures. Whether a new contract or an acquisition, we are focused on the ability to generate the revenues and operating cash flow to validate any capital investment decision. As such, every new contract, renewal and/or acquisition undergoes a comprehensive financial analysis to ensure that our return criteria are met.

•	Continued Development of Integrated Computer Systems. While we believe that we have the most advanced management information systems in the industry, we are constantly working with our vendors to upgrade our integrated computer systems, given the rapid changes in technology. To that end, we initiated a comprehensive program through which we will improve communications among our regions and maximize cost savings, including programs related to field service management sales force automation, and business intelligence. We invested approximately $1.5 million in this program in the nine months ended December 31, 2003, with an additional $3.0 million budgeted for the subsequent fiscal year. We believe that the results of this investment program will result in improved financial performance through increased operational efficiency, quicker response time and reduced costs.

•	Expansion of Rental Opportunities. We believe that AWA is well-positioned for growth in both new and existing markets. As a result, we are continuing our investment efforts in AWA in laundry equipment, computer systems, and regional offices to improve customer service and reduce operating costs.

          External Growth. The principal factors contributing to our external growth include:

•	Growth Through Disciplined Acquisitions. While the number of significant acquisition opportunities has diminished, due in part to our successful execution of our acquisition strategy, we have focused our efforts over the past several years on selectively acquiring smaller routes within our fragmented industry. We believe that there are numerous private, family-owned businesses that often lack the financial resources to compete effectively with larger independent operators such as us to secure new or existing contracts. Consequently, such independent operators, especially those that are undergoing generational ownership changes, continue to represent potential acquisition opportunities. Determination of attractive acquisition targets is based on many factors, including the size of the business in terms of cash flow and ongoing machine base, existing contract terms and potential operating efficiencies and cost savings.

•	Develop Complementary Lines of Business. While we intend to focus on increasing our installed machine base, we believe that our leading market position and our access to over six million individual housing units provide us with additional growth and diversification opportunities both within and beyond our existing laundry business. We believe that our existing sales, service, collections and security infrastructure could potentially be extended into other collections or service-based route businesses that are unrelated to our existing laundry business. We regularly explore strategic alliances with other companies in an effort to develop these ancillary revenue streams, such as payphone and parking meter collection services.

     Description of Principal Operations

          The primary aspects of our route business operations include: (i) sales and marketing; (ii) location leasing; (iii) service; (iv) information management; (v) remanufacturing and (vi) revenue collection and security.

Sales and Marketing

          We market our products and services through a sales staff with an average industry experience of over ten years. The principal responsibility of the sales staff is to solicit customers and negotiate lease arrangements with building owners and managers. Sales personnel are paid commissions that comprise 50% or more of their annual compensation. Selling commissions are based on a percentage of a location’s annualized earnings before interest and taxes. Sales personnel must be proficient with the application of sophisticated financial analyses, which calculate minimum returns on investments to achieve our targeted goals in securing location contracts and renewals. We believe that our sales staff is among the most competent and effective in the industry.

          Our marketing strategy emphasizes excellent service offered by our experienced, highly-skilled personnel and quality equipment that maximizes efficiency and revenue and minimizes machine down-time. Our sales staff targets potential new and renewal lease locations by utilizing the integrated computer systems’ extensive database to provide information on our, as well as our competitors’, locations. Additionally, the integrated computer systems monitor performance, repairs and maintenance, as well as the profitability of locations on a daily basis. All sales, service and installation data is recorded and monitored daily on a custom-designed, computerized sales planner.

          No single customer represents more than 2% of our gross revenue, and our ten largest customers collectively account for less than 5% of our gross revenue.

Location Leasing

          Our leases provide us the exclusive right to operate and service the installed laundry machines, including repairs, revenue collection and maintenance. We typically set pricing for the use of the machines on location, and the property owner or property manager maintains the premises and provides utilities such as gas, electricity and water.

          In return for the exclusive right to provide laundry equipment services, most of our leases provide for monthly commission payments to the location owners. Under the majority of leases, these commissions are based on a percentage of the cash collected from the laundry machines. Many of our leases require us to make advance location payments to the location owner in addition to commissions. Our leases typically include provisions that allow for unrestricted price increases, a right of first refusal (an opportunity to match competitive bids at the expiration of the lease term) and termination rights if we do not receive minimum net revenues from a lease. We have some flexibility in negotiating our leases and, subject to local and regional competitive factors, may vary the terms and conditions of a lease, including commission rates and advance location payments. We evaluate each lease opportunity through our integrated computer systems to achieve a desired level of return on investments.

          We estimate that approximately 90% of our locations are under long-term leases with initial terms of five to ten years. Of the remaining locations not subject to long-term leases, we believe that we have retained a majority of such customers through long-standing relationships and expect to continue to service such customers. Most of our leases renew automatically or have a right of first refusal provision. Our automatic renewal clause typically provides that, if the building owner fails to take any action prior to the end of the original lease term or any renewal term, the lease will automatically renew on substantially similar terms. As of December 31, 2003, based on number of machines, our leases had an average remaining life to maturity of approximately 52 months (without giving effect to automatic renewals).

Service

          Our employees deliver, install, service and collect revenue from washers and dryers in laundry facilities at our leased locations.

          Our integrated computer systems allow for the quick dispatch of service technicians in response to both computer-generated (for preventive maintenance) and customer-generated service calls. On a daily basis, we receive and respond to approximately 2,500 service calls. We estimate that less than 1% of our machines are out of service on any given day. The ability to reduce machine down-time, especially during peak usage, enhances revenue and improves our reputation with our customers.

          In a business that emphasizes prompt and efficient service, we believe that our integrated computer systems provide a significant competitive advantage in terms of responding promptly to customer needs. Computer-generated service calls for preventive maintenance are based on previous service history, repeat service call analysis and monitoring of service areas. These systems coordinate our radio-equipped service vehicles and allow us to address customer needs quickly and efficiently.

Information Management

          Our integrated computer systems serve three major functions: (i) tracking the service cycle of equipment; (ii) monitoring revenues and costs by location, customer and salesperson; and (iii) providing information on competitors’ and our lease renewal schedules.

          Our integrated computer systems provide speed and accuracy throughout the entire service cycle by integrating the functions of service call entry, dispatching service personnel, parts and equipment purchasing, installation, distribution and collection. In addition to coordinating all aspects of the service cycle, our integrated computer systems track contract performance, which indicate potential machine problems or pilferage and provide data to forecast future equipment servicing requirements. Given the rapid changes in technology, we are constantly working with vendors to upgrade our integrated computer systems to enhance the productivity of our workforce. To that end, we initiated a comprehensive program in September 2003 through which we will improve communications among our regions and maximize cost savings, including programs related to business intelligence, field service management and sales force automation.

          Data on machine performance is used by our sales staff to forecast revenue by location. We are able to obtain daily, monthly, quarterly and annual reports on location performance, coin collection, service and sales activity by salesperson.

          Our integrated computer systems also provide our sales staff with an extensive database essential to our marketing strategy to obtain new business through competitive bidding or owner-operator conversion opportunities.

          We also believe that our integrated computer systems enhance our ability to successfully integrate acquired businesses into our existing operations. Regional or certain multi-regional acquisitions have typically been substantially integrated within 90 to 120 days, while a local acquisition can be integrated almost immediately.

Remanufacturing

          We rebuild and reinstall a portion of our machines at approximately one-third the cost of acquiring new machines, providing cost savings. Remanufactured machines are restored to virtually new condition with the same estimated average life and service requirements as new machines. Machines that can no longer be remanufactured are added to our inventory of spare parts.

Revenue Collection and Security

          We believe that we provide the highest level of security for revenue collection control in the laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. We enforce stringent employee standards and screening procedures for prospective employees. Employees responsible for, or who have access to, the collection of funds are tested randomly and frequently. Additionally, our security department performs trend and variance analyses of daily collections by location. Security personnel monitor locations, conduct investigations, and implement additional security procedures as necessary.

Description of Complementary Operations

Rental Operations

          AWA is involved in the business of leasing laundry equipment and other household appliances and electronic items to corporate relocation entities, property owners, managers of multi-family housing properties and individuals. With access to approximately six million individual housing units, we believe this business line represents an opportunity for growth in a new market segment which is complementary to its route business. AWA is the product of two platform acquisitions which were consummated in 1997 and 1998, which acquisitions represented a combined rental fleet of 51,000 in Georgia and Texas. We have organically grown AWA’s operations to an installed fleet of approximately 200,000 across 28 states. We intend to continue our investment efforts in AWA in order to facilitate its ongoing growth. Following the Transactions, AWA will be a wholly owned subsidiary of Coinmach Corp.

Distribution Operations

          Super Laundry, our indirect wholly owned subsidiary, is a laundromat equipment distribution company which was incorporated in 1995. Super Laundry’s business consists of constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive and non-exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts. Super Laundry’s customers generally enter into sales contracts pursuant to which Super Laundry constructs and equips a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits. In addition, Super Laundry, through its wholly owned subsidiary, ALFC, builds and develops laundromat facilities for sale as franchise locations.

Competition

          The laundry equipment services industry is highly competitive, capital intensive and requires reliable and quality service. Despite the overall fragmentation of the industry, we believe there are currently three multi-regional route operators, including us, with significant operations throughout the United States. Our two major multi-regional competitors are Web Service Company, Inc. and Mac-Gray Corp.

Employees

          As of December 31, 2003, we employed 1,994 employees (including 320 laundromat attendants in our retail laundromats in Texas and Arizona). In our Northeast region, 122 hourly workers are represented by Local 966, affiliated with the International Brotherhood of Teamsters. We believe that we maintain a good relationship with these union employees and we have never experienced a work stoppage since our inception.

General Development of Business

          Our original predecessor entity was founded over 50 years ago as a private, family-run business with operations in New York. Since then the business has grown organically under its founders and subsequent owners.

          Laundry Corp., our direct wholly owned subsidiary, was incorporated on March 31, 1995 under the name SAS Acquisitions Inc. in the State of Delaware and is the sole stockholder of all of the common stock of Coinmach Corp., our primary operating subsidiary. In November 1995, The Coinmach Corporation, a Delaware corporation and predecessor of Coinmach Corp. which we refer to as “TCC,” merged with and into Solon Automated Services, Inc., which we refer to as “Solon.” In connection with the merger with Solon, Laundry Corp. changed its name from SAS Acquisitions Inc., and Solon, the surviving corporation in the Solon Merger, to Coinmach Corp.

          Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”), growing our washer and dryer machine base from approximately 55,000 machines in 5,000 locations to approximately 875,000 machines in approximately 80,000 locations as of December 31, 2003. As a result of this strategy, we have expanded our presence from the northeastern United States throughout North America.

          On May 12, 2000, Laundry Corp. entered into an Agreement and Plan of Merger with CLC Acquisition Corporation, a Delaware corporation which we refer to as “CLC Acquisition” and which was formed by Bruce V. Rauner, a director of us, Coinmach Corp. and Laundry Corp., a member of the Holdings board and a principal of the indirect general partner of GTCR Fund IV, Laundry Corp.’s then-largest stockholder. Pursuant to the merger agreement, CLC Acquisition acquired all of Laundry Corp.’s outstanding common stock and non-voting common stock for $14.25 per share in a two-step going-private transaction consisting of a tender offer followed by a merger transaction of CLC Acquisition with and into Laundry Corp. Effective July 13, 2000, CLC Acquisition was merged with and into Laundry Corp. pursuant to the terms of the merger agreement. Laundry Corp.’s Class A common stock was subsequently delisted from The NASDAQ Stock Market, and Laundry Corp. no longer was subject to the reporting requirements of the Exchange Act.) We refer to the foregoing transactions collectively as the “Going Private Transaction.”

The AWA Transactions

          On November 29, 2002, Coinmach Corp. transferred all of the assets of the Appliance Warehouse division of Coinmach Corp. to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was $34.7 million. In exchange for the transfer of such assets, AWA issued to Coinmach Corp. (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of AWA preferred stock, with a liquidation value of $14.6 million, and (iii) 10,000 shares of AWA common stock. In March 2003, through a series of restructuring transactions, which we refer to herein as the “AWA Transactions,” all of the AWA common stock and all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for equity interests (in the form of common and preferred membership units) in Holdings. As a result of the AWA Transactions, (i) Holdings became the sole holder of all of the outstanding AWA common stock, (ii) Coinmach Corp. became the sole holder of all of the outstanding AWA preferred stock, (iii) Laundry Corp. became a wholly owned subsidiary of Holdings, (iv) the former stockholders of Laundry Corp. became unitholders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. Upon consummation of the Transactions, all of the AWA non-voting common stock will be held by CSC and all of the AWA voting preferred stock will be held by Coinmach Corp.

Properties

          As of December 31, 2003, we leased 67 offices throughout our operating regions serving various operational purposes, including sales and service activities, revenue collection and warehousing. A significant portion of our leased properties service our route operations.

          We presently maintain our headquarters in Plainview, New York, leasing approximately 11,600 square feet pursuant to a ten-year lease scheduled to terminate December 31, 2011. Our Plainview facility is used for general and administrative purposes.

          We also maintain a corporate office in Charlotte, North Carolina, leasing approximately 3,000 square feet pursuant to a five-year lease scheduled to terminate December 31, 2006.

Legal Proceedings

          We are party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon our financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

          Our directors and executive officers and the executive officers of Holdings, and/or our subsidiaries, as the case may be, are listed on the table below. Unless otherwise indicated, such officers hold the positions set forth opposite their names for us, Holdings, Laundry Corp. and Coinmach Corp. The table is followed by descriptions of all positions and offices held by such persons with us, Holdings, Laundry Corp. and Coinmach Corp., the periods during which they have served as such and certain other information. The term of office of each director and executive officer continues until the elections of directors and executive officers to be held at the next annual meeting of stockholders or until his successor has been elected. There is no family relationship between any director or executive officer and any other director or executive officer of us or our subsidiaries.

Name	Title	Age

Stephen R. Kerrigan	Chairman of the Board and Chief Executive Officer	50
Mitchell Blatt	President and Chief Operating Officer of Holdings, Laundry Corp. and Coinmach Corp.	52
Robert M. Doyle	Chief Financial Officer, Senior Vice President, Treasurer, Secretary	47
Ramon Norniella	President and Secretary of AWA; Senior Vice President of Coinmach Corp.	45
Michael E. Stanky	Senior Vice President of Holdings, Laundry Corp. and Coinmach Corp.	52
James N. Chapman	Director	47
David A. Donnini	Director	38
Bruce V. Rauner	Director	47

          Mr. Kerrigan. Mr. Kerrigan has been a director and Chief Executive Officer of CSC since its incorporation on December 23, 2003. Mr. Kerrigan has been Chief Executive Officer of Laundry Corp. since May 1996, of Coinmach Corp. since November 1995 and of Holdings since March 2003. Mr. Kerrigan was President and Treasurer of Solon and Laundry Corp. from April 1995 until May 1996, and Chief Executive Officer of TCC from January 1995 until November 1995. Mr. Kerrigan has been a director and Chairman of the Laundry Corp. Board of Directors since April 1995 and of the Coinmach Corp. Board of Directors since November 1995 and a member of the board of managers of Holdings since March 2003. Mr. Kerrigan was a director of TCC from January 1995 to November 1995 and a director of Solon from April 1995 to November 1995. Mr. Kerrigan served as Vice President and Chief Financial Officer of TCC’s predecessor, Coinmach Industries Co., L.P. from 1987 to 1994.

          Mr. Blatt. Mr. Blatt has been President and Chief Operating Officer of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since March 2003. Mr. Blatt was the President and Chief Operating Officer of TCC from January 1995 to November 1995. Mr. Blatt was a director of Laundry Corp. and Coinmach Corp. from November 1995 to March 2003. Mr. Blatt joined TCC as Vice President-General Manager in 1982 and was Vice President and Chief Operating Officer from 1988 to 1994.

          Mr. Doyle. Mr. Doyle has been CSC’s Chief Financial Officer, Senior Vice President, Treasurer and Secretary since its incorporation on December 23, 2003. Mr. Doyle has been Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since March 2003. Mr. Doyle was a director of Coinmach Corp. from November 1995 to March 2003. Mr. Doyle served as Vice President, Treasurer and Secretary of TCC from January 1995 to November 1995. Mr. Doyle joined TCC’s predecessor in 1986 as Controller.

In 1988, Mr. Doyle became Director of Accounting, and was promoted in 1989 to Vice President and Controller.

          Mr. Norniella. Mr. Norniella has been Vice President of Coinmach Corp. since 1998, becoming Senior Vice President in April 2000. Mr. Norniella has been President and Secretary of AWA since its incorporation in November 2002. Mr. Norniella was Vice President and General Manager of Macke Laundry Services, Inc.’s Florida region from 1986 through 1992 and its Texas region from 1995 through 1998. Mr. Norniella served as Vice President of Correspondent Banking for Banco del Pichincha from 1993 through 1995.

          Mr. Stanky. Mr. Stanky has been Senior Vice President of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since March 2003. Mr. Stanky was a Senior Vice President of Solon from July 1995 to November 1995. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for Solon’s South-Central region. Mr. Stanky served as a Co-Chief Executive Officer of Solon from November 1994 to April 1995.

          Mr. Chapman. Mr. Chapman has been a director of CSC since its incorporation on December 23, 2003. Mr. Chapman has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Chapman is associated with Regiment Capital Advisors, LLC which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as hedge funds, across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. from December 1996 to December 2001. Mr. Chapman serves as a member of the board of directors of Anchor Glass Container Corporation, Davel Communications, Inc. and Southwest Royalties, Inc. as well as a number of private companies.

          Mr. Donnini. Mr. Donnini has been a director of CSC since its incorporation on December 23, 2003. Mr. Donnini has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since July 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Donnini has been a Principal of GTCR since 1993, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Donnini serves on the boards of TSI Telecommunications Services, Synagro Technologies, Inc and a number of private companies.

          Mr. Rauner. Mr. Rauner has been a director of CSC since its incorporation on December 23, 2003. Mr. Rauner has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since July 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Rauner has been a Principal and General Partner with GTCR since 1984, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner serves on the boards of a number of private companies.

Board of Directors

          Our board will consist of            members shortly after this offering. Before the date of the first annual meeting of stockholders, the number of members of our board of directors will be increased to            members. Our organizational documents will limit the size of our board to not more than            members.

          We will apply to list the IDSs on                     . As required by the                 corporate governance standards (which we refer to as the “listing standards”), we expect that a majority of our board of directors will be “independent,” as such term is defined under the listing standards, within twelve months of the anticipated listing of the IDSs on                     . The independence of each director will be affirmatively

determined by our board of directors in its sole business judgment. Pursuant to the listing standards, we expect that our board of directors will convene regularly scheduled executive sessions in which “non-management” directors will meet without management participation. Such directors may include those who are not company officers but who are nevertheless not deemed “independent” by our board of directors. In addition, at least once per year, we expect that we will hold an executive session limited solely to independent directors.

          We expect to obtain insurance that indemnifies our officers and directors against certain liabilities.

Election of Directors

          Our certificate of incorporation does not provide for a classified board of directors and does not provide for cumulative voting in the election of directors. The election of directors to the CSC board of directors will be determined by a vote of the CSC Class A and Class B stockholders voting together as a single class. The holders of shares of Class A common stock will be entitled to one vote per share, and the holders of Class B common stock will be entitled to three votes per share. However, if at any time Holdings or the Permitted Transferees collectively own less than 25% in the aggregate of the then outstanding Class A and Class B common stock (subject to certain antidilution adjustments), then at such time and at all times thereafter, the holders of Class B common stock will only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required, including elections to our board of directors.

Committees of the Board

          The committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee. We expect that each of the committees listed below will have at least one independent director at the time the IDSs are listed on the                     , at least a majority of independent directors within 90 days of such listing, and solely independent directors within one year of such listing.

          Audit Committee. The audit committee will be comprised of at least three members of our board of directors. All members of the audit committee will be financially literate and at least one member will have accounting or related financial management expertise, as each of such qualifications are interpreted by our board of directors in its sole business judgment. The purpose of the audit committee will be to assist our board of directors in the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditors. The audit committee will also prepare an audit committee report that SEC rules require be included in our annual proxy statement.

          The board of directors will adopt a written audit committee charter. We expect that such charter will comply with the                 listing standards and, in addition to stating the purpose of the audit committee, address the annual performance evaluation of the audit committee and describe the duties and responsibilities of the audit committee and delineate how the audit committee carries out those responsibilities. We expect that such duties and responsibilities described in the charter will include, at a minimum, those required to be detailed in the charter pursuant to the                 listing standards.

          Compensation Committee. The compensation committee will be comprised of at least            members of our board of directors. The purpose and responsibilities of the compensation committee will be to (i) produce an annual report on executive compensation to be included in our annual proxy statement, (ii) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and either as a committee or together with the other independent directors, determine and approve the CEO’s compensation level and (iii) make recommendations to the board with respect to non-CEO compensation and any incentive compensation plans and equity-based plans. In addition, the compensation committee will have the sole authority to retain and terminate any consulting firm to assist in the evaluation of director or senior executive compensation, including sole authority to approve such firm’s compensation and retention terms.

          The compensation committee will have a written charter. We expect that such charter will comply with the                 listing standards and, in addition to stating the purpose and responsibilities of the compensation committee, will address an annual performance evaluation of the committee.

          Corporate Governance Committee. The corporate governance committee will be comprised of at least                 members of our board of directors. The purpose and responsibilities of the corporate governance committee will be to (i) identify individuals who are qualified to become members of our board, consistent with criteria approved by our board of directors, (ii) select, or recommend that our board select, director nominees for each annual meeting of stockholders, (iii) develop and recommend to our board of directors a set of corporate governance principles for us and (iv) oversee the evaluation of our board of directors and management. In addition, the corporate governance committee will have the sole authority to hire and fire any search firm to be used to identify director candidates.

          The corporate governance committee will have a written charter. We expect that such charter will comply with the listing standards and, in addition to stating the purpose and responsibilities of the corporate governance committee, will address an annual performance evaluation of the committee.

Summary Compensation Table

          The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and the next four most highly compensated executive officers of us and our subsidiaries on a consolidated basis (which we collectively refer to as the “named executive officers”) for the 2003 fiscal year, the 2002 fiscal year and the 2001 12-Month Period. Unless otherwise indicated, the named executive officers hold the positions set forth under their names for us, Laundry Corp. and Coinmach Corp. The amounts in the table below represent the aggregate compensation received by the named executive officers for all services provided as an officer to Holdings, Laundry Corp., Coinmach Corp. and/or AWA, as the case may be, for the periods indicated. See “— Directors and Executive Officers” for more information regarding the positions held by each of the named executive officers with such entities.

	Annual Compensation

				Other Annual		All Other
	Fiscal	Salary	Bonus	Compensation		Compensation(15)
Name and Principal Position	Year	($)	($)	($)		($)

Stephen R. Kerrigan	2003	440,120	497,500	131,952	(1)	2,946
Chief Executive Officer	2002	425,000	285,000	118,755	(2)	2,334
	2001	404,617	275,000	70,266	(3)	2,631
Mitchell Blatt	2003	350,753	140,000	57,639	(4)	3,016
President and Chief Operating Officer,	2002	300,753	90,000	45,583	(5)	2,334
Laundry Corp. and Coinmach Corp.	2001	301,731	120,000	27,671	(6)	2,352
Robert M. Doyle	2003	255,337	162,500	32,723	(7)	2,324
Chief Financial Officer	2002	248,076	80,000	24,419	(8)	2,944
	2001	200,673	85,000	7,034	(9)	2,347
Ramon Norniella	2003	150,000	50,000	9,227	(10)	2,827
President and Secretary, AWA;	2002	136,154	32,500	6,481	(11)	2,103
Senior Vice President, Coinmach Corp.	2001	120,000	27,500	—		1,898
Michael E. Stanky	2003	200,550	89,800	29,125	(12)	2,833
Senior Vice President, Laundry Corp.	2002	195,000	44,500	21,364	(13)	2,335
and Coinmach Corp.	2001	195,684	50,000	3,800	(14)	2,421

(1)	Includes $77,429 in forgiven indebtedness of Mr. Kerrigan and MCS Capital, Inc., an entity controlled by Mr. Kerrigan; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $30,187 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the footnotes continued on following page

Going Private Transaction; $2,084 in automobile allowances; $16,728 in club membership fees; and $1,774 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(2)	Includes $81,968 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $14,451 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,175 in automobile allowances; $14,918 in club membership fees; and $1,493 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(3)	Includes $59,271 in forgiven indebtedness; $3,750 in interest calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $5,950 in club membership fees; and $1,295 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(4)	Includes $23,301 in forgiven indebtedness; $15,304 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $3,188 in automobile allowances; $13,398 in club membership fees; and $2,448 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(5)	Includes $23,301 in forgiven indebtedness; $4,258 in automobile allowances; $16,346 in club membership fees; and $1,678 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(6)	Includes $9,271 in forgiven indebtedness; $2,813 in automobile allowances; $14,450 in club membership fees; and $1,137 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(7)	Includes $14,859 in forgiven indebtedness; $13,876 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,563 in automobile allowances; and $1,425 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(8)	Includes $14,859 in forgiven indebtedness; $6,643 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,083 in automobile allowances; and $834 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(9)	Includes $4,426 in forgiven indebtedness; $2,098 in automobile allowances; and $510 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(10)	Includes $3,960 in forgiven indebtedness; $5,267 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction.

(11)	Includes $3,960 in forgiven indebtedness; $2,521 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction.

(12)	Includes $13,029 in forgiven indebtedness; $14,063 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $363 in automobile allowances; and $1,670 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

(13)	Includes $13,029 in forgiven indebtedness; $6,732 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $438 in automobile allowances; and $1,165 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

(14)	Includes $2,455 in forgiven indebtedness; $551 in automobile allowances; and $794 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

footnotes continued on following page

(15)	Represents matching contributions made by Coinmach Corp. to the 401(k) Plan (as defined herein).

Employment Agreements

          Employment Agreements of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle. On March 6, 2003, in connection with the AWA Transactions, Coinmach Corp., Holdings and each of Stephen R. Kerrigan (and MCS Capital, Inc., or “MCS”, an entity controlled by Mr. Kerrigan), Mitchell Blatt and Robert M. Doyle (each of whom we refer to as a “senior manager”), entered into Senior Management Agreements (which we collectively refer to as the “senior management agreements”), which replaced the senior management agreements with the senior managers in effect since January 31, 1995. The senior management agreements provide for annual base salaries of $446,250, $352,000 and $257,500 for each of Messrs. Kerrigan, Blatt and Doyle, respectively, which amounts are reviewed annually by the Holdings board. The Holdings board, in its sole discretion, may grant each senior manager an annual bonus. In addition, in the event of certain qualified sales of equity securities or assets of Holdings each senior manager will be entitled to a bonus equal to 2.0 times his annual base salary at the time of such sale, plus the amount of the bonus paid in the most recently completed fiscal year. Each senior manager’s employment is terminable at the will of such senior manager or at the discretion of the Holdings board. Under certain circumstances, the senior managers are entitled to severance pay upon termination of their employment. If employment is terminated by the Holdings board without Cause (as defined in the senior management agreements) or by a senior manager for Good Reason (as defined in the senior management agreements) and not by reason of such senior manager’s death or disability, and no Event of Default (as defined in the senior management agreements) has occurred under any bank credit facility or other facility to which Coinmach Corp. is a party, senior managers are entitled to receive severance pay in an amount equal to 2.0 times their respective annual base salaries then in effect, payable in 18 equal monthly installments. If employment is terminated as described above by the Holdings board and an Event of Default has occurred and is continuing under any bank credit facility or other facility to which Coinmach Corp. is a party, senior managers are entitled to receive severance pay in an amount equal to their respective annual base salaries then in effect, payable in 12 equal monthly installments. For a period of one year after termination of his employment, a senior manager is subject to both non-competition and non-solicitation provisions. Senior managers are entitled to require Holdings to repurchase the units of Holdings owned by them upon the occurrence of certain events, including the termination of such senior manager without Cause (as defined in the applicable senior management agreement), the termination by the senior manager for Good Reason (as defined in the applicable senior management agreement), and certain qualified sales of the equity securities or assets of Holdings. In the event a senior manager violates the non-competition clause of his senior management agreement or is terminated for any reason, the units of Holdings owned by such senior manager will be subject to repurchase by Holdings and certain other members of Holdings. The units of Holdings owned by the senior managers are subject to customary co-sale rights and rights of first refusal.

          Employment Agreement of Ramon Norniella. Coinmach Corp. entered into an employment agreement with Mr. Norniella, dated as of December 17, 2000. Mr. Norniella’s current employment agreement has a term of one year and is automatically renewable each year for successive one-year terms. Such agreement provided for an annual base salary of $120,000, commencing January 1, 2001, which amount is to be reviewed each December by the Coinmach Corp. board of directors (which we refer to as the “Coinmach Corp. board”). During the fiscal year ended March 31, 2003, the Coinmach Corp. board approved an annual base salary for Mr. Norniella of $150,000. The Coinmach Corp. board may, in its discretion, grant Mr. Norniella a performance-based annual bonus. The agreement is terminable at the will of Mr. Norniella or at the discretion of the Coinmach Corp. board. Under the terms of such employment agreement, Mr. Norniella is entitled to receive severance pay upon termination of employment by Coinmach Corp. without Cause (as defined in such agreement) in an amount equal to his annual base salary then in effect. For a period of two years after termination of his employment, Mr. Norniella is subject to both non-competition and non-solicitation provisions.

footnotes continued on following page

          Employment Agreement of Michael E. Stanky. On July 1, 1995, Solon (as predecessor-in-interest to Coinmach Corp.) entered into an employment agreement with Mr. Stanky, referred to as the Stanky employment agreement, which provided for an annual base salary of $150,000. During the fiscal year ended March 31, 2003, Coinmach Corp. approved an annual base salary for Mr. Stanky of $202,800. Mr. Stanky is terminable at his will or at the discretion of the Coinmach Corp. board. The Chief Executive Officer of Coinmach Corp., in his sole discretion, may grant Mr. Stanky an annual bonus. If employment is terminated by the Coinmach Corp. board without Cause (as defined in the Stanky Employment Agreement) and (i) no Event of Default (as defined in the Stanky employment agreement) has occurred and is continuing, Mr. Stanky is entitled to receive severance pay in an amount equal to 1.5 times his annual base salary then in effect, or (ii) an Event of Default has occurred and is continuing, Mr. Stanky will be entitled to receive severance pay in an amount equal to 1.0 times his annual base salary then in effect, in each case payable in 12 equal monthly installments. If Mr. Stanky terminates his employment for Good Reason (as defined in the Stanky employment agreement), he will be entitled to an amount equal to one half of the severance pay described in the immediately preceding sentence, depending on whether an Event of Default has occurred and is continuing, payable over nine or six months, respectively. For a period of one year after termination of his employment, Mr. Stanky is subject to both non-competition and non-solicitation provisions.

401(k) Savings Plan

          Coinmach Corp. offers a 401(k) savings plan to all current eligible employees who have completed three months of service. Pursuant to the 401(k) Plan, eligible employees may defer from 2% up to 25% of their salaries up to a maximum level imposed by applicable federal law ($12,000 in 2003). The percentage of compensation contributed to the plan is deducted from each eligible employee’s salary and considered tax-deferred savings under applicable federal income tax law. Pursuant to the 401(k) Plan, Coinmach Corp. contributes matching contribution amounts (subject to the Internal Revenue Code limitation on compensation taken into account for such purpose) of 25% contributed to the 401(k) Plan by the respective eligible employee up to the first 6% of the amount contributed by such employee. Eligible employees become vested with respect to matching contributions made by Coinmach Corp. pursuant to a vesting schedule based upon an eligible employee’s years of service. After two years of service, an eligible employee is 20% vested in all matching contributions made to the 401(k) Plan. Such employee becomes vested in equal increments thereafter through the sixth year of service, at which time such employee becomes 100% vested. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts.

          Coinmach Corp. made the following matching contributions during the fiscal year ended March 31, 2003 to the named executive officers: Mr. Kerrigan $2,946; Mr. Blatt $3,016; Mr. Doyle $2,324; Mr. Norniella $2,827; and Mr. Stanky $2,833.

Compensation of Directors

          Our directors and the directors of Laundry Corp. and Coinmach Corp. and managers of Holdings have historically received no cash remuneration for their service in such capacities, other than reimbursement of reasonable travel and related expenses for attendance at board meetings. In connection with this offering, we intend to establish a compensation plan in line with industry standards for our directors for their services in such capacities.

Compensation Committee Interlocks and Insider Participation

          None of our directors or executive officers serves or will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

footnotes continued on following page

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Immediately following consummation of the Transactions, Holdings will own all of the outstanding Class B common stock of CSC, and all of the outstanding Class A common stock of CSC will be owned by holders of the IDSs.

          The following table sets forth information as of April 1, 2004 with respect to (i) the beneficial ownership of outstanding equity interests of Holdings immediately prior to consummation of the Transactions and immediately after consummation of the Transactions, and (ii) the number of and percentage of each class of equity interests of Holdings beneficially owned by:

•	each person or entity who beneficially owns five percent or more of such interests;

•	each director of CSC;

•	the named executive officers; and

•	all of CSC’s directors and named executive officers as a group.

	Interests Beneficially Owned						Interests Beneficially Owned
	Prior to the Transactions						After the Transactions(2)

			Class B Preferred		Class C Preferred				Class C Preferred
	Common Units		Units		Units		Common Units		Units

Name and Address(1)	# of	% of	# of	% of	# of	% of	# of	% of	# of	% of
of Beneficial Owner	Units	Class	Units	Class	Units	Class	Units	Class	Units	Class

Stephen R Kerrigan(3)		4.98%	—	—	3,403	2.52%
Mitchell Blatt	7,376,400	4.42%	—	—	3,833	2.83%
Robert M. Doyle	3,165,898	1.90%	—	—	763	*
Michael E. Stanky	2,058,122	1.23%	—	—	368	*
Ramon Norniella	250,000	*	—	—	63	*
James N. Chapman	756,436	*	—	—	110	*
Bruce V. Rauner(4)	116,133,474	69.51%	—	—	104,520	77.27%
David A. Donnini(5)	116,133,474	69.51%	—	—	104,520	77.27%
GTCR-CLC, LLC	116,133,474	69.51%	—	—	104,520	77.27%
Filbert Investment Pte Ltd	15,384,615	9.21%	34,615	66.67%	13,846	10.24%
TCW	7,692,311 (6)	2.96%	17,308 (6)	33.33%	6,923 (6)	5.12%	(7)		(7)
All Officers and Directors as a group (9 persons)(8)(9)	138,061,244	82.60%		—	113,060	83.58%

*	Less than 1% of the outstanding units of such class.

(1)	All addresses are c/o Coinmach Laundry Corporation, 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803.

(2)	Pursuant to the Transactions, all of the outstanding Class B preferred units of Holdings will be redeemed and retired.

(3)	All common units and Class C preferred units are beneficially owned by MCS Capital, Inc., a corporation controlled by Mr. Kerrigan.

(4)	All common units and Class C preferred units are held by GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the Managing Member. Mr. Rauner is a principal of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Mr. Rauner disclaims beneficial ownership of such units.

(5)	All common units and Class C preferred units are held by GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the Managing Member. Mr. Donnini is a principal of GTCR Golder Rauner,

footnotes continued on following page

L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Mr. Donnini disclaims beneficial ownership of such units.

(6)	TCW affiliates currently own approximately 7,692,311 common units, 17,308 Class B preferred units, and 6,923 Class C preferred units of Holdings as follows: (a) TCW Crescent Mezzanine Partners II, LP owns 4,953,193 common units, 11,145 Class B preferred units, and 4,458 Class C preferred units; (b) TCW Crescent Mezzanine Trust II owns 1,200,655 common units, 2,701 Class B preferred units, and 1,081 Class C preferred units; (c) TCW Leveraged Income Trust, LP owns 512,821 common units, 1,154 Class B preferred units, and 462 Class C preferred units; (d) TCW Leveraged Income Trust II, LP owns 512,821 common units, 1,154 Class B preferred units, and 462 Class C preferred units; and (e) TCW Leveraged Income Trust IV, LP owns 512,821 common units, 1,154 Class B preferred units, and 462 Class C preferred units. The managing owner of TCW/Crescent Mezzanine Partners II, L.P. and TCW/Crescent Mezzanine Trust II is TCW/Crescent Mezzanine II, L.L.C. The investment advisor for TCW/Crescent Mezzanine Partners II, L.P. and TCW/Crescent Mezzanine Trust II is TCW/Crescent Mezzanine, L.L.C. The general partner of TCW Leveraged Income Trust, L.P. is TCW Advisors (Bermuda), Ltd. The investment advisor for TCW Leveraged Income Trust, L.P. is TCW Investment Management Company. The general partners of TCW Leveraged Income Trust II, L.P. are TCW (LINC II), L.P. and TCW Advisors (Bermuda), Ltd. The investment advisor of TCW Leveraged Income Trust II, L.P. is TCW Investment Management Company. The general partner of TCW Leveraged Income Trust IV, L.P. is TCW (LINC IV), L.L.C. The investment advisor of TCW Leveraged Income Trust IV, L.P. is TCW Asset Management Company.

(7)	Following the transactions TCW affiliates will own approximately common units, Class B preferred units, and Class C preferred units of Holdings as follows: (a) TCW Crescent Mezzanine Partners II, LP will own common units, Class B preferred units, and Class C preferred units; (b) TCW Crescent Mezzanine Trust II will own common units, Class B preferred units, and Class C preferred units; (c) TCW Leveraged Income Trust, LP will own common units, Class B preferred units, and Class C preferred units; (d) TCW Leveraged Income Trust II, LP will own common units, Class B preferred units, and Class C preferred units; and (e) TCW Leveraged Income Trust IV, LP will own common units, Class B preferred units, and Class C preferred units.

(8)	In calculating the common units beneficially owned by executive officers and directors as a group, all units owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(9)	In calculating the Class C preferred units beneficially owned by the executive officers and directors as a group, all Class C preferred units owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

footnotes continued on following page

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Holdings and Equity Investors and Management Investors

          Upon the consummation of the Transactions, the equity investors and the management investors, through Holdings, will control our business.

          Pursuant to our certificate of incorporation, holders of our Class B common stock have the right to redeem their shares or exchange their shares for IDSs or shares of our Class A common stock as described below.

     The Note Warrants

          As part of the Transactions, we will issue to Holdings, in its capacity as owner of the Class B common stock, note warrants to purchase in the aggregate $      million principal amount of our notes, subject to adjustment in the event of any split, reclassification or combination of the Class B common stock. Subject to certain specified limitations described below, each note warrant will be exercisable at any time into $          principal amount of our notes at an exercise price equal to $          . The notes issued upon the exercise of the note warrants will be issued under the indenture governing our notes and will be of the same series as the notes underlying the IDSs. The note warrants will expire in                     , 2024 and, subject to certain restrictions, may be exercised at any time prior to the date of their expiration.

          The right of holders of note warrants to exercise note warrants will be subject to certain tests and limitations contained in the indenture governing our notes. In particular, note warrants will not be exercisable if (1) the incurrence of indebtedness upon exercise of the note warrants is not permitted under the covenant “Limitation on Incurrence of Indebtedness” under the indenture, (2) we do not have or will not have as a result of the issuance of notes upon exercise of note warrants enough distributable cash flow to service our debt obligations under such notes, or (3) any such issuance of notes upon exercise of note warrants would result in a default under our existing agreements, including the indenture governing our notes. See “Description of the Notes.”

          A note warrant may not be exercised except in connection with an exchange of Class B common stock or Class A common stock. If a holder of note warrants exercises such note warrants in connection with (i) the exchange by such holder of Class B common stock for Class A common stock, (ii) the subsequent combination of the notes issued upon exercise with the requisite number of shares of Class A common stock in order to create new IDSs, and (iii) the sale of such new IDSs to the public in a secondary offering, the holder would be entitled to the proceeds from the sale of the new IDSs to the public less the aggregate exercise price of the note warrants (which exercise price will be delivered to CSC pursuant to the exercise of such note warrants).

          None of the note warrants may be sold or transferred to any person other than a Permitted Transferee and then only in connection with a sale or transfer of an equal number of shares of Class B common stock. In the event a share of Class B common stock is sold or transferred to a Permitted Transferee without its associated note warrant, such note warrant shall automatically expire. In the event any share of Class B common stock is exchanged for Class A common stock, its associated note warrant shall automatically expire unless such warrants are to be contemporaneously exercised and the subsequently issued notes are to be combined with the newly issued shares of Class A common stock in order to create IDSs for sale to the public in a secondary offering.

          If any note warrants are so exercised, the additional notes issued in connection therewith will be secured by the collateral that secures the notes on an equal and ratable basis. As a result, the issuance thereof will have the effect of diluting the collateral (other than the intercompany note to the extent the proceeds from the issuance) that secures the notes is lent to Coinmach Corp. and thus increases the outstanding indebtedness under the intercompany note.

     Exchange of Class B Common Stock for IDSs

          Subject to the tests and limitations described below, holders of our Class B common stock may elect either of the following options, or any combination of the following options, with respect to the exchange of their shares:

•	A holder may acquire new IDSs by (i) converting shares of Class B common stock into shares of Class A common stock and (ii) contemporaneously exercising a note warrant to form IDSs as set forth under “— The Note Warrants;” or

•	A holder may exercise exchange rights by exchanging shares of Class B common stock for a number of IDSs having an aggregate fair market value equal to the deemed value of the shares of Class B common stock to be exchanged. The deemed value of a share of Class B common stock would equal the difference between the fair market value of one IDS and the lesser of the principal amount and the amount that would be the issue price of the underlying note if the IDS had been issued to investors on the date of the exchange. The fair market value of one IDS will be the average closing trading price per IDS over a five trading day period ending on the day prior to the exchange.

          The exercise of exchange rights as described above is subject to certain tests and limitations. Under the indenture governing the notes, holders of Class B common stock may not exchange shares of Class B common stock for IDSs if (1) any such exchange would result in a default under such indenture, (2) we do not have or will not have as a result of the exchange enough distributable cash flow after giving effect to the exchange, (3) as a result of such exchange, for the most recent fiscal quarter for which financial statements are then available, we would not have been permitted to pay certain specified quarterly dividend amounts on the Class A common stock, or (4) we have incurred, or will incur as a result of the exchange, debt that exceeds certain EBITDA to consolidated fixed charges thresholds after giving effect to the exchange. See “Description of the Notes — Certain Covenants — Exercise of Exchange Rights.”

          Holders of Class B common stock collectively will only be permitted to exercise exchange rights twice in any twelve-month period, and such exchanges collectively must be for no less than $          in IDSs in the aggregate.

          Prior to the occurrence of a “Merger Event”, in connection with any exchange of shares of Class B common stock for IDSs, CSC will, to the extent Coinmach Corp. is permitted to incur debt under the terms of its indebtedness outstanding from time to time, as promptly as practicable, lend to Coinmach Corp. an amount equal to any net proceeds it receives from a secondary offering as described above. As a result, indebtedness under the intercompany note will be increased by the amount of these proceeds. See “Description of the Notes — Limitation on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds.”

          Notwithstanding (i) any right to exchange shares of Class B common stock into IDSs pursuant to an Exchange Right, or (ii) any right to exercise note warrants and form IDSs, in each case, as described above, shares of Class B common stock in an amount equal to 10% of the then outstanding shares of Class A common stock and Class B common stock must continuously remain outstanding during the two year period following the issuance of IDSs contemplated by this prospectus.

     Redemption of Class B Common Stock

          At least 30 but not more than 60 days prior to the filing of a registration statement in connection with any primary offering of IDSs or Class A common stock not sold in the form of an IDS or any combination thereof, CSC will mail to the holders of Class B common stock notice of its intent to register and issue such securities. Such notice will grant to such holders the option to require CSC to redeem the shares of Class B common stock held by such holder with the proceeds of such primary offering. The holders of Class B common stock intending to so redeem must so notify CSC within 15 days of receipt of such notice.

          The redemption price per Class B share pursuant to a primary IDS offering will be equal to the difference between (i) the price per IDS offered and sold in the offering and (ii) the issue price of the notes underlying such IDSs (which we refer to as the “IDS redemption price”). The redemption price per Class B share pursuant to a primary offering of Class A common stock not underlying IDSs will be equal to the price per share of Class A common stock offered and sold (which we refer to as the “Class A redemption price”). The redemption price per Class B share pursuant to a primary offering consisting of a combination of IDSs and shares of Class A common stock not underlying IDSs will be equal to: (i) (A) the IDS redemption price multiplied by the number of IDSs offered and sold, plus (B) the Class A redemption price multiplied by the number of separate shares of Class A common stock offered and sold, (ii) divided by the aggregate number of IDSs and separate shares of Class A common stock offered and sold.

          The maximum amount that may be so redeemed is equal to the aggregate gross proceeds from the IDSs and/or shares of Class A common stock not underlying IDSs that were offered and sold in the primary offering, minus aggregate underwriting discounts and commissions and fees and expenses with respect to the offering. In the event holders of Class B common stock give notice of their intent to redeem a number of shares of Class B common stock having an aggregate potential redemption price that is greater than such maximum amount, such redemption will be made on a pro rata basis among the electing Class B holders.

          Prior to the occurrence of a “Merger Event” (defined in “Description of the Notes”) CSC will, to the extent Coinmach Corp. is permitted to incur debt under the terms of its indebtedness outstanding from time to time, as promptly as practicable, loan to Coinmach Corp. an amount equal to the net proceeds it receives in connection with any primary offering described above. As a result, indebtedness under the intercompany note shall be increased by the amount of the proceeds so lent. See “Description of the Notes — Limitation on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds.”

          Notwithstanding any right to redeem shares of Class B common stock into IDSs, as described above, shares of Class B common stock in an amount equal to 10% of the then outstanding shares of Class A common stock and Class B common stock must continuously remain outstanding during the two year period following the issuance of IDSs contemplated by this prospectus.

     Exchange of Class B Common Stock for Class A Common Stock

          Shares of Class B common stock, at the holder’s option, may be exchanged at any time for shares of our Class A common stock on a one-for-one basis, subject to adjustment in the event of any split, reclassification or combination of common stock. The note warrants issued in connection with each exchanged share of Class B common stock will expire upon such exchange, unless the warrant is exercised in connection with such exchange in order to create new IDSs.

     Registration Rights Agreement

          Effective upon the consummation of this offering, we will enter into a registration rights agreement with Holdings pursuant to which we will grant Holdings certain demand, piggyback and shelf registration rights with respect to the registration and sale of Class A common stock as well as the registration and sale of IDSs and the underlying notes and shares of Class A common stock. Holdings or a Permitted Transferee will only be able to exercise rights to cause us to register additional IDSs to the extent it or a Permitted Transferee (i) owns IDSs (other than pursuant to “open market” purchases of IDSs or “open market” purchases of notes and shares of Class A common stock subsequently combined to create IDSs), or (ii) gives us notice of its intention to exchange its Class B common stock for Class A common stock and concurrently exercises an equal number of note warrants in order to create IDSs.

          Subject to certain limitations contained in the registration rights agreement, Holdings or a Permitted Transferee shall have the right to cause us to (i) register shares of our Class A common stock held by it or a Permitted Transferee, (ii) register IDSs held by it or a Permitted Transferee, or

(iii) combine notes issued upon exercise of note warrants held by it or a Permitted Transferee with shares of our Class A common stock held by it or a Permitted Transferee (provided such Class A common stock was acquired as a result of the exchange of Class B common stock) to form new IDSs and to register such IDSs and the underlying notes and shares of Class A common stock.

          The registration rights agreement will (i) require us to furnish a shelf registration statement from and after the       anniversary of the closing of this offering, which registration statement shall, with customary exceptions, remain effective for not less than       years; (ii) provide Holdings initially with           demand registration rights,  of which will expire upon the shelf registration statement being declared effective, that at any time after the           anniversary of this offering may be exercised to require us to cooperate in an underwritten offering; and (iii) subject to customary exceptions, provide to Holdings for a period of       years unlimited piggyback registration rights and rights to participate in any such underwritten offering.

     Transfer Restrictions on Class B Common Stock

          Upon the sale or transfer by Holdings of any shares of Class B common stock to any person other than a Permitted Transferee or any subsequent sale or transfer by such Permitted Transferee to any person other than a Permitted Transferee or Holdings, such shares will automatically convert into shares of Class A common stock without any further action by Holdings or such Permitted Transferee, as the case may be, or the recipient of such shares. Notwithstanding the foregoing, Holdings or a Permitted Transferee may transfer such Class B common stock to CSC in order to exchange Class B common stock for Class A common stock.

          In any pro rata distribution by Holdings of all shares of the Class B common stock held by it to its unitholders, such unitholders will receive an equal percentage of shares of Class B subordinated common stock and Class B priority common stock. The respective amounts of Class B priority common stock and Class B subordinated common stock included in any sale or other transfer of Class B common stock among Permitted Transferees or from such Permitted Transferees to Holdings shall be determined by agreement among such parties.

     The Intercompany Note

          As part of the Transactions, we will use a portion of the proceeds from the sale of IDSs in this offering to make an intercompany loan to Coinmach Corp. in an original principal amount of $           million, which loan will be evidenced by an intercompany note. Interest under the intercompany note will accrue at an annual rate of      % and will be payable quarterly on                     ,                     ,                     , and                     of each year and will be due and payable in full on                     , 2024. The intercompany note will be a senior unsecured obligation of Coinmach Corp., will rank equally in right of payment with all existing and future senior indebtedness of Coinmach Corp. and will rank senior in right of payment to all existing and future subordinated indebtedness of Coinmach Corp. Certain of Coinmach Corp.’s subsidiaries will guarantee the intercompany note on a senior unsecured basis. The intercompany note will contain covenants that are substantially the same as those provided in the terms of the Coinmach Corp. 9% notes (as such covenants may be modified in the future pursuant to the terms of the Coinmach Corp. 9% notes); provided, however, that on the redemption or repayment in full of the Coinmach Corp. 9% notes, the covenants contained in the intercompany note will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the Coinmach Corp. 9% notes or, in the absence thereof, the notes. The intercompany note will be pledged by us to secure the repayment of the notes.

          Under the terms of the intercompany note, each of the following will be an “event of default:”

•	default for 30 consecutive days in the payment when due of interest on the intercompany note;

•	a default in the observance or performance of any of the covenants relating to limitation on asset sales, conduct of business and reports to holders contained in the intercompany note which default continues for a period of 60 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the intercompany note;

•	a default in the observance or performance of any other covenant or agreement contained in the intercompany note which default continues for a period of 30 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note (except in the case of a default with respect to the covenant relating to mergers and consolidations, which will constitute an event of default under the intercompany note with such notice requirement but without such passage of time requirement);

•	except as permitted by the intercompany note, any guarantee of a “significant subsidiary” of Coinmach Corp. (as such term is defined in the Securities Act) of the obligations under the intercompany note ceases following the delivery thereof to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any such guarantor denies its liability under its guarantee (other than by reason of release of such guarantor in accordance with the terms of the intercompany note);

•	one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against Coinmach Corp. or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	certain events of bankruptcy affecting Coinmach Corp. or any of its significant subsidiaries; and

•	the failure to pay at final maturity the principal amount of any other indebtedness of Coinmach Corp., or the acceleration of the final stated maturity of such indebtedness, including the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility (which acceleration is not rescinded, annulled or otherwise cured within 20 days), if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been similarly accelerated aggregates $10.0 million or more at any time.

          If an event of default occurs and is continuing, we will have the right to declare all obligations under the intercompany note immediately due and payable; provided, that if Coinmach Corp. shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the intercompany note and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the notes that causes a default or an event of default under the intercompany note shall also be a waiver of such default or event of default under the intercompany note without further action or notice.

          Neither we nor Coinmach Corp. may amend, modify or supplement the intercompany note other than:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations of Coinmach Corp. (or a guarantor of the obligations under the intercompany note) to us in the case of a merger or consolidation of

Coinmach Corp. or sale of all or substantially all of Coinmach Corp.’s assets or such guarantor’s assets, as applicable;

•	to make any change that would provide any additional rights or benefits to us or, indirectly, to the holders of the notes, or that does not adversely affect our legal rights under the intercompany note;

•	to conform to the text of the terms of the intercompany note to any provision of this prospectus to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the intercompany note; and

•	to evidence the release of any guarantor of the obligations under the intercompany note permitted to be released under the terms of the intercompany note or to allow any subsidiary of Coinmach Corp. to become a guarantor of the obligations under the intercompany note.

Laundry Corp. Equity Participation Purchase Program

          Prior to the Going Private Transaction, certain of Laundry Corp.’s employees acquired shares of common stock and preferred stock of Laundry Corp. at fixed prices and on terms determined by the board of directors of Laundry Corp. The shares of common stock acquired were subject to vesting requirements, typically four years from the date of acquisition. Pursuant to the AWA Transactions, all the shares of capital stock issued under the equity participation purchase program were contributed to Holdings in exchange for substantially equivalent equity interests in Holdings. As a result of prior issuances under the equity participation purchase program, as of March 31, 2003, 16,244,394 Holdings common units had been issued, and 693 Holdings Class C preferred units had been issued.

Certain Loans to Members of Management

     Generally

          As of April 12, 2004, Messrs. Kerrigan (directly and indirectly through MCS,), Blatt, Doyle, Stanky and Norniella each owed Coinmach Corp., Laundry Corp. and/or Holdings $653,114 (which includes $45,377 owed in connection with the purchase of common stock of Laundry Corp.), $521,268, $177,365, $179,755 and $67,320, respectively, plus interest accrued and unpaid interest thereon. Since the beginning of the 2003 fiscal year, the largest aggregate amount owed to Coinmach Corp. and/or Laundry Corp. by Messrs. Kerrigan (directly and indirectly through MCS), Blatt, Doyle, Stanky and Norniella at any one time during such period was $750,849, $550,018, $194,529, $192,782 and $71,280, respectively, plus accrued and unpaid interest thereon.

     Equity Purchase Loans

          The indebtedness of each of MCS and Mr. Blatt was evidenced, in part, by (i) two promissory notes, each dated July 26, 1995 in an original principal amount of $52,370, and (ii) two promissory notes, each dated May 3, 1996 in an original principal amount of $21,797, issued to Laundry Corp. in connection with the purchase of certain of its equity securities. The obligations under these notes accrued interest at a rate of 8% per annum and were secured by a pledge of all of the Laundry Corp. common stock then held by MCS and Mr. Blatt. The principal amounts outstanding under these notes were payable in eight equal annual installments, commencing on the first anniversary of the date of issuance of each such note. Since April 1, 2003, Laundry Corp. forgave the repayment of approximately (i) $6,547 by each of MCS and Mr. Blatt under the promissory senior notes dated July 26, 1995, and (ii) $8,172 by each of MCS and Mr. Blatt under the promissory notes dated May 3, 1996.

          On December 17, 2000, each of MCS and Messrs. Doyle, Stanky and Norniella, and on September 6, 2001, Mr. Blatt, entered into promissory notes (which we collectively refer to as the “management promissory notes”) in favor of Laundry Corp. in connection with the purchase of shares of common stock of Laundry Corp. under Coinmach Corp.’s equity participation purchase program in original principal amounts of $408,547, $208,664, $211,476, $79,200 and $280,607, respectively. On March 6, 2003, in connection with the AWA Transactions and the corresponding exchange of all equity interests of Laundry Corp. for equity interests in Holdings, each of MCS and Messrs. Blatt, Doyle, Norniella and Stanky entered into amended and restated promissory notes (which we refer to as the “amended management promissory notes”) with Laundry Corp. on identical terms as the management promissory notes in substitution and exchange for the management promissory notes. See “— Management Contribution Agreements”. The obligations under the amended management promissory notes are payable in installments over a period of ten years, accrue interest at a rate of 7% per annum, may be prepaid in whole or in part at any time and are secured by a pledge of certain membership units of Holdings held by each borrower thereunder. To the extent such units are being redeemed by Holdings in connection with the Transactions, the security interest in such units will be released by Laundry Corp. Since April 1, 2003, Laundry Corp. forgave the repayment of approximately $49,343, $31,708, $23,579, $23,897 and $8,950 of principal and interest owed by each of MCS, Mr. Blatt, Mr. Doyle, Mr. Stanky, and Mr. Norniella, respectively, under such loans.

     Relocation and Other Loans

          On May 5, 1999, Coinmach Corp. extended a loan to Mr. Blatt in a principal amount of $250,000, which loan was evidenced by a promissory note, (which we refer to as the “Blatt original note,”) providing, among other things, that the outstanding loan balance was payable on May 5, 2002, that interest accrue thereon at a rate of 8% per annum and that the obligations under such loan are secured by a pledge of certain common stock of Laundry Corp. held by Mr. Blatt. On March 15, 2002, Coinmach Corp. and Mr. Blatt entered into a replacement promissory note, (which we refer to as the “Blatt replacement note”), on identical terms as the Blatt original note in substitution and exchange for the Blatt original note, except that (i) the Blatt replacement note is in an original principal amount of $282,752, (ii) the outstanding loan balance under the Blatt replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and (iii) the obligations under the Blatt replacement note, pursuant to an amendment to the Blatt replacement note dated March 6, 2003, are secured by a pledge of certain preferred and common units of Holdings held by Mr. Blatt. To the extent such preferred units are being redeemed by Holdings in connection with the Transactions, the security interest in such units will be released by Coinmach Corp.

          In connection with the establishment of a corporate office in Charlotte, North Carolina and the relocation of Mr. Kerrigan to such office in September 1996, Coinmach Corp. extended a loan to Mr. Kerrigan in the principal amount of $500,000 (which we refer to as the “Kerrigan relocation loan”). The Kerrigan relocation loan provides for the repayment of principal and interest in five equal annual installments commencing in July 1997 (each such payment date referred to as a “payment date”) and accrual of interest at a rate of 7.5% per annum. During the fiscal year ended March 31, 1998, the Coinmach Corp. board determined to extend the Kerrigan relocation loan an additional five years providing for repayment of outstanding principal and interest in equal annual installments ending July 2006. The Kerrigan relocation loan provides that payments of principal and interest will be forgiven on each payment date provided that Mr. Kerrigan is employed by Coinmach Corp. on such payment date. If Mr. Kerrigan ceases to be employed by Coinmach Corp. as a result of (i) a change in control of Coinmach Corp., (ii) the death or disability of Mr. Kerrigan while employed by Coinmach Corp. or (iii) a termination by Mr. Kerrigan for cause (each such event being referred to as a “termination event”), then all outstanding amounts due under the Kerrigan Relocation Loan are required to be forgiven as of the date of such termination event. If Mr. Kerrigan’s employment is terminated upon the occurrence of any event that is not a termination event, then all outstanding amounts due under the Kerrigan relocation loan will become due and payable within 30 business days following the termination of Mr. Kerrigan’s employment.

Securityholders Agreement

          Holdings and its unitholders (whom we collectively refer to as the “securityholders”) are party to a securityholders agreement that we expect to be amended in connection with the Transactions to, among other things, address matters relating to the transfer of CSC securities held by Holdings. The securityholders agreement currently provides that GTCR has the ability to designate for election a majority of Holdings’ Board for so long as GTCR owns in the aggregate at least 50% of the securities of Holdings. The securityholders agreement also provides for certain restrictions on issuances and transfers of any of Holdings’ units purchased or otherwise acquired by any securityholder including, but not limited to, provisions providing (i) securityholders with certain limited participation rights in certain proposed transfers; (ii) certain securityholders with limited first refusal and other rights in connection with certain proposed transfers of Holdings’ units; and (iii) that if Holdings authorizes the issuance or sale of any Holdings’ common units or any securities convertible, exchangeable or exercisable for Holdings’ common units, Holdings will first offer to sell to the securityholders a specified percentage of the Holdings common units sold in such issuance.

Management Contribution Agreements

          In connection with the AWA Transactions, Holdings entered into separate management contribution agreements, dated March 5, 2003 (which we collectively refer to as the “management contribution agreements”), with Messrs. Kerrigan (and MCS), Blatt, Doyle, Stanky and Chapman (whom we collectively refer to as the “management stockholders”). Pursuant to the management contribution agreements, the management stockholders agreed to contribute to Holdings all of the capital stock of Laundry Corp. and all of the AWA common stock owned by each of them in exchange for substantially equivalent equity interests (in the form of Holdings common units and certain Holdings’ preferred units) in Holdings. Pursuant to such agreements, the management stockholders also assigned to Holdings their right to receive the dividend that Laundry Corp. declared on March 5, 2003. The management contribution agreements with Mr. Chapman and Mr. Stanky further provide that the units of Holdings held by each of them are subject to customary rights of first refusal. In addition, the management contribution agreement with Mr. Stanky provides that if Mr. Stanky violates the non-competition clause of his employment agreement or he is terminated for any reason, the units of Holdings owned by him will be subject to repurchase by Holdings and certain other members of Holdings.

Holdings Units Registration Rights Agreement

          In connection with the AWA Transactions, Holdings, the equity investors and the management investors entered into a registration rights agreement whereby such investors have rights with respect to the registration under the Securities Act, for resale to the public, of their Holdings units. The agreement provides, subject to limitations, that the investors have both demand and piggyback registration rights. The agreement contains customary provisions regarding the priority among the investors with respect to their Holdings units to be registered and provides for indemnification of such investors by Holdings.

Management and Consulting Services

          During the 2003 fiscal year, Coinmach Corp. paid Mr. Chapman, a member of each of the Coinmach Corp. board, the Holdings board and the board of directors of Laundry Corp., $180,000 for general financial advisory and investment banking services.

THE TRANSACTIONS

          In connection with our offering of IDSs and $ aggregate principal amount of third party notes, we will effect a series of corporate reorganization and other transactions described below:

•	Holdings will exchange certain shares of capital stock of Laundry Corp. and all of the shares of common stock of AWA for shares of our Class B common stock and an equal number of warrants to purchase CSC notes, which we refer to as “note warrants”;

•	we will use the proceeds from these offerings to make an intercompany loan to Coinmach Corp. evidenced by an intercompany note in an original principal amount of $ million to be guaranteed by certain of the subsidiaries of Coinmach Corp., and indirectly to make a $ million capital contribution to Coinmach Corp.;

•	Coinmach Corp. will use approximately $ million of the intercompany loan and contribution proceeds to redeem a portion of the Coinmach Corp. 9% notes and to pay certain transaction costs and expenses relating to the offering and the related transactions described herein;

•	Coinmach Corp. will use approximately $ million of the intercompany loan and contribution proceeds to repay a portion of the outstanding indebtedness under the Coinmach Corp. credit facility. It is anticipated that Coinmach Corp. will amend its credit facility in connection with these offerings to, among other things, provide for a term loan facility of $ million and a revolving credit facility of $ million; and

•	Coinmach Corp. will distribute approximately $ million of the intercompany loan and contribution proceeds to Laundry Corp. to redeem $ million of its Class A preferred stock and $ million of its Class B preferred stock held by certain unitholders of Holdings.

          Immediately following the Transactions, Laundry Corp. will be our direct wholly owned subsidiary, and AWA will be entirely owned by us and Coinmach Corp. In addition, Coinmach Corp. will continue to be a direct wholly owned subsidiary of Laundry Corp.

          We estimate that we will sell                      IDSs in this offering and receive net proceeds of approximately $           million after deducting underwriting discounts, commissions and other estimated offering expenses, assuming an offering price of $           per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. We also estimate that we will contemporaneously sell approximately $           million original principal amount of third party notes at      % of their principal amount. The separate notes initially will only include the third party notes, but may include additional notes issued in the future or notes that become separated from the IDSs. See “Description of Certain Indebtedness — The Third Party Notes” for more information about the offer and sale of the third party notes.

          If the underwriters exercise their over-allotment option in full, we will use all of the additional net proceeds for general corporate purposes, including the prepayment of additional indebtedness under the Coinmach Corp. credit facility. The following chart reflects our capital structure immediately after giving effect to the Transactions.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The Coinmach Corp. Credit Facility

          The Coinmach Corp. credit facility is comprised of an aggregate of $355 million of secured financing consisting of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The Coinmach Corp. credit facility includes up to $10.0 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. Coinmach Corp.’s indebtedness under such credit facility is secured by a first priority security interest in all of Coinmach Corp.’s real and personal property and is guaranteed by each of Coinmach Corp.’s domestic subsidiaries. Under the Coinmach Corp. credit facility, Laundry Corp. and Coinmach Corp. pledged to Deutsche Bank Trust Company Americas, as collateral agent, their interests in all of the issued and outstanding shares of capital stock of Coinmach Corp. and Coinmach Corp.’s domestic subsidiaries, respectively. As of December 31, 2003, there was approximately $261.3 million of outstanding indebtedness under the Coinmach Corp. credit facility. We expect to cause Coinmach Corp. to repay a portion of the outstanding indebtedness under the Coinmach Corp. credit facility with the proceeds of this offering. See “Use of Proceeds.”

          On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Coinmach Corp. credit facility to a fixed rate basis, thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. We recognized an accumulated other comprehensive loss in the stockholders’ deficit section included in the condensed consolidated balance sheet at December 31, 2003 of approximately $1.5 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges.

          Coinmach Corp. is in compliance with all covenants under the Coinmach Corp. credit facility and is not aware of any events of default pursuant to the terms of such indebtedness.

          Coinmach Corp. expects to amend the Coinmach Corp. credit facility prior to or contemporaneously with the consummation of this offering.

The Coinmach Corp. 9% Notes

          On January 25, 2002, Coinmach Corp. issued $450 million of its 9% senior notes and entered into the Coinmach Corp. credit facility. Coinmach Corp. used the net proceeds from its sale of such 9% senior notes, together with borrowings under the Coinmach Corp. credit facility, to (i) redeem all of its outstanding 11 3/4% notes (including accrued interest and the resulting call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. Coinmach Corp.’s 11 3/4% notes were redeemed in their entirety on February 25, 2002. As of March 31, 2002, we recognized an extraordinary loss, net of income tax, of approximately $6.7 million as a result of the early extinguishment of debt relating to the redemption of Coinmach Corp.’s 11 3/4% notes and the refinancing of its prior senior credit facility in accordance with Statement of Financial Accounting Standards No. 145. Coinmach Corp. also used a portion of the net proceeds and borrowings to terminate interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million and was recorded as interest expense in the 2002 fiscal year.

          The Coinmach Corp. 9% notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach Corp. and are redeemable, at Coinmach Corp.’s option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth in the indenture governing the Coinmach Corp. 9% notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. In addition, Coinmach Corp. has the option to redeem, on or before February 1, 2005, up to 35% of its 9% notes with money that it raises in one or more equity offerings, provided that certain requirements set forth in the indenture governing the Coinmach Corp. 9% notes are satisfied. Coinmach Corp. intends to exercise such option and redeem approximately $          aggregate principal amount of its 9% notes with the equity contribution from Laundry Corp. to be made pursuant to the Transactions. See “Use of Proceeds.” The Coinmach Corp. 9% notes are guaranteed on an unsecured senior basis by Coinmach Corp.’s domestic subsidiaries.

          The indenture governing the Coinmach Corp. 9% notes contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of Coinmach Corp., the purchase, redemption or other acquisition of any capital stock of Coinmach Corp., the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the indenture governing the Coinmach Corp. 9% notes) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of the assets of Coinmach Corp.

          The events of default under the indenture governing the Coinmach Corp. 9% notes include provisions that are typical of senior unsecured debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding Coinmach Corp. 9% notes may declare all unpaid principal and accrued interest on all of Coinmach Corp.’s 9% notes to be immediately due and payable.

          Upon the occurrence of a Change of Control (as defined in the indenture governing the Coinmach Corp. 9% notes), each holder of the Coinmach Corp. 9% notes will have the right to require that Coinmach Corp. purchase all or a portion of such holder’s Coinmach Corp. 9% notes pursuant to the offer described in the indenture governing the Coinmach Corp. 9% notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

          Coinmach Corp. is in compliance with all covenants under the indenture governing its 9% notes and is not aware of any events of default pursuant to the terms of such indebtedness.

The Third Party Notes

          The third party notes issued in connection with the Transactions will be in an aggregate principal amount of $           million and will be of the same series as the notes underlying the IDSs. The third party notes will be issued under the same indenture governing the notes underlying the IDSs, and therefore will be entitled to the same rights.

          Following the Transactions, the third party notes and the notes underlying the IDSs will represent approximately      % and      %, respectively, of the aggregate principal amount of the outstanding notes.

          The third party notes and the notes underlying the IDSs are notes of the same series that will be equally and ratably secured by substantially all of the existing and future assets of CSC, subject to permitted liens, including a first-priority security interest in the common stock of AWA, the capital stock of Laundry Corp., the intercompany note and the guarantees thereon. The third party notes (as well as all separate notes) may be redeemed or repurchased only in connection with a full or pro rata redemption of all the notes issued under the indenture or pursuant to an offer to repurchase made to all holders of notes. The guarantee by Laundry Corp. of the third party notes and the notes underlying the IDSs (and of any other separate notes) will also be secured by a first-priority perfected lien, subject to permitted liens, on substantially all the existing and future assets of Laundry Corp. other than the capital stock of Coinmach Corp., as to which such guarantee will be secured by a second-priority perfected lien.

          Each of Coinmach Corp. and our other domestic restricted subsidiaries (other than Laundry Corp.) are required to guarantee the notes on a senior unsecured basis on the first day that it can guarantee the aggregate principal amount of notes then outstanding under the terms of its indebtedness outstanding from time to time. See “Description of the Notes — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

The Note Warrants

          As part of the Transactions, we will issue to Holdings, in its capacity as owner of the Class B common stock, note warrants to purchase in the aggregate $                    million principal amount of our notes, subject to adjustment in the event of any split, reclassification or combination of the Class B common stock. Subject to certain specified limitations described below, each note warrant will be exercisable at any time for $ principal amount of our notes at an exercise price equal to $          . The notes issued upon the exercise of the note warrants will be issued under the indenture governing our notes and will be of the same series as the notes underlying the IDSs. The note warrants will expire in                     , 2024 and, subject to certain restrictions, may be exercised at any time prior to the date of their expiration.

          The right of holders of note warrants to exercise note warrants will be subject to certain limitations contained in the indenture governing our notes. In particular, note warrants will not be exercisable if (1) the incurrence of indebtedness upon exercise of the note warrants is not permitted under the covenant “Limitation on Incurrence of Indebtedness” under the indenture, provided that in certain circumstances, as a result of the issuance of notes upon exercise of note warrants we must also have enough distributable cash flow to service our debt obligations under such notes, or (2) any such issuance of notes upon exercise of note warrants would result in a default under our existing agreements, including the indenture governing our notes. See “Description of the Notes.”

          A note warrant may not be exercised except in connection with an exchange of Class B common stock for Class A common stock. If a holder of note warrants exercises such note warrants in connection with (i) the exchange by such holder of Class B common stock for Class A common stock, (ii) the subsequent combination of the notes issued upon exercise with the requisite number of shares of Class A common stock in order to create new IDSs, and (iii) the sale of such new IDSs to the public in a secondary offering, the holders would be entitled to the proceeds from the sale of the new IDSs to the public less the aggregate exercise price of the note warrants (which exercise price will be delivered to CSC pursuant to the exercise price of such note warrants).

          None of the note warrants may be sold or transferred to any person other than a Permitted Transferee and then only in connection with a sale or transfer of an equal number of shares of Class B common stock. In the event a share of Class B common stock is sold or transferred to a Permitted Transferee without its associated note warrant, such note warrant shall automatically expire. In the event any share of Class B common stock is exchanged for Class A common stock, its associated note warrant shall automatically expire unless such warrants are to be contemporaneously exercised and the subsequently issued notes are to be combined with the newly issued shares of Class A common stock in order to create IDSs for sale to the public in a secondary offering.

          If any note warrants are so exercised, the additional notes issued in connection therewith will be secured by the collateral that secures the notes on an equal and ratable basis. As a result, the issuance thereof will have the effect of diluting the collateral (other than the intercompany note to the extent the proceeds from the issuance is lent to Coinmach Corp. increases the outstanding indebtedness under the intercompany note) that secures the notes.

The Intercompany Note

          As part of the Transactions, we will use a portion of the proceeds from the sale of IDSs in this offering to make an intercompany loan to Coinmach Corp. in an original principal amount of $           million, which loan will be evidenced by an intercompany note. Interest under the intercompany note will accrue at an annual rate of      % and will be payable quarterly on                     ,                     ,                     , and                     of each year and will be due and payable in full on                     , 2024. The intercompany note will be a senior unsecured obligation of Coinmach Corp., will rank equally in right of payment with all existing and future senior indebtedness of Coinmach Corp. and will rank senior in right of payment to all existing and future subordinated indebtedness of Coinmach Corp. Certain of Coinmach Corp.’s subsidiaries will guarantee the intercompany note on a senior unsecured basis. The intercompany note will contain covenants that are substantially the same as those provided in the terms of the Coinmach Corp. 9% notes (as such covenants may be modified in the future pursuant to the terms of the Coinmach Corp. 9% notes); provided, however, that on the redemption or repayment in full of the Coinmach Corp. 9% notes, the covenants contained in the intercompany note will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the Coinmach Corp. 9% notes, or in the absence thereof, the notes. The intercompany note will be pledged by us to secure the repayment of the notes.

          Under the terms of the intercompany note, each of the following will be an “event of default:”

•	default for 30 consecutive days in the payment when due of interest on the intercompany note;

•	a default in the observance or performance of any of the covenants relating to limitation on asset sales, conduct of business and reports to holders contained in the intercompany note which default continues for a period of 60 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the intercompany note;

•	a default in the observance or performance of any other covenant or agreement contained in the intercompany note which default continues for a period of 30 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note (except in the case of a default with respect to the covenant relating to mergers and consolidations, which will constitute an event of default under the intercompany note with such notice requirement but without such passage of time requirement);

•	except as permitted by the intercompany note, any guarantee of a “significant subsidiary” of Coinmach Corp. (as such term is defined in the Securities Act) of the obligations under the intercompany note ceases following the delivery thereof to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any such guarantor denies its liability under its guarantee (other than by reason of release of such guarantor in accordance with the terms of the intercompany note); and

•	one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against Coinmach Corp. or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	certain events of bankruptcy affecting Coinmach Corp. or any of its significant subsidiaries; and

•	the failure to pay at final maturity the principal amount of any other indebtedness of Coinmach Corp., or the acceleration of the final stated maturity of such indebtedness, including the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility (which acceleration is not rescinded, annulled or otherwise cured within 20 days), if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been similarly accelerated aggregates $10.0 million or more at any time.

          If an event of default occurs and is continuing, we will have the right to declare all obligations under the intercompany note immediately due and payable; provided, that if Coinmach Corp. shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the intercompany note and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the notes that causes a default or an event of default under the intercompany note shall also be a waiver of such default or event of default under the intercompany note without further action or notice.

          Neither we nor Coinmach Corp. may amend, modify or supplement the intercompany note without the consent of holders of at least      % in aggregate principal amount of the notes then outstanding; provided, however, that we and Coinmach Corp. may amend the intercompany note without the consent of any holder of notes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations of Coinmach Corp. (or a guarantor of the obligations under the intercompany note) to us in the case of a merger or consolidation of Coinmach Corp. or sale of all or substantially all of Coinmach Corp.’s assets or such guarantor’s assets, as applicable;

•	to make any change that would provide any additional rights or benefits to us or, indirectly, to the holders of the notes, or that does not adversely affect our legal rights under the intercompany note;

•	to conform to the text of the terms of the intercompany note to any provision of this prospectus to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the intercompany note; and

•	to evidence the release of any guarantor of the obligations under the intercompany note permitted to be released under the terms of the intercompany note or to allow any subsidiary of Coinmach Corp. to become a guarantor of the obligations under the intercompany note.

DESCRIPTION OF IDSs

General

          We are selling                     IDSs in this offering. Each IDS initially consists of:

•	one share of our Class A common stock; and

•	$ principal amount of our % senior secured notes due 2024.

          The ratio of Class A common stock to principal amount of notes underlying an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented. Following the occurrence of any such event, we will file with the SEC in accordance with the Exchange Act a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of notes as a result of such event.

          Holders of IDSs are at all times the beneficial owners of the Class A common stock and notes underlying such IDSs and, through their broker or other financial institution and DTC, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and notes, as applicable, would have through its broker or other financial institution and DTC.

          The IDSs will be available in book-entry form only. As discussed below under “— Book-Entry Settlement and Clearance,” a nominee of DTC will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Recombination

          Each holder of IDSs will have the right, through its broker or other financial institution, to separate its IDSs into the underlying shares of our Class A common stock and notes underlying them, whether purchased in this offering or in a subsequent offering of IDSs, at any time after the earliest to occur of (1) 45 days from the original issue date of the IDSs, (2) the acceptance of a change of control repurchase offer or (3) the acceptance of an asset sale repurchase offer.

          As long as any notes are outstanding, any holder of notes or, following any OID Exchange (as defined in “Description of the Notes”), OID Exchange Units (as defined in “Description of the Notes”) and shares of the Class A common stock may, through its broker or other financial institution, at any time and from time to time, recombine the applicable principal amount of notes and the requisite number of shares of Class A common stock to form IDSs; provided, however, that (i) in the event the IDSs were automatically separated as a result of the occurrence of a “Separation Event of Default” (as defined in “Description of the Notes”), IDSs may thereafter only be recombined after the related default or event of default has been cured or waived in accordance with the provisions of the indenture, (ii) no IDSs may be recombined at any time during the period beginning 120 days prior to the fifteenth anniversary of the original issue date of the IDSs offered hereby and through and including the fifteenth anniversary of such issue date, (iii) no IDSs may be recombined at any time after the date that is the fifteenth anniversary of the original issue date of the IDSs offered hereby if the IDSs automatically separated on such date, (iv) in the event the IDSs were automatically separated because either (A) the designated securities depositary for the notes was unwilling or unable to continue as securities depositary with respect to the IDSs or (B) ceased to be a registered clearing agency under the Exchange Act, no IDSs may be recombined unless and until CSC has established a successor depositary willing and able to provide such services to CSC and (v) no IDSs may be recombined at any time subsequent to a date on which the IDSs would have been required to separate automatically if notes and Class A common stock had then been combined to any extent as IDSs.

Automatic Separation

          The IDSs will be automatically and permanently separated into the underlying shares of Class A common stock and notes on the date that is the fifteenth anniversary of the issue date of the IDSs offered hereby unless on such date the Disproportionality Test is met. The Disproportionality Test will be met on such date if either (1) at least      % of the then outstanding CSC common stock is held separate and apart from any other security, including IDSs (and not for the benefit of the same holder), and not as part of any unit, or (2) at least      % in aggregate principal amount of the then outstanding notes is held separate and apart from any other security, including IDSs (and not for the benefit of the same holder), and not as part of any unit.

          In addition, the IDSs will automatically be separated upon the occurrence of any of the following:

•	exercise by us of our right to redeem all of the notes pursuant to the provisions described under “Description of the Notes — Optional Redemption” (in the case of a redemption of a portion of the notes on a non-pro rata basis (see “Description of the Notes — Optional Redemption — Selection and Notice”), solely those IDSs associated with the notes redeemed shall separate);

•	the stated maturity date of the notes or upon such earlier date on which principal on the notes becomes due and payable;

•	the occurrence of a “Separation Event of Default” as defined in “Description of the Notes”;

•	any date prior to the “Merger Event” (defined in “Description of the Notes”), if any, on which neither the Disproportionality Test nor the “Total Remaining Payments Tests” (as defined in “Description of the Notes”) are met; or

•	notice to us that the designated securities depositary for the notes either (A) is unwilling or unable to continue as securities depositary with respect to the IDSs or (B) will cease to be a registered clearing agency under the Exchange Act, and in either case we are unable to find a successor depositary.

Listing

          We will apply to list the IDSs on                     under the trading symbol “     .” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of IDSs to a minimum number of beneficial owners as required by that exchange. Separation of IDSs may result in the delisting of IDSs from                     by reducing the amount of IDSs outstanding to below the minimum required amount for listing on the exchange.

          Our shares of Class A common stock will not initially be listed for separate trading on any exchange. However, the Company will use its commercially reasonable efforts to list or quote the outstanding shares of its Class A common stock on the national securities exchange or automated securities quotation system, if any, on which the IDSs are then listed or quoted or another national securities exchange or automated securities quotation system, in each case as promptly as practicable following the earliest of the separation of the IDSs as described under “— Automatic Separation” or, if earlier, the first day on which a sufficient number of shares of Class A common stock are held separately to meet the minimum requirements for separate trading on any such exchange or automatic quotation system for at least 30 consecutive trading days and, in no event, no later than the date that is 30 days prior to the stated maturity of the notes.

Book-Entry Settlement and Clearance

          DTC will act as securities depositary for the IDSs, and the notes and shares of Class A common stock underlying the IDSs, or the “securities.” The notes and the shares of our Class A common stock underlying the IDSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC’s nominee, Cede & Co.

          Book-Entry Procedures. If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through a DTC participant. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into their purchase and sale transactions.

          All interests in the securities will be subject to the operations and procedures of DTC. We provide the following summaries of those operations solely for your convenience. The operations and procedures of each settlement system may be changed at any time. We are not responsible for those procedures and operations.

          DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

          To facilitate subsequent transfers, all securities deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

          Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from notes and Class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or combination is effected, will be credited and debited for the applicable securities on DTC’s records. We have been informed by DTC that the current fee per transaction per participant account for any voluntary separation or recombination is $9.50. Depending on the arrangements between a holder and his or her brokerage firm, and the brokerage arrangements with the DTC participant, the transaction fee for any voluntary separation or recombination may be passed directly on to the holder.

          Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the securities are credited on the record date.

          We and the transfer agent and registrar will make any payments on the securities to DTC. DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the transfer agent and registrar, subject to any statutory or regulatory requirements as may be in effect from time to time.

          We or the transfer agent and registrar will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

          DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our Class A common stock or our notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock and/or our notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the depository arrangement.

          Also, in case we decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository, we will print and deliver to you certificates for the various certificates of Class A common stock and notes you may own.

          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

          Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC’s books, or

•	any payments to, or the providing of notice, to participants or beneficial owners.

          Procedures Relating to Subsequent Issuances. The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes having terms identical (except for the issuance date) to the notes underlying the IDSs, and such subsequently issued notes are treated as issued with OID or are issued subsequent to an automatic exchange of notes described below or if we otherwise determine that such notes need to have a new CUSIP number, each holder of notes or IDSs, as the case may be, agrees that a portion of such holder’s notes, whether held directly, in book-entry form, or as part of IDSs, will be automatically exchanged, without any further action of such holder, for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, following each such subsequent issuance and exchange, each holder of notes or IDSs, as the case may be, will own an inseparable unit composed of notes of each such separate issuance in the same proportion as each other exchanging holder. Immediately following any exchange resulting from a subsequent issuance of notes, as described above, a new CUSIP number will be assigned to represent an inseparable unit consisting of the notes outstanding prior to the subsequent issuance and the notes issued in the subsequent issuance. Accordingly, the notes issued in the original offering may not thereafter be separated from the notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent issuance of notes, as described above, new IDSs will be issued in exchange for the existing IDSs, which new IDSs will consist of the inseparable unit described above representing Class A common stock and the proportionate principal amounts of each such separate issuance, but with the same aggregate principal amount as the notes, or inseparable unit, underlying the IDSs immediately prior to such subsequent issuance and exchange. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers.

          Most subsequent issuances of notes, including subsequent issuances of notes which have original issue discount and all subsequent issuances six months after the date of this offering, may require trades on the to settle up to 24 hours after the date such trades would settle absent such subsequent issuance or settle for cash, consistent with such exchange’s practices for the date of such issuance. The                     has informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with subsequent issuances, will have a significant impact on the IDS trading market. Following any subsequent issuance, we will file with the SEC in compliance with the Exchange Act a Current Report on Form 8-K or any other applicable form, disclosing the changes, if any, to the OID attributable to your notes as a result of such subsequent issuance.

DESCRIPTION OF THE NOTES

          For purposes of this section, references to the “notes” refer collectively to the $           million aggregate principal amount of notes that initially form a part of the IDSs described in this prospectus and $           million aggregate principal amount of notes issued separate and apart from the IDSs. The notes will be issued pursuant to an indenture (the “indenture”), to be dated as of                     , 2004, by and between the Company, Laundry Corp., as subsidiary guarantor and                     , as Trustee (the “Trustee”).

          The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The form of indenture will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. You can find definitions of certain capitalized terms used in this description under “— Certain Definitions.” For purposes of this section, references to the “Company” include only Coinmach Service Corp. and not its Subsidiaries.

          The notes will be the senior secured obligations of the Company and rank equally in right of payment with all other existing and future senior obligations of the Company and rank senior in right of payment to the existing and future obligations of the Company that expressly provide for subordination to the notes. The notes will be secured, subject to Permitted Liens, by a first priority perfected Lien on substantially all of the existing and future assets of the Company (the “Company Collateral”), which immediately following consummation of the Transactions will consist of the Intercompany Note, the Intercompany Note Guarantees and the Capital Stock of AWA and Laundry Corp.).

          In addition, the notes will be guaranteed on a senior secured basis by Laundry Corp. The guarantee by Laundry Corp. will be secured, subject to Permitted Liens, by a first priority perfected Lien on substantially all of the existing and future assets of Laundry Corp., other than the Capital Stock of Coinmach Corp., as to which such guarantee will be secured by a second priority perfected Lien (the pledged assets of Laundry Corp., together with the Company Collateral, the “Collateral”), which Lien will be contractually subordinated pursuant to the Intercreditor Agreement to the Lien of the Administrative Agent under the Credit Agreement.

          The notes will only be guaranteed by additional Subsidiaries that are Restricted Subsidiaries on a senior unsecured basis upon the occurrence of certain events. Until such events occur, Holders will have no direct recourse against any of such Restricted Subsidiaries other than through enforcement of the Collateral Agent’s security interest in the Intercompany Note and the Intercompany Note Guarantees and, in any event, will never have any direct recourse against any of the Company’s Unrestricted Subsidiaries.

          The Company is a holding company and will not have any material assets or operations immediately after giving effect to the Transactions other than the Capital Stock of AWA and Laundry Corp., the Intercompany Note and the Intercompany Note Guarantees. The Company will rely on payments from Coinmach Corp. under the Intercompany Note and distributions from Laundry Corp. to meet its debt service obligations, including payments of interest and principal on the notes. As of December 31, 2003, on a pro forma basis after giving effect to the Transactions, the Company’s Subsidiaries (other than Laundry Corp.) would have had $           million of outstanding liabilities to which the notes would have been effectively subordinated other than to the extent of the Intercompany Note and Intercompany Note Guarantees, including trade payables but excluding intercompany liabilities. Furthermore, as of December 31, 2003, on a pro forma basis after giving effect to the Transactions, the notes would have been effectively subordinated to $           million of indebtedness outstanding under the Credit Agreement and other secured financings to the extent of the value of the assets securing such Indebtedness because the Intercompany Note and the Intercompany Note Guarantees are unsecured and the Lien of the Collateral Agent in the Capital Stock of Coinmach Corp. is subordinated to the Lien securing the Credit Agreement.

          As of the Issue Date, all of the Company’s Subsidiaries will be “Restricted Subsidiaries.” However, under certain circumstances, the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

          The notes will be issued in registered form, without coupons. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Principal, Maturity and Interest

          The Company may change any Paying Agent or Registrar without notice to the Holders. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of each applicable holder.

          The notes will be unlimited in aggregate principal amount; $           million aggregate principal amount will be issued in the initial offering of the notes (including the $           million aggregate principal amount of notes issued separate and apart from the IDSs). The indenture will provide for the issuance in an unlimited aggregate principal amount of additional notes (“Additional Notes”, which term shall include any Additional IDS Notes (as defined below)), subject to the limitations set forth under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” The notes and any Additional Notes will have identical terms other than the issuance dates. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes” section, references to the notes will include any Additional Notes issued, and the notes, together with the Additional Notes, will be treated as a single class of securities under the indenture. Any Additional Notes will be secured equally and ratably with the notes, and as a result, the issuance of Additional Notes will have the effect of diluting the security interest of the holders of notes in the Collateral (other than the Intercompany Note and Intercompany Note Guarantees to the extent the proceeds of such Additional Notes are lent to Coinmach Corp. under the Intercompany Note).

          The notes will mature on                     , 2024. Interest on the notes will accrue at the rate of      % per annum and will be payable quarterly, in arrears, in cash on each                     ,                     ,                     and                     , commencing on                     , 2004, to the persons who are registered holders at the close of business on the                     ,                     ,                     and immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          The notes will not be entitled to the benefit of any mandatory sinking fund.

Collateral Agreements and Intercreditor Agreement

          Pursuant to the terms of the Collateral Agreements, the notes and the guarantee of Laundry Corp. will be secured by Liens on the Collateral as described above.

          The Intercreditor Agreement will provide, among other things, (1) that Liens on the Capital Stock of Coinmach Corp. that secure the guarantee of the notes by Laundry Corp. will be junior to the Liens in favor of the Administrative Agent on behalf of itself and the lenders under the Credit Agreement, and consequently the lenders will be entitled to receive proceeds from the foreclosure of such Capital Stock prior to the Holders, (2) that during any insolvency proceedings, the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in such Capital Stock, (3) the procedure for enforcing the Liens on such Capital Stock, including the distribution of sale or other proceeds thereof, and (4) that the Administrative Agent will, following the occurrence and during the continuance of an Event of Default or an event of default under the Credit Agreement, have the sole and exclusive right to make all decisions with respect to the foreclosure of such

Capital Stock, including the timing and method of any disposition thereof. The Intercreditor Agreement will also provide that the Collateral Agent and the Administrative Agent will provide notices to one another with respect to the occurrence of events of default and the acceleration of the notes or the Indebtedness outstanding under the Credit Agreement, as the case may be. Pursuant to the Intercreditor Agreement, the Collateral Agent, on behalf of itself, the Trustee and the Holders will waive, to the fullest extent permitted by law, any claim against the Administrative Agent and the Lenders in connection with any actions they may take under the Credit Agreement or with respect to such Capital Stock, and agree that the Administrative Agent and the Lenders will have no duties to them in respect of the maintenance or preservation of such Capital Stock (other than in the case of the Administrative Agent, a duty to hold such Capital Stock as bailee of the Collateral Agent, the Trustee and the Holders solely for purposes of perfecting their security interests thereon).

          The security interests granted by the Company and Laundry Corp. that secure the notes and the guarantee, respectively, may also be junior to Permitted Liens securing other existing and future Indebtedness of the Company and Laundry Corp. Therefore, the notes and the guarantee of Laundry Corp. will be effectively subordinated to Indebtedness secured by assets that do not constitute Collateral and to Indebtedness that is secured by a prior-ranking Lien on assets that constitute Collateral, including the Administrative Agent’s Lien on the Capital Stock of Coinmach Corp. To the extent that holders of such Indebtedness exercise their rights with respect to such assets, they would be entitled to be repaid in full from the proceeds from the sale of those assets before those proceeds would be available for distribution to the holders of the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The rights of our noteholders to receive payments on the notes will be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis. The proceeds from the liquidation of the collateral securing our notes and the guarantee of Laundry Corp. may not be sufficient to pay all amounts owed under the notes.” See “— Certain Bankruptcy and Other Limitations.”

          So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture, the Collateral Agreements and, solely with respect to the Capital Stock of Coinmach Corp., the Intercreditor Agreement, the Company or Laundry Corp., as applicable, will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of its direct Subsidiaries (including in the case of Laundry Corp., the Capital Stock of Coinmach Corp.) as well as in the case of the Company, the Intercompany Note, and to exercise any voting, consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, subject, solely with respect to the Capital Stock of Coinmach Corp., to the terms of the Intercreditor Agreement, following notice from the Collateral Agent, (a) all rights of the Company or Laundry Corp., as applicable, to exercise such voting, consensual rights or other rights shall cease and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the Company or Laundry Corp., as applicable, to receive cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements. Subject, solely with respect to funds arising from dividends or distributions of the Capital Stock of Coinmach Corp. or the foreclosure thereof, to the Intercreditor Agreement, all funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the Holders shall be turned over to the Trustee for distribution by the Trustee in accordance with the provisions of the indenture.

          The Security Agreement will contain, among other things, provisions prohibiting the Company from:

(i) selling, conveying, transferring or assigning (or otherwise engaging in any other transfer for value of) the Intercompany Note or Intercompany Note Guarantees or any of its interests therein;

(ii) amending, supplementing, or waiving any provision of the Intercompany Note or any Intercompany Note Guarantee, other than any amendment, supplement or waiver which would not have an adverse effect on the interests of the Collateral Agent, the Trustee or any Holder under the Security Agreement, the indenture or the notes, or subordinating its rights under the Intercompany Note or any Intercompany Note Guarantee to the rights of any other creditor of Coinmach Corp.;

(iii) compromising, reducing, forgiving or releasing or extending the time for payment of any obligation of Coinmach Corp. under the Intercompany Note or of any Intercompany Note Guarantor on any Intercompany Note Guarantee; or

(iv) taking or omitting to take any action the taking or the omission of which would result in any material impairment or alteration of any obligation of Coinmach Corp. or any Intercompany Note Guarantor under the Intercompany Note or any Intercompany Note Guarantee, respectively.

          The Company or Laundry Corp., as applicable, will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable the Company or Laundry Corp., as the case may be, to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under the covenant described below under the caption “Certain Covenants — Limitation on Asset Sales”;

(2) if the Company exercises its legal defeasance option or covenant defeasance option as described below under the caption “— Legal Defeasance and Covenant Defeasance”; or

(3) upon satisfaction and discharge of the indenture or payment in full in cash of the principal of and premium, if any, accrued and unpaid interest on the notes and all other Obligations that are then due and payable.

          The Collateral Agent shall, at the sole cost and expense of the Company, execute and deliver to the Company such documents as the Company shall reasonably request to effect or evidence such release.

Certain Bankruptcy and Other Limitations

          The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or, with respect to any foreclosure on the Intercompany Note, Coinmach Corp. prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the realization of the Collateral securing the notes. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of the bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

          The Collateral Agent’s ability to foreclose on the Collateral may also be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The ability of the collateral agent to foreclose on the collateral may be limited.”

Additional Notes

          Subject to the satisfaction of certain conditions, the indenture will permit the issuance of Additional Notes, including but not limited to the Additional Notes issuable in connection with issuances or sales of IDSs and upon exercise of the Note Warrants and Exchange Rights collectively, “Additional IDS Notes.” See “— Principal, Maturity and Interest” and “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” and “— Exercise of Exchange Rights.”

          Any Additional Notes issued under the indenture will be part of the same series as the notes offered hereby, and the notes and any Additional Notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. See “— Principal, Maturity and Interest.” Any Additional Notes will be secured equally and ratably with the notes without any requirement that any additional assets be provided as collateral in connection therewith (other than any increase under the intercompany note with the proceeds thereof). As a result, the issuance of Additional Notes will have the effect of diluting the security interest in the Collateral. In the event there is an issuance of Additional Notes with original issue discount, or OID, or such notes are issued subsequent to an OID Exchange described below or otherwise have a new CUSIP number, each holder of notes or IDSs shall, without any action by such holder, exchange a portion of such notes, whether separate notes or notes underlying IDSs, for a portion of such Additional Notes such that following any such additional issuance and exchange (each, an “OID Exchange”), each such holder of notes or IDSs will own an indivisible unit (each, an “OID Exchange Unit”) composed of the notes and Additional Notes of each issuance in the same proportion as each other holder, and the records will be revised to reflect each such exchange without any further action of such holder. The OID Exchange Unit will have a new CUSIP number, and the CUSIP number formerly associated with the IDSs will be cancelled. The aggregate stated principal amount of the notes owned by each holder of notes will not change as a result of such exchange.

          The issuance of Additional Notes issued with OID may affect the United States federal income tax treatment of the notes, including notes underlying IDSs. See “Material United States Federal Income Tax Considerations — Consequences to U.S. Holders — Notes — Additional Issuances.” In the event of such an issuance, each holder will hold Additional Notes issued with OID as a result of the OID Exchange described above, and may not be able to recover the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the Company prior to the maturity of the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Subsequent issuances of notes of the same series pursuant to an offering by us or following an exercise by Holdings of certain exchange rights and certain rights pursuant to the note warrants may cause you to recognize original issue discount and may have other adverse consequences.”

Transfer and Exchange

          A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture in connection with such transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or a Net Proceeds Offer.

Optional Redemption

          Make-Whole Redemption. At any time prior to                     , 2009, the Company may, at its option, redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of the present values of the redemption price of such notes at the first optional redemption date described below and all required interest payments, excluding accrued but unpaid interest, due on such notes through the first optional redemption date, discounted to the date of such redemption on a quarterly basis, assuming 360-day years consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

          Redemption at Scheduled Prices. On or after                     , 2009, the Company may, at its option, redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                     of the years indicated below:

Year	Redemption Price

%
%
%
and thereafter	100.000%

          Redemption upon Equity Offerings. At any time prior to                     , 2008, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes (including any Additional Notes) issued under the indenture upon not less than 30 nor more than 60 days’ notice, at a redemption price of      % of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of notes (including any Additional Notes) issued under the indenture remains outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

          “Equity Offering” means a public or private offering of Qualified Capital Stock of the Company or an equity contribution from a holder of Qualified Capital Stock of the Company. The net cash proceeds from any Equity Offering made as part of an issuance of units shall include only that portion associated with the portion of the unit comprised of Qualified Capital Stock of the Company.

          Tax Redemption. The Company may, at its option, redeem all, but not part, of the notes, at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date if, for U.S. federal income tax purposes, the Company is not, or would not be, permitted to deduct the interest payable on the notes from its income.

          Selection and Notice. In the event that the Company chooses to redeem less than all of the notes pursuant to the provisions described above, selection of the notes for redemption will be made by the Trustee on a pro rata basis unless the requirements of DTC or of the principal national securities exchange or automated securities quotation system, if any, on which the notes are listed or quoted prohibit such method, in which case the selection of the notes shall be made in accordance with the requirements of DTC or of such exchange or system. If, on the date that is 120 days prior to the fifteenth anniversary of the Issue Date, the Disproportionality Test is not met, the Company may, at its option, redeem notes in accordance with the provisions set forth above under “— Redemption at Scheduled Prices” in such amount as is required to meet the Disproportionality Test on a by lot and not a pro rata basis.

          Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Limitation on Repurchases and Payments for Consents

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly,

(1) purchase, redeem or otherwise acquire or retire for value any separate notes, or

(2) pay or cause to be paid any consideration to or for the benefit of any holder of separate notes (including notes that have separated from the IDSs after the issue date of the IDSs) for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, the Intercompany Note or Intercompany Note Guarantees or any Collateral Agreement, unless the purchase, redemption or acquisition is available to all holders of notes and the applicable consideration is offered to be paid and is paid to all holders of notes that accept such offer to purchase, redeem or otherwise acquire or retire for value or that consent, waive or agree to amend, in each case in the time frame set forth in the applicable offer or solicitation documents.

Change of Control

          Upon the occurrence of a Change of Control, each holder of notes will have the right to require that the Company purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

          Within 30 days following the date upon which the Change of Control occurred, if the Company has not, prior to the Change of Control, sent a redemption notice for all of the notes in connection with an optional redemption permitted by the indenture, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. To participate in a Change of Control Offer, a holder of IDSs must separate its IDSs into shares of the Company’s Class A Common Stock and notes. A Change of Control Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

          The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

          If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

          Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder’s right to redemption upon a Change of Control. Restrictions in the indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue thereof.

          The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require the Company to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company to another Person or group may be uncertain.

Certain Covenants

          The indenture will contain, among others, the following covenants:

          Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, (i) the Company or any Subsidiary Guarantor, concurrent with or subsequent to the effectiveness of its Subsidiary Guarantee, may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than           to 1.0 and (ii) at any time prior to the Merger Event, Coinmach Corp. and any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Coinmach Corp. is greater than           to 1.0.

          For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this covenant, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

          The Company will not, and will not permit any Subsidiary Guarantor or any Subsidiary that is an obligor or guarantor of the Intercompany Note (any “Intercompany Note Obligor”) to, directly or indirectly, incur any Indebtedness which is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor or Intercompany Note Obligor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the notes, any Subsidiary Guarantee, the Intercompany Note and any Intercompany Note Guarantee, as the case may be, in each case to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness.

          Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the notes, any Subsidiary Guarantee, the Intercompany Note or any Intercompany Note Guarantee; or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”) if, at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant (or, in the case of a Restricted Payment by Coinmach Corp. or any of its Restricted Subsidiaries, Coinmach Corp. is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant); or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to March 31, 2004 and ending on the last day of the Company’s last fiscal quarter ending prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to March 31, 2004 and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company or from the issuance of debt securities of the Company that have been converted into or exchanged for Qualified Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

(y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to March 31, 2004 and on or prior to the Reference Date (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid).

          Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the payment of such dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or any Restricted Subsidiary that is subordinate or junior in right of payment to the notes, any Subsidiary Guarantee, the Intercompany Note or any Intercompany Note Guarantee either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(5) if no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $30.0 million;

(6) if no Default or Event of Default shall have occurred and be continuing, the repurchase of Capital Stock from members of management or Parent not to exceed $2.0 million in any fiscal year; provided that any amounts not used in such fiscal year may be carried forward one year (but not beyond one year, with any carried over amounts being deemed to be used first in any fiscal year);

(7) if no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends on shares of outstanding Common Stock of the Company up to an aggregate amount in any fiscal quarter not to exceed the Quarterly Base Dividend Level determined for the prior fiscal quarter so long as, as of any date of determination, the Interest Coverage Test is met;

(8) if no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends on shares of outstanding Common Stock of the Company up to an aggregate amount in any fiscal quarter not to exceed the Carry-Over Dividend Basket determined for the prior fiscal quarter to the extent not applied to reduce Capital Expenditures for such fiscal quarter for purposes of clause (b) of the definition of “Distributable Cash Flow,” so long as, as of any date of determination, the Interest Coverage Test is met;

(9) any Restricted Payments made in respect of Exchange Rights permitted to be exercised pursuant to the terms of the indenture;

(10) distributions to Parent for or in respect of (a) tax preparation, accounting, legal and administrative fees and expenses, including travel and similar reasonable expenses, incurred on behalf of the Company or its Restricted Subsidiaries or in connection with Parent’s ownership of the Company or its Restricted Subsidiaries, and (b) reasonable and customary directors’ fees to, and indemnity provided on behalf of, the directors of Parent, and reimbursement of customary and reasonable travel and similar expenses incurred in the ordinary course of business in an aggregate amount not to exceed $2.0 million in any fiscal year; and

(11) any Restricted Payment made in connection with the Transactions as described in this Prospectus.

          In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (5), (6), (7) and (8) shall be included (without duplication) in such calculation.

          Not later than the date of making any Restricted Payment pursuant to the provisions of the first paragraph described under this covenant and no less frequently than quarterly in the case of all other Restricted Payments, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

          Limitation on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds. At any time prior to the Merger Event that the Total Remaining Payments Tests are not met,

(i) the Company shall not transfer any assets directly or indirectly, to any Subsidiary other than Coinmach Corp., and if and to the extent any such transfer to Coinmach Corp. is effected, such transfer shall automatically be deemed Indebtedness incurred under the Intercompany Note (and Indebtedness under the Intercompany Note shall be increased by the amount of cash or Cash Equivalents or the Fair Market Value of any other assets so transferred, as applicable), and

(ii) the net proceeds received by the Company from any offer and sale of IDSs, Capital Stock of the Company or Indebtedness of the Company in the form of securities or bank or other financings shall, if and to the extent Coinmach Corp. is permitted to incur such Indebtedness under the terms of its other Indebtedness outstanding from time to time, as promptly as practicable, be lent to Coinmach Corp. pursuant to the Intercompany Note (and Indebtedness under the Intercompany Note shall be increased by the amount so lent).

Any such Indebtedness incurred under the Intercompany Note shall have an aggregate principal amount equal to the amount of the proceeds so transferred (or, in the case of assets not constituting cash, the Fair Market Value of such assets (which shall, to the extent involving assets with a Fair Market Value in excess of $5.0 million, be determined by the Board of Directors of the Company in its reasonable and good faith judgment, such determination to be evidenced by a Board Resolution)). If Coinmach Corp. is not permitted to incur such additional Indebtedness under the terms of its other Indebtedness, the Company may (x) retain such amounts until such time as such amounts may be applied in accordance with such clause (ii), (y) pay any portion of any interest then accrued and unpaid and principal on the notes on the date such interest or principal becomes due and payable, or (z) any combination thereof.

          Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);

(b) to permanently reduce Indebtedness under the Credit Agreement; provided that, to the extent the Asset Sale comprised assets of the Company, the transfer of any Net Cash Proceeds from the Company to Coinmach Corp. in order to reduce such Indebtedness is made in compliance with the covenants described under “— Limitations on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds”;

(c) to the extent the Asset Sale comprised assets of a Restricted Subsidiary that is not a Subsidiary Guarantor or an Intercompany Note Obligor, to permanently reduce Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor or an Intercompany Note Obligor; or

(d) a combination of prepayment and investment permitted by the foregoing clauses (3)(a), (3)(b) and 3(c); provided, however, that the 75% limitation set forth in clause (2) of this paragraph shall not apply to any proposed Asset Sale for which an independent certified accounting firm shall certify to the Board of Directors of the Company and the Trustee that the after-tax cash portion of the consideration to be received by the Company or such Restricted Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in clause (2) of this paragraph; and provided, further, that for purposes of this covenant, Cash Equivalents shall include any Indebtedness under the Credit Agreement of the Company or any Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee and for which the Company or such Restricted Subsidiary is reasonably indemnified in connection with the relevant Asset Sale;

provided that any Asset Sale of the Intercompany Note or any Intercompany Guarantee, or any interest therein, shall be made in compliance with the terms of the Security Agreement.

          On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b), (3)(c) and (3)(d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b), (3)(c) and (3)(d) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that, notwithstanding the foregoing, (i) in the case of an Asset Sale comprising assets of a Restricted Subsidiary of the Company, the Company shall not be required to make a Net Proceeds Offer to the extent such Restricted Subsidiary is not permitted pursuant to its outstanding Indebtedness to make a Restricted Payment to the Company, and (ii) if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. To participate in a Net Proceeds Offer, a holder of IDSs must separate its IDSs into shares of the Company’s Class A Common Stock and notes.

          The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the preceding paragraph).

          In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

          Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2) such Asset Sale is for fair market value;

provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

          Each notice of a Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof.

          Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, to the Company or any of its Restricted Securities or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

(4) except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the indenture, the notes, any Additional Notes and the Collateral Agreements;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Credit Agreement, the Intercreditor Agreement and the indenture governing the 9% Coinmach Corp. Notes;

(f) an agreement (i) governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above and (ii) governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e);

(g) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; or

(j) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Liens.

          Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned

Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary.

          Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind (except for Permitted Liens) against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

          Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume (i) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes (including Additional Notes, if any) and the performance of every covenant of the notes (including Additional Notes, if any), the indenture, the Registration Rights Agreement on the part of the Company to be performed or observed and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all Obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

          Notwithstanding the foregoing, (x) the merger or consolidation of Coinmach Corp. with and into the Company need only comply with clause (4) of the immediately preceding paragraph, and (y) the merger or consolidation of the Company with and into Coinmach Corp. need only comply with clauses (1)(b)(y) and (4) of the immediately preceding paragraph. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such.

          Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”) will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes (x) by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee and (y) in the case where such consolidation or merger involved Laundry Corp. and Laundry Corp. was not the surviving entity, by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all Obligations of Laundry Corp. under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to such surviving entity;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of (i) a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor or (ii) a Subsidiary Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Subsidiary

Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A) clause (4) of the first paragraph of this covenant; and

(B) (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause (1)(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Subsidiary Guarantor as described in clause (ii), clause (2) of the immediately preceding paragraph.

          Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”) other than (x) Affiliate Transactions permitted under the immediately following paragraph and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

          All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

          The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any replacement agreement thereto, or any transaction contemplated thereby (including pursuant to any amendment thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the holders of notes in any material respect than the original agreement as in effect on the Issue Date;

(4) Permitted Investments and Restricted Payments permitted by the indenture; and

(5) the issuance of Additional IDS Notes and transactions pursuant to the Registration Rights Agreement, the Note Warrants, the Exchange Rights and other agreements entered into on the Issue Date in connection with the Transactions.

          Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries. (a) The Company will not permit any of its Restricted Subsidiaries to directly or indirectly Guarantee any Indebtedness of the Company, unless such Restricted Subsidiary (such Restricted Subsidiary, a

“Subsidiary Guarantor”) simultaneously executes and delivers a Guarantee (a “Subsidiary Guarantee”) of the notes. At any time prior to the Merger Event, the Company will not permit any Subsidiary of Coinmach Corp. to directly or indirectly Guarantee any Indebtedness of Coinmach Corp., unless such Subsidiary simultaneously executes and delivers an Intercompany Note Guarantee.

          (b) Notwithstanding the provisions of clause (a), Coinmach Corp. and each other Significant Subsidiary of the Company that is a Domestic Restricted Subsidiary shall, on the first day it is permitted to guarantee all Obligations outstanding under the notes under the terms of its Indebtedness outstanding from time to time, execute and deliver a Subsidiary Guarantee.

          Any such Subsidiary Guarantee shall not be subordinated in right of payment to any Indebtedness of the Subsidiary providing the Subsidiary Guarantee. A Subsidiary (other than Coinmach Corp.) shall be deemed released from all of its obligations under its Subsidiary Guarantee at any such time that such Subsidiary is released from all of its obligations under all of its Guarantees in respect of other Indebtedness of the Company, as applicable. The obligations of each Subsidiary under a Subsidiary Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary, result in the obligations of such Subsidiary under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Notwithstanding the foregoing, any Subsidiary Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of all of the Company’s and its Subsidiaries’ Capital Stock in such Subsidiary. In addition, any Subsidiary Guarantee will be automatically and unconditionally released and discharged upon the merger or consolidation of the applicable Subsidiary with and into the Company or another Subsidiary that has Guaranteed the notes and that is the surviving Person in such merger or consolidation.

          Exercise of Exchange Rights. A holder of Class B Common Stock may not, and the Company will not permit any such holder to, exercise any Exchange Right unless:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the sum of (a) Consolidated Interest Expense plus (b) dividends paid on Class A Common Stock of the Company for the most recent fiscal quarter for which internal financial statements are available after giving pro forma effect to such exercise and the application of proceeds, if any, therefrom did not exceed % of Distributable Cash Flow for such fiscal quarter;

(3) for the most recent fiscal quarter for which internal financial statements are available after giving pro forma effect to such exercise and the application of proceeds, if any, therefrom, the Company would have been permitted under clause (7) of the second paragraph of the covenant described under the caption “— Limitation on Restricted Payments” to pay a per share dividend with respect to all Class A Common Stock in an amount not less than the greater of (a) the per share dividend declared by the Company’s Board of Directors with respect to the Class A Common Stock in such fiscal quarter and (b) $ ; and

(4) the Consolidated Fixed Charge Coverage Ratio of the Company at the time of the exercise and after giving pro forma effect to such exercise and the application of proceeds, if any, therefrom would have been greater than to 1.0.

          Notwithstanding the foregoing, if the provisions of clauses (1), (3) and (4) are satisfied, holders of Class B Common Stock may, and the Company will permit any such holder to, exercise Exchange Rights for an amount of IDSs in any calendar year that, when taken together with all other IDSs issued pursuant to the exercise of Exchange Rights pursuant to this sentence, have an aggregate principal amount of underlying notes not to exceed $7.5 million.

          Impairment of Security Interest. Subject to the Intercreditor Agreement, the Company will not take or omit to take (or permit to be taken or omit to be taken) any action that would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral. Neither the Company nor Laundry Corp. shall grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than holders of Permitted Liens. Neither the Company nor Laundry Corp. will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the indenture, the notes, the Intercreditor Agreement and the Collateral Agreements. The Company shall, at its sole cost and expense, execute and deliver, and cause to be executed and delivered, all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, at its sole cost and expense, file, and cause to be filed, any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

          Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses (including, without limitation, route businesses) in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

          Reports to Holders. Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish the holders of notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports,

in each case, within the time periods specified in the Commission’s rules and regulations.

Events of Default

          The following events will be defined in the indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any of the covenants described under “— Certain Covenants — Limitation on Asset Sales,” “— Conduct of Business” and “— Reports to Holders” contained in the indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the aggregate outstanding principal amount of the notes;

(4) a default in the observance or performance of any other covenant or agreement contained in the indenture or any Collateral Agreement which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the aggregate outstanding principal amount of the notes (except in the case of a default with respect to the, covenant described under “— Certain Covenants — Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time; provided that, for purposes of this paragraph (5), the failure to pay at final maturity any Indebtedness under the Intercompany Note and the Intercompany Note Guarantees, or the acceleration of the final stated maturity of any Indebtedness under the Intercompany Note and the Intercompany Note Guarantees (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by Coinmach Corp. of written notice of any such acceleration), shall be an Event of Default;

(6) one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

(8) any Collateral Agreement shall cease to be in full force and effect, or ceases to be effective in all material respects to grant a perfected Lien on the Collateral with the priority purported to be created thereby for 30 days after notice by the Trustee or the Holders of at least 25% of the aggregate outstanding principal amount of the notes to the Company; and

(9) any Subsidiary Guarantee of a Significant Subsidiary ceases following the delivery thereof to be in full force and effect or any Subsidiary Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee of a Significant Subsidiary is found to be invalid or any Subsidiary Guarantor that is a Significant Subsidiary denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the indenture).

          If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

          If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

          The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes, which majority includes, if a Separation Event of Default has occurred, holders of at least 10% in aggregate principal amount of notes that do not beneficially own (and are not Affiliates of a beneficial owner of) an equity interest of the Company (including but not limited to Capital Stock of the Company), may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

          No such rescission shall affect any subsequent Default or impair any right consequent thereto.

          The holders of a majority in principal amount of the notes, which majority includes, if a Separation Event of Default has occurred, holders of at least 10% in aggregate principal amount of notes that do not beneficially own (and are not Affiliates of a beneficial owner of) an equity interest of the Company (including but not limited to Capital Stock of the Company), may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

          Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

          No past, present or future director, officer, employee, incorporator, or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability.

          Under the indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

          The Company may, at its option and at any time, elect to have its obligations (and all Liens on Collateral in connection with the issuance of the notes) discharged with respect to the outstanding notes

(“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of holders of notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

          In addition, the Company may, at its option and at any time, elect to have the obligations of the Company with respect to certain covenants that are described in the indenture (and all Liens on Collateral in connection with the issuance of the notes) released (“Covenant Defeasance”) and thereafter any omission to comply with such obligations (including any such obligation that required that Collateral be provided by the Company to secure the notes) shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence, and the granting of any Lien securing such Indebtedness);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence, and the granting of any Lien securing such Indebtedness) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder of notes is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

          Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

          The indenture (and all Liens on Collateral in connection with the issuance of the notes) will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

          From time to time, the Company and the Trustee, without the consent of the holders of notes, may amend the indenture and, with the consent of the Collateral Agent, the Collateral Agreements for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture and the Collateral Agreements may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes;

(2) reduce the rate of or change the time for payment of interest, including default interest, on any note (other than any advance notice requirement with respect to any redemption of the notes);

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the indenture or the related definitions affecting the ranking of the notes in a manner which adversely affects the holders of notes;

(8) release any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the indenture otherwise than in accordance with the terms of the indenture; or

(9) release all or substantially all of the Collateral otherwise than in accordance with the terms of the indenture and the Collateral Agreements.

Governing Law

          The indenture will provide that it and the notes are governed by, and will be construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

          The indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a reasonable person would exercise or use under the circumstances in the conduct of his or her own affairs.

          The indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

          Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

          “9% Coinmach Corp. Notes” means the notes issued pursuant to the indenture, dated as of January 25, 2002, by and between Coinmach Corp., as Issuer, and U.S. Bank, N.A., as Trustee.

          “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person becomes a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

          “Administrative Agent” means the Administrative Agent under the Credit Agreement.

          “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

          “Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

          “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company, an Intercompany Note Obligor or a Subsidiary Guarantor of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “ Certain Covenants — Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) sales of franchises or the sale or lease of equipment, receivables or other assets acquired and held for resale, in all cases in the ordinary course of business; (e) any sale of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary; (f) any sale or transfer of properties or assets by the Company or a Restricted Subsidiary to the Company or any other Restricted Subsidiary; and (g) sales or grants of licenses or similar rights in the ordinary course of business in respect of the Company’s or any Restricted Subsidiary’s intellectual property.

          “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

          “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

          “Capital Expenditures” means, for any period, without duplication, the sum of:

(1) the aggregate amount of all expenditures of any Person and its Restricted Subsidiaries for property, plant and equipment (excluding any property, plant and equipment acquired in connection with acquisitions including advance location payments to location owners and excluding expenditures relating to additions to net assets related to acquisitions of businesses) that are recorded as fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and

(2) the aggregate amount of all cash payments made during such period in respect of any Capitalized Lease Obligation allocable to the principal component thereof;

provided that the term “Capital Expenditures” shall not include (a) expenditures and payments made since the Issue Date in aggregate amount not to exceed $35.0 million; (b) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; (c) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (d) a Capitalized Lease Obligation paid in respect of equipment that is leased in substitution for, or as replacement in connection with the trade-in of, existing similar equipment; (e) the purchase of plant, property or equipment made within one year of the sale of any asset in replacement of such asset to the extent purchased with the proceeds of such sale, and a Capitalized Lease Obligation paid in respect of such replaced asset; and (f) expenditures for property, plant and equipment that are financed to the extent of such financing, provided that all cash payments made during such period in respect of such financing; and allocable to the principal component thereof shall be treated as a Capital Expenditure for such period.

          “Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

          “Carry-Over Dividend Basket” shall initially equal $           million; provided that

(a) if during any fiscal quarter the aggregate amount of dividends paid on the Company’s Class A Common Stock pursuant to clause (7) of the second paragraph of the “Limitation on Restricted Payments” covenant is less than the Quarterly Base Dividend Level calculated for such fiscal quarter, an amount equal to the difference between (1) the Quarterly Base Dividend Level for such fiscal quarter and (2) the aggregate amount of dividends paid on the Company’s Common Stock during such fiscal quarter shall be added to the Carry-Over Dividend Basket as of the last day of such fiscal quarter;

(b) if during any fiscal quarter the Company’s Consolidated Interest Expense exceeds 95% of Distributable Cash Flow (the “Excess Amount”) for such fiscal quarter, the Carry-Over Dividend Basket shall be reduced by such Excess Amount as of the last day of such fiscal quarter; and

(c) at the end of each fiscal quarter the Carry-Over Dividend Basket shall be reduced by an amount equal to all dividends paid in reliance on clause (8) of the second paragraph of the “Limitation on Restricted Payments” covenant during such fiscal quarter.

          “Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

          “Change of Control” means the occurrence of one or more of the following events:

(1) any Person or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total outstanding Voting Stock of the Company as measured by voting power; provided that there shall be no Change of Control pursuant to this clause (1) if the Permitted Holders continue to have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; provided, however, there shall be no Change of Control pursuant to this clause (2) if during such two-year period the Permitted Holders continue to own, directly or indirectly, a majority of the Voting Stock of the Company as measured by voting power; or

(3) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) that are not controlled, directly or indirectly, by the Permitted Holders; or

(4) at any time prior to the Merger Event, the Company shall fail to own 99% of the capital stock of Coinmach Corp.

          “Collateral” means Collateral as such term is defined in the Security Agreement and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

          “Collateral Agent” means the collateral agent and any successor under the indenture governing the notes.

          “Collateral Agreements” means, collectively, the Security Agreement or any other agreement pursuant to which a Lien is granted or purported to be granted by either the Company on any of its assets to secure its Obligations in respect of the notes or Laundry Corp. on any of its assets to secure its Obligations in respect of its Subsidiary Guarantee, in each case, as the same may be in force from time to time.

          “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

          “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business);

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

          “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period, and including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.”

          If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness.

          Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness during the Four Quarter Period ending on or prior to the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

          “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

          “Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; (c) net cash costs under all Interest Swap Obligations (including amortization of fees), other than any cash costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date; (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

          “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) amortization charges resulting from purchase accounting adjustments with respect to transactions prior to the Issue Date;

(9) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(10) write downs resulting from the impairment of intangible assets;

(11) the amount of amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness;

(12) costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date; and

(13) non-cash charges related to employee compensation.

          “Consolidated Non-Cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

          “Credit Agreement” means the Credit Agreement dated as of January 25, 2002 between Coinmach Corp., the lenders party thereto from time to time in their capacities as lenders thereunder and Bankers Trust Company, as administrative agent and collateral agent, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part and whether with the original agents and lenders or other agents and lenders or otherwise including, without limitation, under any high yield financing) including, without limitation, to increase the amount of available borrowings thereunder (provided that any Indebtedness incurred pursuant to such increase is permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant) or to add Restricted Subsidiaries of the Company as additional borrowers or Restricted Subsidiaries of the Company or other Persons as additional guarantors thereunder.

          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

          “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

          “Disproportionality Test” means, as of any date, that as of such date, either (i) at least      % of the then outstanding Common Stock of the Company is held separate and apart from any other security (and not for the benefit of the same holder) and not as part of any unit or (ii) at least      % in aggregate

principal amount of the then outstanding notes (including Additional Notes, if any) is held separate and apart from any other security (and not for the benefit of the same holder) and not as part of any unit.

          “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes for cash.

          “Distributable Cash Flow” means, as of any date of determination, Consolidated EBITDA of the Company for the most recent fiscal quarter prior to such date of determination for which internal financial statements are available (less Consolidated Net Income used to make a Restricted Payment in reliance on and calculated in accordance with clause (iii)(w) of the first paragraph of the “Limitation on Restricted Payments” covenant) minus

(1) the sum, without duplication, of (a) cash tax payments in respect of federal and state income taxes, (b) Capital Expenditures, (c) cash principal payments on any Indebtedness of the Company or its Restricted Subsidiaries (other than payments made from amounts borrowed pursuant to Indebtedness or amounts received from the issuance or sale of Qualified Capital Stock, in each case that has refinanced, renewed or replaced such repaid Indebtedness in such period and other than payments made on Indebtedness under working capital facilities to the extent such amounts remain available to be reborrowed), (d) net changes in Working Capital and (e) extraordinary cash charges, plus

(2) the sum of (a) cash tax refunds in respect of federal and state income taxes and (b) extraordinary cash gains, in each case of the Company on a consolidated basis for or in such fiscal quarter. Notwithstanding the foregoing, Distributable Cash Flow for any fiscal quarter ending after June 30, 2004 shall be reduced pursuant to clause (1)(c) above only to the extent such cash principal payments exceed an amount equal to (x) 5% of the cumulative Distributable Cash Flow for the period beginning April 1, 2004 and ending on the last day of the fiscal quarter preceding such fiscal quarter (the “Retained Distributable Cash Flow”) less (y) the amount of Retained Distributable Cash Flow previously applied in the calculation of cash principal payments in clause (1)(c) above during such period.

          “Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

          “Exchange Right” means the right of a holder of Class B Common Stock under the Company’s certificate of incorporation to exchange its shares of Class B Common Stock for IDSs.

          “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

          “GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

          “Guarantee” means, as applied to any obligation of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the obligations of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation of another Person (and “Guaranteed”, “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing).

          “Holder” means the Person in whose name a note is registered on the Registrar’s books.

          “IDS” means a security issued or to be issued by the Company, representing (1)                      shares of Class A Common Stock of the Company; and (2) $                    aggregate principal amount of notes or Additional Notes or OID Exchange Units, as the case may be (or a combination thereof), as may be adjusted from time to time in accordance with the provisions of the indenture.

          “Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (but excluding the Note Warrants);

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn-outs consistent with the Company’s past practice);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

          For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

          “Independent Financial Advisor” means an investment banking firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

          “Intercompany Note” means that certain intercompany note in an initial aggregate principal amount of $           million to be issued by Coinmach Corp. to the Company on the Issue Date, together with any additional intercompany note or notes evidencing Indebtedness owed by Coinmach Corp. to the Company, in each case providing for termination upon the Merger Event.

          “Intercompany Note Guarantees” has the meaning specified in the Intercompany Note.

          “Intercompany Note Guarantors” has the meaning specified in the Intercompany Note.

          “Intercreditor Agreement” means the Intercreditor Agreement among the Administrative Agent, the Collateral Agent and Laundry Corp., dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

          “Interest Coverage Test” means that, as of any date of determination,

(1) the Company’s Consolidated Interest Expense was less than 90% of its Distributable Cash Flow for the most recent fiscal quarter for which internal financial statements are available; and

(2) the Company reasonably and in good faith determines that both (i) it and its Restricted Subsidiaries have cash or borrowings available under committed financing arrangements that do not become due and payable within the next four fiscal quarters in an amount greater than the Company’s reasonably anticipated Consolidated Interest Expense for the next two succeeding fiscal quarters on the Company’s and its Restricted Subsidiaries’ then outstanding Indebtedness and any Indebtedness that they intend to incur in the next two succeeding fiscal quarters; and (ii) amounts actually available to the Company from its Restricted Subsidiaries at such date, taken together with amounts expected to be received by it under the Intercompany Note over the next two succeeding fiscal quarters, will be sufficient to make cash interest payments on all Indebtedness of the Company then outstanding and any Indebtedness it intends to incur in the next two succeeding fiscal quarters.

          “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

          “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the “Limitation on Restricted Payments” covenant, (i) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such

Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

          “Issue Date” means the date of original issuance of the notes.

          “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          “Merger Event” means either (1) the consolidation or merger of the Company and Laundry Corp. with and into Coinmach Corp., or (2) the consolidation or merger of Laundry Corp. and Coinmach Corp. with and into the Company.

          “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

          “Note Warrants” means warrants to purchase in the aggregate $        million principal amount of notes of the Company at an exercise price equal to the original principal amount thereof and issued by the Company to Parent on or prior to the Issue Date.

          “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          “Parent” means Coinmach Holdings, LLC, a Delaware limited liability company.

          “Permitted Holders” means (i) GTCR-CLC, LLC or any Affiliate thereof and (ii) members of management and directors of the Company as of the Issue Date.

          “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the notes issued on the Issue Date in an aggregate principal amount not to exceed $ million and Guarantees in respect thereof;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $ million, less the amount of repayments actually made by the Company or any Restricted Subsidiary since the Issue Date with Net Cash Proceeds of an Asset Sale in respect of Indebtedness under the Credit Agreement, and (b) the product of multiplied by the Consolidated EBITDA of the Company during the four full fiscal quarters ending on the last day of the most recent fiscal quarter for which internal financial statements are available;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company (except for the Liens in favor of the Collateral Agent for the benefit of the holders of notes the Intercompany Note and Intercompany Note Guarantees pursuant to the Collateral Agreements); provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(7) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company subject to no Lien; provided that (a) any such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the indenture and the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bankers’ acceptances or represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in connection with self-insurance or similar requirements, security for workers’ compensation claims, completion guarantees, appeal bonds, bid and surety bonds, insurance obligations or bonds, and performance bonds and similar bonds or obligations, all incurred in the ordinary course of business (including, without limitation, to maintain any license or permits);

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $35.0 million at any one time outstanding;

(11) Refinancing Indebtedness;

(12) Guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

(13) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

(14) Indebtedness represented by Additional IDS Notes; provided that (a) as of the most recent fiscal quarter ending immediately prior to the date of issuance of such Additional IDS Notes for which internal financial statements are available and pro forma for the issuance of the IDSs of which such Additional IDS Notes form a part and the application of the proceeds from the sale of such IDSs, the Company would have been permitted under clause (7) of the second paragraph of the covenant described under the caption “— Certain Covenants — Limitation on Restricted Payments” to pay a per share dividend with respect to all Common Stock of the Company in an amount no less than the greater of (i) the per share dividend declared by the Company’s Board of Directors with respect to the Common Stock for such fiscal quarter ending prior to the date of issuance of such Additional IDS Notes and (ii) $ , (b) as of any date of determination, the Company’s Consolidated Interest Expense, pro forma for the issuance of the IDSs as if they had been issued at the beginning of the applicable four-quarter period, would have been less than 90% of its Distributable Cash Flow for the most recently ended four full fiscal quarter period for which internal financial statements are available and (c) the Company receives an opinion of independent counsel nationally recognized in U.S. federal income tax matters to the effect that, subject to customary assumptions and qualifications, such Additional IDS Notes will be treated as indebtedness for U.S. federal income tax purposes (although such opinion may be qualified in the same manner as the equivalent opinion received by CSC with respect to the notes underlying the IDSs offered hereby);

(15) notwithstanding anything to the contrary contained in paragraphs (12) and (14) hereof, Indebtedness arising from the Subsidiary Guarantees by the Subsidiary Guarantors; and

(16) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $35.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

          For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant.

          “Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees and non-executive officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of the amount outstanding on the Issue Date plus $1.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the indenture;

(6) additional Investments not to exceed $30.0 million at any one time outstanding;

(7) Investments in the notes, including Additional Notes, and the 9% Coinmach Corp. Notes;

(8) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(9) Investments made by the Company or its Restricted Subsidiaries as a result of an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) any Investment existing on the Issue Date;

(11) any Investment made in exchange for the issuance of (a) Capital Stock, other than Disqualified Stock, of the Company or (b) IDSs; and

(12) Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12) Liens securing Indebtedness under Currency Agreements;

(13) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(15) Liens securing the notes, any Additional Notes and the Subsidiary Guarantee of Laundry Corp.;

(16) Liens securing borrowings under the Credit Agreement (whether incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” or any other clause thereof or pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant) including any additional Obligations thereunder (which Liens may extend to all property now owned or hereafter acquired by the Company or any of its Subsidiaries);

(17) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(18) Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, provided that the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

(19) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” provisions of the indenture; provided, however, that such Liens (i) are no less favorable to the holders of notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(20) Liens securing assets of the Company in addition to that described in clauses (1) through (19) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (20) would not exceed $25.0 million at any one time outstanding.

          “Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

          “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

          “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock, including any such Capital Stock issued as part of an IDS or other unit (but, in the case of issuance as part of a unit, only to the extent of such Capital Stock).

          “Quarterly Base Dividend Level” means, as of any date of determination, (1) 95% of Distributable Cash Flow minus (2) Consolidated Interest Expense for the most recent fiscal quarter prior to such date of determination for which internal financial statements are available.

          “Reference Treasury Dealer” means one of five independent investment banking firms of national reputation, or their respective affiliates, selected by the Company, which are primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”).

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third business day preceding such redemption date.

          “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

          “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (16) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced and provided that, with respect to clause (14) of the definition of “Permitted Indebtedness,” such Additional Notes have been separated from the Company’s Common Stock and no longer form part of an IDS.

          “Registration Rights Agreement” means the registration rights agreement, dated as of the Issue Date, between the Company, Parent and the Subsidiary Guarantors, as the same may be amended or modified from time to time in accordance with the terms thereof.

          “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

          “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

          “Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and Laundry Corp. in favor of the Collateral Agent for the benefit of the holders of notes, as amended, supplemented or modified from time to time in accordance with its terms.

          “Separation Event of Default” means an Event of Default pursuant to subparagraphs (1), (2), (4) and (5) of the first sentence under the heading “— Events of Default,” provided that

(i) with respect to such subparagraph (4), only an Event of Default pursuant to a default in the observance or performance of any of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Limitation on Incurrence of Additional Indebtedness” shall constitute a Separation Event of Default,

(ii) with respect to such subparagraph (5), only an Event of Default pursuant to a default with respect to the Intercompany Note shall constitute a Separation Event of Default and

(iii) solely for purposes of this definition, any event pursuant to such subparagraph (4) or (5) shall constitute an Event of Default on the earlier to occur of (A) 31 days after the giving of written notice as described therein (or, in the case of such subparagraph (5), 21 days after the giving of such notice) and (B) the passage of 120 days from the occurrence of the related default.

          “Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

          “Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

          “Subsidiary Guarantee” has the meaning provided in the covenant described under “Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

          “Subsidiary Guarantor” means Laundry Corp. and each of the Company’s Restricted Subsidiaries that in the future execute a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the indenture.

          “Total Remaining Payments,” with respect to any Indebtedness means, as of any date, the sum of the aggregate amount of payments due on such Indebtedness from such date through the stated maturity of such Indebtedness.

          “Total Remaining Payments Tests” means, as of any date, that the ratio of (A) the difference between (i) the Total Remaining Payments on all senior unsecured Indebtedness represented by the Intercompany Note that is pledged as Collateral for the notes and (ii) the Total Remaining Payments on any obligations of Coinmach Corp. in respect of Indebtedness secured by Permitted Liens (other than Permitted Liens securing Indebtedness of the Company), to (B) the Total Remaining Payments on the outstanding notes (including outstanding Additional Notes, if any), and the ratio of (C) the principal amount of net Indebtedness determined in clause (A) of this definition to (D) the principal amount of the outstanding notes (including outstanding Additional Notes, if any) are each 1.0 to 1.0 or greater.

          “Transactions” means the transactions described under the section of this prospectus entitled “The Transactions.”

          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity or interpolated, on a day count basis, of the Comparable Treasury

Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

          “Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

          The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

          The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

          “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          “Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

          “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

          “Working Capital” means, at any date of determination, the consolidated assets of the Company and its Restricted Subsidiaries that are classified as current assets in accordance with GAAP, less the consolidated liabilities of the Company and its Restricted Subsidiaries which are classified as current liabilities in accordance with GAAP.

DESCRIPTION OF CAPITAL STOCK

          The following descriptions are summaries of the material provisions of the certificate of incorporation and bylaws of CSC as each will be in effect upon closing of this offering. They may not contain all of the information that is important to you. The following descriptions are qualified in their entirety by reference to the provisions of the certificate of incorporation and bylaws of CSC, copies of the forms of which shall be filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

          CSC’s authorized capital structure consists of:

•	authorized shares of Class A common stock, par value $0.01 per share;

•	authorized shares of Class B priority common stock, par value $0.01 per share;

•	authorized shares of Class B subordinated common stock, par value $0.01 per share; and

•	authorized shares of preferred stock, par value $0.01 per share.

          Upon the closing of the Transactions, there will be                      shares of Class A common stock issued and outstanding and underlying the IDSs, and              shares of any class of Class B common stock (which will consist of an equal number of shares of Class B subordinated common stock and Class B priority common stock) issued and outstanding and beneficially held of record by Holdings. CSC has no shares of its preferred stock issued and outstanding, nor will any shares of its preferred stock be issued and outstanding immediately following the Transactions.

          Only the Class B stockholders may vote to amend provisions of our certificate of incorporation relating to (i) an increase or decrease in the number of authorized shares of any class of Class B common stock or (ii) changes in dividend, voting, exchange or redemption rights specific to the Class B common stock, and any such amendment will require the affirmative vote of the holders of a majority of all the outstanding shares of Class B common stock. Any decision to amend our certificate of incorporation to increase or decrease the number of authorized shares of any other class of capital stock requires the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of the capital stock entitled to vote, voting together as a single class.

Common Stock

Voting Rights

          Pursuant to our certificate of incorporation, on all matters for which a vote of CSC stockholders is required, each holder of shares of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to three votes per share. However, if at any time Holdings and the Permitted Transferees collectively own less than 25% in the aggregate of our then outstanding Class A and Class B common stock (subject to adjustment in the event of any split, reclassification, combination or similar adjustments in shares of CSC common stock), at such time, and at all times thereafter, the holders of Class B common stock shall only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. The dividend, redemption and exchange rights of Class B stockholders (as described below) and their exclusive right to vote on the amendment of certain provisions of our certificate of incorporation would not be affected by such event. Immediately following the Transactions, Holdings will own approximately 49% in the aggregate of our outstanding common stock.

          Except with respect to changes in the number of authorized shares of Class B common stock and except as required by applicable law, holders of Class A and Class B common stock will vote together as a single class on all matters. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by all shares of Class A and Class B common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Election of Directors

          Our certificate of incorporation will provide for a board of directors composed initially of                     directors. Our board will consist of              directors shortly after this offering and before the date of the first annual meeting of stockholders following the offering, the number of directors for our board of directors will be increased to                     directors. Our organizational documents will limit the size of the board to not more than                     members.

          Our certificate of incorporation does not provide for a classified board of directors and does not provide for cumulative voting in the election of directors. The securityholders agreement governs the designation of managers to the Holdings board. Holdings, as the holder of all of our outstanding Class B common stock, will control on the issue date approximately      % of our total voting power. For so long as Holdings controls a majority of our total voting power, Holdings will be able to control the election of our directors.

Exchange of Class B Common Stock for IDSs

          Subject to the tests and limitations described below, holders of our Class B common stock may elect either of the following options, or any combination of the following options, with respect to the exchange of their shares:

•	A holder may acquire new IDSs by (i) converting shares of Class B common stock into shares of Class A common stock and (ii) contemporaneously exercising a note warrant to form IDSs as set forth under “Certain Relationships and Related Party Transactions — The Note Warrants”; or

•	A holder may exercise exchange rights by exchanging shares of Class B common stock for a number of IDSs having an aggregate fair market value equal to the deemed value of the shares of Class B common stock to be exchanged. The deemed value of a share of Class B common stock would equal the difference between the fair market value of one IDS and the lesser of the principal amount and the amount that would be the issue price of the underlying note if the IDS had been issued to investors on the date of the exchange. The fair market value of one IDS will be the average closing trading price per IDS over a five trading day period ending on the day prior to the exchange.

          The exercise of exchange rights as described above is subject to certain tests and limitations. Under the indenture governing the notes, holders of Class B common stock may not exchange shares of Class B common stock for IDSs if (1) any such exchange would result in a default under such indenture, (2) we do not have or will not have as a result of the exchange enough distributable cash flow after giving effect to the exchange, (3) as a result of such exchange, for the most recent fiscal quarter for which financial statements are then available, we would not have been permitted to pay certain specified quarterly dividend amounts on the Class A common stock, or (4) we have incurred, or will incur as a result of the exchange, debt that exceeds certain EBITDA to consolidated fixed charges thresholds after giving effect to the exchange. See “Description of the Notes — Certain Covenants — Exercise of Exchange Rights.”

          Holders of Class B common stock collectively will only be permitted to exercise exchange rights                in any twelve-month period, and such exchanges collectively must be for no less than $ in IDSs in the aggregate.

          Prior to the occurrence of a Merger Event, in connection with any exchange of shares of Class B common stock for IDSs, CSC will, to the extent Coinmach Corp. is permitted to incur debt under the terms of its indebtedness outstanding from time to time, as promptly as practicable, lend to Coinmach Corp. an amount equal to any net proceeds it receives from a secondary offering as described above. As a result, indebtedness under the intercompany note will be increased by the amount of the proceeds so lent. See “Description of the Notes — Certain Covenants — Limitation on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds.”

          Notwithstanding (i) any right to exchange shares of Class B common stock into IDSs pursuant to an Exchange Right, or (ii) any right to exercise note warrants and form IDSs, in each case, as described above, shares of Class B common stock in an amount equal to 10% of the then outstanding shares of Class A common stock and Class B common stock must continuously remain outstanding during the two year period following the issuance of IDSs contemplated by this prospectus.

Redemption of Class B Common Stock

          At least 30 but not more than 60 days prior to the filing of a registration statement in connection with any primary offering of IDSs or Class A common stock not sold in the form of an IDS or any combination thereof, CSC will mail to the holders of Class B common stock notice of its intent to register and issue such securities. Such notice will grant to such holders the option to require CSC to redeem the shares of Class B common stock held by such holder with the proceeds of such primary offering. The holders of Class B common stock intending to so redeem must so notify CSC within 15 days of receipt of such notice.

          The redemption price per Class B share pursuant to a primary IDS offering will be equal to the difference between (i) the price per IDS offered and sold in the offering and (ii) the issue price of the notes underlying such IDSs (which we refer to as the “IDS redemption price”). The redemption price per Class B share pursuant to a primary offering of Class A common stock not underlying IDSs will be equal to the price per share of Class A common stock offered and sold (which we refer to as the “Class A redemption price”). The redemption price per Class B share pursuant to a primary offering consisting of a combination of IDSs and shares of Class A common stock not underlying IDSs will be equal to: (i)(A) the IDS redemption price multiplied by the number of IDSs offered and sold, plus (B) the Class A redemption price multiplied by the number of separate shares of Class A common stock offered and sold, (ii) divided by the aggregate number of IDSs and separate shares of Class A common stock offered and sold.

          The maximum amount that may be so redeemed is equal to the aggregate gross proceeds from the IDSs and/or shares of Class A common stock not underlying IDSs that were offered and sold in the primary offering, minus aggregate underwriting discounts and commissions and fees and expenses with respect to the offering. In the event holders of Class B common stock give notice of their intent to redeem a number of shares of Class B common stock having an aggregate potential redemption price that is greater than such maximum amount, such redemption will be made on a pro rata basis among the electing Class B holders.

          Prior to the occurrence of a Merger Event, CSC will, to the extent Coinmach Corp. is permitted to incur debt under the terms of its indebtedness outstanding from time to time, as promptly as practicable, loan to Coinmach Corp. an amount equal to the net proceeds it receives in connection with any primary offering described above. As a result, indebtedness under the intercompany note shall be increased by the amount of the proceeds so lent. See “Description of the Notes — Certain Covenants — Limitation on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds.”

          Notwithstanding any right to redeem shares of Class B common stock into IDSs, as described above, shares of Class B common stock in an amount equal to 10% of the then outstanding shares of Class A common stock and Class B common stock must continuously remain outstanding during the two year period following the issuance of IDSs contemplated by this prospectus.

Exchange of Class B Common Stock for Class A Common Stock

          Shares of Class B common stock, at the holder’s option, may be exchanged at any time for shares of our Class A common stock on a one-for-one basis, subject to adjustment in the event of any split, reclassification or combination of common stock. The note warrants issued in connection with each exchanged share of Class B common stock will expire upon such exchange, unless the warrant is exercised in connection with such exchange in order to create new IDSs.

Transfer Restrictions on Class B Common Stock

          Upon the sale or transfer by Holdings of any shares of Class B common stock to any person other than a Permitted Transferee or any subsequent sale or transfer by such Permitted Transferee to any person other than a Permitted Transferee or Holdings, such shares will automatically convert into shares of Class A common stock without any further action by Holdings or such Permitted Transferee, as the case may be, or the recipient of such shares. Notwithstanding the foregoing, Holdings or a Permitted Transferee may transfer such Class B common stock to CSC in order to exchange Class B common stock for Class A common stock.

          In any pro rata distribution by Holdings of all shares of the Class B common stock held by it to its unitholders, such unitholders will receive an equal percentage of shares of Class B subordinated common stock and Class B priority common stock. The respective amounts of Class B priority common stock and Class B subordinated common stock included in any sale or other transfer of Class B common stock among Permitted Transferees or from such Permitted Transferees to Holdings shall be determined by agreement among such parties.

Dividends

          Our certificate of incorporation will provide for the issuance of three classes of common stock: (i) the Class A common stock, (ii) the Class B priority common stock, and (iii) the Class B subordinated common stock. We will initially issue to Holdings an equal number of shares of Class B priority common stock and Class B subordinated common stock, and these classes will have identical rights under our certificate of incorporation, except with respect to the receipt of dividend payments. All references in this prospectus to the “Class B common stock” refer collectively to the Class B priority common stock and the Class B subordinated common stock.

          Our certificate of incorporation will provide that, at all times prior to a Merger Event, our board of directors may not declare any dividends on the Class B subordinated common stock for any quarterly period unless and until dividends have been declared and paid in full on the Class A common stock and the Class B priority common stock in an amount at least equal to the initial rate set forth above.

          With respect to any dividend declared at any time in the period subsequent to a Merger Event (which we refer to as the “post-merger period”), such dividend will be paid ratably among all then outstanding shares of Class A common stock, Class B priority common stock and Class B subordinated common stock.

          In addition, if in the post-merger period our board of directors declares any dividend on all shares of our common stock, subject to applicable law, the terms of the indenture governing the notes and any other then outstanding indebtedness, our board may also declare and pay additional dividends on the then outstanding shares of Class B subordinated common stock. Any additional dividend per share of Class B subordinated common stock may not exceed the aggregate dividend payments made on one share of Class A common stock prior to a Merger Event, minus the aggregate dividend payments made on one share of Class B subordinated common stock during the same period (which we refer to as the “additional dividend amount”), minus any additional dividends already declared and paid on one share of Class B subordinated common stock during the post-merger period. A share of Class B subordinated common stock will not be entitled to any additional dividend payments upon payment in full of such additional dividend amount.

          Upon any redemption of Class B common stock or any exchange or conversion of Class B common stock for Class A common stock, any rights associated with such Class B common stock, including rights with respect to any dividend payments, will immediately expire (except in the event such redemption, exchange or conversion occurs subsequent to a record date for a dividend payment and prior to the corresponding dividend payment date, in which case the holder of such Class B common stock will be entitled to such corresponding dividend payment).

          Our board of directors may, in its discretion, amend or repeal our dividend policy. However, pursuant to our certificate of incorporation, the board of directors may not amend or repeal the dividend policy with respect to the Class B subordinated common stock or decrease the level of or discontinue payment of dividends on the shares of the Class B subordinated common stock without the consent of holders of a majority of our Class B common stock then outstanding.

Subdivisions and Combinations

          CSC may not subdivide or combine shares of any class of common stock without at the same time proportionally subdividing or combining shares of the other classes.

Rights Upon Merger or Consolidation; Reclassification

          In the event of any merger or consolidation of CSC with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of other stock or securities, cash and/or other property, all holders of common stock, regardless of class, will be entitled to receive either:

•	the same kind and amount of shares of stock and other securities and property, provided that if shares of common stock are converted into or exchanged for shares of capital stock, the capital stock may differ to the extent that the Class A and Class B common stock differ as provided for in the certificate of incorporation; or

•	if holders of each class of common stock receive different distributions, then the holders shall receive a distribution equal to the value per share into which each share of any other class of common stock is converted or exchanged, as determined by an independent investment banking firm of national reputation selected by the board.

          Similar provision is made in the event of a reclassification of the Class A common stock into another security.

Rights Upon Liquidation

          In the event of any liquidation, dissolution or winding-up of CSC’s affairs, the holders of Class A and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights

          Shares of Class B common stock maintain redemption rights as disclosed under “— Redemption of Class B Common Stock” and do not maintain preemptive rights. No shares of Class A common stock are subject to redemption or have preemptive rights or other subscription rights.

          All outstanding shares of common stock are, and the shares of Class A common stock to be sold in this offering when issued and paid for will be, validly issued, fully paid and nonassessable. Upon closing of the offer and sale of the Class B common stock to Holdings, all shares of Class B common stock will be validly issued, fully paid, and nonassessable.

Preferred Stock

          CSC is authorized to issue up to                      shares of preferred stock. CSC’s certificate of incorporation authorizes its board to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. CSC’s board may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by stockholders of CSC. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. CSC does not currently intend to issue any shares of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and CSC’s Certificate of Incorporation and Bylaws

          CSC’s certificate of incorporation and bylaws include a number of provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under CSC’s certificate of incorporation.

          Delaware Anti-Takeover Statute. CSC is subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	on or subsequent to the date a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

          “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately preceding the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to CSC and, therefore, may discourage attempts to acquire CSC.

          In addition, various provisions of CSC’s certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

          Removal of Directors; Filling Vacancies. Any director may be removed for cause only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting power of the outstanding common stock, voting together as a single class.

          CSC’s certificate of incorporation provides that any vacancy of a directorship shall be filled by the remaining members of the board of directors.

          The director removal and vacancy provisions will make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.

          No Cumulative Voting. The General Corporation Law of the State of Delaware provides that stockholders are denied the right to cumulate votes in the election of directors unless CSC’s certificate of incorporation provides otherwise. CSC’s certificate of incorporation does not expressly provide for cumulative voting.

          No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders. CSC’s organizational documents prohibit stockholder action by written consent. The bylaws provide that special meetings of stockholders may be called only by CSC’s board of directors or the chairman of the board of directors.

          Advance Notice Requirements for Stockholder Proposals and Director Nominations. CSC’s bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at CSC’s principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting or notice of other stockholder proposals must be received by the corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

          Limitations on Liability and Indemnification of Officers and Directors. The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. As permitted by Delaware law, CSC’s organizational documents include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty to the corporation and its stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware regarding unlawful payment of dividends and unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

          CSC’s organizational documents provide that it must indemnify and advance reasonable expenses to its directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware. CSC will also be expressly authorized to carry directors’ and officers’ insurance for its directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and executive officers.

          The limitation of liability and indemnification provisions in CSC’s certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit CSC and its stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, CSC pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

          There is currently no pending material litigation or proceeding involving any of CSC’s directors, officers or employees for which indemnification is sought.

          Authorized but Unissued Shares. CSC’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. CSC may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CSC by means of a proxy contest, tender offer, merger or otherwise. If CSC issues such shares without stockholder approval and in violation of limitations imposed by the                               or any stock exchange on which CSC’s stock may then be trading, the stock could be delisted.

          Amendment of Bylaws and Certificate of Incorporation. Our certificate of incorporation generally requires the approval of a majority of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by stockholder action or the certificate of incorporation provisions described in this section. The CSC certificate of incorporation confers to the board of directors the power to adopt, amend or repeal the bylaws without a vote of the stockholders. Only the Class B stockholders may vote to amend provisions of our certificate of incorporation relating to any changes in the number of authorized shares of Class B common stock and any such amendment will require the affirmative vote of the holders of a majority of all the outstanding shares of Class B common stock.

Listing

          We will apply to list the IDSs on                               under the trading symbol “          .” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of IDSs to a minimum number of beneficial owners as required by that exchange. Separation of IDSs may result in the delisting of IDSs from the                     by reducing the amount of IDSs outstanding to below the minimum required amount for listing on the exchange.

          Our shares of Class A common stock will not initially be listed for separate trading on any exchange. However, if the Class A common stock is not then so listed or quoted, the Company will use its commercially reasonable efforts to list or quote the outstanding shares of its Class A common stock on the national securities exchange or automated securities quotation system, if any, on which the IDSs are then listed or quoted or another national securities exchange or automated securities quotation system, in each case as promptly as practicable following the earliest of the separation of the IDSs as described under “Description of the IDSs — Automatic Separation” or, if earlier, the first day on which a sufficient number of shares of Class A common stock are held separately to meet the minimum requirements for separate trading on any such exchange or automatic quotation system for at least 30 consecutive trading days and, in no event, no later than the date that is 30 days prior to the stated maturity of the notes.

          The shares of Class B common stock will not be listed for trading on any exchange.

Transfer Agent and Registrar

                                        is the transfer agent and registrar for the shares of CSC common stock.

SECURITIES ELIGIBLE FOR FUTURE SALE

          Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have IDSs outstanding, in respect of in the aggregate                      shares of our Class A common stock and $           million aggregate principal amount of our notes or                      shares of our Class A common stock and $           million aggregate principal amount of our notes if the over-allotment option is exercised in full (excluding $           million aggregate principal amount of third party notes to be issued simultaneously with our IDS offering). All of such third party notes, IDSs and the securities underlying the IDSs will be freely tradable without restriction or further registration under the Securities Act, unless such securities are acquired by “affiliates” as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, Holdings will own in the aggregate                      shares of our Class B common stock and an equal number of note warrants. Holdings will have the right, subject to certain limitations, to cause CSC to issue new IDSs or shares of Class A common stock in exchange for Class B common stock on a one-for-one basis. Alternatively, Holdings will have the right, subject to certain limitations, to receive notes pursuant to (i) its exercise of the note warrants and (ii) simultaneous exchange of a number of shares of Class B common stock equal to the number of note warrants exercised for Class A common stock on a one-for-one basis. Holdings would then be able to combine such newly issued notes with the newly issued Class A common stock and create additional IDSs. See “Description of Certain Indebtedness — Note Warrants” for more information with respect to the note warrants and “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors” for more information with respect to the exchange rights. If these rights are exercised in full, Holdings will hold approximately                     IDSs. Furthermore, Holdings has the right to require us, in certain circumstances, to register Class A common stock or IDSs and the underlying securities under the U.S. securities laws for sale in the public market. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — Registration Rights Agreement.” Any sales or distributions of such securities upon the exercise of such rights could adversely affect the prevailing market price for our IDSs, our common stock, or our notes. Holdings has agreed not to sell or otherwise dispose of any new IDSs, note warrants, notes or shares of common stock for a period of 180 days after the date of the completion of this offering without the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See “Underwriting — No Sales of Similar Securities.” Registration rights may not be exercised during the lock-up period.

          We may issue shares of our Class A common stock or notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock or notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock or notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion, insofar as it relates to matters of United States federal income tax law (and, to the extent specified below, matters of United States federal estate tax law) or legal conclusions with respect thereto, constitutes the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, as to the material United States federal income tax considerations as of the date hereof associated with the purchase, ownership and disposition of IDSs, notes (including third party notes and notes underlying IDSs) and Class A common stock underlying IDSs by U.S. Holders (as defined below) or, as the case may be, Non-U.S. Holders (as defined below). Except where noted, the discussion deals only with IDSs, notes and Class A common stock held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, by holders who acquire IDSs at their original issuance and at the initial offering price for IDSs but does not deal with investors that may be subject to special tax rules, such as:

•	dealers and traders in securities or currencies,

•	banks and other financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt organizations,

•	insurance companies,

•	persons holding IDSs, notes or Class A common stock as a part of a hedging, integrated, synthetic security, conversion or constructive sale transaction or a straddle,

•	persons liable for alternative minimum tax,

•	partnerships or other pass-through entities and their investors,

•	S Corporations and their shareholders, or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

          Furthermore, the discussion below is based upon provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to repeal, revocation, modification or differing interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those discussed below. No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for United States federal income or estate tax purposes, and we have not sought any ruling from the United States Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following discussion. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described herein. A different treatment from that discussed below could adversely affect the amount, timing and character of income and gain realized by a holder in respect of an investment in IDSs. In the case of Non-U.S. Holders, a different treatment could subject such holders to the same United States federal withholding tax or estate tax consequences with respect to the notes as the treatment to which they will be subject with respect to Class A common stock. Payments to Non-U.S. Holders would not be grossed up for or in respect of any such taxes. In addition, a different treatment could result in our losing all or part of the deduction for interest that we pay on the notes.

          THE FOLLOWING DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF IDSs OR THIRD PARTY NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE,

LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

          As used in this discussion, a “U.S. Holder” means a beneficial owner of IDSs, notes or Class A common stock that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

          If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes is the beneficial owner of IDSs, notes or Class A common stock, the tax treatment of a person treated as a partner of such partnership, entity or arrangement will generally depend upon the status of such person and the activities of such partnership, entity or arrangement. If you are a partnership considering the purchase of IDSs, we urge you to consult your own tax advisors regarding the tax treatment to you and the persons treated as your partners arising from your purchase of IDSs and ownership or disposition of IDSs, notes, and Class A common stock.

Consequences to U.S. Holders

IDSs

Allocation of Purchase Price

          We believe that your acquisition of an IDS should be treated as an acquisition of the share of our Class A common stock and the notes underlying the IDSs rather than as a purchase of a single integrated instrument. Accordingly, we intend to treat the acquisition of an IDS in this manner and, by purchasing an IDS, you will agree to such treatment. If such treatment is not respected, the acquisition of an IDS may be treated as an acquisition of only our common stock, in which case the notes would in effect be treated as equity rather than debt for United States federal income tax purposes. See “— Notes — Characterization of Notes.” The remainder of this discussion assumes that the acquisition of an IDS will be treated as an acquisition of a share of our Class A common stock and notes rather than as a purchase of a single integrated instrument.

          The purchase price of each IDSs will be allocated between the share of Class A common stock and the notes comprising the IDSs in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax basis in the share of Class A common stock and the note. We will report the initial fair market value of each share of Class A common stock as $          and the initial fair market value of each $          aggregate principal amount of notes as $          and by purchasing IDSs, you will agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. If such allocation is not respected, it is possible that the notes would be treated as having been issued with original issue discount, or OID, or with amortizable bond premium. You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the remaining term of the notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Separation and Recombination

          If you separate an IDS into a share of Class A common stock and notes or recombine the then applicable number of shares of Class A common stock and notes to form an IDS, you will generally not recognize gain or loss upon the separation or recombination. You will continue to take into account in the same manner items of income or deduction otherwise includible or deductible, respectively, with respect to the share of Class A common stock and the notes, and your tax basis in and holding period with respect to the share of Class A common stock and the notes would not be affected by the separation or recombination.

Notes

Characterization of Notes

          Our counsel, Mayer, Brown, Rowe & Maw LLP, is of the opinion that, although the matter is not free from doubt, the notes will be treated as debt for United States federal income tax purposes, and based on that opinion, we believe that the notes will be so treated. In addition, the underwriters have received an opinion of Cahill Gordon & Reindel LLP, their counsel, that although the matter is not free from doubt, the notes will be treated as debt for United States federal income tax purposes. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions, and on certain representations as to factual matters (including those described below). The failure of any such facts or representations to be true could adversely affect such opinions. These opinions are not binding on the IRS or the courts who could disagree, and no ruling on this issue has been or will be requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring a note, either directly or by acquisition of an IDS, you agree to treat, the notes as our indebtedness for all purposes.

          The determination of whether an instrument is classified as debt or equity for United States federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and the characterization of an instrument as debt or equity is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the formal characteristics and economic substance of the investor’s interest in the issuer of the instrument. Our conclusion that the notes will be treated as debt for United States federal income tax purposes, and the opinions of counsel to this effect referred to above, rely upon certain representations and determinations by us and the lead underwriters, including representations and determinations substantially to the effect that:

•	the term, interest rate and other material provisions of the notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender, bargaining at arm’s length, would reasonably agree;

•	taking the transactions into account, on a pro forma basis, the aggregate amount of our indebtedness in relation to the aggregate amount of our equity capital is commercially reasonable under the circumstances;

•	taking the transactions into account, on a pro forma basis, the fair market value of our assets exceeds the fair market value of our liabilities, the ratio of (i) the sum of all of our outstanding indebtedness to (ii) the fair market value of our equity does not exceed approximately to 1 and the ratio of our projected EBITDA to total debt is commercially reasonable under the circumstances;

•	we expect to pay, and it is reasonable to believe that we will pay, the principal and interest on the notes in accordance with their terms;

as well as other representations regarding (among other things) the offering of third party notes contemporaneously with the offering of IDSs pursuant to this prospectus, the creditors’ remedies and certain other terms of the notes, and our ability to meet our debt obligations based on our projected financial performance.

          In light of the representations and determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the notes, we (and our counsel) are of the view that the notes will be treated as debt for United States federal income tax purposes, although the matter is not free from doubt. However, there is no authority that directly addresses the tax treatment of instruments with terms substantially similar to the terms of the notes or offered under circumstances such as the offering (i.e., offered as a tradable unit consisting of notes and common stock). The consequences to U.S. Holders and Non-U.S. Holders described below assume that the notes will be respected as debt. However, no ruling on this issue has been requested from the IRS, and in light of the absence of direct authority, there can be no certainty that the characterization of notes would not be challenged by the IRS, or if so challenged, would be respected as debt for United States federal income tax purposes.

Payments of Interest

          Assuming that the notes are respected as debt, stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

          If the notes were treated as equity rather than debt for United States federal income tax purposes, then the stated interest on the notes generally would be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles (but likely would not qualify for taxation at capital gains rates that, as described below, may be applicable under current law to dividends on Class A common stock), and interest on the notes would not be deductible by us for United States federal income tax purposes. In addition, as discussed below under “— Consequences to Non-U.S. Holders — Class A Common Stock,” Non-U.S. Holders could be subject to withholding and estate taxes with regard to the notes in the same manner as they will be with regard to the Class A common stock. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our United States federal income tax liability. This increase in our United States federal income tax liability would reduce our after-tax cash flow and could thereby materially and adversely affect our ability to make payments on the notes and distributions on the Class A common stock.

Sale, Exchange or Retirement of Notes

          Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the notes that constitute a portion of the IDSs. Upon the sale, exchange, retirement or other disposition of notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for United States federal income tax purposes) and your adjusted tax basis in the notes. As described above under “— IDSs — Allocation of Purchase Price,” your initial tax basis in notes generally will be the portion of the purchase price of your IDSs allocable to the notes. Gain or loss realized on the sale, exchange, retirement or other disposition of notes (including by disposition of an IDS) will generally be capital gain or loss and will be long-term capital gain or loss if your holding period for the notes is then more than one year. The deductibility of capital losses is subject to limitation.

Additional Issuances

          The indenture governing the notes will permit us, from time to time, to issue Additional Notes having terms that are substantially identical to those of the notes constituting a portion of the IDSs offered hereby. Such subsequently issued notes may be issued with OID (for example, as a result of changes in prevailing interest rates). The United States federal income tax consequences to you of a subsequent issuance of notes with OID (including on a subsequent issuance of IDSs) or of an issuance of notes anytime thereafter are unclear. The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes that are otherwise identical (other than issuance date) to the notes underlying the IDSs offered hereby, and such subsequently issued notes are treated as issued with OID or are issued subsequent to an automatic exchange of notes described below or if we otherwise determine that such notes need to have a new CUSIP number, each holder of notes and IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, each holder of notes and IDSs (as the case may be) will own an inseparable unit composed of a proportionate percentage of the notes of each such separate issuance, but the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. Because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of IDSs or separately, the combination of notes and shares of Class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

          Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for United States federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, it is unclear whether an exchange of notes for subsequently issued notes would be treated as a taxable exchange for United States federal income tax purposes.

          If the IRS successfully asserted that an automatic exchange following a subsequent issuance of notes described above is a taxable exchange, then an exchanging holder generally would recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received and such holder’s adjusted tax basis in the notes exchanged. See “— Notes — Sale, Exchange or Retirement of Notes.” It is also possible that the IRS might successfully assert that any such loss should be disallowed under the wash sale rules, in which case the holder’s basis in the subsequently issued notes would be increased to reflect the amount of the disallowed loss. In the case of the taxable exchange, a holder’s initial tax basis in the subsequently issued notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss), and a holder’s holding period in such notes would begin on the day after such exchange.

          We intend to take the position that any subsequent issuance and exchange of notes, as described above, will not result in a taxable exchange of your notes for United States federal income tax purposes, but there can be no assurance that the IRS will not assert that such a subsequent issuance of notes should be treated as a taxable exchange of a portion of your notes, whether held separately or in the form of IDSs, for a portion of the notes subsequently issued.

          Following any subsequent issuance of notes with OID (or any issuance of notes thereafter) and resulting exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of IDSs and separate notes, and each holder of IDSs and notes will, by purchasing IDSs or holding such notes, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire notes in this offering of IDSs and third party notes may be required to report OID as a result of a subsequent issuance (even though they purchased notes having no OID). This will generally result in such holders reporting more interest income over the term of the notes than they would have reported had no such subsequent issuance and exchange occurred, and any such additional interest income will be reflected as an increase in the tax basis of the notes, which would generally result in a capital loss (or reduced capital gain) upon a sale, exchange, retirement or other disposition of the notes. However, there can be no assurance that the IRS will not assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or transferee thereof), all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

          In the event of an issuance and exchange described above that resulted in your being required to include OID in income in respect of your notes, you would be required to include such OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.

          It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations” (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be non-deductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

          Due to the complexity and uncertainty surrounding the United States federal income tax treatment of subsequent issuances and exchanges of notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

Dividends

          The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under United States federal income tax principles). Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and then as capital gain. Pursuant to legislation enacted in 2003, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gains rates (currently, up to 15%), provided certain holding period and other requirements are satisfied.

Sale or Exchange

          Upon the sale, exchange or other taxable disposition of an IDS, you will be treated as having sold, exchanged or disposed of the share of Class A common stock constituting a portion of the IDSs. Upon the sale, exchange or other taxable disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in Class A common stock is then more than one year. As described above under “— IDSs — Allocation of Purchase Price,” your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of Class A common stock constituting a portion of such IDSs, less any prior distributions that reduced such basis. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

          In general, information reporting requirements will apply to payments of principal and interest on the notes and dividends paid on Class A common stock and to the proceeds of sale of IDSs, notes and Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

          The following discussion applies only to Non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by a Non-U.S. Holder with respect to IDSs, notes or Class A common stock will be at any time effectively connected with the conduct of a United States trade or business. A “Non-U.S. Holder” is a beneficial owner of IDSs, notes or Class A common stock that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

          However, this discussion does not address special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates;

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	“foreign personal holding companies;”

•	corporations that accumulate earnings to avoid United States federal income tax; and

•	Non-U.S. Holders that are engaged in the conduct of a United States trade or business.

          Such Non-U.S. Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

          In addition, special rules may apply to a non-U.S. partnership or other entity or arrangement treated as a non-U.S. partnership for United States federal income tax purposes that is the beneficial owner of IDSs, notes or Class A common stock, particularly with respect to the manner in which such non-U.S. partnership or other entity or arrangement satisfies the statement requirement referred to in the third bullet point under the heading “— Notes — United States Federal Withholding Tax” below or the certification requirement referred to under the heading “— Class A Common Stock — Dividends” below. If you are a non-U.S. partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) considering the purchase of IDSs, we urge you to consult your own tax advisors with respect to the application of these rules.

Notes

Characterization of Notes

          As discussed above under “— Notes — Characterization of Notes,” we believe that the notes will be treated as debt for United States federal income tax purposes. However, this conclusion is not free from doubt and no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the IRS. If the notes were treated as equity rather than debt for United States federal income tax purposes, then the notes would be treated in the same manner as shares of common stock, and, as described below under “— Class A Common Stock,” Non-U.S. Holders could be subject to withholding and estate taxes with regard to the notes in the same manner as they will be with regard to Class A common stock. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes.

          The remainder of this discussion assumes that for United States federal income tax purposes the characterization of the notes as debt will be respected.

United States Federal Withholding Tax

          Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment of interest or OID on notes owned by you under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder (including on account of ownership of IDSs),

•	you are not a controlled foreign corporation that is related to us through stock ownership, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

          To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement with respect to your non-U.S. status. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

          If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.

          Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or partnerships or other flow-through entities organized under non-U.S. law. In particular, applicable U.S. Treasury regulations prescribe that a non-U.S. partnership or other entity or arrangement that is so treated for United States federal income tax purposes may only be eligible for exemption from or reductions in the rate of applicable withholding tax by delivery of the certifications described above from each person treated for United States federal income tax purposes as a partner of such partnership or other entity or arrangement.

Sale, Exchange or Retirement of Notes

          Upon the sale, exchange, retirement or other taxable disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the notes underlying the IDSs. Any gain realized upon the sale, exchange, retirement or other disposition of notes generally will not be subject to United States federal income tax unless you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

United States Federal Estate Tax

          Notes (including notes underlying IDSs) beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to United States federal estate tax, provided that any payment of interest to such individual on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “— Notes — United States Federal Withholding Tax” without regard to the statement requirement described therein.

Class A Common Stock

Dividends

          Dividends paid to you in respect of Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) providing a United States taxpayer identification number and certifying under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty, or

•	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

          Special certification and other requirements may apply to Non-U.S. Holders that are entities rather than individuals and in particular to a non-U.S. partnership or other entity or arrangement that is so treated for United States federal income tax purposes.

          If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange

          Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the share of Class A common stock constituting a portion of the IDSs. You generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Class A common stock unless:

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

          We believe that we are not, and have not been, and we do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

          Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

          The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

          In general, backup withholding will be required with respect to such payments made by us or any paying agent to you, unless a statement described in the third bullet point under “— Notes — United States Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

          Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, Class A common stock or notes within the United States or conducted through

U.S.-related financial intermediaries unless a statement described in the third bullet point under “— Notes — United States Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the acquisition, holding and disposition of IDSs (and the securities underlying IDSs) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

          This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

          ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code, or ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the ERISA Plan.

          In considering an investment in the IDSs of a portion of the assets of a plan, regardless of whether such plan is an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

          If a plan purchases IDSs, the acquisition, holding and disposition of the IDS and the securities underlying the IDS may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if CSC is a party in interest or disqualified person with respect to the plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing IDSs and the underlying securities in reliance on any of these or any other PTCEs should carefully review the PTCE to assure it is applicable.

          Any purchaser or holder of the IDSs that is a plan will be deemed to have represented by its purchase and holding thereof that the purchase and holding of the IDSs (1) satisfies the requirements of, and is entitled to full exemptive relief under a PTCE or another applicable exemption or (2) will not result in a prohibited transaction under ERISA or the Code or a violation of any similar laws.

          The foregoing discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering purchasing the IDSs on behalf of or with “plan assets” of any plan should consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and the availability of an applicable exemption.

UNDERWRITING

          We intend to offer the IDSs through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in the purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of IDSs and aggregate principal amount of third party notes listed opposite their names below.

Aggregate Principal
Amount of
Underwriter	Number of IDSs	Third Party Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated		$
Total		$

          The underwriters have agreed to purchase all of the IDSs and third party notes sold pursuant to the purchase agreement if any of the IDSs or third party notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

          The underwriters are offering the IDSs and third party notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the IDSs, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the IDSs and third party notes to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per IDS, or $           per third party note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per IDS, or $           per third party note, to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

IDS Offering

		Total		Third Party Note Offering

		Without		Per Third
	Per IDS	Option	With Option	Party Note	Total

Public offering price	$	$	$	$	$
Underwriting discount	$	$	$	$	$
Proceeds, before expenses, to CSC	$	$	$	$	$

          The expenses of the offering, not including the underwriting discount, are estimated at $          and are payable by us.

Over-allotment Option

          We have granted an option to the underwriters to purchase up to      additional IDSs at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the purchase agreement, to purchase a number of additional IDSs proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

          We, our executive officers and directors, as well as our existing equity investors have agreed, with exceptions, not to sell or transfer any IDSs or our common stock or notes for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any IDSs, common stock or notes,

•	sell any option or contract to purchase any IDSs, common stock or notes,

•	purchase any option or contract to sell any IDSs, common stock or notes,

•	grant any option, right or warrant for the sale of any IDSs, common stock or notes,

•	lend or otherwise dispose of or transfer any IDSs, common stock or notes, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of IDSs, common stock or notes whether any such swap or transaction is to be settled by delivery of IDSs, shares, notes or other securities, in cash or otherwise.

          This lockup provision applies to IDSs, common stock, notes or any similar securities or any security convertible into or exchangeable for or repayable with such securities. It also applies to IDSs, common stock, notes or any similar securities or any security convertible into such securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

          We will apply to list the IDSs on                     under the trading symbol “          .” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of IDSs to a minimum number of beneficial owners as required by that exchange. Separation of IDSs may result in the delisting of IDSs from                     by reducing the amount of IDSs outstanding to below the minimum required amount for listing on the exchange.

          Our shares of Class A common stock will not initially be listed for separate trading on any exchange. However, the Company will use its commercially reasonable efforts to list or quote the outstanding shares of its Class A common stock on the national securities exchange or automated securities quotation system, if any, on which the IDSs are then listed or quoted or another national securities exchange or automated securities quotation system, in each case as promptly as practicable following the earliest of the separation of the IDSs as described under “Description of IDSs — Automatic Separation” or, if earlier, the first day on which a sufficient number of shares of Class A common stock are held separately to meet the minimum requirements for separate trading on any such exchange or automatic quotation system for at least 30 consecutive trading days and, in no event, no later than the date that is thirty days prior to the stated maturity of the notes.

Offering Price Determination

          Before this offering, there has been no public market for the IDSs, the Class A common stock or the notes. The initial public offering price will be determined through negotiations among us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

          An active trading market for the IDSs, the Class A common stock or the notes may not develop. It is also possible that after the offering, the IDSs will not trade in the public market at or above the initial public offering price.

          The underwriters do not expect to sell more than 5% of the IDSs in the aggregate to accounts over which they exercise discretionary authority.

New Issue of Notes

          The notes, including the third party notes, are a new issue of securities with no established trading market. The underwriters have advised us that they presently intend to facilitate a secondary market in the third party notes and, upon separation of IDSs, the separate notes, which means that the underwriters will make a commercially reasonable attempt to match buyers of the applicable notes with sellers of such notes, in each case, as between persons of whom the underwriters have knowledge that they are potential buyers or sellers of such notes. In addition, with respect to facilitating any market for any such notes, the underwriters will consider relevant credit issues where deemed appropriate. However, they are not obligated to do so and may discontinue any facilitation activities with respect to such notes at any time and without notice. Moreover, if and to the extent that the underwriters facilitate a market in any such notes, there can be no assurance that such market would provide sufficient liquidity for any holder of such notes.

Price Stabilization, Short Positions and Penalty Bids

          Until the distribution of the IDSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing IDSs or third party notes. However, the representative may engage in transactions that stabilize the market price of the IDSs or third party notes, such as bids or purchases to peg, fix or maintain that price so long as stabilizing transactions do not exceed a specified maximum.

          The underwriters may purchase and sell the IDSs or third party notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of IDSs or third party notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional IDSs from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional IDSs or purchasing IDSs in the open market. In determining the source of IDSs to close out the covered short position, the underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the IDSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of IDSs or third party notes made by the underwriters in the open market prior to the completion of the offering.

          The representative may also impose a penalty bid on underwriters and selling group members. This means that if the representative purchases IDSs or third party notes in the open market to reduce the underwriters’ short position or to stabilize the price of the IDSs or third party notes, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those IDSs or third party notes. The imposition of a penalty bid may also affect the price of the IDSs or third party notes in that it discourages resales of those IDSs or third party notes.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the IDSs or third party notes. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of IDSs

          Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of IDSs for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

Other Relationships

          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of dealing with us. They have received, and expect to receive, customary fees and commissions for these transactions.

LEGAL MATTERS

          The validity of the issuance of the IDSs, the Class A common stock and the notes offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. A member of Mayer, Brown, Rowe & Maw LLP owns approximately 710,000 common units of Holdings.

EXPERTS

          The consolidated financial statements and schedules of Coinmach Laundry Corporation and Subsidiaries and of Coinmach Corporation and Subsidiaries at March 31, 2003 and 2002 and for each of the two years in the period ended March 31, 2003 and the post-Going Private transaction period from July 1, 2000 to March 31, 2001 and the pre-Going Private transaction period from April 1, 2000 to June 30, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

          The balance sheet of Coinmach Service Corp. at December 31, 2003, appearing in this prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Upon completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Coinmach Service Corp.
Report of Independent Auditors	F-3
As of December 31, 2003:
Balance Sheet	F-4
Note to Balance Sheet	F-5
Coinmach Laundry Corporation and Subsidiaries
Report of Independent Auditors	F-6
As of March 31, 2003 and March 31, 2002:
Consolidated Balance Sheets	F-7
For the years ended March 31, 2003 and March 31, 2002 and for the periods from July 1, 2000 to March 31, 2001 and from April 1, 2000 to June 30, 2000:
Consolidated Statements of Operations	F-8
Consolidated Statements of Stockholders’ Deficit	F-9
Consolidated Statements of Cash Flows	F-10
Notes to Consolidated Financial Statements	F-12
Schedule I — Condensed Financial Information of Registrant:
As of March 31, 2003 and March 31, 2002:
Condensed Balance Sheets	F-29
For the years ended March 31, 2003 and March 31, 2002 and for the periods from July 1, 2000 to March 31, 2001 and from April 1, 2000 to June 30, 2000:
Condensed Statements of Operations	F-30
Condensed Statements of Cash Flows	F-31
Notes to Condensed Financial Statements	F-32
Schedule II — Valuation and Qualifying Accounts:
For the years ended March 31, 2003 and March 31, 2002 and for the periods from July 1, 2000 to March 31, 2001 and from April 1, 2000 to June 30, 2000	F-34
Financial Information
Condensed Consolidated Balance Sheet — December 31, 2003 (Unaudited)	F-35
Condensed Consolidated Statements of Operations — Nine Months Ended December 31, 2003 and 2002 (Unaudited)	F-36
Condensed Consolidated Statements of Cash Flows — Nine Months Ended December 31, 2003 and 2002 (Unaudited)	F-37
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-38
Coinmach Corporation
Report of Independent Auditors	F-46
As of March 31, 2003 and March 31, 2002:
Consolidated Balance Sheets	F-47

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

     Coinmach Service Corp.

          We have audited the accompanying balance sheet of Coinmach Service Corp. (the “Company”) as of December 31, 2003. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

          In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Coinmach Service Corp. at December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

New York, New York

March 31, 2004

COINMACH SERVICE CORP.

BALANCE SHEET

December 31, 2003

Stockholder’s Equity:
Common stock — $0.01 par value;
100 shares authorized;
100 shares issued	$100
Subscription receivable	(100)

Total stockholder’s equity	$—

See accompanying notes.

COINMACH SERVICE CORP.

NOTE TO BALANCE SHEET

December 31, 2003

1.     Basis of Presentation

          Coinmach Service Corp. (the “Company”), a Delaware corporation, was incorporated on December 23, 2003 and is a wholly owned subsidiary of Coinmach Holdings, LLC (“Holdings”). The Company has not had any activity from the date of incorporation through December 31, 2003.

          The Board of Directors have authorized the Company to file a registration statement on Form S-1 with the Securities and Exchange Commission for the proposed offering of Income Deposit Securities (“IDSs”) and a contemporaneous offering of third party notes separate and apart from the IDSs. Immediately following the offering and certain corporate reorganization transactions, as defined, Coinmach Laundry Corporation (“Coinmach Laundry”), a wholly owned subsidiary of Holdings, will become a direct wholly owned subsidiary of the Company. Coinmach Laundry and its wholly owned subsidiaries are a provider of outsourced laundry equipment services for multi-family housing properties in North America.

          There is no guarantee that the offering of IDSs, the contemporaneous offering of third party notes separate and apart from the IDSs or the corporate reorganization transactions will occur and that the Company may elect to proceed with the offering or any or all of the related transactions due to changes in the Company’s business or strategic plans, general economic and market conditions or any other factors.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

     Coinmach Laundry Corporation

          We have audited the accompanying consolidated balance sheets of Coinmach Laundry Corporation and Subsidiaries (the “Company”) as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended March 31, 2003 and 2002 and the post-transaction period from July 1, 2000 to March 31, 2001 and the pre-transaction period from April 1, 2000 to June 30, 2000. Our audits also included the financial statement schedules I and II listed in the Index. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Laundry Corporation and Subsidiaries at March 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years ended March 31, 2003 and 2002 and the post-transaction period from July 1, 2000 to March 31, 2001 and the pre-transaction period from April 1, 2000 to June 30, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules I and II, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

          As discussed in Note 2 to the consolidated financial statements, effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ Ernst & Young LLP

New York, New York

January 19, 2004

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except par value and share data)

	March 31

	2003	2002

Assets
Cash and cash equivalents	$27,428	$27,820
Receivables, less allowance of $1,553 and $1,342	10,453	11,883
Inventories	14,125	13,109
Prepaid expenses	7,617	7,244
Advance location payments	70,911	69,257
Property, equipment and leasehold improvements:
Laundry equipment and fixtures	421,681	363,183
Land, building and improvements	24,314	18,743
Trucks and other vehicles	23,165	18,848

	469,160	400,774
Less accumulated depreciation and amortization	(182,474)	(116,361)

Net property and equipment	286,686	284,413
Contract rights, net of accumulated amortization of $73,027 and $58,768	335,327	348,462
Goodwill	203,860	206,569
Other assets	19,756	23,318

Total assets	$976,163	$992,075

Liabilities and stockholders’ deficit
Accounts payable	$26,433	$20,777
Accrued expenses	10,177	10,873
Accrued rental payments	29,481	28,576
Accrued interest	8,094	7,540
Interest rate swap liability	3,345	—
Deferred income taxes	77,781	80,135
Long-term debt	718,112	737,555

Total liabilities	873,423	885,456
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $241,200 at March 31, 2003)	241,200	220,362
Commitments and contingencies
Stockholders’ deficit:
Common stock — $25 par value; 76,000 shares authorized; 66,858.83 shares issued and outstanding (66,903.83 shares issued and outstanding in 2002)	1,675	1,676
Capital in excess of par value	3,519	2,528
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive loss, net of tax	(2,007)	—
Accumulated deficit	(133,397)	(109,359)
Deferred compensation	(262)	(600)

Total stockholders’ deficit	(138,460)	(113,743)

Total liabilities and stockholders’ deficit	$976,163	$992,075

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars)

				April 1,
	Year Ended March 31		July 1, 2000	2000 to
			to March 31,	June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Revenues	$535,179	$538,895	$393,608	$134,042
Costs and expenses:
Laundry operating expenses	366,539	363,126	264,557	89,661
General and administrative (including stock-based compensation expense of $338, $530, $1,125 and $118, respectively)	9,568	9,802	8,381	2,227
Depreciation and amortization	104,178	129,697	103,142	31,557
Other items, net	(454)	—	—	—

	479,831	502,625	376,080	123,445

Operating income	55,348	36,270	17,528	10,597
Transaction fees and expense	—	—	2,750	—
Loss on extinguishment of debt	—	11,402	—	—
Interest expense	58,167	65,889	52,461	16,685
Interest expense — escrow and interest rate swap termination costs	—	7,147	—	—

Total interest expense	58,167	73,036	52,461	16,685

Loss before income taxes	(2,819)	(48,168)	(37,683)	(6,088)

Provision (benefit) for income taxes:
Current	397	(1,586)	(142)	544
Deferred	(16)	(4,247)	(8,478)	(1,873)

	381	(5,833)	(8,620)	(1,329)

Net loss	(3,200)	(42,335)	(29,063)	(4,759)
Preferred stock dividends	(20,838)	(20,423)	(12,721)	—

Net loss attributable to common stockholders	$(24,038)	$(62,758)	$(41,784)	$(4,759)

See accompanying notes.

Coinmach Laundry Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

(In thousands of dollars, except par values and shares)

	Voting
	Class A	Non-Voting				Accumulated
	Common	Class B	Voting		Carryover	Other
	Stock	Common	Common	Capital in	Basis	Comprehensive	Accumulated
	(a)	Stock (b)	Stock	Excess of Par	Adjustment	Loss	Deficit

Balance at March 31, 2000	$129	$3	$—	$105,026	$—	$—	$(72,693)
Pre-transaction net loss	—	—	—	—	—	—	(4,759)
Conversion of common stock	3	(3)	—	—	—	—	—
Stock based compensation	—	—	—	71	—	—	—
Treasury stock activity	—	—	—	—	—	—	—

Balance at June 30, 2000	$132	$—	$—	$105,097	$—	$—	$(77,452)

Issuance of common stock			$1,499	$944	$—	$—	$—
Issuance of restricted stock			145	1,302	—	—	—
Carryover basis adjustment			—	—	(7,988)	—	(4,817)
Post-transaction net loss			—	—	—	—	(29,063)
Dividends on preferred stock			—	—	—	—	(12,721)
Stock-based compensation			—	—	—	—	—

Balance at March 31, 2001			1,644	2,246	(7,988)	—	(46,601)
Issuance of common stock			32	285	—	—	—
Common stock retired			—	(3)	—	—	—
Net loss			—	—	—	—	(42,335)
Dividends on preferred stock			—	—	—	—	(20,423)
Stock-based compensation			—	—	—	—	—

Balance at March 31, 2002			1,676	2,528	(7,988)	—	(109,359)
Common stock retired			(1)	(9)	—	—	—
Comprehensive loss:
Net loss			—	—	—	—	(3,200)
Loss on derivative instruments, net of income tax of $1,338			—	—	—	(2,007)	—
Total comprehensive loss
Capital contributions			—	1,000	—	—	—
Dividends on preferred stock			—	—	—	—	(20,838)
Stock-based compensation			—	—	—	—	—

Balance at March 31, 2003			$1,675	$3,519	$(7,988)	$(2,007)	$(133,397)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Loan		Total
		Receivable		Stockholders’
	Treasury	from	Deferred	Equity
	Stock	Stockholders	Compensation	(Deficit)

Balance at March 31, 2000	$(8)	$(136)	$—	$32,321
Pre-transaction net loss	—	—	—	(4,759)
Conversion of common stock	—	—	—	—
Stock based compensation	—	—	—	71
Treasury stock activity	8	47	—	55

Balance at June 30, 2000	$—	$(89)	$—	$27,688

Issuance of common stock	$—	$—	$—	$2,443
Issuance of restricted stock	—	—	(1,276)	171
Carryover basis adjustment	—	—	—	(12,805)
Post-transaction net loss	—	—	—	(29,063)
Dividends on preferred stock	—	—	—	(12,721)
Stock-based compensation	—	—	432	432

Balance at March 31, 2001	—	—	(844)	(51,543)
Issuance of common stock	—	—	(286)	31
Common stock retired	—	—	—	(3)
Net loss	—	—	—	(42,335)
Dividends on preferred stock	—	—	—	(20,423)
Stock-based compensation	—	—	530	530

Balance at March 31, 2002	—	—	(600)	(113,743)
Common stock retired	—	—	—	(10)
Comprehensive loss:
Net loss	—	—	—	(3,200)
Loss on derivative instruments, net of income tax of $1,338	—	—	—	(2,007)

Total comprehensive loss				(5,207)
Capital contributions	—	—	—	1,000
Dividends on preferred stock	—	—	—	(20,838)
Stock-based compensation	—	—	338	338

Balance at March 31, 2003	$—	$—	$(262)	$(138,460)

(a):	par value $0.1; 35,000,000 shares authorized; 13,185,187 shares issued at March 31, 2000 and June 30, 2000

(b):	par value $.01; 1,000,000 shares authorized; 0 shares issued

See accompanying notes.

Coinmach Laundry Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of dollars)

	Year Ended March 31		July 1, 2000 to	April 1, 2000
			March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Operating activities
Net loss	$(3,200)	$(42,335)	$(29,063)	$(4,759)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	—	11,402	—	—
Depreciation and amortization	67,161	61,212	45,500	15,214
Amortization of advance location payments	21,214	23,437	19,063	6,122
Amortization of intangibles	15,803	45,048	38,579	10,221
Gain on sale of investment and equipment	(3,532)	(147)	—	—
Deferred income taxes	(16)	(4,247)	(8,478)	(1,873)
Amortization of debt discount and deferred issue costs	2,439	2,008	1,052	454
Amortization of premium on 11 3/4% Senior Notes	—	(1,009)	(925)	(309)
Stock based compensation	338	530	1,125	118
Change in operating assets and liabilities, net of businesses acquired:
Other assets	126	(1,666)	(3,494)	(1,311)
Receivables, net	1,430	(1,813)	3,205	(1,536)
Inventories and prepaid expenses	(1,214)	812	(784)	887
Accounts payable and accrued expenses, net	2,797	(7,034)	(6,920)	3,087
Accrued interest	554	(8,399)	9,154	(9,001)

Net cash provided by operating activities	103,900	77,799	68,014	17,314

Investing activities
Additions to property and equipment	(66,238)	(63,995)	(46,917)	(18,063)
Advance location payments to location owners	(20,447)	(15,469)	(13,703)	(6,210)
Additions to net assets related to acquisitions of businesses	(1,976)	(3,723)	(5,582)	—
Proceeds from sale of investment	6,585	—	—	—
Proceeds from sale of property and equipment	746	932	—	—

Net cash used in investing activities	(81,330)	(82,255)	(66,202)	(24,273)

Financing activities
Proceeds from credit facility	18,000	319,489	27,242	15,500
Repayments to credit facility	(36,750)	(434,820)	(23,082)	(6,349)
Repayments of bank and other borrowings	(266)	(643)	(574)	(4)
Principal payments on capitalized lease obligations	(3,981)	(3,745)	(2,244)	(831)
Proceeds from issuance of 9% Senior Notes	—	450,000	—	—
Receivables from stockholders	35	—	—	—
Repayment of 11 3/4% Senior Notes	—	(296,655)	—	—

Coinmach Laundry Corporation and Subsidiaries

Consolidated Statements of Cash Flows — (Continued)

(In thousands of dollars)

	Year Ended March 31		July 1, 2000 to	April 1, 2000
			March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Premium on 11 3/4% Senior Notes	—	(8,714)	—	—
Deferred debt issuance costs	—	(18,495)	—	—
Proceeds from issuance of common stock and preferred stock	—	—	189,106	46
Redemption of common stock and options	—	—	(190,978)	—

Net cash (used in) provided by financing activities	(22,962)	6,417	(530)	8,362

Net (decrease) increase in cash and cash equivalents	(392)	1,961	1,282	1,403
Cash and cash equivalents, beginning of period	27,820	25,859	24,577	23,174

Cash and cash equivalents, end of period	$27,428	$27,820	$25,859	$24,577

Supplemental disclosure of cash flow information
Interest paid	$55,300	$80,800	$42,898	$25,772

Income taxes paid	$475	$876	$1,015	$629

Noncash financing activities
Acquisition of fixed assets through capital leases	$3,554	$5,334	$2,458	$1,534

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

1.	Basis of Presentation

          The accompanying consolidated financial statements include the accounts of Coinmach Laundry Corporation, a Delaware corporation (“Coinmach Laundry”), and its wholly owned subsidiaries which includes Coinmach Corporation (“Coinmach”). Intercompany profits, transactions and balances have been eliminated in consolidation. Coinmach Laundry is a wholly owned subsidiary of Coinmach Holdings, LLC (“Holdings”), the ultimate parent. Holdings, a Delaware limited liability company, was formed on November 15, 2002 as part of the Restructuring Transactions, as defined herein. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Laundry Corporation and its subsidiaries.

          The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating retail Laundromats throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a subsidiary jointly owned by Coinmach and Holdings, the Company leases laundry equipment and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly owned subsidiary of Coinmach, constructs, designs and retrofits retail laundromats and distributes laundromat equipment. In addition, Super Laundry, commencing in September 2002 and through its wholly owned subsidiary, American Laundry Franchising Corp. (“ALFC”), began to build and develop laundromat facilities for sale as franchise locations.

          On May 12, 2000, Coinmach Laundry entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CLC Acquisition Corporation (“CLC Acquisition”), a newly formed Delaware corporation formed by Bruce V. Rauner, a director of Coinmach Laundry and a principal of the indirect general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. (“GTCR Fund IV”), the then-largest stockholder of Coinmach Laundry. Pursuant to the Merger Agreement, CLC Acquisition acquired all of Coinmach Laundry’s outstanding common stock and non-voting common stock (collectively, the “Shares”) for $14.25 per Share and all outstanding stock options at the time valued at $3,089,000, representing the excess of $14.25 over the exercise prices of the outstanding options, in a two-step transaction consisting of a tender offer (the “Offer”) followed by a merger transaction (the “Merger”) of CLC Acquisition with and into Coinmach Laundry, which was completed on July 13, 2000 (collectively, the “Going Private Transaction”).

          The Going Private Transaction was accounted for using the purchase method of accounting and, according to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date on which control was effective), the Company adjusted its consolidated assets and liabilities to their estimated fair values. The purchase price exceeded the fair value of assets acquired less liabilities assumed by approximately $124.2 million, which was allocated to Goodwill. References to the “pre-transaction” period refer to the Company prior to the date of the Going Private Transaction and references to the “post-transaction” period refer to the Company subsequent to the date of the Going Private Transaction. As a result, the consolidated financial statements presented for the post-transaction period are not comparable to the consolidated financial statements presented for the pre-transaction period. Had the Going Private Transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the pre-transaction period ended June 30, 2000.

Appliance Warehouse Transfer

          On November 29, 2002 (the “Transfer Date”), the Company transferred all of the assets of the Appliance Warehouse division of the Company to AWA. The value of the assets transferred was

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $34.7 million as of the Transfer Date. In exchange for the transfer of such assets, AWA issued to the Company (i) an unsecured promissory note payable on demand in the amount of approximately $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of preferred stock of AWA, par value $0.01 per share (the “AWA Preferred Stock”), with a liquidation value of approximately $14.6 million, and (iii) 10,000 shares of common stock of AWA, par value $0.01 per share (“AWA Common Stock”). The AWA Preferred Stock is not redeemable and is vested with voting rights. Except as may otherwise be required by applicable law, the AWA Common Stock does not have any voting rights. Dividends on the AWA Preferred Stock accrue quarterly at the rate of 11% per annum and are payable in cash, in kind in the form of additional shares of AWA Preferred Stock, or in a combination thereof, at the option of AWA.

          In March 2003, through a series of transactions (collectively, the “Restructuring Transactions”), all of the AWA Common Stock and all of the outstanding capital stock of Coinmach Laundry was contributed to Holdings in exchange for substantially equivalent equity interests (in the form of common and preferred membership units) in Holdings.

          As a result of these Restructuring Transactions, (i) Holdings became the sole holder of all of the outstanding AWA Common Stock, (ii) Coinmach became the sole holder of all of the outstanding AWA Preferred Stock, (iii) Coinmach Laundry became a wholly owned subsidiary of Holdings, (iv) the former stockholders of Coinmach Laundry became unit holders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility.

2.	Summary of Significant Accounting Policies

Recognition of Revenues

          The Company has agreements with various property owners that provide for the Company’s installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments. The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year.

          Super Laundry’s customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory in the accompanying consolidated balance sheets. Sales of laundromats amounted to approximately $26.8 million for the year ended March 31, 2003, $30.2 million for the year ended March 31, 2002, $21.1 million for the period from July 1, 2000 to March 31, 2001 (post-transaction), and $10.8 million for the period from April 1, 2000 to June 30, 2000 (pre-transaction).

          ALFC enters into a purchase and license agreement with a buyer whereby the buyer may use certain systems created by ALFC to operate such facility. ALFC receives revenue primarily from the sale of the laundromat facility and, to a lesser extent, from an initial franchise fee and certain other fees based on the sales from such facility. For the year ended March 31, 2003, ALFC recorded approximately $3.5 million in revenue.

          No single customer represents more than 2% of the Company’s revenues or installed machine base. In addition, the Company’s ten largest customers taken together account for less than 10% of the Company’s revenues.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

          Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

	March 31

	2003	2002

Laundry equipment	$9,948	$9,280
Machine repair parts	4,177	3,829

	$14,125	$13,109

Reclassifications

          Certain reclassifications were made to the prior years’ consolidated financial statements to conform to the current year presentation.

Long-Lived Assets

          As of April 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted cash flows of the assets. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. Management does not believe there is any impairment of long-lived assets at March 31, 2003.

Property, Equipment and Leasehold Improvements

          Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:

Laundry equipment, installation costs and fixtures	5 to 8 years
Leasehold improvements and decorating costs	5 to 8 years
Trucks and other vehicles	3 to 4 years

          The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.

          Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

Goodwill

          On April 1, 2002, the Company adopted the provisions of SFAS No. 142 (“SFAS 142”) Goodwill and Other Intangible Assets. SFAS 142 requires an initial impairment assessment upon adoption on April 1, 2002, as well as an assessment thereafter. The Company performed a fair market valuation of its segments. These segments represent the Company’s reporting units under SFAS 142. This valuation showed that the fair value of the reporting units exceeded their book value, therefore no impairment of goodwill occurred in these reporting units.

          Goodwill rollforward for the years ended March 31, 2003 and 2002 consists of the following (in thousands):

	March 31

	2003	2002

Goodwill — beginning of year	$206,569	$205,497
Acquisitions	385	1,072
Other	(3,094)	—

Goodwill — end of year	$203,860	$206,569

          Following is the impact on earnings of implementing SFAS 142 in the year ended March 31, 2003, and what the impact on the same period in fiscal 2002 and fiscal 2001 post- and pre-transactions would have been (in thousands):

	Year Ended March 31
			July 1, 2000 to	April 1, 2000 to
	2003	2002	March 31, 2001	June 30, 2000

			(Post-	(Pre-
			Transaction)	Transaction)
Net loss	$(3,200)	$(42,335)	$(29,063)	$(4,759)
Add back goodwill amortization, net of tax	—	15,710	12,016	2,062

Adjusted net loss	$(3,200)	$(26,625)	$(17,047)	$(2,697)

Contract Rights

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, were amortized on a straight-line basis over approximately 15 years. The Company reassessed the useful economic life of contract rights and determined that such contract rights should be amortized using accelerated methods over periods ranging from 30-35 years. This change took effect for the quarter ended June 30, 2002 and resulted in a decrease in amortization expense by approximately $12.3 million for the year ended March 31, 2003. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31

2004	$14.0
2005	13.7
2006	13.4
2007	13.1
2008	12.8

          Management evaluates the realizability of contract rights balances (if there are indicators of impairment) based upon the Company’s forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of contract rights has occurred.

Advance Location Payments

          Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which generally ranges from five to ten years. Prepaid rent is included in the consolidated balance sheets as a component of prepaid expenses.

Comprehensive Loss

          Comprehensive loss is defined as the aggregate change in stockholders’ deficit, excluding changes in ownership interests. Comprehensive loss consists of losses on derivative instruments (interest rate swap agreements).

Income Taxes

          The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Derivatives

          The Company accounts for derivatives pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The derivatives used by the Company are interest rate swaps designated as cash flow hedges.

          The effective portion of the derivatives gain or loss is initially reported in stockholders’ deficit as a component of comprehensive loss and subsequently reclassified into earnings.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Standards

          In June 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective April 1, 2003. This standard addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company has determined that the implementation of this standard will not have a material effect on its financial statements.

          In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires costs associated with exit or disposal activities to be recognized when they are incurred. The requirements of SFAS No. 146 apply prospectively to activities that are initiated after December 31, 2002. Although SFAS No. 146 may impact the accounting for costs related to exit or disposal activities the Company may enter into in the future, particularly the timing of recognition of these costs, the adoption of the statement does not have an impact on the Company’s present consolidated financial position or results of operations.

          In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, relating to consolidation of certain entities. First, FIN 46 will require identification of the Company’s participation in variable interest entities (“VIE”), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit them to operate on a standalone basis, or whose equity holders lack certain characteristics of a controlling financial interest. Then, for entities identified as VIE, FIN 46 sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46 also sets forth certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. The Company has determined that the implementation of this standard will not have a material effect on its consolidated financial statements.

3.	Long-Term Debt

          Long-term debt consists of the following (in thousands):

	March 31

	2003	2002

9% Senior Notes due 2010	$450,000	$450,000
Credit facility indebtedness	261,250	280,000
Obligations under capital leases	6,828	7,255
Other long-term debt with varying terms and maturities	34	300

	$718,112	$737,555

a. Senior Notes

          On January 25, 2002, Coinmach issued $450 million of 9% Senior Notes due 2010 (the “Private 9% Senior Notes”). The Private 9% Senior Notes were exchanged for registered notes (the “Registered 9% Senior Notes”, and together with the Private 9% Senior Notes, the “9% Senior Notes”) otherwise identical in all respects to the Private 9% Senior Notes pursuant to a registration statement filed by Coinmach with the Securities and Exchange Commission, which registration statement was declared effective on July 15, 2002. The exchange of the Private 9% Senior Notes for the Registered 9% Senior Notes was completed on August 14, 2003. On January 25, 2002, Coinmach also entered into a new senior secured credit facility (the “Senior Secured Credit Facility”) (see Note 3b). The net proceeds from the

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Private 9% Senior Notes, together with borrowings under its Senior Secured Credit Facility were used to (i) redeem all of its outstanding 11 3/4% Series C Senior Notes due 2005 (the 11 3/4% Senior Notes”) (including accrued interest and the related call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. The 11 3/4% Senior Notes were redeemed on February 25, 2002 with the funds that were set aside in escrow on January 25, 2002.

          As of March 31, 2002, Coinmach recognized a loss of approximately $11.4 million as a result of the early extinguishment of debt relating to the redemption of the 11 3/4% Senior Notes and the refinancing of its prior senior credit facility. In accordance with the early adoption provisions of SFAS No. 145, Recision of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections, Coinmach has classified such loss in continuing operations. A portion of the net proceeds and borrowings were also used to terminate interest rate swap agreements entered into in connection with its prior senior credit facility (see Note 3c). The consolidated statement of operations for the year ended March 31, 2002 contains interest expense — escrow and interest rate swap termination costs, which includes (i) the termination cost of the interest rate swap agreement of approximately $4.2 million and (ii) interest paid on the 11 3/4% Senior Notes for the period from January 25, 2002 through February 25, 2002 of approximately $2.9 million.

          Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1, commencing August 1, 2002. The 9% Senior Notes are redeemable at the option of Coinmach in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice at the redemption prices set forth in the indenture agreement, dated January 25, 2002, by and between Coinmach and U.S. Bank, N.A. as Trustee. The 9% Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from Coinmach to Coinmach Laundry.

b. Credit Facility

          Coinmach’s Senior Secured Credit Facility entered into on January 25, 2002 is comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A (“Tranche A”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B (“Tranche B”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75%. The Senior Secured Credit Facility (revolving credit facility portion) also provides for up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios.

          In December 2002, Coinmach made a $15 million voluntary prepayment of amounts owed under the term loans of its Senior Secured Credit Facility. As of March 31, 2003, there was $18.3 million outstanding under Tranche A requiring adjusted quarterly amortization payments commencing on March 31, 2004, $243.0 million outstanding under Tranche B requiring adjusted semi-annual amortization payments commencing on June 30, 2004, and no principal amount outstanding on the revolving portion of the Senior Secured Credit Facility.

          Interest on borrowings under the Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate (in each case, as defined in the Senior Secured Credit Facility). Subject to the terms and conditions of the Senior Secured Credit Facility, Coinmach may, at its option convert base rate loans into Eurodollar loans. At March 31, 2003, the monthly variable Eurodollar interest rate was approximately 1.33%.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Indebtedness under the Senior Secured Credit Facility is secured by all of Coinmach’s real and personal property and is guaranteed by Coinmach’s domestic subsidiaries. Under the Senior Secured Credit Facility, Coinmach and Coinmach Laundry pledged to Bankers Trust, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of Coinmach and Coinmach’s domestic subsidiaries. The Senior Secured Credit Facility contains certain covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio, and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limits Coinmach’s ability to pay dividends. At March 31, 2003, Coinmach was in compliance with its covenants under the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility. Coinmach Laundry is not a guarantor under the indenture governing the 9% Senior Notes or the Senior Secured Credit Facility.

          Debt outstanding under the Senior Secured Credit Facility consists of the following (in thousands):

	March 31

	2003	2002

Tranche term loan A, quarterly payments of $913 commencing on March 31, 2004, increasing to $1,370 on March 31, 2006 through January 25, 2008 (Interest rate of approximately 4.08% at March 31, 2003)	$18,264	$30,000
Tranche term loan B, semi-annual payments of $1,240 commencing on June 30, 2004, increasing to $6,199 on June 30, 2007 with the final payment of $210,753 on July 25, 2009 (Interest rate of approximately 4.08% at March 31, 2003)	242,986	250,000
Revolving line of credit	—	—

	$261,250	$280,000

          In addition, as of March 31, 2003, the amount available on the revolving portion of the Senior Secured Credit Facility was approximately $74.5 million. Letters of credit outstanding at March 31, 2003 were approximately $0.5 million.

          The aggregate maturities of debt during the next five years and thereafter as of March 31, 2003 are as follows (in thousands):

Principal
Years Ending March 31	Amount

2004	$3,530
2005	8,485
2006	8,067
2007	8,373
2008	16,507
Thereafter	673,150

Total debt	$718,112

c.	Interest Rate Swaps

          On September 23, 2002, Coinmach entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. Coinmach has recorded a loss of approximately $2 million, net of tax, for the year ended March 31, 2003 related to the cash flow hedges, as a component of comprehensive loss.

          During the year ended March 31, 2002, the Company used a portion of the net proceeds and borrowings from the 9% Senior Notes and the Senior Secured Credit Facility to terminate all interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million which was recorded as interest expense for the year ended March 31, 2002.

4.	Retirement Savings Plan

          Coinmach maintains a defined contribution plan meeting the guidelines of Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.

          Contributions to such plan amounted to approximately $495,000 for the year ended March 31, 2003, $487,000 for the year ended March 31, 2002, $347,000 for the period from July 1, 2000 to March 31, 2001 (post-transaction) and $127,000 for the period from April 1, 2000 to June 30, 2000 (pre-transaction). The Company does not provide any other post-retirement benefits.

5.	Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	March 31

	2003	2002

Deferred tax liabilities:
Accelerated depreciation and contract rights	$113,436	$110,864
Other, net	1,452	925

	114,888	111,789

Deferred tax assets:
Net operating loss carryforwards	33,688	30,621
Interest rate swap	1,338	—
Covenant not to compete	1,081	1,033
Other	1,000	—

	37,107	31,654

Net deferred tax liability	$77,781	$80,135

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The net operating loss carryforwards of approximately $82.5 million, after a reduction to reflect the limitation imposed under the provisions of the Internal Revenue Code regarding change of ownership, expire between fiscal years 2003 through 2022. The majority of the Company’s net operating loss carryforwards begin to expire after five years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

          The provision (benefit) for income taxes consists of (in thousands):

	Year Ended
	March 31
			July 1, 2000 to	April 1, 2000 to
	2003	2002	March 31, 2001	June 30, 2000

			Post-Transaction	Pre-Transaction
Federal	$(13)	$(4,524)	$(6,757)	$(1,114)
State	394	(1,309)	(1,863)	(215)

	$381	$(5,833)	$(8,620)	$(1,329)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Year Ended March 31
			July 1, 2000 to	April 1, 2000 to
	2003	2001	March 31, 2000	June 30, 2000

			Post-Transaction	Pre-Transaction
Expected tax benefit	$(885)	$(16,625)	$(12,703)	$(2,093)
State tax provision (benefit), net of federal taxes	256	(184)	(1,226)	(140)
Permanent book/tax differences:
Goodwill	—	5,075	3,843	653
Alternative minimum tax	—	—	913	—
NOL expiration	—	5,874	—	—
Other	1,010	27	553	251

Tax provisions (benefit)	$381	$(5,833)	$(8,620)	$(1,329)

          The incorporation of AWA and subsequent Restructuring Transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

6.	Redeemable Preferred Stock and Stockholders’ Deficit

          In August 2003, the Company effected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying consolidated financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.

          Pursuant to the Merger, all of the issued and outstanding capital stock of the Company was cancelled, and the Company issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the (“Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $25 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.

          The issuance of Preferred Stock and Common Stock generated proceeds of approximately $186.5 million and $15.0 million, respectively, in each case before expenses.

          On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Company). The Company has determined that the implementation of this standard will not have a material effect on its financial statements. The Company will be required to classify the Preferred Stock as a liability in the consolidated balance sheet as of the effective date. As permitted by SFAS No. 150, accrued and unpaid dividends prior to adoption of SFAS No. 150 will not be reclassified to interest expense. The Preferred Stock is carried at the amount of cash that would be paid under the respective agreement if the shares were repurchased or redeemed at the reporting date.

          Pursuant to the Company’s equity participation plan (the “Equity Participation Plan”), in connection with the Going Private Transaction, loans were extended by the Company (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of the Company. Additionally, in connection with the Going Private Transaction, members of senior management of the Company were eligible to acquire Class B Preferred Stock. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock is fully vested at the time of purchase and the Common Stock vest over a specified period, typically over four years.

          Activity in the EPP is summarized as follows:

		Weighted-		Weighted-
	Common	Average Price Per	Class B	Average Price Per
	Stock	Share	Preferred Stock	Share

Balance at March 31, 2000	—	$—	—	$—
Issued	5,835.39	250	0.28	2,500,000
Forfeited	—	—	—	—

Balance at March 31, 2001	5,835.39	250	0.28	2,500,000
Issued	1,265.14	250	—	—
Forfeited	(20.00)	250	—	—

Balance at March 31, 2002	7,080.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(45.00)	250	—	—

Balance at March 31, 2003	7,035.53	250	0.28	2,500,000

Vested at March 31, 2003	4,489.68	250	0.28	2,500,000

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of such Common Stock and Class B Preferred Stock.

          The installments of the EPP Loans were forgiven by the Company. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for change in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). The Company has recorded compensation expense of approximately $338,000, $530,000 and approximately $1.1 million for the years ended March 31, 2003 and 2002 and the period from July 1, 2000 to March 31, 2001, respectively.

7.	Commitments and Contingencies

          Rental expense for all operating leases, which principally cover office and warehouse facilities, laundromats and vehicles, was approximately $8.6 million for the year ended March 31, 2003, approximately $8.1 million for the year ended March 31, 2002, approximately $5.9 million for the period from July 1, 2000 to March 31, 2001 and approximately $2.0 million for the period from April 1, 2000 to June 30, 2000.

          Certain leases entered into by the Company are classified as capital leases. Amortization expense related to equipment under capital leases is included with depreciation expense for the years ended March 31, 2003 and 2002, for the period from July 1, 2000 to March 31, 2001, and for the period from April 1, 2000 to June 30, 2000.

          The following summarizes property under capital leases at March 31, 2003 and 2002:

	2003	2002

	(in thousands)
Laundry equipment and fixtures	$752	$667
Trucks and other vehicles	15,130	11,660

	15,882	12,327
Less accumulated amortization	(8,247)	(5,179)

	$7,635	$7,148

          Future minimum rental commitments under all capital leases and noncancellable operating leases as of March 31, 2003 are as follows (in thousands):

	Capital	Operating

2004	$2,965	$8,211
2005	2,620	6,970
2006	1,646	6,040
2007	395	4,597
2008	—	3,006
Thereafter	—	5,081

Total minimum lease payments	7,626	$33,905

Less amounts representing interest	798

	$6,828

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Coinmach utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2003 and March 31, 2002 were approximately $0.5 million and $1.0 million, respectively.

          The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the consolidated financial position, results of operations or cash flows of the Company.

          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

8.	Fair Value of Financial Instruments

          The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

          The carrying amounts of cash and cash equivalents, receivables, the Senior Secured Credit Facility, and other long-term debt approximate their fair market value at March 31, 2003.

          The carrying amount and related estimated fair value for the 9% Senior Notes are as follows (in thousands):

	Carrying	Estimated Fair
	Amount	Value

9% Senior Notes at March 31, 2003	$450,000	$468,000
9% Senior Notes at March 31, 2002	$450,000	$463,500

          The fair values of the 9% Senior Notes are based on quoted market prices.

9.	Related Party Transactions

          The Company extended a loan to an executive officer in the principal amount of $500,000 payable in ten equal annual installments ending in July 2006, with interest accruing at a rate of 7.5% per annum. The loan provides that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan of $200,000 and $250,000 is included in other assets as of March 31, 2003 and 2002, respectively.

          On May 5, 1999, the Company extended a loan to an executive officer of the Company in a principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. On March 15, 2002, the Company and the executive officer entered into a replacement promissory note in exchange for the original note evidencing the loan. The replacement note is in an original principal amount of $282,752, the outstanding loan balance under the replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and the obligations under the replacement note are secured, pursuant to an amendment to the replacement note dated March 6, 2003, by a pledge of certain preferred and common units of Holdings held by such executive officer. The balance of such loan is included in other assets as of March 31, 2003 and 2002.

          During the year ended March 31, 2003, the Company paid a director of the Company $180,000 for general financial advisory and investment services.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Other Items, Net

          In November 2002, the Company sold its interest in Resident Data, Inc. (“RDI”) to unrelated third parties (the “RDI sale”), for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million.

          In connection with the RDI Sale, and in addition to the cash proceeds received therefrom, the Company and the seller are entitled to their pro rata share (as determined by each seller’s previous ownership percentage of RDI) of (i) $5.0 million placed in escrow by the purchaser subject to, among other things, the satisfaction of certain working capital adjustments and customary indemnification obligations (the “Escrow Fund”) and (ii) approximately $1.8 million subject to the continued employment by RDI of certain members of its management (the “Contingent Fund”). These funds are subject to the Company’s ownership percentage, equivalent to approximately 32%, and are scheduled to be paid in equal installments in both October 2003 and October 2004. Amounts received from the Escrow Fund or the Contingent Fund will be recorded as income when it becomes probable the Company will receive such funds and the amounts can be reasonably estimated. However, there can be no assurance that the Company will receive such funds.

          Offsetting the gain on the sale of RDI was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the Restructuring transactions, including the transfer of the Appliance Warehouse division to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of the Super Laundry business which was the result of several actions taken by the Company to reduce operating costs in Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, reassignment of various responsibilities among its remaining management team, the write-off inventory due to obsolescence and the write-off of various receivable balances, none of which are material individually, which the Company has chosen not to pursue.

11.	Segment Information

          The Company reports segment information for its only reportable segment, the route segment, and provides information for its non-reportable segments as “All Other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a ling-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail Laundromats. The “All Other” segment includes the aggregation of the distribution and rental businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail Laundromats, retrofitting existing retain Laundromats distributing exclusive lines of coin and non-coin machines and parts and selling service contracts through the Company’s wholly owned subsidiary, Super Laundry. Prior to the quarter ending September 30, 2001, the “All Other” segment included the operations of the Company’s retail Laundromats. The Company’s segment information for all periods presented has been restated to combine the Company’s operation of the retail Laundromats with the route segment as this is more representative of its core business. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and other items, net), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The table below presents information about the Company’s segments (in thousands):

	Year Ended March 31,
			July 1, 2000 to	April 1, 2000 to
	2003	2002	March 31, 2001	June 30, 2000

			Post-	Pre-
			Transaction	Transaction
Revenue:
Route	$471,443	$478,106	$353,484	$117,561
All other:
Distribution	34,993	38,419	26,025	12,256
Rental	28,743	22,370	14,099	4,225

Subtotal other	63,736	60,789	40,124	16,481

Total	$535,179	$538,895	$393,608	$134,042

EBITDA(1):
Route	$158,938	$165,999	$123,005	$41,437
All other	9,702	9,770	6,046	2,944
Reconciling item:
Corporate expenses	(9,568)	(9,802)	(8,381)	(2,227)

Total	$159,072	$165,967	$120,670	$42,154

Depreciation and amortization expense:
Route(2)	$94,489	$104,448	$84,728	$27,860
All other	7,746	7,961	5,357	1,590
Reconciling item:
Depreciation and amortization	1,943	17,288	13,057	2,107

Total	$104,178	$129,697	$103,142	$31,557

Income before taxes(3):
Route	$64,449	$61,551	$38,277	$13,577
All other	1,956	1,809	689	1,354

Subtotal	66,405	63,360	38,966	14,931
Reconciling items:
Corporate expense	(9,568)	(9,802)	(8,381)	(2,227)
Depreciation and amortization of goodwill	(1,943)	(17,288)	(13,057)	(2,107)
Other items, net	454	—	(2,750)	—
Loss on extinguishment of debt	—	(11,402)	—	—
Interest expense	(58,167)	(73,036)	(52,461)	(16,685)

Loss before income taxes	$(2,819)	$(48,168)	$(37,683)	$(6,088)

Expenditures for acquisitions and additions of long-lived assets:
Route	$78,939	$74,350	$55,039	$21,440
All other	9,722	8,837	11,163	2,833

Total	$88,661	$83,187	$66,202	$24,273

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31

	2003	2002	2001

Segment assets:
Route	$901,674	$914,974	$953,353
All other	60,404	56,577	52,745
Corporate assets	14,085	20,524	10,914

Total	$976,163	$992,075	$1,017,012

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of EBITDA to net loss for the periods indicated above.

(2)	July 1, 2000 to March 31, 2002 (post transaction) route depreciation and amortization expense includes approximately $5.9 million representing the value of contract rights relating to locations not renewed.

(3)	Operating income before deducting general and administrative expenses and other items, net.

Non-GAAP Financial Measures

          Management shows EBITDA (earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization and other items), a non-GAAP financial measure, in its financial reports and believes the EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. In addition, because the Company has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. EBITDA is also used to determine the Company’s compliance with key financial covenants under its financing agreements, which, among, other things, impacts the amount of indebtedness the Company is permitted to incur. However EBITDA is not intended to present cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the Unites States and is thus susceptible to varying calculation. EBITDA may not be

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comparable to other similarly titled measures of other companies. The following table reconciles the Company’s EBITDA to net loss for each period presented (in thousands):

	Year Ended
	March 31		July 1, 2000	April 1, 2000
			to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Net loss	$(3.2)	$(42.3)	$(29.1)	$(4.8)
Provision (benefit) for income taxes	0.4	(5.8)	(8.6)	(1.3)
Interest expense, net	58.2	73.0	52.5	16.7
Loss on extinguishment of debt	—	11.4	—	—
Transaction fees and expenses	—	—	2.8	—
Other items, net	(0.5)	—	—	—
Depreciation and amortization	104.2	129.7	103.1	31.6

EBITDA	$159.1	$166.0	$120.7	$42.2

12.	Quarterly Financial Information (Unaudited)

          The following is a summary of the quarterly results of operations for the years ended March 31, 2003 and 2002 (in thousands):

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2003

Revenues	$136,294	$131,871	$134,923	$132,091
Operating income	15,644	14,248	17,387	8,069
Income (loss) before taxes	1,173	(229)	2,670	(6,433)
Net income (loss)	680	(160)	1,326	(5,046)

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2001	2001	2001	2002

Revenues	$135,823	$131,287	$135,836	$135,949
Operating income	8,597	9,351	9,720	8,602
Loss before taxes	(8,494)	(7,575)	(6,825)	(25,274)
Net loss	(6,610)	(6,219)	(5,541)	(23,965)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

(In thousands of dollars, except per share data)

	March 31

	2003	2002

Assets
Prepaid expenses	$—	$78
Goodwill	—	2,285
Deferred income tax	1,840	1,715
Other assets (principally investment in and amounts due from wholly owned subsidiaries)	100,900	102,791

Total assets	$102,740	$106,869

Liabilities and stockholders’ deficit
Long-term debt	—	250

Total liabilities	—	250
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $241,200 at March 31, 2003)	241,200	220,362
Commitments and contingencies
Stockholders’ deficit:
Common stock — $25 par value; 76,000 shares authorized; 66,858.83 shares issued and outstanding (66,903.83 shares issued and outstanding in 2002)	1,675	1,676
Capital in excess of par value	3,519	2,528
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive loss, net of tax	(2,007)	—
Accumulated deficit	(133,397)	(109,359)
Deferred compensation	(262)	(600)

Total stockholders’ deficit	(138,460)	(113,743)

Total liabilities and stockholders’ deficit	$102,740	$106,869

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(In thousands of dollars)

	Year Ended March 31		July 1, 2000	April 1, 2000
			to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Costs and expenses:
General and administrative	$999	$1,098	$1,640	$83
Depreciation and amortization	—	168	415	—

	999	1,266	2,055	83

Operating income	(999)	(1,266)	(2,055)	(83)
Transaction fees and expense	—	—	2,750	—
Interest expense	—	—	70	24

Loss before income taxes and equity in net loss of subsidiaries	(999)	(1,266)	(4,875)	(107)

Benefit for income taxes:
Current	38	—	3	—
Deferred	(125)	(296)	(1,418)	—

	(87)	(296)	(1,415)	—

Loss before equity in net loss of subsidiaries	(912)	(970)	(3,460)	(107)

Equity in net loss of subsidiaries	(2,288)	(41,365)	(25,603)	(4,652)

Net loss	(3,200)	(42,335)	(29,063)	(4,759)
Preferred stock dividends	(20,838)	(20,423)	(12,721)	—

Net loss attributable to common stockholders	$(24,038)	$(62,758)	$(41,784)	$(4,759)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended March 31		July 1, 2000	April 1, 2000
			to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Operating activities
Net loss	$(3,200)	$(42,335)	$(29,063)	$(4,759)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in net loss of subsidiaries	2,288	41,365	25,603	4,652
Depreciation and amortization	—	—	376	—
Amortization of intangibles	—	168	39	—
Deferred income taxes	(125)	(296)	(1,418)	—
Amortization of debt discount and deferred issue costs	—	—	71	23
Stock based compensation	338	530	1,125	30
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(153)	(258)	(727)	(16)
Inventories and prepaid expenses	78	(30)	53	(23)

Net cash used in operating activities	(774)	(856)	(3,941)	(93)

Financing activities
Net repayments from subsidiary	989	1,356	6,313	47
Repayments of bank and other borrowings	(250)	(500)	(500)	—
Receivables from stockholders	35	—	—	—
Proceeds from issuance of common stock and preferred stock	—	—	189,106	46
Redemption of common stock and options	—	—	(190,978)	—

Net cash provided by financing activities	774	856	3,941	93

Net increase in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED FINANCIAL INFORMATION

1.	Basis of Presentation

          In Coinmach Laundry Corporation (“Coinmach Laundry”) — only financial statements, Coinmach Laundry’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. Coinmach Laundry-only financial statements should be read in conjunction with Coinmach Laundry’s consolidated financial statements.

2.	Redeemable Preferred Stock and Stockholders’ Deficit

          In August 2003, Coinmach Laundry effected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying condensed financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.

          Pursuant to a merger agreement, all of the issued and outstanding capital stock of Coinmach Laundry was cancelled, and Coinmach Laundry issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increases to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the (“Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $25 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.

          The issuance of Preferred Stock and Common Stock generated proceeds of approximately $186.5 million and $15.0 million, respectively, in each case before expenses.

          In May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for Coinmach Laundry). Coinmach Laundry has determined that the implementation of this standard will not have a material effect on its financial statements. Coinmach Laundry will be required to classify the Preferred Stock as a liability in the accompanying condensed balance sheet as of the effective date. As permitted by SFAS No. 150, accrued and unpaid dividends prior to adoption of SFAS No. 150 will not be reclassified to interest expense. The Preferred Stock is carried at the amount of cash that would be paid under the respective agreement if the shares were repurchased or redeemed at the reporting date.

          Pursuant to Coinmach Laundry’s equity participation plan (the “Equity Participation Plan”), loans were extended by Coinmach Laundry (the “EPP Loans”) to certain employees of its wholly owned subsidiaries for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of Coinmach Laundry. Additionally, members of senior management of Coinmach Laundry were eligible to acquire Class B Preferred Stock. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock is fully vested at the time of purchase and the Common Stock vest over a specified period, typically over four years.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED FINANCIAL INFORMATION — (Continued)

          Activity in the EPP is summarized as follows:

		Weighted	Class B	Weighted
	Common	Average	Preferred	Average
	Stock	Price	Stock	Price

Balance at March 31, 2000	—	$—	—	$—
Issued	5,835.39	250	0.28	2,500,000
Forfeited	—	—	—	—

Balance at March 31, 2001	5,835.39	250	0.28	2,500,000
Issued	1,265.14	250	—	—
Forfeited	(20.00)	250	—	—

Balance at March 31, 2002	7,080.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(45.00)	250	—	—

Balance at March 31, 2003	7,035.53	250	0.28	2,500,000

Vested at March 31, 2003	4,489.68	250	0.28	2,500,000

          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of such Common Stock and Class B Preferred Stock.

          The installments of the EPP Loans were forgiven by Coinmach Laundry. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). Coinmach Laundry has recorded compensation expense of approximately $338,000, $530,000 and approximately $1.1 million for the years ended March 31, 2003 and 2002 and the period from July 1, 2000 to March 31, 2001, respectively.

3.	Commitments and Contingencies

          Coinmach Laundry is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the consolidated financial position, results of operations or cash flows of Coinmach Laundry.

          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

		Additions

			Charged
	Balance at	Charged to	to Other		Balance at
	Beginning of	Costs and	Accounts-	Deductions-	End of
Description	Period	Expenses	Describe	Describe	Period

Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts:
Year ended March 31, 2003	$1,342,000	$1,188,358		$(977,358)	$1,553,000
Year ended March 31, 2002	998,000	754,555		(410,555)	1,342,000
Period from July 1, 2000 to March 31, 2001	723,717	602,795		(328,512)	998,000
Period from April 1, 2000 to June 30, 2000	638,000	144,047		(58,330)	723,717

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003
(Dollars in thousands)

Assets
Cash and cash equivalents	$37,511
Receivables, net	6,565
Inventories	13,728
Prepaid expenses	5,783
Advance location payments	73,274
Land, property and equipment, net of accumulated depreciation of $236,222	287,168
Contract rights, net of accumulated amortization of $83,602	326,306
Goodwill	205,108
Other assets	18,803

Total assets	$974,246

Liabilities and stockholders’ deficit
Accounts payable	$19,236
Accrued expenses	9,267
Accrued rental payments	31,857
Accrued interest	17,733
Deferred income taxes	75,560
Long-term debt	719,409
Interest rate swap liability	2,730
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $259,523)	259,523

1,135,315
Stockholders’ deficit:
Common stock	1,675
Capital in excess of par value	3,519
Carryover basis adjustment	(7,988)
Accumulated other comprehensive loss, net of tax	(1,493)
Accumulated deficit	(156,673)
Deferred compensation	(109)

Total stockholders’ deficit	(161,069)

Total liabilities and stockholders’ deficit	$974,246

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	December 31

	2003	2002

	(Dollars in thousands)
Revenues	$398,208	$403,088
Costs and expenses:
Laundry operating expenses	274,182	273,442
General and administrative	6,950	7,031
Depreciation and amortization	80,870	77,850
Other items, net	96	(2,507)

	362,098	355,816
Operating income	36,110	47,272
Interest expense	43,132	43,665
Interest expense — preferred stock	18,324	—

Total interest expense	61,456	43,665

(Loss) income before income taxes	(25,346)	3,607
(Benefit) provision for income taxes	(2,070)	1,768

Net (loss) income	(23,276)	1,839
Preferred stock dividends	—	(15,146)

Net loss attributable to common stockholders	$(23,276)	$(13,307)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	December 31

	2003	2002

	(Dollars in thousands)
Operating activities
Net (loss) income	$(23,276)	$1,839
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	54,245	50,201
Amortization of advance location payments	15,312	16,439
Amortization of intangibles	11,313	11,210
Interest Expense — preferred stock	18,324	—
Gain on sale of investment and equipment	(1,091)	(3,525)
Deferred income taxes	(2,323)	1,428
Amortization of deferred issue costs	1,810	1,829
Stock based compensation	153	286
Change in operating assets and liabilities:
Other assets	(1,642)	(413)
Receivables, net	3,888	309
Inventories and prepaid expenses	2,251	(1,483)
Accounts payable and accrued expenses, net	(7,376)	121
Accrued interest	9,639	10,631

Net cash provided by operating activities	81,227	88,872

Investing activities
Additions to property and equipment	(50,505)	(51,127)
Advance location payments to location owners	(16,029)	(16,290)
Acquisition of assets	(3,423)	(1,841)
Proceeds from sale of investment	1,022	6,585
Proceeds from sale of property and equipment	334	727

Net cash used in investing activities	(68,601)	(61,946)

Financing activities
Proceeds from credit facility	8,200	6,000
Repayments to credit facility	(8,200)	(24,750)
Borrowings (repayments) of bank and other borrowings	548	(262)
Principal payments on capitalized lease obligations	(3,093)	(3,050)
Receivables from shareholders	2	35

Net cash used in financing activities	(2,543)	(22,027)

Net increase in cash and cash equivalents	10,083	4,899
Cash and cash equivalents, beginning of period	27,428	27,820

Cash and cash equivalents, end of period	$37,511	$32,719

Supplemental disclosure of cash flow information
Interest paid	$31,722	$31,276

Income taxes paid	$364	$469

Non-cash financing activities
Acquisition of fixed assets through capital leases	$3,842	$3,010

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
December 31, 2003

1.	Basis of Presentation

          Coinmach Laundry Corporation (“CLC”) is a wholly owned subsidiary of Coinmach Holdings, LLC (“Holdings”), and the ultimate parent. Holdings, a Delaware limited liability company, was formed on November 15, 2002 as part of the Restructuring Transactions, as defined herein. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Laundry Corporation and its subsidiaries.

          The Company, through its wholly owned subsidiaries including Coinmach Corporation, a Delaware corporation (“Coinmach”), is the leading supplier of outsourced laundry services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating and providing laundromat services at retail laundromats. Through Appliance Warehouse of America, Inc. (“AWA”), a subsidiary jointly-owned by the Company and Holdings, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. At December 31, 2003, the Company owned and operated approximately 875,000 laundry machines in approximately 80,000 locations throughout North America and in 164 retail laundromats located throughout Texas and Arizona.

          Super Laundry Equipment Corp. (“Super Laundry”), a wholly owned subsidiary of the Coinmach, constructs, designs and retrofits laundromats and distributes laundromat equipment. In addition, Super Laundry, commencing in September 2002, through its wholly owned subsidiary American Laundry Franchising Corp. (“ALFC”), began to build and develop laundromat facilities for sale as franchise locations.

          The contribution by AWA and CLC of all of their respective outstanding common stock to Holdings in exchange for substantially equivalent equity interests in Holdings in March 2003 did not result in a change in reporting entity. All significant intercompany accounts and transactions have been eliminated.

          The accompanying unaudited condensed consolidated interim financial statements of the Company include the accounts of all of its subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from such estimates. The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.

          In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended March 31, 2003.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Goodwill and Contract Rights

          Goodwill roll forward for the nine months ended December 31, 2003 consists of the following (in thousands):

Goodwill — beginning of period	$203,860
Acquisitions	1,248

Goodwill — end of period	$205,108

          The Company completed its most recent goodwill impairment test as of January 1, 2003. The test involved the assessment of the fair market value of the Company’s segments. No impairment of goodwill was indicated at that time. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company is required to perform goodwill impairment tests on at least an annual basis or more frequently if circumstances dictate. The annual impairment test for the 2004 fiscal year will be completed by the Company’s fiscal year end. There can be no assurances that future goodwill impairment tests will not result in a charge to income.

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts arose primarily from purchase price allocations pursuant to acquisitions based on independent valuations. Such contract rights are amortized using accelerated methods over periods ranging from 30-35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2004 (remaining balance)	$3.5
2005	13.7
2006	13.4
2007	13.1
2008	12.8

          Management evaluates the realizability of contract rights balances (if there are indicators of impairment) based upon the Company’s forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of contract rights has occurred.

3.	Long-Term Debt

          Long-term debt consists of the following (in thousands):

December 31
2003

9% Senior Notes due 2010	$450,000
Credit facility indebtedness	261,250
Obligations under capital leases	7,577
Other	582

$719,409

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          On January 25, 2002, Coinmach issued $450 million of 9% Senior Notes due 2010 (the “9% Senior Notes”) and entered into a $355 million senior secured credit facility (the “Senior Credit Facility”) comprised of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The revolving credit portion of the Senior Credit Facility includes up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. The Senior Credit Facility is secured by substantially all of Coinmach’s assets and is guaranteed by Coinmach’s domestic subsidiaries. In addition, CLC and Coinmach pledged to Bankers Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of Coinmach and its domestic subsidiaries.

          At December 31, 2003, the Company had outstanding debt consisting of (a) $450 million of 9% Senior Notes and (b) $261.3 million of term loans with interest rates ranging from 3.94% to 4.88%. The term loans under the Senior Credit Facility, in aggregate principal amounts outstanding of $18.3 million and $243.0 million as of December 31, 2003, are scheduled to be fully repaid by January 25, 2008 and July 25, 2009, respectively. As of December 31, 2003, the Company had no amounts outstanding under its revolving credit facility, which is scheduled to expire on January 25, 2008.

          In addition to certain customary terms and provisions, including events of default and customary representations, covenants and agreements, the Senior Credit Facility contains certain restrictive covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated interest coverage ratio and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Credit Facility limit Coinmach’s ability to pay dividends. At December 31, 2003, Coinmach was in compliance with the covenants under the indenture governing the 9% Senior Notes and the Senior Credit Facility. CLC is not a guarantor under the indenture governing the 9% Senior Notes or the Senior Secured Credit Facility

          On September 23, 2002, Coinmach entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the Senior Credit Facility to a fixed rate basis thereby reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. Coinmach recognized an accumulated other comprehensive loss in the stockholders’ deficit section included in the condensed consolidated balance sheet at December 31, 2003 of approximately $1.5 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges.

4.     Segment Information

          The Company reports segment information for the route segment, its only reportable segment. Information for the Company’s other business operations are reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental, distribution

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and franchise businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, selling service contracts and building and developing laundromat facilities for sale as franchise locations through the Company’s subsidiaries, Super Laundry and ALFC. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and other items, net), cash flow and growth opportunity. The accounting policies of the reportable segment and other businesses are the same as those described in the Company’s audited consolidated Financial Statements for the year ended March 31, 2003.

          The table below presents information about the Company’s segments (in thousands of dollars):

	Nine Months Ended
	December 31,

	2003	2002

Revenue:
Route	$351,529	$354,656
All other:
Distribution	22,654	27,244
Rental	24,025	21,188

	46,679	48,432

Total	$398,208	$403,088

EBITDA:
Route	$115,900	$120,924
All other	8,126	8,722
General and administrative expenses	(6,950)	(7,031)

Total(1)	$117,076	$122,615

(Loss) income before taxes:
Route(2)	$42,854	$49,607
All other(2)	2,048	3,452
General and administrative expenses	(6,950)	(7,031)
Depreciation and amortization	(1,746)	(1,263)
Other items, net	(96)	2,507
Interest expense	(61,456)	(43,665)

(Loss) income before taxes	$(25,346)	$3,607

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of EBITDA to net (loss) income for the periods indicated above.

(2)	Operating income before deducting general and administrative expenses and other items, net.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Non-GAAP Financial Measures

          Management shows EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and other items, net), a non-GAAP financial measure, in its financial reports and believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. In addition, because the Company has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. EBITDA is also used to determine the Company’s compliance with key financial covenants under its financing agreements, which, among other things, impacts the amount of indebtedness the Company is permitted to incur. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s EBITDA to net (loss) income for each period presented (in millions of dollars):

	Nine Months
	Ended December 31

	2003	2002

Net (loss) income	$(23.3)	$1.8
(Benefit) provision for income taxes	(2.0)	1.8
Interest expense, net	61.4	43.7
Other items, net	0.1	(2.5)
Depreciation and amortization	80.9	77.8

EBITDA	$117.1	$122.6

5.	Redeemable Preferred Stock and Stockholders’ Deficit

          In August 2003, the Company affected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying consolidated financial statements and related notes have been adjusted to reflect the reverse stock split.

          Pursuant to a merger transaction in July 2000, all of the issued and outstanding capital stock of the Company was cancelled, and the Company issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, (the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $25 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.

          On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Company). As required by SFAS No. 150, accrued and unpaid dividends prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the nine months ended December 31, 2003, the Company has recorded approximately $18.3 million of Preferred Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under the respective agreement if the shares were repurchased or redeemed at the reporting date.

          Under the Company’s equity participation plan (the “Equity Participation Plan”), in July 2000 loans were extended by the Company (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of the Company. Additionally, members of senior management of the Company were eligible to acquire Class B Preferred Stock. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock is fully vested at the time of purchase and the Common Stock vest over a specified period, typically over four years. At December 31, 2003, 5,963.98 shares of Common Stock are vested under the Equity Participation Plan.

          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of such Common Stock and Class B Preferred Stock.

          The installments on the EPP Loans have been forgiven by the Company on the due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). The Company has recorded compensation expense of approximately $153,000 and $286,000 for the nine months ended December 31, 2003 and 2002, respectively.

6.	Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

December 31,
2003

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$114,930
Other, net	1,676

116,606
Deferred tax assets:
Interest rate swap	1,237
Net operating loss carryforwards	37,403
Covenant not to compete	1,406
Other	1,000

41,046

Net deferred tax liability	$75,560

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The net operating loss carryforwards of approximately $91.5 million, after a reduction to reflect the limitation imposed under the provisions of the Internal Revenue Code regarding change of ownership, expire between fiscal years 2004 through 2022. The majority of the Company’s net operating loss carryforwards begin to expire after five years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

          The (benefit) provision for income taxes consists of (in thousands of dollars):

	Nine Months Ended
	December 31

	2003	2002

Federal	$(1,806)	$1,164
State	(264)	604

	$(2,070)	$1,768

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/ tax differences as follows (in thousands of dollars):

	Nine Months Ended
	December 31

	2003	2002

Expected tax (benefit) provision	$(2,404)	$1,326
NOL valuation allowance	433	—
State tax (benefit) provision, net of federal taxes	(172)	393
Permanent book/tax differences	73	49

Tax (benefit) provision	$(2,070)	$1,768

          The formation of AWA and related restructuring transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

7.	Other Items, Net

          In November 2002, the Company sold its interest in Resident Data, Inc. (“RDI”) pursuant to an agreement and plan of merger between RDI and unrelated third parties (the “RDI sale”) for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million. Offsetting this gain was approximately $0.8 million of various expenses related to (i) professional fees incurred in connection with the formation of AWA and related restructuring transactions, including the transfer of the Appliance Warehouse division of Coinmach to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of several actions taken by Coinmach to reduce operating costs in Super Laundry.

          These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Under the terms of the RDI sale, the Company is entitled to receive, subject to the satisfaction of certain specified conditions, a portion of the purchase price up to an aggregate amount of approximately $2.1 million. These funds, if paid, are scheduled to be paid in two equal installments in October 2003 and October 2004. In October 2003, the Company received the first installment of approximately $1.0 million. Based on the receipt of this first installment and expectations with respect to the receipt of the balance of the funds, the Company recorded income of approximately $1.7 million for the quarter ended December 31, 2003. The Company is not certain as to whether it will receive the remaining amount of such funds.

          Offsetting the additional income related to the RDI sale for the quarter ended December 31, 2003 was approximately $1.8 million of various expenses related to certain costs associated with the consolidation of certain offices of Super Laundry. This consolidation was the result of several actions taken by Coinmach to reduce operating costs in Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of various responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

     Coinmach Corporation

          We have audited the accompanying consolidated balance sheets of Coinmach Corporation and Subsidiaries (the “Company”) as of March 31, 2003 and March 31, 2002, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the years ended March 31, 2003 and March 31, 2002 and the post-transaction period from July 1, 2000 to March 31, 2001 and the pre-transaction period from April 1, 2000 to June 30, 2000. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Corporation and Subsidiaries at March 31, 2003 and March 31, 2002, and the consolidated results of their operations and their cash flows for the years ended March 31, 2003 and March 31, 2002 and the post-transaction period from July 1, 2000 to March 31, 2001 and the pre-transaction period from April 1, 2000 to June 30, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

          As discussed in Note 2 to the Consolidated Financial Statements, effective April 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ Ernst & Young LLP

New York, New York

June 6, 2003

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,

	2003	2002

Assets
Cash and cash equivalents	$27,428	$27,820
Receivables, less allowance of $1,553 and $1,342	10,453	11,883
Inventories	14,125	13,109
Prepaid expenses	7,617	7,166
Advance location payments	70,911	69,257
Land, property and equipment:
Laundry equipment and fixtures	421,681	363,183
Land, building and improvements	24,314	18,743
Trucks and other vehicles	23,165	18,848

	469,160	400,774
Less accumulated depreciation and amortization	(182,474)	(116,361)

Net property and equipment	286,686	284,413
Contract rights, net of accumulated amortization of $73,027 and $58,768	335,327	348,462
Goodwill	203,860	204,284
Other assets	19,754	22,927

Total assets	$976,161	$989,321

Liabilities and stockholder’s equity
Accounts payable and accrued expenses	$36,843	$31,775
Accrued rental payments	29,481	28,576
Accrued interest	8,094	7,540
Interest rate swap liability	3,345	—
Deferred income taxes	79,621	81,850
Long-term debt	718,112	737,305
Due to CLC	50,863	51,852
Stockholder’s equity:
Common stock, par value $.01:
1,000 shares authorized, 100 shares issued and outstanding	—	—
Capital in excess of par value	121,065	117,391
Accumulated other comprehensive loss, net of tax	(2,007)	—
Accumulated deficit	(69,256)	(66,968)

Total stockholder’s equity	49,802	50,423

Total liabilities and stockholder’s equity	$976,161	$989,321

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended	Year Ended	July 1, 2000 to	April 1, 2000 to
	March 31,	March 31,	March 31,	June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Revenues	$535,179	$538,895	$393,608	$134,042
Costs and expenses:
Laundry operating expenses	366,539	363,126	264,557	89,661
General and administrative	8,569	8,704	6,741	2,144
Depreciation and amortization	104,178	129,529	102,727	31,557
Other items, net	(454)	—	—	—

	478,832	501,359	374,025	123,362

Operating income	56,347	37,536	19,583	10,680
Interest expense	58,167	65,889	52,391	16,661
Interest expense — escrow and interest rate swap termination costs (Note 3a)	—	7,147	—	—

Total interest expense, net	58,167	73,036	52,391	16,661

Loss before income taxes and extraordinary item	(1,820)	(35,500)	(32,808)	(5,981)

Provision (benefit) for income taxes:
Current	359	(1,586)	(145)	544
Deferred	109	706	(7,060)	(1,873)

	468	(880)	(7,205)	(1,329)

Loss before extraordinary item	(2,288)	(34,620)	(25,603)	(4,652)
Extraordinary item, net of income tax benefit of $4,657	—	(6,745)	—	—

Net loss	$(2,288)	$(41,365)	$(25,603)	$(4,652)

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(In thousands, except share data)

			Capital	Accumulated			Total
	Common Stock		in Excess	Other		Receivables	Stockholder’s
			of Par	Comprehensive	Accumulated	from	Equity
	Shares	Amount	Value	Loss	Deficit	Management	(Deficit)

Balance, March 31, 2000	100	$—	$41,391	$—	$(71,513)	$(21)	$(30,143)
Forgiveness of receivables from management	—	—	—	—	—	21	21
Net loss (pre-transaction)	—	—	—	—	(4,652)	—	(4,652)

Balance, June 30, 2000 (pre-transaction)	100	$—	$41,391	$—	$(76,165)	$—	$(34,774)

Application of push-down accounting, July 1, 2000	100	$—	$117,391	$—	$—	$—	$117,391
Net loss (post-transaction)	—	—	—	—	(25,603)	—	(25,603)

Balance, March 31, 2001	100	—	117,391	—	(25,603)	—	91,788
Net loss	—	—	—	—	(41,365)	—	(41,365)

Balance, March 31, 2002	100	—	117,391	—	(66,968)	—	50,423
Net loss	—	—	—	—	(2,288)	—	(2,288)
Loss on derivative instruments, net of income tax of $1,338	—	—	—	(2,007)	—	—	(2,007)

Total comprehensive loss	—	—	—	(2,007)	(2,288)	—	(4,295)
Capital contribution	—	—	1,000	—	—	—	1,000
Contribution of RDI investment	—	—	2,674	—	—	—	2,674

Balance, March 31, 2003	100	$—	$121,065	$(2,007)	$(69,256)	$—	$49,802

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended	Year Ended	July 1, 2000	April 1, 2000
	March 31,	March 31,	to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Operating activities
Net loss	$(2,288)	$(41,365)	$(25,603)	$(4,652)
Adjustments to reconcile net loss to net cash provided by operating activities:
Extraordinary item	—	6,745	—	—
Depreciation and amortization	67,161	61,212	45,124	15,214
Amortization of advance location payments	21,214	23,437	19,063	6,122
Amortization of intangibles	15,803	44,880	38,540	10,221
Gain on sale of investment and equipment	(3,532)	(147)	—	—
Deferred income taxes	109	706	(7,060)	(1,873)
Amortization of debt discount and deferred issue costs	2,439	2,008	981	431
Amortization of premium on 11 3/4% Senior Notes	—	(1,009)	(925)	(309)
Stock based compensation	—	—	—	88
Change in operating assets and liabilities, net of businesses acquired:
Other assets	126	(1,713)	(1,582)	(1,295)
Receivables, net	1,430	(1,813)	3,205	(1,536)
Inventories and prepaid expenses	(1,292)	842	(837)	910
Accounts payable and accrued expenses, net	2,950	(6,729)	(8,105)	3,087
Accrued interest	554	(8,399)	9,154	(9,001)

Net cash provided by operating activities	104,674	78,655	71,955	17,407

Investing activities
Additions to property and equipment	(66,238)	(63,995)	(46,917)	(18,063)
Advance location payments to location owners	(20,447)	(15,469)	(13,703)	(6,210)
Additions to net assets related to acquisitions of businesses	(1,976)	(3,723)	(5,582)	—
Proceeds from sale of investment	6,585	—	—	—
Proceeds from sale of property and equipment	746	932	—	—

Net cash used in investing activities	(81,330)	(82,255)	(66,202)	(24,273)

Financing activities
Proceeds from credit facility	18,000	319,489	27,242	15,500
Repayments to credit facility	(36,750)	(434,820)	(23,082)	(6,349)
Proceeds from issuance of 9% Senior Notes	—	450,000	—	—
Repayment of 11 3/4% Senior Notes	—	(296,655)	—	—
Premium on 11 3/4% Senior Notes	—	(8,714)	—	—
Net repayments to CLC	(989)	(1,356)	(6,313)	(47)
Repayments of bank and other borrowings	(16)	(143)	(74)	(4)

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended	Year Ended	July 1, 2000	April 1, 2000
	March 31,	March 31,	to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Principal payments on capitalized lease obligations	(3,981)	(3,745)	(2,244)	(831)
Debt issuance costs	—	(18,495)	—	—

Net cash (used in) provided by financing activities	(23,736)	5,561	(4,471)	8,269

Net (decrease) increase in cash and cash equivalents	(392)	1,961	1,282	1,403
Cash and cash equivalents, beginning of period	27,820	25,859	24,577	23,174

Cash and cash equivalents, end of period	$27,428	$27,820	$25,859	$24,577

Supplemental disclosure of cash flow information
Interest paid	$55,300	$80,800	$42,898	$25,772

Income taxes paid	$325	$694	$1,015	$629

Noncash investing and financing activities
Acquisition of fixed assets through capital leases	$3,554	$5,334	$2,458	$1,534

Contribution of RDI Investment	$2,674	$—	$—	$—

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

          The consolidated financial statements of Coinmach Corporation includes the accounts of all wholly-owned subsidiaries. Intercompany profits, transactions and balances have been eliminated in consolidation. The Company is a wholly-owned subsidiary of Coinmach Laundry Corporation (“CLC” or the “Parent”), which in turn, is a wholly-owned subsidiary of Coinmach Holdings, LLC (“Holdings”), the ultimate parent. Holdings, a Delaware limited liability company, was formed on November 15, 2002 as part of the Restructuring Transactions, as defined herein. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Corporation and its subsidiaries.

          The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating 163 retail laundromats throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a recently formed subsidiary jointly-owned by the Company and Holdings, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly owned subsidiary of the Company, constructs, designs and retrofits laundromats and distributes laundromat equipment. In addition, Super Laundry, commencing in September 2002 and through its wholly owned subsidiary American Laundry Franchising Corp. (“ALFC”), began to build and develop laundromat facilities for sale as franchise locations.

          On May 12, 2000, CLC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CLC Acquisition Corporation (“CLC Acquisition”), a newly formed Delaware corporation formed by Bruce V. Rauner, a director of CLC and a principal of the indirect general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. (“GTCR Fund IV”), the then-largest stockholder of CLC. Pursuant to the Merger Agreement, CLC Acquisition acquired all of CLC’s outstanding common stock and non-voting common stock (collectively, the “Shares”) for $14.25 per share in a two-step transaction consisting of a tender offer (the “Offer”) followed by a merger transaction (the “Merger”) of CLC Acquisition with and into CLC, which was completed on July 13, 2000 (collectively, the “Going Private Transaction”).

          The Going Private Transaction was accounted for using the purchase method of accounting and, according to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date on which control was effective), the Company adjusted its consolidated assets and liabilities to their estimated fair values, based on independent appraisals, valuations, estimations and other studies. The purchase price exceeded the fair value of assets acquired (based on an independent appraisal for certain assets) less liabilities assumed by approximately $124.2 million, which was allocated to goodwill. In applying push-down accounting, the Company adjusted its accounts as follows (in thousands):

Property and equipment	$28,516
Contract rights	24,871
Goodwill	124,165
All other assets	(4,676)

$172,876

Deferred taxes	$20,711
Capital in excess of par value	76,000
Accumulated deficit	76,165

$172,876

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          References to the “pre-transaction” period refer to the Company prior to the date of the Going Private Transaction and references to the “post-transaction” period refer to the Company subsequent to the date of the Going Private Transaction. As a result, the financial statements presented for the post-transaction period are not comparable to the financial statements presented for the pre-transaction periods. Had the Going Private Transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the pre-transaction period ended June 30, 2000.

Appliance Warehouse Transfer

          On November 29, 2002 (the “Transfer Date”), the Company transferred all of the assets of the Appliance Warehouse division of the Company to AWA. The value of the assets transferred as determined by an independent appraiser was $34.7 million as of the Transfer Date. In exchange for the transfer of such assets, AWA issued to the Company (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of preferred stock of AWA, par value $0.01 per share (the “AWA Preferred Stock”), with a liquidation value of $14.6 million, and (iii) 10,000 shares of common stock of AWA, par value $0.01 per share (“AWA Common Stock”). The AWA Preferred Stock is not redeemable and is vested with voting rights. Except as may otherwise be required by applicable law, the AWA Common Stock does not have any voting rights. Dividends on the AWA Preferred Stock accrue quarterly at the rate of 11% per annum and are payable in cash, in kind in the form of additional shares of AWA Preferred Stock, or in a combination thereof, at the option of AWA.

          In March 2003, through a series of transactions (collectively, the “Restructuring Transactions”), all of the AWA Common Stock and all of the outstanding capital stock of CLC was contributed to Holdings in exchange for substantially equivalent equity interests (in the form of common and preferred membership units) in Holdings.

          As a result of these Restructuring Transactions, (i) Holdings became the sole holder of all of the outstanding AWA Common Stock, (ii) the Company became the sole holder of all of the outstanding AWA Preferred Stock, (iii) CLC became a wholly owned subsidiary of Holdings, (iv) the former stockholders of CLC became unit holders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility.

2.	Summary of Significant Accounting Policies

Recognition of Revenues

          The Company has agreements with various property owners that provide for the Company’s installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments. The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year.

          Super Laundry’s customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory on the accompanying balance sheets. Sales of laundromats amounted to approximately $26.8 million for the year ended March 31, 2003, $30.2 million for the year

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended March 31, 2002, and $21.1 million for the period from July 1, 2000 to March 31, 2001 (post-transaction), $10.8 million for the period from April 1, 2000 to June 30, 2000 (pre-transaction).

          ALFC enters into a purchase and license agreement with a buyer whereby the buyer may use certain systems created by ALFC to operate such facility. ALFC receives revenue primarily from the sale of the laundromat facility and, to a lesser extent, from an initial franchise fee and certain other fees based on the sales from such facility. For the year ended March 31, 2003, ALFC recorded approximately $3.5 million in revenue.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

          Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

	March 31,

	2003	2002

Laundry equipment	$9,948	$9,280
Machine repair parts	4,177	3,829

	$14,125	$13,109

Reclassifications

          Certain reclassifications were made to the prior years’ financial statements to conform to the current year presentation.

Long-Lived Assets

          As of April 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted cash flows of the assets. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. Management does not believe there is any impairment of long-lived assets at March 31, 2003.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Land, Property and Equipment

          Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:

Laundry equipment, installation costs and fixtures	5 to 8 years
Leasehold improvements and decorating costs	5 to 8 years
Trucks and other vehicles	3 to 4 years

          The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.

          Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

Goodwill

          On April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 (“SFAS 142”) Goodwill and Other Intangible Assets. SFAS 142 requires an initial impairment assessment upon adoption on April 1, 2002, as well as an assessment thereafter. The Company engaged an independent third-party business appraisal firm to assist in this process. After their review of information provided by the Company and obtained from public sources, the outside firm performed a fair market valuation of the Company’s segments. These segments represent the Company’s reporting units under SFAS 142. Upon completion of this evaluation it was determined that the fair value of the reporting units exceeded their book value, therefore no impairment of goodwill occurred in these reporting units.

          Goodwill consists of the following (in thousands):

	March 31,

	2003	2002

Excess costs of investments over net assets acquired	$235,194	$234,122
Accumulated Amortization	(30,910)	(30,910)
Acquisitions	385	1,072
Other	(809)	—

	$203,860	$204,284

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Following is the impact on earnings of implementing SFAS 142 on the year ended March 31, 2003, and what the impact on the same period in 2002 and 2001 post- and pre-transaction would have been (in thousands):

	Year Ended	Year Ended	July 1, 2000	April 1, 2000
	March 31,	March 31,	to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Net loss	$(2,288)	$(41,365)	$(25,603)	$(4,652)
Add back: goodwill amortization, net of tax	—	15,542	11,601	2,062

Adjusted net loss	$(2,288)	$(25,823)	$(14,002)	$(2,590)

Contract Rights

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions based on independent appraisals, were amortized on a straight-line basis over approximately 15 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business. In connection with adopting SFAS 142, the Company reassessed the useful economic life of contract rights and determined that such contract rights should be amortized using accelerated methods over periods ranging from 30-35 years. This change took effect for the quarter ended June 30, 2002 and resulted in a decrease in amortization expense by approximately $12.3 million for the year ended March 31, 2003.

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2004	$14.0
2005	13.7
2006	13.4
2007	13.1
2008	12.8

          Had the Company adopted the non amortization provisions of SFAS No. 142 and reassessed the useful economic life of contract rights on April 1, 2001, the adjusted net loss for the year ended March 31, 2002 would have been approximately $29.4 million.

          Management evaluates the realizability of goodwill and contract rights balances (if there are indicators of impairment) based upon the Company’s forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of goodwill or contract rights has occurred.

Advance Location Payments

          Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years. Prepaid rent is included on the balance sheet as a component of prepaid expenses.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Loss

          Comprehensive loss is defined as the aggregate change in stockholder’s equity excluding changes in ownership interests. Comprehensive loss consists of losses on derivative instruments (interest rate swap agreements).

Income Taxes

          The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Derivatives

          The Company accounts for derivatives pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The derivatives used by the Company are interest rate swaps designated as cash flow hedges.

          The effective portion of the derivatives gain or loss is initially reported in stockholders’ equity as a component of comprehensive loss and subsequently reclassified into earnings.

Recently Issued Accounting Standards

          In June 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective April 1, 2003. This standard addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company has determined that the implementation of this standard will not have a material effect on its financial statements.

          In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. The Company is required to adopt this statement on April 1, 2003. As a result of adopting SFAS No. 145, in future financial statement presentations the Company will classify the extraordinary loss taken in January 2002 to continuing operations resulting in total pre-tax loss of approximately $46.9 million for the year ended March 31, 2002.

          In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires costs associated with exit or disposal activities to be recognized when they are incurred. The requirements of SFAS No. 146 apply prospectively to activities that are initiated after December 31, 2002, and as such, the Company cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

          In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others, which clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain guarantees. It also will require certain guarantees that are issued or modified after December 31, 2002, including certain third-party guarantees, to be initially recorded on the balance sheet at fair value. For guarantees issued on or before December 31, 2002, liabilities are recorded when and if payments become probable and estimable. The financial statement recognition provisions are effective prospectively, and the Company cannot reasonably estimate the impact of adopting FIN 45 until guarantees are issued or modified in future periods, at which time their results will be initially reported in the financial statements.

          In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, relating to consolidation of certain entities. First, FIN 46 will require identification of the Company’s participation in variable interests entities (“VIE”), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit them to operate on a standalone basis, or whose equity holders lack certain characteristics of a controlling financial interest. Then, for entities identified as VIE, FIN 46 sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46 also sets forth certain disclosures regarding interests in VIE that are deemed significant, even if consolidation is not required. The Company has determined that the implementation of this standard will not have a material effect on its financial statements.

3.	Debt

          Debt consists of the following (in thousands):

	March 31,

	2003	2002

9% Senior Notes due 2010	$450,000	$450,000
Credit facility indebtedness	261,250	280,000
Obligations under capital leases	6,828	7,255
Other long-term debt with varying terms and maturities	34	50

	$718,112	$737,305

a. Senior Notes

          On January 25, 2002, the Company issued $450 million of 9% Senior Notes due 2010 (the “Private 9% Senior Notes”). The Private 9% Senior Notes were exchanged for registered notes (the “Registered 9% Senior Notes”, and together with the Private 9% Senior Notes, the “9% Senior Notes”) otherwise identical in all respects to the Private 9% Senior Notes pursuant to a registration statement filed by the Company with the Securities and Exchange Commission, which registration statement was declared effective on July 15, 2002. The exchange of the Private 9% Senior Notes for the Registered 9% Senior Notes was completed on August 14, 2003. On January 25, 2002, the Company also entered into a new senior secured credit facility (the “Senior Secured Credit Facility”) (see Note 4b). The Company used the net proceeds from the Private 9% Senior Notes, together with borrowings under its Senior Secured Credit Facility to (i) redeem all of its outstanding 11 3/4% Series C Senior Notes due 2005 (the 11 3/4% Senior Notes”) (including accrued interest and the related call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. The 11 3/4% Senior Notes were redeemed on February 25, 2002 with the funds that were set aside in escrow on January 25, 2002.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          As of March 31, 2002, the Company recognized an extraordinary loss, net of income taxes, of approximately $6.7 million as a result of the early extinguishment of debt relating to the redemption of the 11 3/4% Senior Notes and the refinancing of its prior senior credit facility. The Company also used a portion of the net proceeds and borrowings to terminate interest rate swap agreements entered into in connection with its prior senior credit facility (see Note 4c). The Consolidated Statement of Operations for the year ended March 31, 2002 contains Interest Expense — escrow and interest rate swap termination costs, which includes (i) the termination cost of the interest rate swap agreement of approximately $4.2 million and (ii) interest paid on the 11 3/4% Senior Notes for the period from January 25, 2002 through February 25, 2002 of approximately $2.9 million.

          Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1, commencing August 1, 2002. The 9% Senior Notes are redeemable at the option of the Company in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days notice at the redemption prices set forth in the indenture agreement, dated January 25, 2002, by and between the Company and U.S. Bank, N.A. as Trustee (the “Indenture”). The Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from the Company to the CLC.

b. Credit Facility

          The Company’s Senior Secured Credit Facility entered into on January 25, 2002 is comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A (“Tranche A”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B (“Tranche B”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75%. The Senior Secured Credit Facility (revolving credit facility portion) includes up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios.

          In December 2002, the Company made a $15 million voluntary prepayment of amounts owed under the term loans of its Senior Secured Credit Facility. As of March 31, 2003, there was approximately $18.3 million outstanding under Tranche A requiring adjusted quarterly amortization payments commencing on March 31, 2004, $243.0 million outstanding under Tranche B requiring adjusted semi-annual amortization payments commencing on June 30, 2004, and no principal amount outstanding on the revolving portion of the Senior Secured Credit Facility.

          Interest on the Company’s borrowings under the Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate, as defined. Subject to certain conditions, the Company may, at its option convert base rate loans into Eurodollar loans. At March 31, 2003, the monthly variable Eurodollar interest rate was approximately 1.33%.

          Indebtedness under the Senior Secured Credit Facility is secured by all of the Company’s real and personal property and is guaranteed by the Company’s domestic subsidiaries. Under the Senior Secured Credit Facility, the Company and CLC pledged to Bankers Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of the Company and the Company’s domestic subsidiaries. The Senior Secured Credit Facility contains covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio, and limitations on indebtedness, capital expenditures, advances, investments

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limits the Company’s ability to pay dividends. At March 31, 2003, the Company was in compliance with its covenants under the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility.

          Debt outstanding under the Senior Secured Credit Facility consists of the following (in thousands):

	March 31,

	2003	2002

Tranche term loan A, quarterly payments of approximately $913 commencing on March 31, 2004, increasing to approximately $1,370 on March 31, 2006 through January 25, 2008 (Interest rate of approximately 4.08% at March 31, 2003)	$18,264	$30,000
Tranche term loan B, semi-annual payments of approximately $1,240 commencing on June 30, 2004, increasing to approximately $6,199 on June 30, 2007 with the final payment of approximately $210,753 on July 25, 2009 (Interest rate of approximately 4.08% at March 31, 2003)	242,986	250,000
Revolving line of credit	—	—

	$261,250	$280,000

          In addition, as of March 31, 2003, the amount available on the revolving credit facility portion of the Senior Secured Credit Facility was approximately $74.5 million. Letters of credit outstanding at March 31, 2003 were approximately $0.5 million.

          The aggregate maturities of debt during the next five years and thereafter as of March 31, 2003 are as follows (in thousands):

Principal
Years Ending March 31,	Amount

2004	$3,530
2005	8,485
2006	8,067
2007	8,373
2008	16,507
Thereafter	673,150

Total debt	$718,112

c. Interest Rate Swaps

          On September 23, 2002, the Company entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with JP Morgan effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with Credit Lyonnais effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with Deutsche Bank AG effectively

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company has recorded a loss of $2 million, net of tax, for the year-ended March 31, 2003 related to the cash flow hedges, as a component of comprehensive loss.

          During the year ended March 31, 2002, the Company used a portion of the net proceeds and borrowings from the 9% Senior Notes and the Senior Secured Credit Facility to terminate all interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million which was recorded as interest expense for the year ended March 31, 2002.

4.	Retirement Savings Plan

          The Company maintains a defined contribution plan meeting the guidelines of Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.

          Contributions to such plan amounted to approximately $495,000 for the year ended March 31, 2003, $487,000 for the year ended March 31, 2002, and $347,000 for the period from July 1, 2000 to March 31, 2001 (post-transaction), $127,000 for the period from April 1, 2000 to June 30, 2000 (pre-transaction). The Company does not provide any other post-retirement benefits.

5.	Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	March 31,

	2003	2002

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$113,436	$110,864
Other, net	1,452	925

	114,888	111,789

Deferred tax assets:
Interest rate swap	1,338	—
Net operating loss carryforwards	31,848	28,906
Covenant not to compete	1,081	1,033
Other	1,000	—

	35,267	29,939

Net deferred tax liability	$79,621	$81,850

          The net operating loss carryforwards of approximately $77.9 million, after a reduction to reflect the limitation imposed under the provisions of the Internal Revenue Code regarding change of ownership, expire between fiscal years 2003 through 2022. The majority of the Company’s net operating loss carryforwards begin to expire after five years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The provision (benefit) for income taxes consists of (in thousands):

			July 1,	April 1,
	Year Ended	Year Ended	2000 to	2000 to
	March 31,	March 31,	March 31,	June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Federal	$85	$(4,293)	$(5,648)	$(1,114)
State	383	(1,244)	(1,557)	(215)

	$468	$(5,537)	$(7,205)	$(1,329)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

			July 1,	April 1,
	Year Ended	Year Ended	2000 to	2000 to
	March 31,	March 31,	March 31,	June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Expected tax benefit	$(616)	$(16,372)	$(11,485)	$(2,093)
State tax provision (benefit), net of federal taxes	249	(141)	(1,009)	(140)
Permanent book/tax differences:
Goodwill	—	5,075	3,843	653
Alternative minimum tax	—	—	913	—
NOL expiration	—	5,874	—	—
Other	835	27	533	251

Tax provision (benefit)	$468	$(5,537)	$(7,205)	$(1,329)

          The incorporation of AWA and subsequent Restructuring Transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

6.	Related Party Transactions

          The Company extended a loan to an executive officer in the principal amount of $500,000 currently payable in ten equal annual installments ending in July 2006 (each payment date, a “Payment Date”), with interest accruing at a rate of 7.5% per annum. The loan provides that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan is included in other assets as of March 31, 2003 and March 31, 2002, respectively.

          On May 5, 1999, the Company extended a loan to an executive officer of the Company in a principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. On March 15, 2002, the Company and the executive officer entered into a replacement promissory note in exchange for the original note evidencing the loan. The replacement note is in an original principal amount of $282,752, the outstanding loan balance under the replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the obligations under the replacement note are secured, pursuant to an amendment to the replacement note dated March 6, 2003, by a pledge of certain preferred and common units of Holdings held by such executive officer. The balance of such loan is included in other assets as of March 31, 2003 and March 31, 2002.

          During the year ended March 31, 2003, the Company paid a director of the Company $180,000 for general financial advisory and investment banking services.

          For the period from April 1, 2000 to June 30, 2000 (pre-transaction) the Company recorded stock-based compensation charges of approximately $88,000, relating to the options outstanding at that time. The Company recorded the difference between the exercise price of all options granted and the respective initial offering price or the fair market value of the common stock of CLC on the date of grant as a stock-based compensation charge over the applicable vesting period. As of March 31, 2003, there were no outstanding options.

7.	Guarantor Subsidiaries

          The Company’s domestic subsidiaries (“Guarantor Subsidiaries”) have guaranteed the Company’s 9% Senior Notes and Senior Secured Credit Facility referred to in Note 4. The Company has not included separate financial statements of the Guarantor Subsidiaries because they are wholly-owned by the Company and the guarantees issued are full and unconditional. The condensed consolidating balance sheet as of March 31, 2003, the condensed consolidating statements of operations for the year ended March 31, 2003, and the condensed consolidating statement of cash flows for the year ended March 31, 2003 include AWA as a Guarantor Subsidiary, however, any prior corresponding period does not include AWA as a

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Guarantor Subsidiary. Condensed consolidating financial information for the Company and its Guarantor Subsidiaries are as follows (in thousands):

Condensed Consolidating Balance Sheets

	March 31, 2003

	Coinmach
	and Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash, receivables, inventory and prepaid expenses	$40,217	$19,406	$—	$59,623
Advance location payments	70,782	129	—	70,911
Land, property and equipment, net	255,814	30,872	—	286,686
Intangible assets, net	529,433	9,754	—	539,187
Intercompany loans and advances	36,729	(36,729)	—	—
Investment in subsidiaries	(26,485)	—	26,485	—
Investment in preferred stock	15,135	—	(15,135)	—
Other assets	39,634	243	(20,123)	19,754

Total assets	$961,259	$23,675	$(8,773)	$976,161

Liabilities and stockholder’s equity
Accounts payable and accrued expenses	$66,606	$11,157	$—	$77,763
Deferred income taxes	76,751	2,870	—	79,621
Debt	717,702	20,533	(20,123)	718,112
Due to parent	50,863	—	—	50,863
Preferred stock and dividends payable	—	15,135	(15,135)	—
Total stockholder’s equity	49,337	(26,020)	26,485	49,802

Total liabilities and stockholder’s equity	$961,259	$23,675	$(8,773)	$976,161

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2002

	Coinmach
	and Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Assets
Cash, receivables, inventory and prepaid expenses	$44,666	$15,312	$—	$59,978
Advance location payments	69,257	—	—	69,257
Net property, plant and equipment	283,268	1,145	—	284,413
Intangible assets, net	549,829	2,917	—	552,746
Intercompany loans and advances	13,078	(13,078)		—
Investment in subsidiaries	(458)	—	458	—
Investment in preferred stock	—	—	—	—
Other assets	22,131	796	—	22,927

Total assets	$981,771	$7,092	$458	$989,321

Liabilities and stockholder’s equity
Accounts payable and accrued expenses	$60,363	$7,528	$—	$67,891
Deferred income taxes	81,828	22	—	81,850
Debt	737,305	—	—	737,305
Due to parent	51,852	—	—	51,852
Total stockholder’s equity	50,423	(458)	458	50,423

Total liabilities and stockholder’s equity	$981,771	$7,092	$458	$989,321

Condensed Consolidating Statements of Operations

	Year Ended March 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$471,443	$63,736	$—	$535,179
Costs and expenses	414,107	64,725	—	478,832

Operating income (loss)	57,336	(989)	—	56,347
Interest expense	57,595	572	—	58,167

Loss before taxes	(259)	(1,561)	—	(1,820)
Income taxes obligations (benefit)	1,112	(644)	—	468

	(1,371)	(917)	(2,288)
Equity in gain (loss) of subsidiaries	917	—	(917)	—

	(2,288)	(917)	917	(2,288)
Dividend income	(535)	—	535	—

Net loss	$(1,753)	$(917)	$382	$(2,288)

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2002

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Revenues	$500,476	$38,419	$—	$538,895
Costs and expenses	463,077	38,282	—	501,359

Operating income (loss)	37,399	137	—	37,536
Interest expense	73,018	18	—	73,036

Loss (gain) before taxes	(35,619)	119	—	(35,500)
Income taxes (benefit) obligation	(928)	48	—	(880)

	(34,691)	71	—	(34,620)
Equity in (loss) of subsidiaries	(71)	—	71	—

	(34,620)	71	(71)	(34,620)
Dividend income	(6,745)	—	—	(6,745)

Net income (loss)	$(41,365)	$71	$(71)	$(41,365)

	July 1, 2000 to March 31, 2001 (Post-Transaction)

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Revenues	$367,583	$26,025	$—	$393,608
Costs and expenses	347,612	26,413	—	374,025

Operating income	19,971	(388)	—	19,583
Interest expense	51,871	520	—	52,391

	(31,900)	(908)	—	(32,808)
Income taxes	(7,005)	(200)	—	(7,205)

	(24,895)	(708)	—	(25,603)
Equity in loss of subsidiaries	(708)	—	708	—

Net loss	$(25,603)	$(708)	$708	$(25,603)

	April 1, 2000 to June 30, 2000 (Pre-Transaction)

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Revenues	$121,786	$12,256	$—	$134,042
Costs and expenses	112,080	11,282	—	123,362

Operating income	9,706	974	—	10,680
Interest expense	16,497	164	—	16,661

	(6,791)	810	—	(5,981)
Income taxes	(1,509)	180	—	(1,329)

	(5,282)	630	—	(4,652)
Equity in earnings of subsidiaries	630	—	(630)	—

Net (loss) income	$(4,652)	$630	$(630)	$(4,652)

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Cash Flows

	Year Ended March 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net (loss) gain	$(1,753)	$(917)	$382	$(2,288)
Noncash adjustments	95,952	7,242	—	103,194
Change in operating assets and liabilities	3,678	90	—	3,768

Net cash provided by (used in) operating activities	97,877	6,415	382	104,674

Investing activities
Investment in Subsidiaries	382	—	(382)	—
Capital expenditures	(77,163)	(9,522)	—	(86,685)
Acquisition of assets	(1,776)	(200)	—	(1,976)
Sale of investment	6,585	—	—	6,585
Sale of property and equipment	—	746	—	746

Net cash used in investing activities	(71,972)	(8,976)	(382)	(81,330)

Financing activities
Proceeds from debt	18,000	—	—	18,000
Repayment of debt	(36,750)	—	—	(36,750)
Other financing items	(8,900)	3,914	—	(4,986)

Net cash provided by financing activities	(27,650)	3,914	—	(23,736)

Net (decrease) increase in cash and cash equivalents	(1,745)	1,353	—	(392)
Cash and cash equivalents, beginning of year	27,799	21	—	27,820

Cash and cash equivalents, end of year	$26,054	$1,374	$—	$27,428

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2002

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Operating activities
Net (loss) gain	$(41,365)	$71	$(71)	$(41,365)
Noncash adjustments	136,975	857	—	137,832
Change in operating assets and liabilities	(13,618)	(4,194)	—	(17,812)

Net cash provided by (used in) operating activities	81,992	(3,266)	(71)	78,655

Investing activities
Investment in Subsidiaries	(71)	—	71	—
Capital expenditures	(79,415)	(49)	—	(79,464)
Acquisition of assets	(3,723)	—	—	(3,723)
Sale of property and equipment	932	—	—	932

Net cash used in investing activities	(82,277)	(49)	71	(82,255)

Financing activities
Proceeds from debt	769,489	—	—	769,489
Repayment of debt	(731,475)	—	—	(731,475)
Other financing items	(35,585)	3,132	—	(32,453)

Net cash provided by financing activities	2,429	3,132	—	5,561

Net increase (decrease) in cash and cash equivalents	2,144	(183)	—	1,961
Cash and cash equivalents, beginning of year	25,418	441	—	25,859

Cash and cash equivalents, end of year	$27,562	$258	$—	$27,820

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	July 1, 2000 to March 31, 2001

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Operating activities
Net loss	$(25,603)	$(708)	$708	$(25,603)
Noncash adjustments	95,227	496	—	95,723
Change in operating assets and liabilities	2,104	(269)	—	1,835

Net cash provided by (used in) operating activities	71,728	(481)	708	71,955

Investing activities
Investments in and advances to Subsidiaries	708	—	(708)	—
Capital expenditures	(60,573)	(47)	—	(60,620)
Acquisition of assets	(1,251)	(4,331)	—	(5,582)

Net cash used in investing activities	(61,116)	(4,378)	(708)	(66,202)

Financing activities
Proceeds from debt	27,242	—	—	27,242
Repayment of debt	(23,082)	—	—	(23,082)
Other financing items	(11,495)	2,864	—	(8,631)

Net cash (used in) provided by financing activities	(7,335)	2,864	—	(4,471)

Net increase (decrease) in cash and cash equivalents	3,277	(1,995)	—	1,282
Cash and cash equivalents, beginning of period	22,141	2,436	—	24,577

Cash and cash equivalents, end of period	$25,418	$441	$—	$25,859

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	April 1, 2000 to June 30, 2000

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Operating activities
Net (loss) income	$(4,652)	$630	$(630)	$(4,652)
Noncash adjustments	29,299	595	—	29,894
Change in operating assets and liabilities	(8,111)	276	—	(7,835)

Net cash provided by operating Activities	16,536	1,501	(630)	17,407

Investing activities
Investments in and advances to Subsidiaries	(630)	—	630	—
Capital expenditures	(24,210)	(63)	—	(24,273)

Net cash used in investing activities	(24,840)	(63)	630	(24,273)

Financing activities
Proceeds from debt	15,500	—	—	15,500
Repayment of debt	(6,349)	—	—	(6,349)
Other financing items	(1,304)	422	—	(882)

Net cash provided by financing activities	7,847	422	—	8,269

Net (decrease) increase in cash and cash equivalents	(457)	1,860	—	1,403
Cash and cash equivalents, beginning of period	22,598	576	—	23,174

Cash and cash equivalents, end of period	$22,141	$2,436	$—	$24,577

8.	Commitments and Contingencies

          Rental expense for all operating leases, which principally cover office and warehouse facilities, laundromats and vehicles, was approximately $8.6 million for the year ended March 31, 2003, $8.1 million for year ended March 31, 2002, $5.9 million for the period from July 1, 2000 to March 31, 2001 (post-transaction), and $2.0 million for the period from April 1, 2000 to June 30, 2000 (pre-transaction).

          Future minimum rental commitments under all capital leases and noncancelable operating leases as of March 31, 2003 are as follows (in thousands):

	Capital	Operating

2004	$2,965	$8,229
2005	2,620	6,986
2006	1,646	6,055
2007	395	4,600
2008	—	3,006
Thereafter	—	5,081

Total minimum lease payments	7,626	$33,957

Less amounts representing interest	798

	$6,828

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The Company utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2003 and March 31, 2002 were approximately $0.5 million and $1.0 million, respectively.

          On November 18, 1999, K. Reed Hinrichs v. Stephen R. Kerrigan, et al., a purported class action lawsuit, was filed in the Delaware Court of Chancery, Newcastle County naming CLC, GTCR Fund IV, GTCR Golder Rauner, L.L.C. and certain of its executive officers as defendants. Plaintiffs allege that the defendants’ proposal to acquire between 80% and 90% of the Common Stock for $13.00 per share was inadequate and that the defendants breached their fiduciary duty to the CLC’s public shareholders. The matter was stayed by mutual agreement of the parties due to the subsequent consummation of the Going Private Transaction (see Note 1). This class action lawsuit was dismissed pursuant to a notice and order of dismissal filed by the plaintiff with the Delaware County Chancery Court on October 20, 2000.

          The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

9.	Fair Value of Financial Instruments

          The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

          The carrying amounts of cash and cash equivalents, receivables, the Senior Secured Credit Facility, and other long-term debt approximate their fair value at March 31, 2003.

          The carrying amount and related estimated fair value for the 9% Senior Notes are as follows (in thousands):

	Carrying	Estimated
	Amount	Fair Value

9% Senior Notes at March 31, 2003	$450,000	$468,000
9% Senior Notes at March 31, 2002	$450,000	$463,500

          The fair value of the 9% Senior Notes are based on quoted market prices.

10.	Segment Information

          The Company reports segment information for its only reportable segment, the route segment, and provides information for its non-reportable segments as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The “All other” segment includes the aggregation of the distribution and rental businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

non-coin machines and parts and selling service contracts through the Company’s wholly owned subsidiary, Super Laundry. Prior to the quarter ending September 30, 2001, the “All Other” segment included the operations of the Company’s retail laundromats. The Company’s segment information for all periods presented has been restated to combine the Company’s operation of the retail laundromats with the route segment as this is more representative of its core business. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and other items, net), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

          The table below presents information about the Company’s segments (in thousands):

	Year Ended	Year Ended	July 1, 2000	April 1, 2000
	March 31,	March 31,	to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Revenue:
Route	$471,443	$478,106	$353,484	$117,561
All other:
Distribution	34,993	38,419	26,025	12,256
Rental	28,743	22,370	14,099	4,225

Subtotal other	63,736	60,789	40,124	16,481

Total	$535,179	$538,895	$393,608	$134,042

EBITDA:
Route	$158,938	$165,999	$123,005	$41,437
All other	9,702	9,770	6,046	2,944
Reconciling item:
Corporate expenses	(8,569)	(8,704)	(6,741)	(2,144)

Total	$160,071	$167,065	$122,310	$42,237

Depreciation and amortization expense:
Route	$94,489	$104,448	$84,728 (a)	$27,860
All other	7,746	7,961	5,357	1,590
Reconciling item:
Amortization of goodwill and depreciation	1,943	17,120	12,642	2,107

Total	$104,178	$129,529	$102,727	$31,557

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended	Year Ended	July 1, 2000	April 1, 2000
	March 31,	March 31,	to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Income before taxes and extraordinary item:
Route	$64,449	$61,551	$38,277	$13,577
All other	1,956	1,809	689	1,354

Subtotal	66,405	63,360	38,966	14,931
Reconciling items:
Corporate expense	(8,569)	(8,704)	(6,741)	(2,144)
Amortization of goodwill and Depreciation	(1,943)	(17,120)	(12,642)	(2,107)
Other items, net	454	—	—
Interest expense	(58,167)	(73,036)	(52,391)	(16,661)

Loss before income taxes and extraordinary item	$(1,820)	$(35,500)	$(32,808)	$(5,981)

(a)	July 1, 2000 to March 31, 2001 (post transaction) route depreciation and amortization expense includes $5.9 million representing the value of contract rights relating to locations not renewed.

Non-GAAP Financial Measures

          Management shows EBITDA (earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization and other items), a non-GAAP financial measure, in its financial reports and believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. In addition, because the Company has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. EBITDA is also used to determine the Company’s compliance with key financial covenants under its financing agreements, which, among other things, impacts the amount of indebtedness the Company is permitted to incur. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s EBITDA to net loss for each period presented (in thousands):

	Year Ended	Year Ended	July 1, 2000	April 1, 2000
	March 31,	March 31,	to March 31,	to June 30,
	2003	2002	2001	2000

			Post-	Pre-
			Transaction	Transaction
Expenditures for acquisitions and additions of long-lived assets:
Route	$78,939	$74,350	$55,039	$21,440
All other	9,722	8,837	11,163	2,833

Total	$88,661	$83,187	$66,202	$24,273

Segment assets:
Route	$901,674	$914,974	$953,353
All other	60,404	56,577	52,745
Corporate assets	14,085	17,770	7,976

Total	$976,163	$989,321	$1,014,074

11.	Other Items, net

          In October 2002, CLC contributed its ownership interest in Resident Data, Inc. (“RDI”), valued at approximately $2.7 million, to the Company. Subsequently, the Company sold its interest in RDI, pursuant to an agreement and plan of merger between RDI and unrelated third parties (the “RDI sale”), for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million.

          In addition to the cash proceeds received from the RDI sale, the Company may be entitled to additional funds relating to $5.0 million that was placed in escrow by the purchasing company subject to among other things certain working capital adjustments and customary indemnification obligations being satisfied. In addition, approximately $1.8 million of additional funds may also be distributed relating to the RDI sale based on continued employment of certain management members of RDI. These funds are also subject to the Company’s ownership percentage, equivalent to approximately 32%, and are scheduled to be paid in equal installments in both October 2003 and October 2004. Amounts received from the escrow funds or the additional funds will be recorded as income when it becomes probable the Company will receive such funds and the amounts can be reasonably estimated. However, there can be no assurance that the Company will receive such funds.

          Offsetting the gain on the sale of RDI was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the Restructuring Transactions, including the transfer of the Appliance Warehouse division to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of the Super Laundry business which was the result of several actions taken by the Company to reduce operating costs in Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, reassignment of various responsibilities among its remaining management team, the write-off inventory due to obsolescence and the write-off of various receivable balances, none of which are material individually, which the Company has chosen not to pursue.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

COINMACH CORPORATION AND SUBSIDIARIES

		Additions

			Charged to
	Balance at	Charged to	Other		Balance at
	Beginning of	Costs and	Accounts —	Deductions —	End of
Description	Period	Expenses	Describe	Describe	Period

Year ended March 31, 2003:
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	$1,342,000	$1,188,358		$(977,358)	$1,553,000
Year ended March 31, 2002:
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	998,000	754,555		(410,555)	1,342,000
Period from July 1, 2000 to March 31, 2001:
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	723,717	602,795		(328,512)	998,000
Period from April 1, 2000 to June 30, 2000:
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	638,000	144,047		(58,330)	723,717

COINMACH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2003	March 31, 2003(1)

	(Unaudited)
Assets:
Cash and cash equivalents	$37,511	$27,428
Receivables, net	6,565	10,453
Inventories	13,728	14,125
Prepaid expenses	5,806	7,617
Advance location payments	73,274	70,911
Land, property and equipment, net of accumulated depreciation of $236,222 and $182,474	287,168	286,686
Contract rights, net of accumulated amortization of $83,602 and $73,027	326,306	335,327
Goodwill	205,108	203,860
Other assets	18,800	19,754

Total assets	$974,266	$976,161

Liabilities and stockholder’s equity:
Accounts payable and accrued expenses	$28,573	$36,843
Accrued rental payments	31,857	29,481
Accrued interest	17,733	8,094
Interest rate swap liability	2,730	3,345
Deferred income taxes	77,641	79,621
Long-term debt	719,409	718,112
Due to Parent	50,468	50,863
Stockholder’s equity:
Common stock and capital in excess of par value	121,065	121,065
Accumulated other comprehensive loss, net of tax	(1,493)	(2,007)
Accumulated deficit	(73,717)	(69,256)

Total stockholder’s equity	45,855	49,802

Total liabilities and stockholder’s equity	$974,266	$976,161

(1)	The March 31, 2003 balance sheet has been derived from the audited consolidated financial statements as of that date.

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)
(In thousands of dollars)

	Three Months Ended		Nine Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Revenues	$135,740	$134,923	$398,208	$403,088
Costs and expenses:
Laundry operating expenses	93,612	91,638	274,182	273,442
General and administrative	2,169	2,228	6,246	6,296
Depreciation and amortization	26,959	25,982	80,870	77,850
Other items, net	96	(2,507)	96	(2,507)

	122,836	117,341	361,394	355,081

Operating income	12,904	17,582	36,814	48,007
Interest expense, net	14,424	14,717	43,132	43,665

(Loss) income before income taxes	(1,520)	2,865	(6,318)	4,342
(Benefit) provision for income taxes	(583)	1,385	(1,857)	1,977

Net (loss) income	$(937)	$1,480	$(4,461)	$2,365

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In thousands of dollars)

	Nine Months Ended

	December 31,	December 31,
	2003	2002

Operating activities:
Net (loss) income	$(4,461)	$2,365
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	54,245	50,201
Amortization of advance location payments	15,312	16,439
Amortization of intangibles	11,313	11,210
Gain on sale of investment and equipment	(1,091)	(3,525)
Deferred income taxes	(2,082)	1,666
Amortization of deferred issue costs	1,810	1,829
Change in operating assets and liabilities:
Other assets	(1,638)	(414)
Receivables, net	3,888	309
Inventories and prepaid expenses	2,228	(1,475)
Accounts payable and accrued expenses, net	(7,539)	189
Accrued interest	9,639	10,631

Net cash provided by operating activities	81,624	89,425

Investing activities:
Additions to property and equipment	(50,505)	(51,127)
Advance location payments to location owners	(16,029)	(16,290)
Acquisition of assets	(3,423)	(1,841)
Proceeds from sale of investment	1,022	6,585
Proceeds from sale of property and equipment	334	727

Net cash used in investing activities	(68,601)	(61,946)

Financing activities:
Proceeds from credit facility	8,200	6,000
Repayments to credit facility	(8,200)	(24,750)
Net repayments to Parent	(395)	(769)
Borrowings (repayments) of bank and other borrowings	548	(12)
Principal payments on capitalized lease obligations	(3,093)	(3,049)

Net cash used in financing activities	(2,940)	(22,580)

Net increase in cash and cash equivalents	10,083	4,899
Cash and cash equivalents, beginning of period	27,428	27,820

Cash and cash equivalents, end of period	$37,511	$32,719

Supplemental disclosure of cash flow information:
Interest paid, net	$31,722	$31,276

Income taxes paid	$274	$349

Non-cash financing activities:
Acquisition of fixed assets through capital leases	$3,842	$3,010

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Basis of Presentation

          Coinmach Corporation, a Delaware corporation (“Coinmach” or the “Company”), is the leading supplier of outsourced laundry services for multi-family housing properties in North America. The condensed consolidated financial statements of Coinmach include the accounts of all of its subsidiaries. The Company is a wholly owned subsidiary of Coinmach Laundry Corporation (“CLC” or the “Parent”), which in turn is a wholly owned subsidiary of Coinmach Holdings, LLC (“Holdings”), the ultimate parent. Holdings, a Delaware limited liability company, was formed on November 15, 2002. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Corporation and its subsidiaries.

          The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating and providing laundromat services at retail laundromats. Through Appliance Warehouse of America, Inc. (“AWA”), a subsidiary jointly-owned by the Company and Holdings, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. At December 31, 2003, the Company owned and operated approximately 875,000 laundry machines in approximately 80,000 locations throughout North America and in 164 retail laundromats located throughout Texas and Arizona.

          Super Laundry Equipment Corp. (“Super Laundry”), a wholly owned subsidiary of the Company, constructs, designs and retrofits laundromats and distributes laundromat equipment. In addition, Super Laundry, commencing in September 2002, through its wholly owned subsidiary American Laundry Franchising Corp. (“ALFC”), began to build and develop laundromat facilities for sale as franchise locations.

          The contribution by AWA and CLC of all of their respective outstanding common stock to Holdings in exchange for substantially equivalent equity interests in Holdings in March 2003 did not result in a change in reporting entity. The accompanying financial statements include the accounts of Coinmach and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

          The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from such estimates.

          The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.

          In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003. Certain amounts in the financial statements have been reclassified for presentation purposes.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

2.	Goodwill and Contract Rights

          Goodwill roll forward for the nine months ended December 31, 2003 consists of the following (in thousands):

Goodwill — beginning of period	$203,860
Acquisitions	1,248

Goodwill — end of period	$205,108

          The Company completed its most recent goodwill impairment test as of January 1, 2003. The test involved the assessment of the fair market value of the Company’s segments. No impairment of goodwill was indicated at that time. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company is required to perform goodwill impairment tests on at least an annual basis or more frequently if circumstances dictate. The annual impairment test for the 2004 fiscal year will be completed by the Company’s fiscal year end. There can be no assurances that future goodwill impairment tests will not result in a charge to income.

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts arose primarily from purchase price allocations pursuant to acquisitions based on independent valuations. Such contract rights are amortized using accelerated methods over periods ranging from 30-35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2004 (remaining balance)	$3.5
2005	13.7
2006	13.4
2007	13.1
2008	12.8

          Management evaluates the realizability of contract rights balances (if there are indicators of impairment) based upon the Company’s forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of contract rights has occurred.

3.	Long-Term Debt

          Long-term debt consists of the following (in thousands):

	December 31,	March 31,
	2003	2003

9% Senior Notes due 2010	$450,000	$450,000
Credit facility indebtedness	261,250	261,250
Obligations under capital leases	7,577	6,828
Other	582	34

	$719,409	$718,112

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

          On January 25, 2002, the Company issued $450 million of 9% Senior Notes due 2010 (the “9% Senior Notes”) and entered into a $355 million senior secured credit facility (the “Senior Credit Facility”) comprised of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The revolving credit portion of the Senior Credit Facility includes up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. The Senior Credit Facility is secured by substantially all of the Company’s assets and is guaranteed by the Company’s domestic subsidiaries. In addition, CLC and the Company pledged to Bankers Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of the Company and the Company’s domestic subsidiaries.

          At December 31, 2003, the Company had outstanding debt consisting of (a) $450 million of 9% Senior Notes and (b) $261.3 million of term loans with interest rates ranging from 3.94% to 4.88%. The term loans under the Senior Credit Facility, in aggregate principal amounts outstanding of $18.3 million and $243.0 million as of December 31, 2003, are scheduled to be fully repaid by January 25, 2008 and July 25, 2009, respectively. As of December 31, 2003, the Company had no amounts outstanding under its revolving credit facility, which is scheduled to expire on January 25, 2008.

          In addition to certain customary terms and provisions, including events of default and customary representations, covenants and agreements, the Senior Credit Facility contains certain restrictive covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated interest coverage ratio and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Credit Facility limit the Company’s ability to pay dividends. At December 31, 2003, the Company was in compliance with the covenants under the indenture governing the 9% Senior Notes and the Senior Credit Facility.

          On September 23, 2002, the Company entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the Senior Credit Facility to a fixed rate basis thereby reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company recognized an accumulated other comprehensive loss in the stockholder’s equity section included in the condensed consolidated balance sheet at December 31, 2003 of approximately $1.5 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges.

4.	Guarantor Subsidiary

          The Company’s domestic subsidiaries (collectively, the “Guarantor Subsidiaries”) have guaranteed the Company’s 9% Senior Notes and Senior Credit Facility referred to in Note 3. The Company has not included separate financial statements of the Guarantor Subsidiaries because the Company owns all of the outstanding voting shares of such Guarantor Subsidiaries, and the guarantees issued by such Guarantor Subsidiaries are full and unconditional. The condensed consolidating balance sheet as of December 31, 2003 and March 31, 2003, the condensed consolidating statements of operations for the three and nine

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

months ended December 31, 2003 and 2002, and the condensed consolidating statement of cash flows for the nine months ended December 31, 2003 and 2002 include AWA, Super Laundry and ALFC as Guarantor Subsidiaries.

          Condensed consolidating financial information for the Company and its Guarantor Subsidiaries is as follows:

Condensed Consolidating Balance Sheets (in thousands of dollars)

	December 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash, receivables, inventory and prepaid expenses	$45,336	$18,274	$—	$63,610
Advance location payments	73,274	—	—	73,274
Land, property and equipment, net	255,315	31,853	—	287,168
Intangible assets, net	521,660	9,754	—	531,414
Intercompany loans and advances	40,251	(40,251)	—	—
Investment in subsidiaries	(27,505)	—	27,505	—
Investment in preferred stock	16,371	—	(16,371)	—
Other assets	39,710	480	(21,390)	18,800

Total assets	$964,412	$20,110	$(10,256)	$974,266

Liabilities and Stockholder’s Equity
Accounts payable and accrued expenses	$72,802	$8,091	$—	$80,893
Deferred income taxes	75,451	2,190	—	77,641
Debt	719,065	21,734	(21,390)	719,409
Due to parent	50,468	—	—	50,468
Preferred stock and dividends payable	—	16,371	(16,371)	—
Total stockholder’s equity	46,626	(28,276)	27,505	45,855

Total liabilities and stockholder’s equity	$964,412	$20,110	$(10,256)	$974,266

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

	March 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash, receivables, inventory and prepaid expenses	$40,217	$19,406	$—	$59,623
Advance location payments	70,782	129	—	70,911
Land, property and equipment, net	255,814	30,872	—	286,686
Intangible assets, net	529,433	9,754	—	539,187
Intercompany loans and advances	36,729	(36,729)	—	—
Investment in subsidiaries	(26,485)	—	26,485	—
Investment in preferred stock	15,135	—	(15,135)	—
Other assets	39,634	243	(20,123)	19,754

Total assets	$961,259	$23,675	$(8,773)	$976,161

Liabilities and Stockholder’s Equity
Accounts payable and accrued expenses	$66,606	$11,157	$—	$77,763
Deferred income taxes	76,751	2,870	—	79,621
Debt	717,702	20,533	(20,123)	718,112
Due to parent	50,863	—	—	50,863
Preferred stock and dividends payable	—	15,135	(15,135)	—
Total stockholder’s equity	49,337	(26,020)	26,485	49,802

Total liabilities and stockholder’s equity	$961,259	$23,675	$(8,773)	$976,161

Condensed Consolidating Statements of Operations (in thousands of dollars)

	Three Months Ended December 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$119,173	$16,567	$—	$135,740
Costs and expenses	105,016	17,820	—	122,836

Operating income	14,157	(1,253)	—	12,904
Interest expense, net	13,981	443	—	14,424

	176	(1,696)	—	(1,520)
Income taxes	118	(701)	—	(583)

	58	(995)	—	(937)
Equity in loss of subsidiaries	995	—	(995)	—

	(937)	(995)	995	(937)
Dividend income	(364)	—	364	—

Net (loss) income	$(573)	$(995)	$631	$(937)

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

	Three Months Ended December 31, 2002

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$119,926	$14,997	$—	$134,923
Costs and expenses	103,075	14,266	—	117,341

Operating income	16,851	731	—	17,582
Interest expense, net	14,574	143	—	14,717

	2,277	588	—	2,865
Income taxes	1,036	349	—	1,385

	1,241	239	—	1,480
Equity in loss of subsidiaries	(239)	—	239	—

	1,480	239	(239)	1,480
Dividend income	(141)	—	141	—

Net income	$1,621	$239	$(380)	$1,480

Condensed Consolidating Statements of Operations (in thousands of dollars)

	Nine Months Ended December 31, 2003

	Coinmach
	and Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$351,529	$46,679	$—	$398,208
Costs and expenses	314,274	47,120	—	361,394

Operating income	37,255	(441)	—	36,814
Interest expense, net	41,834	1,298	—	43,132

	(4,579)	(1,739)	—	(6,318)
Income taxes	(1,138)	(719)	—	(1,857)

	(3,441)	(1,020)	—	(4,461)
Equity in loss of subsidiaries	1,020	—	(1,020)	—

	(4,461)	(1,020)	1,020	(4,461)
Dividend income	(1,236)	—	1,236	—

Net (loss) income	$(3,225)	$(1,020)	$(216)	$(4,461)

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

	Nine Months Ended December 31, 2002

	Coinmach
	and Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$354,656	$48,432	$—	$403,088
Costs and expenses	309,302	45,779	—	355,081

Operating income	45,354	2,653	—	48,007
Interest expense, net	43,490	175	—	43,665

	1,864	2,478	—	4,342
Income taxes	849	1,128	—	1,977

	1,015	1,350	—	2,365
Equity in loss of subsidiaries	(1,350)	—	1,350	—

	2,365	1,350	(1,350)	2,365
Dividend income	(141)	—	141	—

Net income	$2,506	$1,350	$(1,491)	$2,365

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Condensed Consolidating Statements of Cash Flows (in thousands of dollars)

	Nine Months Ended December 31, 2003

	Coinmach
	and Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net loss	$(3,225)	$(1,020)	$(216)	$(4,461)
Noncash adjustments	72,910	6,597	—	79,507
Change in operating assets and liabilities	5,629	949	—	6,578

Net cash provided by operating activities	75,314	6,526	(216)	81,624

Investing Activities
Investment in and advances to subsidiaries	(216)	—	216	—
Capital expenditures	(59,263)	(7,271)	—	(66,534)
Acquisition of assets	(3,423)	—	—	(3,423)
Sale of investment	1,022	—	—	1,022
Sale of property and equipment	—	334	—	334

Net cash used in investing activities	(61,880)	(6,937)	216	(68,601)

Financing Activities
Proceeds from debt	8,200	—	—	8,200
Repayment of debt	(8,200)	—	—	(8,200)
Other financing items	(6,396)	3,456	—	(2,940)

Net cash (used in) provided by financing activities	(6,396)	3,456	—	(2,940)

Net increase in cash and cash equivalents	7,038	3,045	—	10,083
Cash and cash equivalents, beginning of period	26,054	1,374	—	27,428

Cash and cash equivalents, end of period	$33,092	$4,419	$—	$37,511

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

	Nine Months Ended December 31, 2002

	Coinmach
	and Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net income	$2,506	$1,350	$(1,491)	$2,365
Noncash adjustments	71,235	6,585	—	77,820
Change in operating assets and liabilities	13,377	(4,137)	—	9,240

Net cash provided by operating activities	87,118	3,798	(1,491)	89,425

Investing Activities
Investment in and advances to subsidiaries	(1,491)	—	1,491	—
Capital expenditures	(59,966)	(7,451)	—	(67,417)
Acquisition of assets	(1,641)	(200)	—	(1,841)
Sale of investment	6,585	—	—	6,585
Sale of property and equipment	—	727	—	727

Net cash used in investing activities	(56,513)	(6,924)	1,491	(61,946)

Financing Activities
Proceeds from debt	6,000	—	—	6,000
Repayment of debt	(24,750)	—	—	(24,750)
Other financing items	(7,527)	3,697	—	(3,830)

Net cash (used in) provided by financing activities	(26,277)	3,697	—	(22,580)

Net increase in cash and cash equivalents	4,328	571	—	4,899
Cash and cash equivalents, beginning of period	27,703	117	—	27,820

Cash and cash equivalents, end of period	$32,031	$688	$—	$32,719

5.	Segment Information

          The Company reports segment information for the route segment, its only reportable segment. Information for the Company’s other business operations are reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental, distribution and franchise businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, selling service contracts and building and developing laundromat facilities for sale as franchise locations through the Company’s subsidiaries, Super Laundry and ALFC. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and other items, net), cash flow and growth opportunity. The accounting policies of the

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

reportable segment and other businesses are the same as those described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003.

          The table below presents information about the Company’s segments (in thousands of dollars):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenue:
Route	$119,173	$119,926	$351,529	$354,656
All other:
Distribution	8,434	7,551	22,654	27,244
Rental	8,133	7,446	24,025	21,188

Subtotal All other	16,567	14,997	46,679	48,432

Total	$135,740	$134,923	$398,208	$403,088

EBITDA:
Route	$39,249	$40,441	$115,900	$120,924
All other	2,879	2,844	8,126	8,722
General and administrative expenses	(2,169)	(2,228)	(6,246)	(6,296)

Total(1)	$39,959	$41,057	$117,780	$123,350

(Loss) Income before taxes:
Route(2)	$15,028	$16,637	$42,854	$49,607
All other(2)	771	1,087	2,048	3,452
General and administrative expenses	(2,169)	(2,228)	(6,246)	(6,296)
Depreciation and amortization	(630)	(421)	(1,746)	(1,263)
Other items, net	(96)	2,507	(96)	2,507
Interest expense	(14,424)	(14,717)	(43,132)	(43,665)

(Loss) income before taxes	$(1,520)	$2,865	$(6,318)	$4,342

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of EBITDA to net (loss) income for the periods indicated above.

(2)	Operating income before deducting general and administrative expenses and other items, net.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Non-GAAP Financial Measures

          Management shows EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and other items, net), a non-GAAP financial measure, in its financial reports and believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. In addition, because the Company has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. EBITDA is also used to determine the Company’s compliance with key financial covenants under its financing agreements, which, among other things, impacts the amount of indebtedness the Company is permitted to incur. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s EBITDA to net (loss) income for each period presented (in millions of dollars):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net (loss) income	$(0.9)	$1.5	$(4.5)	$2.4
(Benefit) provision for income taxes	(0.6)	1.4	(1.8)	1.9
Interest expense, net	14.4	14.7	43.1	43.7
Other items, net	0.1	(2.5)	0.1	(2.5)
Depreciation and amortization	27.0	26.0	80.9	77.8

EBITDA	$40.0	$41.1	$117.8	$123.3

6.	Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	December 31,	March 31,
	2003	2003

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$114,930	$113,436
Other, net	1,676	1,452

	116,606	114,888

Deferred tax assets:
Interest rate swap	1,237	1,338
Net operating loss carryforwards	35,322	31,848
Covenant not to compete	1,406	1,081
Other	1,000	1,000

	38,965	35,267

Net deferred tax liability	$77,641	$79,621

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

          The net operating loss carryforwards of approximately $86.5 million, after a reduction to reflect the limitation imposed under the provisions of the Internal Revenue Code regarding change of ownership, expire between fiscal years 2004 through 2022. The majority of the Company’s net operating loss carryforwards begin to expire after five years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

          The (benefit) provision for income taxes consists of (in thousands of dollars):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Federal	$(513)	$887	$(1,623)	$1,349
State	(70)	498	(234)	628

	$(583)	$1,385	$(1,857)	$1,977

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands of dollars):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Expected tax (benefit) provision	$(572)	$(2,400)	$(2,211)	$(7,780)
NOL valuation allowance	—	—	433	—
State tax (benefit) provision, net of federal taxes	(46)	(172)	(152)	(557)
Permanent book/tax differences	35	1,312	73	3,937

Tax (benefit) provision	$(583)	$(1,260)	$(1,857)	$(4,400)

          The formation of AWA and related restructuring transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

7.	Other Items, net

          In October 2002, CLC contributed its ownership interest in Resident Data, Inc. (“RDI”), valued at approximately $2.7 million, to the Company. Subsequently, the Company sold its interest in RDI pursuant to an agreement and plan of merger between RDI and unrelated third parties (the “RDI sale”) for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million. Offsetting this gain at October 2002 was approximately $0.8 million of various expenses related to (i) professional fees incurred in connection with the formation of AWA and related restructuring transactions, including the transfer of the Appliance Warehouse division of the Company to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of several actions taken by the Company to reduce operating costs at Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

          Under the terms of the RDI sale, the Company is entitled to receive, subject to the satisfaction of certain specified conditions, a portion of the purchase price up to an aggregate amount of approximately $2.1 million. These funds, if paid, are scheduled to be paid in two equal installments in October 2003 and October 2004. In October 2003, the Company received the first installment of approximately $1.0 million. Based on the receipt of this first installment and expectations with respect to the receipt of the balance of the funds, the Company recorded income of approximately $1.7 million for the quarter ended December 31, 2003. The Company is not certain as to whether it will receive the remaining amount of such funds.

          Offsetting the additional income related to the RDI sale for the quarter ended December 31, 2003 was approximately $1.8 million of various expenses related to certain costs associated with the consolidation of certain offices of Super Laundry. This consolidation was the result of several actions taken by the Company to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of various responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.

[back inside cover artwork]

          Through and including                     , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

COINMACH SERVICE CORP.

Income Deposit Securities (IDSs)

$                     % Senior Secured Notes due 2024

PROSPECTUS

Merrill Lynch & Co.

, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

          The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the third party notes, the IDSs and the underlying Class A common stock and notes registered hereby (other than underwriting discounts and compensation), all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee, and the listing application fee, are estimated.

Securities and Exchange Commission registration fee	$50,680
National Association of Securities Dealers, Inc. filing fee	$30,500
listing application fee	*
Printing and engraving fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses	*
Transfer Agent and Registrar fees and expenses	*
Miscellaneous expenses	*

Total	*

*	To be filed by amendment.

          All expenses incurred in connection with the issuance and distribution of the third party notes, the IDSs and the underlying Class A common stock and notes registered hereby (other than underwriting discounts and compensation) will be borne by the Registrant.

Item 14.	Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action describing in this paragraph, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

          Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law, or (iv) obtains an improper personal benefit. The Registrant’s Certificate of Incorporation includes a provision which eliminates directors’ personal liability to the fullest extent permitted under the Delaware General Corporation Law.

          The Registrant’s Bylaws (the “Bylaws”) provide that Registrant shall indemnify and hold harmless, to the fullest extent which it is empowered to do so unless prohibited from doing so by the Delaware General Corporate Law, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any action, suit, or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Registrant, or is or was serving at the request of Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such action, suit, or proceeding) and that such indemnification shall inure to the benefit of such person’s heirs, executors and administrators; and that the Registrant may, by action of its board of directors, provide indemnification to employees and agents of Registrant with the same scope and effect as indemnification of directors and officers.

          The Bylaws further provide that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Registrant, except that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Registrant) that the claimant has not met the standards of conduct (as set forth above) which make it permissible under the Delaware General Corporation Law for Registrant to indemnify the claimant for the amount claimed, but the burden of such defense shall be on Registrant.

          The Bylaws further provide that the right to indemnification shall be a contract right and shall include the right to be paid by Registrant for the expense incurred in defending any such proceeding in advance of its final disposition unless otherwise determined by the board of directors of Registrant in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Registrant; and that such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors of Registrant deems appropriate. The rights conferred in the Bylaws to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          Section 145 of the Delaware General Corporation Law further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

          The Bylaws provide that Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

          The Registrant expects to obtain policies of insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the Registrant with respect to payments which may be made by the Registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

          We expect that the form of Purchase Agreement to be filed as an exhibit hereto will provide for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the underwriters and for the indemnification of the underwriters by the Registrant, in each case against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

          During the three years preceding the filing of this registration statement, the Registrant has not sold securities without registration under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

          (a) Exhibits

          The following exhibits are filed with this registration statement.

Exhibit
Number	Description

1.1†	Purchase Agreement by and among Coinmach Service Corp. (referred to as CSC), the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as Merrill Lynch)
3.1†	Amended and Restated Certificate of Incorporation of CSC
3.2†	Amended and Restated Bylaws of CSC
3.3†	Certificate of Incorporation of Coinmach Laundry Corporation (referred to as Coinmach Laundry)
3.4†	Bylaws of Coinmach Laundry Corporation
3.5†	Restated Certificate of Incorporation of Coinmach Corporation (referred to as Coinmach Corp.)
3.6†	Bylaws of Coinmach Corp.
3.7†	Certificate of Incorporation of Super Laundry Equipment Corp.
3.8†	Bylaws of Super Laundry Equipment Corp.
3.9†	Certificate of Incorporation of Grand Wash & Dry Launderette, Inc.
3.10†	Bylaws of Grand Wash & Dry Launderette, Inc.
3.11†	Certificate of Incorporation of Appliance Warehouse of America, Inc.

Exhibit
Number	Description

3.12†	Bylaws of Appliance Warehouse of America, Inc.
3.13†	Certificate of Incorporation of American Laundry Franchising Corp.
3.14†	Bylaws of American Laundry Franchising Corp.
4.1†	Indenture, dated as of , 2004 by and between CSC, the subsidiary guarantors named therein and , as Trustee
4.2†	Registration Rights Agreement dated as of , 2004 by and among CSC, the subsidiary guarantors named therein and Merrill Lynch
4.3†	Form of Warrant to purchase % notes due 2024 of, issued to Coinmach Holdings LLC (referred to as Holdings), dated , 2004
4.4†	Form of Intercompany Note of Coinmach Corp., issued to CSC., dated , 2004
4.5†	Form of Intercompany Note Guarantee, dated , 2004
4.6†	Form of Guarantee relating to the % notes due 2024 of CSC, dated , 2004
4.7†	Form of Guarantee of Coinmach Laundry relating to the % notes due 2024 of CSC, dated , 2004
4.8†	Indenture, dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and U.S. Bank, N.A., as Trustee
4.9†	Registration Rights Agreement, dated as of January 25, 2002, by and between Coinmach Corp., the guarantors named therein and the Initial Purchasers named therein
4.10†	Form of 9% Senior Note of Coinmach Corp. (included as an exhibit to Exhibit 4.8 hereto)
5.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the IDSs, the Class A common stock and the notes
8.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding tax matters
10.1†	Credit Agreement dated January 25, 2002, among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein, the lending institutions named therein, Bankers Trust, Deutsche Bank Alex Brown Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais New York Branch (referred to as the Credit Facility)
10.2†	Amendment to Credit Agreement dated , among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein and the lenders named therein
10.3†	Amended and Restated Securityholders Agreement, dated as of , 2004 among Holdings and its unitholders
10.4†	Intercreditor Agreement by and among Laundry Corp., the lenders named therein and the collateral agent named therein, dated as of , 2004
10.5†	Purchase Agreement between Holdings and CSC, dated as of , 2004
10.6†	Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and MCS Capital, Inc. (referred to as MCS)
10.7†	Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and Mitchell Blatt
10.8†	Promissory Note, dated January 31, 1995, of MCS in favor of TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined)
10.9†	Promissory Note, dated January 31, 1995, of Mitchell Blatt in favor of TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined)
10.10†	Senior Management Agreement, dated as of March 6, 2003, by and among Coinmach Corp., Coinmach Holdings, LLC (referred to as Holdings), MCS Capital (referred to as MCS) and Stephen Kerrigan
10.11†	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Mitchell Blatt
10.12†	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Robert M. Doyle

Exhibit
Number	Description

10.13†	Employment Agreement, dated as of July 1, 1995, by and between Solon (as predecessor-in-interest to Coinmach Corp.), Michael E. Stanky and GTCR
10.14†	Promissory Note, dated February 11, 1997, of Stephen R. Kerrigan in favor of Coinmach Corp.
10.15†	Holdings Pledge Agreement, dated January 25, 2002, made by Laundry Corp. to Bankers Trust
10.16†	Credit Party Pledge Agreement, dated January 25, 2002, made by Coinmach Corp. and each of the Guarantors party thereto to Bankers Trust
10.17†	Security Agreement, dated January 25, 2002, among Coinmach Corp., each of the Guarantors party thereto and Bankers Trust
10.18†	Collateral Assignment of Leases, dated January 25, 2002, by Coinmach Corp. in favor of Bankers Trust
10.19†	Collateral Assignment of Location Leases, dated January 25, 2002, by Coinmach Corp. in favor of Bankers Trust
10.20†	Supply Agreement, dated as of May 13, 1997, by and among Coinmach Corp., SLEC and Raytheon Appliances, Inc.
10.21†	Supply Agreement, dated as of May 1, 1998, by and among Coinmach Corp., SLEC and Raytheon Commercial Laundries, LLC
10.22†	Purchase Agreement, dated as of January 17, 2002, by and among Coinmach Corp., as Issuer, the Guarantors named therein, and the Initial Purchasers named therein
10.23†	Registration Rights Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein
10.24†	Securityholders Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, Jefferies & Company, Inc., MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein
10.25†	Management Contribution Agreement, dated as of March 5, 2003, by and among Holdings, MCS, Stephen R. Kerrigan and Coinmach Laundry
10.26†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Mitchell Blatt
10.27†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Robert M. Doyle
10.28†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Michael E. Stanky
10.29†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and James N. Chapman
10.30†	Amended and Restated Promissory Note, by and between MCS, as borrower and Coinmach Laundry, dated March 6, 2003
10.31†	Amended and Restated Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Laundry, dated March 6, 2003
10.32†	Amended and Restated Promissory Note, by and between Robert M. Doyle, as borrower, and Coinmach Laundry, dated March 6, 2003
10.33†	Amended and Restated Promissory Note, by and between Michael E. Stanky, as borrower and Coinmach Laundry, dated March 6, 2003
10.34†	Replacement Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Corp., dated March 15, 2002 and amendment dated March 6, 2003
10.35†	Senior Management Employment Agreement, by and between Coinmach Corp. and Ramon Norniella, dated as of December 17, 2000
10.36†	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of July 26, 1995

Exhibit
Number	Description

10.37†	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of July 26, 1995
10.38†	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of May 3, 1996
10.39†	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of May 3, 1996
10.40†	Amended and Restated Promissory Note, by and between Ramon Norniella, as borrower and Coinmach Laundry, dated March 6, 2003
10.41†	Senior Management Employment Agreement, dated as of December 17, 2000, by and between Coinmach Corp. and John E. Denson
10.42†	Promissory Note, dated March 24, 1997, of John E. Denson in favor of Coinmach Corp.
10.43†	Amended and Restated Promissory Note, by and between John E. Denson, as borrower and Coinmach Laundry, dated March 6, 2003
10.44†	Registration Rights Agreement, dated as of March 14, 1997, between Coinmach and Atlanta Washer & Dryer Leasing, Inc.
12.1*	Statement regarding Computation of Earnings to Fixed Charges
21.1†	Subsidiaries of CSC
23.1*	Consent of Independent Auditors
24.1*	Power of Attorney (included as part of signature page hereto)
25.1†	Statement of Eligibility of Trustee

*	Filed herewith.

†	To be filed by amendment.

          (b) Financial Statement Schedules

          All schedules have been omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto contained in this Registration Statement.

Item 17.	Undertakings

          (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to

Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Coinmach Service Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on April 13, 2004.

COINMACH SERVICE CORP.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Stephen R. Kerrigan and Robert M. Doyle, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chairman of the Board of Directors and
Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMES N. CHAPMAN

James N. Chapman
Director

By:	/s/ DAVID A. DONNINI

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER

Bruce V. Rauner
Director

          Pursuant to the requirements of the Securities Act of 1933, Coinmach Laundry Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on April 13, 2004.

COINMACH LAUNDRY CORPORATION

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Stephen R. Kerrigan and Robert M. Doyle, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chairman of the Board of Directors and
Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMES N. CHAPMAN

James N. Chapman
Director

By:	/s/ DAVID A. DONNINI

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER

Bruce V. Rauner
Director

          Pursuant to the requirements of the Securities Act of 1933, Coinmach Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on April 13, 2004.

COINMACH CORPORATION

BY:	/s/ STEPHEN R. KERRIGAN

STEPHEN R. KERRIGAN
Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Stephen R. Kerrigan and Robert M. Doyle, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chairman of the Board of Directors and
Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMES N. CHAPMAN

James N. Chapman
Director

By:	/s/ DAVID A. DONNINI

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER

Bruce V. Rauner
Director

          Pursuant to the requirements of the Securities Act of 1933, Super Laundry Equipment Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on April 13, 2004.

SUPER LAUNDRY EQUIPMENT CORP.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Stephen R. Kerrigan and Robert M. Doyle, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer (Principal Executive
Officer) and Director

By:	/s/ MITCHELL BLATT

Mitchell Blatt
Director

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)
and Director

          Pursuant to the requirements of the Securities Act of 1933, Appliance Warehouse of America, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 13, 2004.

APPLIANCE WAREHOUSE OF AMERICA, INC.

By:	/s/ RAMON NORNIELLA

Ramon Norniella
President and Secretary

          Each person whose signature appears below constitutes and appoints Stephen R. Kerrigan and Robert M. Doyle, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

By:	/s/ RAMON NORNIELLA

Ramon Norniella
President and Secretary (Principal
Executive Officer) and Director

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Director

By:	/s/ DAVID A. DONNINI

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Vice President and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER

Bruce V. Rauner
Director

          Pursuant to the requirements of the Securities Act of 1933, Grand Wash & Dry Laundrette, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on April 13, 2004.

GRAND WASH & DRY LAUNDRETTE, INC.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
President and Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Stephen R. Kerrigan and Robert M. Doyle, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer (Principal Executive
Officer) and Director

By:	/s/ MITCHELL BLATT

Mitchell Blatt
Director

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)
and Director

          Pursuant to the requirements of the Securities Act of 1933, American Laundry Franchising Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on April 13, 2004.

AMERICAN LAUNDRY FRANCHISING CORP.

By:	/s/ CHARLES A. PRATO

Charles A. Prato
President and Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Stephen R. Kerrigan and Robert M. Doyle, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

By:	/s/ CHARLES A. PRATO

Charles A. Prato
President and Chief Executive Officer
(Principal Executive Officer) and Director

By:	/s/ THOMAS F. SIEGEL

Thomas F. Siegel
Treasurer, Secretary and Chief
Financial Officer (Principal Financial
and Accounting Officer)

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Director

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Director

INDEX TO EXHIBITS

Exhibit
Number	Description

1.1†	Purchase Agreement by and among Coinmach Service Corp. (referred to as CSC), the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as Merrill Lynch)
3.1†	Amended and Restated Certificate of Incorporation of CSC
3.2†	Amended and Restated Bylaws of CSC
3.3†	Certificate of Incorporation of Coinmach Laundry Corporation (referred to as Coinmach Laundry)
3.4†	Bylaws of Coinmach Laundry Corporation
3.5†	Restated Certificate of Incorporation of Coinmach Corporation (referred to as Coinmach Corp.)
3.6†	Bylaws of Coinmach Corp.
3.7†	Certificate of Incorporation of Super Laundry Equipment Corp.
3.8†	Bylaws of Super Laundry Equipment Corp.
3.9†	Certificate of Incorporation of Grand Wash & Dry Launderette, Inc.
3.10†	Bylaws of Grand Wash & Dry Launderette, Inc.
3.11†	Certificate of Incorporation of Appliance Warehouse of America, Inc.
3.12†	Bylaws of Appliance Warehouse of America, Inc.
3.13†	Certificate of Incorporation of American Laundry Franchising Corp.
3.14†	Bylaws of American Laundry Franchising Corp.
4.1†	Indenture, dated as of , 2004 by and between CSC, the subsidiary guarantors named therein and , as Trustee
4.2†	Registration Rights Agreement dated as of , 2004 by and among CSC, the subsidiary guarantors named therein and Merrill Lynch
4.3†	Form of Warrant to purchase % notes due 2024 of, issued to Coinmach Holdings LLC (referred to as Holdings), dated , 2004
4.4†	Form of Intercompany Note of Coinmach Corp., issued to CSC., dated , 2004
4.5†	Form of Intercompany Note Guarantee, dated , 2004
4.6†	Form of Guarantee relating to the % notes due 2024 of CSC, dated , 2004
4.7†	Form of Guarantee of Coinmach Laundry relating to the % notes due 2024 of CSC, dated , 2004
4.8†	Indenture, dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and U.S. Bank, N.A., as Trustee
4.9†	Registration Rights Agreement, dated as of January 25, 2002, by and between Coinmach Corp., the guarantors named therein and the Initial Purchasers named therein
4.10†	Form of 9% Senior Note of Coinmach Corp. (included as an exhibit to Exhibit 4.8 hereto)
5.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the IDSs, the Class A common stock and the notes
8.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding tax matters
10.1†	Credit Agreement dated January 25, 2002, among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein, the lending institutions named therein, Bankers Trust, Deutsche Bank Alex Brown Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais New York Branch (referred to as the Credit Facility)
10.2†	Amendment to Credit Agreement dated , among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein and the lenders named therein
10.3†	Amended and Restated Securityholders Agreement, dated as of , 2004 among Holdings and its unitholders

Exhibit
Number	Description

10.4†	Intercreditor Agreement by and among Laundry Corp., the lenders named therein and the collateral agent named therein, dated as of , 2004
10.5†	Purchase Agreement between Holdings and CSC, dated as of , 2004
10.6†	Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and MCS Capital, Inc. (referred to as MCS)
10.7†	Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and Mitchell Blatt
10.8†	Promissory Note, dated January 31, 1995, of MCS in favor of TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined)
10.9†	Promissory Note, dated January 31, 1995, of Mitchell Blatt in favor of TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined)
10.10†	Senior Management Agreement, dated as of March 6, 2003, by and among Coinmach Corp., Coinmach Holdings, LLC (referred to as Holdings), MCS Capital (referred to as MCS) and Stephen Kerrigan
10.11†	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Mitchell Blatt
10.12†	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Robert M. Doyle
10.13†	Employment Agreement, dated as of July 1, 1995, by and between Solon (as predecessor-in-interest to Coinmach Corp.), Michael E. Stanky and GTCR
10.14†	Promissory Note, dated February 11, 1997, of Stephen R. Kerrigan in favor of Coinmach Corp.
10.15†	Holdings Pledge Agreement, dated January 25, 2002, made by Laundry Corp. to Bankers Trust
10.16†	Credit Party Pledge Agreement, dated January 25, 2002, made by Coinmach Corp. and each of the Guarantors party thereto to Bankers Trust
10.17†	Security Agreement, dated January 25, 2002, among Coinmach Corp., each of the Guarantors party thereto and Bankers Trust
10.18†	Collateral Assignment of Leases, dated January 25, 2002, by Coinmach Corp. in favor of Bankers Trust
10.19†	Collateral Assignment of Location Leases, dated January 25, 2002, by Coinmach Corp. in favor of Bankers Trust
10.20†	Supply Agreement, dated as of May 13, 1997, by and among Coinmach Corp., SLEC and Raytheon Appliances, Inc.
10.21†	Supply Agreement, dated as of May 1, 1998, by and among Coinmach Corp., SLEC and Raytheon Commercial Laundries, LLC
10.22†	Purchase Agreement, dated as of January 17, 2002, by and among Coinmach Corp., as Issuer, the Guarantors named therein, and the Initial Purchasers named therein
10.23†	Registration Rights Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein
10.24†	Securityholders Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, Jefferies & Company, Inc., MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein
10.25†	Management Contribution Agreement, dated as of March 5, 2003, by and among Holdings, MCS, Stephen R. Kerrigan and Coinmach Laundry
10.26†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Mitchell Blatt
10.27†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Robert M. Doyle
10.28†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Michael E. Stanky

Exhibit
Number	Description

10.29†	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and James N. Chapman
10.30†	Amended and Restated Promissory Note, by and between MCS, as borrower and Coinmach Laundry, dated March 6, 2003
10.31†	Amended and Restated Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Laundry, dated March 6, 2003
10.32†	Amended and Restated Promissory Note, by and between Robert M. Doyle, as borrower, and Coinmach Laundry, dated March 6, 2003
10.33†	Amended and Restated Promissory Note, by and between Michael E. Stanky, as borrower and Coinmach Laundry, dated March 6, 2003
10.34†	Replacement Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Corp., dated March 15, 2002 and amendment dated March 6, 2003
10.35†	Senior Management Employment Agreement, by and between Coinmach Corp. and Ramon Norniella, dated as of December 17, 2000
10.36†	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of July 26, 1995
10.37†	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of July 26, 1995
10.38†	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of May 3, 1996
10.39†	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of May 3, 1996
10.40†	Amended and Restated Promissory Note, by and between Ramon Norniella, as borrower and Coinmach Laundry, dated March 6, 2003
10.41†	Senior Management Employment Agreement, dated as of December 17, 2000, by and between Coinmach Corp. and John E. Denson
10.42†	Promissory Note, dated March 24, 1997, of John E. Denson in favor of Coinmach Corp.
10.43†	Amended and Restated Promissory Note, by and between John E. Denson, as borrower and Coinmach Laundry, dated March 6, 2003
10.44†	Registration Rights Agreement, dated as of March 14, 1997, between Coinmach and Atlanta Washer & Dryer Leasing, Inc.
12.1*	Statement regarding Computation of Earnings to Fixed Charges
21.1†	Subsidiaries of CSC
23.1*	Consent of Independent Auditors
24.1*	Power of Attorney (included as part of signature page hereto)
25.1†	Statement of Eligibility of Trustee

*	Filed herewith.

†	To be filed by amendment.